As filed with the Securities and Exchange Commission on April 3, 2020

Registration No. 333-236468

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-3 ON

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAE INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	8700	82-3173473
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

7799 Leesburg Pike, Suite 300 North

Falls Church, Virginia 22043

(703) 717-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul W. Cobb, Jr.

Executive Vice President, General Counsel & Secretary

PAE Incorporated

7799 Leesburg Pike, Suite 300 North

Falls Church, Virginia 22043

(703) 717-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Patrick H. Shannon

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, D.C. 20004

Tel: (202) 637-2200

Approximate date of commencement of proposed sale to the public: From time to time on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(7)
Primary Offering:
Class A common stock, par value $0.0001 per share(2)	19,999,999	$11.50(5)	$229,999,988.50	$29,854.00
Secondary Offering:
Warrants to purchase Class A common stock(3)	6,666,666	$2.57(6)	$17,133,331.62	$2,223.91
Class A common stock, par value $0.0001 per share	62,707,533(4)	$11.14(6)	$698,561,917.62	$90,673.34
Total				$122,751.24(8)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Consists of (i) 13,333,333 shares of our Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), that may be issued upon the exercise of 13,333,333 warrants (the “Public Warrants”) originally included in the units issued in the Company’s initial public offering (the “IPO”) and (ii) 6,666,666 shares of Class A Common Stock that may be issued upon the exercise of 6,666,666 warrants (the “Private Placement Warrants”) sold in a private placement that closed simultaneously with the consummation of the IPO.

(3)	Consists of 6,666,666 Private Placement Warrants sold in a private placement that closed simultaneously with the consummation of the IPO.
(4)

Consists of 62,707,533 shares of Class A Common Stock registered for resale by the Selling Holders named in this registration statement, including 21,127,823 shares of Class A Common Stock issued pursuant to the Merger Agreement as Stock Consideration, up to 4,000,000 shares of Class A Common Stock that may be issued as Earn-Out Shares pursuant to the Merger Agreement, 7,000,000 Conversion Shares (as defined in “Frequently Used Terms”), 6,666,666 shares of Class A Common Stock underlying the Private Placement Warrants registered for resale by the Selling Holders named in this registration statement and 23,913,044 shares of Class A Common Stock registered for resale by the Selling Holders, sold in a private placement that closed simultaneously with the consummation of the Business Combination.

(5)	Based upon the exercise price per share of Class A Common Stock.
(6)

Pursuant to Rule 457(c) under the Securities Act, and solely for the purpose of calculating the registration fee, the proposed maximum offering price is $2.57 per warrant and $11.14 per share, which, in each case, is the average of the high and low prices of the securities on February 10, 2020, on the Nasdaq Stock Market.

(7)	Calculated by multiplying the estimated aggregate offering price of the securities being registered by 0.0001298.
(8)	The registrant previously paid the registration fee in connection with the initial filing of the Registration Statement on Form S-3.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

PAE Incorporated, a Delaware corporation, filed a Registration Statement on Form S-3 on February 14, 2020 (Registration No. 333-236468) (the “Registration Statement”). This Amendment No. 1 to Form S-3 is being filed to convert the Registration Statement on Form S-3 into a Registration Statement on Form S-1.

The information in this prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell or distribute the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell and is not soliciting an offer to buy the securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 3, 2020

PRELIMINARY PROSPECTUS

PAE INCORPORATED

82,707,532 Shares of Class A Common Stock

(Consisting of 19,999,999 Shares Offered by PAE Incorporated and

62,707,533 Shares Offered by the Selling Holders)

6,666,666 Warrants to Purchase Class A Common Stock

This prospectus relates to the issuance by us of up to: (i) 6,666,666 shares of our Class A Common Stock, par value $0.0001 per share (“Class A Common Stock”), issuable upon the exercise of 6,666,666 warrants issued in a private placement in connection with our initial public offering, at an exercise price of $11.50 per share of Class A Common Stock (the “Private Placement Warrants”), and (ii) 13,333,333 shares of our Class A Common Stock issuable upon the exercise of 13,333,333 warrants issued in connection with our initial public offering, at an exercise price of $11.50 per share of Class A Common Stock (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”).

This prospectus also relates to the resale from time to time by the selling holders named in this prospectus (the “Selling Holders”) of up to 6,666,666 Private Placement Warrants and 62,707,533 shares of our Class A Common Stock. Such shares consist of all shares of Class A Common Stock held by the Selling Holders, including 21,127,823 shares of our Class A Common Stock that were issued to certain of the Selling Holders as the Stock Consideration (as defined below), up to 4,000,000 shares issuable as Earn-Out Shares (as defined below), 7,000,000 Conversion Shares (as defined below) and 23,913,044 Private Placement Shares (as defined below), as well as 6,666,666 shares of our Class A Common Stock underlying the Private Placement Warrants.

This prospectus provides you with a general description of such securities and the general manner in which we and the Selling Holders may offer or sell the securities. More specific terms of any securities that we and the Selling Holders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.

We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Holders or of shares of Class A Common Stock by us pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.

Our registration of the securities covered by this prospectus does not mean that either we or the Selling Holders will issue, offer or sell, as applicable, any of the securities. The Selling Holders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Class A Common Stock and Warrants are traded on the Nasdaq Stock Market (“Nasdaq”) under the symbols “PAE” and “PAEWW,” respectively. On March 31, 2020, the last reported sales price of the Class A Common Stock was $6.49 per share and the last reported sales price of the Public Warrants was $1.49 per warrant.

We are an “emerging growth company,” as that term is defined under the federal securities laws and, as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 and in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Holders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. This prospectus generally describes PAE Incorporated, our Class A Common Stock and the Warrants. We may use the shelf registration statement to sell up to an aggregate of 19,999,999 shares of our Class A Common Stock issuable upon the exercise of the Warrants from time to time as described in the section entitled “Plan of Distribution.” The Selling Holders may use the shelf registration statement to sell up to an aggregate of 62,707,533 shares of our Class A Common Stock and 6,666,666 Private Placement Warrants from time to time as described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Holders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock and/or Private Placement Warrants being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Holders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Holders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

We will not receive any proceeds from the sale of shares of Class A Common Stock or the Private Placement Warrants to be offered by the Selling Holders or of shares of Class A Common Stock by us pursuant to this prospectus, except with respect to amounts received by us due to the exercise of the Warrants. However, we will pay the expenses, other than underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus. To the extent appropriate, we and the Selling Holders, as applicable, will deliver a prospectus supplement with this prospectus to update the information contained in this prospectus. The prospectus supplement may also add, update or change information included in this prospectus. You should read both this prospectus and any applicable prospectus supplement, together with additional information described in the section of this prospectus entitled “Where You Can Find More Information.”

No offer of these securities will be made in any jurisdiction where the offer is not permitted.

PAE Incorporated, formerly known as Gores Holdings III, Inc. (“Gores III”), was originally incorporated in Delaware on October 23, 2017 as a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On September 11, 2018, we consummated our initial public offering (the “IPO”), following which our shares began trading on the Nasdaq Stock Market (“Nasdaq”).

On February 10, 2020 (the “Closing Date”), the registrant consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated November 1, 2019, by and among Gores III, EAP Merger Sub, Inc. (“First Merger Sub”), EAP Merger Sub II, LLC (“Second Merger Sub”), Shay Holding Corporation (“Shay”), and Platinum Equity Advisors, LLC (in its capacity as the Stockholder Representative, the “Stockholder Representative”) (the “Merger Agreement”), which provided for: (a) the merger of First Merger Sub with and into Shay, with Shay continuing as the surviving corporation (the “First Merger”) and (b) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Shay with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Merger” and, together with the other transactions contemplated by the Merger Agreement, the “Business Combination”). As a result of the First Merger, the registrant owns 100% of the outstanding common stock of Shay and each share of common stock of Shay has been cancelled and converted into the right to receive a portion of the consideration payable in connection with the Merger. As a result of the Second Merger, the registrant owns 100% of the outstanding interests in Second Merger Sub. In connection with the closing of the Business Combination (the “Closing”), the registrant acquired 100% of the stock of Shay (as it existed immediately prior to the effective time of the Business Combination) and its subsidiaries and the stockholders of Shay, as of immediately prior to the effective time of the First Merger (the “Shay Stockholders”), hold a portion of the Class A Common Stock.

In connection with the closing of the Business Combination on the Closing Date, the registrant changed its name from “Gores Holdings III, Inc.” to “PAE Incorporated”, changed the trading symbols of its Class A Common Stock and Warrants on Nasdaq from “GRSH” and “GRSHW” to “PAE” and “PAEWW,” respectively, and Second Merger Sub changed its name from “EAP Merger Sub II, LLC” to “PAE Pinnacle Holdings, LLC.”

Unless the context indicates otherwise (and other than as described in “Selected Historical Consolidated Financial Information of Gores III,” “Selected Historical Consolidated Financial Information of PAE,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gores III” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PAE”), the terms “we,” “us” and “our” refer to PAE Incorporated, a Delaware corporation, and its consolidated subsidiaries, references to the “Company” refer to the historical operations of Gores III prior to the Closing and to the combined company and its subsidiaries following the Closing, and references to “PAE” refer to the historical operations of Shay Holding Corporation, a Delaware corporation, and its consolidated subsidiaries, prior to the Closing and the business of the combined company and its subsidiaries following the Closing.

The trade names, trademarks, and service marks appearing in this prospectus include registered marks and marks in which we claim common law rights, such as PAE and the PAE logo, all of which are our intellectual property. This prospectus contains additional trade names, trademarks, and service marks of other companies that are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks, or service marks to imply a relationship with, or endorsement or sponsorship of us by, these companies. Solely for convenience, our trademarks and tradenames referred to in this prospectus may appear without the ® and ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to these trademarks and tradenames.

FREQUENTLY USED TERMS

Unless the context indicates otherwise, the following terms have the following meanings when used in this prospectus:

“Board” or “Board of Directors” means our board of directors.

“Business Combination” means the transactions contemplated by the Merger Agreement, including: (i) the merger of First Merger Sub with and into Shay, with Shay continuing as the surviving entity (the “First Merger”); and (ii) immediately thereafter and as part of the same overall transaction, the merger of Shay with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”), which transactions were consummated on February 10, 2020.

“Class A Common Stock” means the shares of our Class A common stock, par value $0.0001 per share.

“Class F Common Stock” means the shares of our Class F common stock, par value $0.0001 per share.

“Closing” means the closing of the Business Combination on February 10, 2020.

“Conversion Shares” means the 7,000,000 shares of Class A Common Stock issued upon conversion of Founder Shares at the closing of the Business Combination, which include 6,003,426 shares that are held by the Former Sponsor, 746,474 shares that are held by Platinum Equity, 25,000 shares that are held by each of Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea, 110,589 shares that are held by Louis Samson, 46,079 shares that are held by Jacob Kotzubei and 9,216 shares that are held by each of Mary Ann Sigler and Mark Barnhill.

“DGCL” means the General Corporation Law of the State of Delaware.

“Earn-Out Shares” means up to 4,000,000 shares of Class A Common Stock issued or issuable to the Shay Stockholders pursuant to Article III of the Merger Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreements” means, collectively: (i) the First Lien Term Loan Credit Agreement, dated as of October 20, 2016 (as amended, amended and restated, supplemented or otherwise modified), by and among Shay Intermediate Holding II Corporation (“Shay Intermediate II”), PAE Holding Corporation (“PAE Holding”), certain other borrowers from time to time party thereto, certain financial institutions from time to time party thereto and Bank of America, N.A. (“BofA”), as the administrative agent and the collateral agent (the “Existing First Lien Term Loan Credit Agreement”); (ii) the Second Lien Term Loan Credit Agreement, dated as of October 20, 2016 (as amended, amended and restated, supplemented or otherwise modified), by and among Shay Intermediate II, PAE Holding, certain other borrowers from time to time party thereto, certain financial institutions from time to time party thereto and BofA, as the administrative agent and the collateral agent (the “Existing Second Lien Term Loan Credit Agreement” and, together with the Existing First Lien Term Loan Credit Agreement, the “Existing Term Loan Credit Agreements”); and (iii) the Revolving Credit Agreement, dated as of October 20, 2016 (as amended, amended and restated, supplemented or otherwise modified), by and among Shay Intermediate II, PAE Holding, certain other borrowers from time to time party thereto, certain financial institutions from time to time party thereto and BofA, as the administrative agent and the collateral agent (the “Existing ABL Credit Agreement”).

“First Merger Sub” means EAP Merger Sub, Inc., a Delaware corporation, which merged with and into Shay in connection with the First Merger, with Shay continuing as the surviving entity.

“Former Sponsor” means Gores Sponsor III LLC, a Delaware limited liability company.

“Founder Shares” means the 10,000,000 shares of Class F Common Stock purchased by the Former Sponsor in connection with the Company’s IPO, of which 3,000,000 were cancelled in connection with consummation of the Business Combination.

“Incentive Plan” means the PAE Incorporated 2020 Equity Incentive Plan.

“Initial Stockholders” means the Former Sponsor and Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea, the Company’s independent directors prior to the Business Combination.

“Investor Rights Agreement” means the Investor Rights Agreement, dated as of February 10, 2020, by and between us and the Platinum Stockholder.

“IPO” means the Company’s initial public offering, consummated on September 11, 2018, through the sale of 40,000,000 public units (including 2,500,000 units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per unit.

“Leading” and other similar statements included in this prospectus regarding us, our segments and our services are based on our belief that none of our competitors holds a combined market position greater than our market position in our five service areas. We base our beliefs regarding these matters, including our estimates of our market share in each of our service areas, on our collective institutional knowledge and expertise regarding our industries and markets, which are based on, among other things, publicly available information, reports of government agencies, RFPs and the results of contract bids and awards, and industry research firms, as well as our internal research, calculations and assumptions based on our analysis of such information and data. We believe these assertions to be reasonable and accurate as of the date of the registration statement of which this prospectus forms a part.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated as of November 1, 2019, by and among the Company, First Merger Sub, Second Merger Sub, Shay and the Stockholder Representative.

“Participation Plan” means the Pacific Architects and Engineers Incorporated 2016 Participation Plan.

“Platinum Equity” means Platinum Equity, LLC, its sponsored funds and affiliated private equity vehicles.

“Platinum Stockholder” means PE Shay Holdings, LLC, a Delaware limited liability company.

“Private Placement” means the private placement of 23,913,044 shares of Class A Common Stock with a limited number of “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) and “accredited investors” (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act, for gross proceeds to the Company in an aggregate amount of approximately $220,000,005.

“Private Placement Investors” means certain “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) and “accredited investors” (as defined by Rule 501 of Regulation D).

“Private Placement Shares” means the 23,913,044 shares of Class A Common Stock purchased by the Private Placement Investors pursuant to the Subscription Agreements.

“Private Placement Warrants” means the warrants that were issued to the Company’s Former Sponsor on the IPO closing date, each of which is exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, in accordance with its terms.

“public shares” means shares of Class A Common Stock included in the units issued in the IPO.

“public stockholders” means holders of public shares, including the Initial Stockholders to the extent the Initial Stockholders hold public shares, provided, that the Initial Stockholders will be considered a “public stockholder” only with respect to any public shares held by them.

“public units” or “units” means one share of Class A Common Stock and one-third of one Public Warrant of the Company sold in the IPO.

v

“Public Warrants” means the warrants included in the public units issued in the IPO, each of which is exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share, in accordance with its terms.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights, dated as of February 10, 2020, among the Company, the Former Sponsor, Mr. Randall Bort, Mr. William Patton, Mr. Jeffrey Rea and the Shay Stockholders.

“Restricted Gores Stockholders” means, collectively, the Former Sponsor and its permitted transferees, Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea.

“Restricted Stockholders” means the Restricted Gores Stockholders and the Shay Stockholders.

“Second Merger Sub” means PAE Pinnacle Holdings, LLC (formerly known as EAP Merger Sub II, LLC), a Delaware limited liability company and a direct, wholly-owned subsidiary of the Company.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Holders” means the persons listed in the table in the “Selling Holders” section of this prospectus, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Holders’ interest in Class A Common Stock or Private Placement Warrants in accordance with the terms of the Registration Rights Agreement or the Subscription Agreements, as applicable, and in each case other than through a public sale.

“Shay” means Shay Holding Corporation, a Delaware corporation, which merged with and into Second Merger Sub, with Second Merger Sub continuing as the surviving entity.

“Shay Stockholder” means a holder of a share of common stock, par value $0.01 per share, of Shay that was issued and outstanding immediately prior to the effective time of the First Merger.

“Stock Consideration” means the 21,127,823 shares of Class A Common Stock issued to the Shay Stockholders pursuant to the transactions contemplated by the Merger Agreement, and any Earn-Out Shares.

“Subscription Agreements” means, collectively, those certain subscription agreements entered into on November 1, 2019, as amended or modified, between the Company and certain investors, including certain employees and affiliates of the Former Sponsor, pursuant to which such investors agreed to purchase an aggregate of 23,913,044 shares of Class A Common Stock in the Private Placement.

“The Gores Group” means The Gores Group LLC, an affiliate of the Former Sponsor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the post-combination company following the Business Combination;

•	changes in the market for our services;

•	expansion plans and opportunities; and

•

other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding whether to invest in our securities. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	a loss of contracts with the U.S. federal government or its agencies or other state, local or foreign governments or agencies, including as a result of a reduction in government spending;

•	service failures or failures to properly manage projects;

•	issues that damage our professional reputation;

•	disruptions in or changes to prices of our supply chain, including from difficulties in the supplier qualification process;

•	failures on the part of our subcontractors or joint venture partners to perform their contractual obligations;

•	failures to maintain strong relationships with other contractors;

•	the impact of a negative audit or other investigation;

•	failure to comply with numerous laws and regulations regarding procurement, anti-bribery and organizational conflicts of interest;

•	inability to comply with the laws and other security requirements governing access to classified information;

•	inability to share information from classified contracts with investors;

•	impact of implementing various data privacy and cybersecurity laws;

•	costs and liabilities arising under various environmental laws and regulations;

•	various claims, litigation and other disputes that could be resolved against PAE;

•	delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us;

•	risks from operating internationally;

•	disruptions caused by natural or environmental disasters, terrorist activities or other events outside our control;

•	public health crises, such as the coronavirus (COVID-19);

•	issues arising from cybersecurity threats or intellectual property infringement claims;

•	the loss of members of senior management;

•	the inability to attract, train or retain employees with the requisite skills, experience and security clearances;

•	the impact of the expiration of our collective bargaining agreements;

•

the inability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability to integrate PAE’s and the Company’s businesses, and the ability of the combined business to grow and manage growth profitably;

•	the inability to maintain the listing of our securities on Nasdaq following the Business Combination; and

•	other risks and uncertainties described in this prospectus, including under the section entitled “Risk Factors”.

Forward-looking statements included in this prospectus speak only as of the date of this prospectus or any earlier date specified for such statements. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights selected information contained in this prospectus and does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, any applicable prospectus supplement and the documents referred to in the section of this prospectus entitled “Where You Can Find More Information.”

The Company

PAE is a leading, highly diversified, global company that provides a broad range of operational solutions and outsourced services to meet the critical, enduring needs of the U.S. Government, other allied governments, international organizations and companies. PAE merges technology with advanced business practices to deliver faster, smarter and more efficient managed services. Whether clients require high-profile support to operate large U.S. embassies around the world or need technical solutions for programs that monitor bioterrorism agents, PAE delivers for its customers. PAE leverages its scale, over 60 years of experience and talented global workforce of approximately 20,000 to provide the essential services PAE’s clients need to tackle some of the world’s toughest challenges.

Over PAE’s extensive history, it has delivered mission-critical services to the U.S. Government and international partners. When PAE’s clients need support for critical missions around the globe, PAE has service offerings to meet their requirements in numerous areas, including counter-threat advisory services, training, systems testing, space development and operations, information optimization, business process outsourcing, technology, forensics, logistics, operations, maintenance and other essential services.

PAE’s business model is founded on deep-rooted relationships with key customers, a lean cost structure and a global presence with local knowledge and specialized technical expertise. PAE has a diversified set of long-term customer contracts that drive backlog and stable, visible growth with no single contract providing more than 8% of total revenue for the year ended December 31, 2019. In addition, PAE’s experienced management has grown its capabilities over the past decade through the successful identification and integration of carefully targeted acquisitions that aim to expand its markets and margins. PAE expects to continue to leverage its scale and capital structure in order to pursue additional acquisition opportunities that will further broaden its capabilities, customer access and addressable markets as PAE looks to participate in the consolidation of a fragmented industry and capitalize on synergy opportunities. A significant portion of PAE’s growth is in key national security markets.

Based in Falls Church, Virginia, PAE operates through two primary segments – Global Mission Services (“GMS”) and National Security Solutions (“NSS”). GMS and NSS contributed 76% and 24%, respectively, to revenues for the year ended December 31, 2019. See “Business—Segments” for further discussion of PAE’s segments.

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the prior June 30th; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors”, that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business.

Corporate Information

We were originally incorporated in Delaware on October 23, 2017 under the name “Gores Holdings III, Inc.” as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On September 11, 2018, we consummated our IPO, following which our shares began trading on Nasdaq. On February 10, 2020, we consummated the Business Combination and changed our name to “PAE Incorporated,” and we acquired 100% of the stock of Shay and its subsidiaries.

Our principal executive office is located at 7799 Leesburg Pike, Suite 300 North, Falls Church, VA 22043. Our telephone number is (703) 717-6000. Our website address is www.pae.com. The information on, or accessible through, our website does not constitute part of, and is not incorporated into, this prospectus.

THE OFFERING

Shares of Class A Common Stock issuable by us upon exercise of the Warrants	19,999,999 shares

Shares of Class A Common Stock offered by the Selling Holders (including 21,127,823 shares issued pursuant to the Merger Agreement as Stock Consideration, up to 4,000,000 shares issuable as Earn-Out Shares, 7,000,000 Conversion Shares, 6,666,666 shares issuable upon exercise of the Private Placement Warrants and 23,913,044 Private Placement Shares)	62,707,533 shares

Shares of Class A Common Stock outstanding prior to any exercise of Warrants (excluding any shares issuable as Earn-Out Shares)	92,040,654 shares

Warrants to Purchase Class A Common Stock offered by the Selling Holders	6,666,666 Private Placement Warrants, each exercisable for one share of our Class A Common Stock

Exercise Price	$11.50 per share, subject to adjustment as described herein.

Exercise Period	The Private Placement Warrants became exercisable 30 days following the closing of the Business Combination, and they will expire on the five-year anniversary thereof, or earlier upon redemption or liquidation.

Redemption of Warrants	We may redeem the outstanding Private Placement Warrants, in whole or in part, at a price of $0.01 per Private Placement Warrant, if:

• we provide not less than 30 days’ prior written notice of redemption to each Private Placement Warrant holder; and

•  the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date we send notice of the redemption to the Private Placement Warrant holders.

The Private Placement Warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. The shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants have been registered for resale under the Securities Act on the registration statement of which this prospectus is part.

We may not redeem the Private Placement Warrants so long as they are held by the Former Sponsor or its permitted transferees.

Lock-up Agreements	The Initial Stockholders and their permitted transferees, subject to certain exceptions, may not transfer the Founder Shares (and the resulting Conversion Shares) for 180 days after the completion of the Business Combination.

The Shay Stockholders may not transfer their Class A Common Stock acquired pursuant to the Merger Agreement, including any Earn-Out Shares, for 180 days after completion of the Business Combination.

Use of Proceeds	All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $153.3 million from the exercise of the Public Warrants and $76.7 million from the exercise of the Private Placement Warrants, assuming the exercise in full of all the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

Nasdaq Ticker Symbols	Class A Common Stock: “PAE”

Warrants: “PAEWW”

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should consider carefully the risks described below, as well as the other information included in this prospectus, and any applicable prospectus supplement, before making an investment decision. Any of the risks described could significantly and negatively affect our business, financial condition, results of operations, cash flows and prospects and the trading price of our securities. You could lose all or part of your investment.

We have grouped the risks into five categories for ease of reading, and without any reflection on the importance of, or likelihood of, any particular category.

I. Risks Related to PAE’s Business

a. Risks Related to Performance and Operations

PAE relies on contracts with U.S. Government entities for substantially all of its revenue. A loss of contracts, a failure to obtain new contracts or a reduction of services provided under existing contracts with the U.S. Government, including as a result of a reduction in U.S. Government spending, could adversely affect PAE’s operating performance and result in a loss of expected revenue.

Substantially all of PAE’s revenue is derived from services ultimately provided to the U.S. Government. For the year ended December 31, 2019, PAE generated approximately 93% of its total revenue from contracts with the U.S. Government, with 37% of its total revenue from the Department of Defense (“DoD”) and 24% of its total revenue from the Department of State (“DoS”). PAE’s largest single contract accounts for approximately 8% of its total revenue. The remainder of its revenue is derived from other U.S. agencies, including the Department of Homeland Security (“DHS”), the National Aeronautics and Space Administration (“NASA”), U.S. intelligence agencies and the National Science Foundation, and non-governmental organizations, including the United Nations (“U.N.”). PAE expects that U.S. Government contracts will continue to be its primary source of revenue for the foreseeable future. The continuation and renewal of PAE’s existing U.S. Government contracts and entrance into new U.S. Government contracts are, among other things, contingent upon the availability of adequate funding for various U.S. Government agencies. Changes in U.S. Government spending could directly affect PAE’s operating performance and result in a loss of expected revenue. The loss or significant reduction in government funding of a program in which PAE participates could also result in a material decrease to PAE’s future sales, earnings and cash flows.

U.S. Government contracts are also conditioned upon the approval of spending by the U.S. Congress. In addition, Congress usually appropriates funds for a given program on a September 30 fiscal year basis, even though contract periods of performance may extend over many years. Consequently, at the beginning of a major program, the contract is usually partially funded and additional monies are normally committed to the contract by the procuring agency only as appropriations are made by Congress for future fiscal years. The factors that could impact U.S. Government spending and reduce PAE’s federal government contracting business include: (i) policy and/or spending changes implemented by the current administration, any subsequent administration or Congress; (ii) a significant decline in, or reapportioning of, spending by the U.S. Government in general; (iii) changes, delays or cancellations of U.S. Government programs, requirements or policies; (iv) the adoption of new laws or regulations that affect companies that provide services to the U.S. Government; (v) U.S. Government shutdowns or other delays in the government appropriations process; (vi) changes in the political climate, including with regard to the funding or operation of the services PAE provides; and (vii) general economic conditions, including a slowdown in the economy or unstable economic conditions in the United States or in the countries in which PAE operates.

These or other factors could cause U.S. Government agencies to reduce their purchases under PAE’s contracts, to exercise their right to terminate PAE’s contracts in whole or in part, to issue temporary stop-work orders or to decline to exercise options to renew PAE’s contracts. The loss or significant curtailment of PAE’s material U.S. Government contracts, the decision by PAE’s customers not to renew existing contracts or PAE’s failure to enter into new contracts could adversely affect PAE’s operating performance and result in a loss of expected revenue.

If PAE experiences service failures or fails to properly manage projects, its customers could assert claims against it for damages or refunds and its reputation could be harmed.

PAE’s engagements often involve large-scale, highly complex projects and PAE designs, implements and maintains service solutions that are often critical to PAE’s customers’ operations. The quality of PAE’s performance on such projects depends in large part upon its ability to manage the relationship with its customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors and PAE’s own personnel, in a timely manner. PAE has experienced, and may in the future experience, service failures or schedule delays and other problems in connection with its work. If PAE experiences these problems, it may: (i) lose revenue due to adverse customer reaction; (ii) be required to provide additional services to a customer at no charge; (iii) cause customers to postpone, cancel or fail to renew contracts; (iv) receive negative publicity, which could damage PAE’s reputation and adversely affect its ability to attract or retain customers; and (v) suffer claims for substantial damages.

Any errors or failure to meet customers’ expectations could result in claims for substantial damages against PAE. PAE’s U.S. Government contracts generally limit its liability for damages that arise from negligent acts, errors, mistakes or omissions in rendering services to its customers to claims based on the contract itself (excluding fraud or false claim liabilities). However, PAE cannot be sure that these contractual provisions will protect it from liability for damages in the event it is involved in a dispute with a customer. PAE’s errors and omissions and product liability insurance coverage may not be adequate, may not continue to be available on reasonable terms, or may not be in sufficient amounts to cover one or more significant claims. In addition, the insurer may disclaim coverage as to some types of future claims, or the liability may be less than the insurance retention.

If a project experiences a performance problem, PAE may not be able to recover the additional costs it will incur, which could exceed revenues realized from a project. Finally, if PAE underestimates the resources or time it needs to complete a project with capped or fixed fees, its operating results could be seriously harmed. The successful assertion of any significant claim against PAE could seriously harm its business. Even if not successful, these claims could result in significant legal and other costs, may be a distraction to PAE’s management and may harm PAE’s reputation.

PAE’s reputation and its ability to do business may be impacted by the improper conduct of employees, agents, business partners or others working on its behalf.

PAE’s employees, agents and others working on its behalf may take actions or engage in conduct that could violate the applicable laws of the jurisdictions in which PAE operates, including laws governing improper payments to government officials, the protection of export controlled or classified information, cost accounting and billing, competition, data privacy, post-employment restrictions for government employees and protection of proprietary information of former employers or third parties. In addition, PAE’s employees, agents or others may engage in fraud or self-dealing activities that damage it. PAE may not be able to prevent all such misconduct committed by its employees, agents or others working on its behalf, and the risk of misconduct may increase in the current environment and as PAE continues to expand globally.

Such improper actions could subject PAE to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government and other foreign governments and organizations, which could negatively impact PAE’s reputation and ability to conduct business and could have an adverse effect on its financial position, results of operations and/or cash flows.

In addition, PAE’s reputation could suffer serious harm if allegations of impropriety were made against it or its employees or agents. If PAE was suspended or prohibited from contracting with the U.S. Government, any significant U.S. Government agency, or foreign governmental entities, if PAE’s reputation or relationship with such entities was impaired, or if such entities otherwise ceased doing business with PAE, or significantly decreased the amount of business they do with PAE, its operating performance could be adversely affected and it may experience additional expenses and possible loss of revenue.

Disruptions in the supply of PAE’s key materials and difficulties in the supplier qualification process, as well as increases in prices of materials, could adversely impact its results of operations.

PAE’s business is affected by the price and availability of materials, such as fuel, water, food and component parts that it uses to provide its various services. The prices of PAE’s materials and other supplies are subject to fluctuations attributable to, among other things, changes in supply and demand, weather conditions and governmental incentives and controls. PAE’s business, therefore, could be adversely impacted by factors affecting its suppliers (such as, but not limited to, the destruction of its suppliers’ facilities or their distribution infrastructure, a work stoppage or strike by its suppliers’ employees or the failure of its suppliers to provide materials of the requisite quality), or by increased costs of such materials or components if PAE was unable to pass along such price increases to its customers. PAE’s business could also be adversely affected if it was unable to obtain these materials and components from its suppliers in the quantities it requires or on favorable terms.

Supplier qualification and management is a key element of successful and compliant federal contracting. This requires extension of many of the same regulatory requirements which apply to PAE to its supplier base, incorporation of applicable regulatory requirements into contractual documents, screening of suppliers for violations of law and regulation, and active inspection of supplier business practices. In addition, PAE is reliant on a small number of key suppliers to provide unique source materials such as aircraft components, cameras, and communication devices which are not available from other sources and must be protected from tampering or counterfeiting. PAE’s failure to secure its supply chain against disruption due to regulatory noncompliance, physical threats, or cyber threats could have an adverse impact on PAE’s financial position, results of operations and/or cash flows.

If PAE’s subcontractors or joint venture partners fail to perform their contractual obligations, then PAE’s performance as the prime contractor and its ability to obtain future business could be materially and adversely impacted.

PAE subcontracts with other companies to perform a portion of the services on some of its contracts. Subcontractors, which represented approximately 24% of PAE’s direct costs for the year ended December 31, 2019, generally perform niche or specialty services for which they have more direct experience, such as catering services or specialized technical services, or otherwise have local knowledge of the region in which a contract will be performed. Often, PAE enters into subcontract arrangements to comply with requirements to award certain categories of services to small businesses. PAE generally does not have long-term contractual commitments with subcontractors, and skilled subcontractors may not continue to be available at reasonable rates and in the areas in which it conducts its operations. The inability to contract with skilled subcontractors at reasonable costs on a timely basis could have an adverse effect on PAE’s financial position, results of operations and/or cash flows. In addition, a failure by one or more of PAE’s subcontractors to satisfactorily and timely provide the agreed-upon supplies or perform the agreed-upon services may harm its reputation and materially and adversely impact PAE’s ability to perform its obligations as the prime contractor. Such subcontractor performance deficiencies could also result in a customer terminating PAE’s contract for default. A termination for default could expose PAE to liability and adversely affect PAE’s operating performance and result in a loss of expected revenue.

In addition, PAE often enters into joint ventures so that it can jointly bid and perform on a particular project or projects. The success of these and other joint ventures depends, in large part, on the satisfactory performance of the contractual obligations by PAE’s joint venture partners. PAE may not be able to effectively influence the operations of its joint ventures, or if PAE’s partners do not meet their obligations, the joint ventures may be unable to adequately perform and deliver their contracted services. Under these circumstances, PAE may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services. These additional obligations could result in reduced profits or, in some cases, significant losses for PAE with respect to such joint venture, which could also affect its reputation in the industries PAE serves.

The failure of contractors with which PAE has entered into a sub- or prime-contractor relationship to meet their obligations to PAE or its clients could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

When PAE is a prime contractor under a contract, it often relies on other companies to perform some of the work under the contract, and it expects to continue to depend on relationships with other contractors for portions of its delivery of services and revenue in the foreseeable future. If PAE’s subcontractors fail to perform their contractual obligations, its future revenues, profitability and growth prospects could be adversely affected. There is a risk that PAE may have disputes with its subcontractors arising from, among other things, the quality and timeliness of work performed by the subcontractor, client concerns about the subcontractor, PAE’s failure to extend existing task orders or issue new task orders under a subcontract, or PAE’s hiring of a subcontractor’s personnel. During contract performance, failure by a subcontractor to deliver agreed-upon supplies or services, violation of applicable federal government procurement rules (such as, but not limited to, Combatting Trafficking in Persons laws), or failure to pay lower tier subcontractors in a timely fashion may result in early termination of the agreement with that subcontractor. Government decisions to remove elements of work from a contract due to dissatisfaction with performance, funding limitations, or changes in contracting practices and priorities may also result in a need to terminate subcontract agreements. As an example, on a base operation contract in the Bahamas, discrete portions of work were regularly added and removed as the needs of the base population changed, resulting in removal of contract services such as flights between the base and the mainland or addition of services such as watercraft storage facility operation. At the same location, PAE has been requested to add resources to deal with hurricane recovery efforts, and at other times reduce the number of medical facilities to be provided following reduction in base personnel. As a result of these fluctuations, PAE terminated subcontract agreements with subcontractors or materially decreased the scope of work they perform. This leads to a tension in working relationships and may in some cases result in litigation or difficulty in securing subcontractors for future work.

In addition, if any of PAE’s subcontractors fail to deliver the agreed-upon supplies or perform the agreed-upon services on a timely basis, PAE’s ability to fulfill its obligations as a prime contractor may be jeopardized. Material losses could arise in future periods and subcontractor performance deficiencies could result in a client terminating a contract for convenience or default. A termination for default could expose PAE to liability and have an adverse effect on PAE’s ability to compete for future contracts and orders. In the past, PAE has abandoned planned subcontractors prior to contract performance due to security concerns, at the direction of its government customer, or due to inability of the subcontractor to meet target pricing. During performance of a contract in Afghanistan, for example, PAE was compelled to release its planned physical security provider when the customer elected not to pay the higher price quoted by that subcontractor and instead retain the incumbent provider. While PAE’s contractual agreements are written to allow for termination in these cases, such action inevitably damages the working relationship between the two parties.

Conversely, PAE is often a subcontractor to third-party prime contractors. PAE estimates that revenue derived from contracts under which it acted as a subcontractor to other companies represented approximately 19% of its revenue for the year ended December 31, 2019. As a subcontractor, PAE often lacks control over fulfillment of a contract, and poor performance on the contract by the prime contractor or other subcontractors could tarnish PAE’s reputation, even when it performs as required, and could cause other contractors to choose not to hire PAE as a subcontractor in the future. If the U.S. Government terminates or reduces other prime contractors’ programs or does not award them new contracts, subcontracting opportunities available to PAE could decrease, which would have an adverse effect on PAE’s financial position, results of operations and/or cash flows. In addition, as a subcontractor, PAE may be unable to collect payments owed to it by the prime contractor, even if it has performed its obligations under the contract, as a result of, among other things, the prime contractor’s inability to fulfill the contact. PAE could also experience delays in receiving payment if the prime contractor experiences payment delays, which could have an adverse effect on PAE’s financial position, results of operations and/or cash flows. For example, PAE has in the past and may in the future be required to accept contract payment terms that incorporate “pay-when-paid” provisions creating an inherent risk of delayed payment, particularly when the source of funds is a foreign government or corporation whose performance is difficult or impossible to compel through legal means. PAE performed under a subcontract in 2015 with pay-when-paid payment terms where the source of funds was the Governorate of Basrah in Iraq. When the Governorate failed to pay the prime contractor in a timely fashion, PAE’s corresponding payment was also delayed due to the pay-when-paid payment terms.

PAE’s failure to maintain strong relationships with other contractors could have an adverse effect on its business and results of operations.

Maintaining strong relationships with other U.S. Government contractors, who may also be its competitors, is important to PAE’s business and its failure to do so could have an adverse effect on PAE’s financial position, results of operations and/or cash flows. To the extent that PAE fails to maintain good relationships with its subcontractors or other prime contractors due to either perceived or actual performance failures or other conduct, they may refuse to hire PAE as a subcontractor in the future or to work with PAE as its subcontractor. In addition, other contractors may choose not to use PAE as a subcontractor or choose not to perform work for PAE as a subcontractor for any number of additional reasons, including because they choose to establish relationships with PAE’s competitors or because they choose to directly offer services that compete with its business.

A negative audit or other investigations by the U.S. Government could adversely affect PAE’s ability to receive U.S. Government contracts and its future operating performance, and could result in financial or reputational harm, including disbarment from receiving government contracts.

PAE operates in a highly regulated environment and is routinely audited and reviewed by the U.S. Government and its agencies, such as the Defense Contract Audit Agency (“DCAA”), the Defense Contract Management Agency (the “DCMA”), the Defense Criminal Investigative Service, the DoD Inspector General, other agency Inspectors General, the Special Inspector General for Afghanistan Reconstruction, the Special Inspector General for Iraq Reconstruction, the Office of Federal Contract Compliance Programs and the Department of Labor (“DoL”). These agencies review performance under PAE’s contracts, PAE’s cost structure and PAE’s compliance with applicable laws, regulations and standards, as well as the adequacy of, and PAE’s compliance with, its internal control systems and policies. Costs ultimately found to be unallowable or improperly allocated to a specific contract will not be paid or must be refunded or credited to the U.S. Government if already reimbursed. It is not uncommon for PAE to receive government audit findings that include millions of dollars of questioned costs.

Audits may also review the adequacy of, and PAE’s compliance with, its internal control systems and policies, including PAE’s labor, billing, accounting, purchasing, property, estimating, compensation and management information systems. Any costs found to be improperly allocated to a specific contract will not be paid. In addition, payments received by PAE for allowable direct and indirect costs are subject to adjustment after audit by U.S. Government auditors and repayment to the U.S. Government may be required if the payments do not comply with restrictions on allowable costs as defined in U.S. Government contracts. PAE’s audit risk with respect to these issues is increased where it is performing outside of the United States in contingency environments and other especially demanding circumstances. Any negative results from any audit of PAE’s control systems and policies by any U.S. Government agency, including any findings that PAE has not complied with any required policies or procedures, could delay or materially adversely affect PAE’s ability to invoice and receive timely payment on its contracts, perform contracts or compete for contracts with the U.S. Government and could have an adverse effect on PAE’s operating performance.

U.S. Government contractors that provide support services in theaters of conflict such as Iraq and Afghanistan have come under increased scrutiny by agency Inspectors General, special inspectors general, U.S. Government auditors, and congressional committees. Investigations pursued by any or all of these groups may result in adverse publicity and reputational harm for PAE, regardless of the underlying merit of the allegations being investigated. As a matter of general policy, PAE has cooperated and expects to continue to cooperate with government inquiries of this nature.

Obtaining a designation from the DCMA that a contractor’s purchasing system has been certified as satisfactory is a significant advantage for a government contractor, enabling competition on government contracts that would otherwise be prohibitively difficult or costly to bid, or that would require disclosure of competitively sensitive information. Certified Purchasing System Reviews (“CPSRs”) are highly detailed and commonly result in findings recommending improvements or corrective actions. A significantly negative CPSR may result in decertification of the purchasing system that would result in a far more burdensome business development and proposal process. The requirements for these systems and audits are frequently evolving.

As a U.S. Government contractor, PAE is subject to various procurement and other laws and regulations and could be adversely affected by failure to comply with these laws and regulations or changes in such laws and regulations.

U.S. Government contractors must comply with many significant procurement regulations and other specific legal requirements. These regulations and requirements, although customary in U.S. Government contracting, increase PAE’s performance and compliance costs and are regularly evolving. For example, certain U.S. Government contracts that PAE performs in the United States are subject to the Service Contract Act, which requires hourly employees to be paid certain specified wages and benefits, and the Davis Bacon Act, which requires the “prevailing wage” to be paid for construction workers on federal projects as well as submission of a certification to the DoL. If the DoL determines that PAE violated the Service Contract Act or its implementing regulations, it could be suspended from being awarded new Government contracts or renewals of existing contracts for a period of time, which could adversely affect its future operating performance.

PAE is subject to, and expected to perform in compliance with, a vast array of federal and state civil and criminal laws, including:

•	the Truthful Cost or Pricing Data requirements (commonly referred to as the Truth in Negotiations Act);

•	the Procurement Integrity Act;

•	the Anti-Kickback Act;

•	the U.S. Government Cost Accounting Standards (“CAS”);

•	the Federal Acquisition Regulation (“FAR”) and agency FAR supplements;

•	the International Traffic in Arms Regulations promulgated under the Arms Export Control Act;

•	the Close the Contractor Fraud Loophole Act;

•	the Foreign Corrupt Practices Act (the “FCPA”);

•	the Service Contract Act;

•	the Davis-Bacon Act; and

•	federal and state employment laws and regulations (including equal opportunity and affirmative action requirements).

Additionally, PAE is subject to the False Claims Act (the “FCA”), which provides for substantial damages and penalties where, for example, a contractor presents a false or fraudulent claim to the government for payment or approval. Actions under the FCA may be brought by the government or by individuals (including PAE employees or former employees) on behalf of the government (who may then share a portion of any recovery). If PAE fails to comply with these laws and regulations, it may also suffer harm to its reputation, which could impair its ability to win awards of contracts in the future or receive renewals of existing contracts. If PAE is subject to civil and criminal penalties and administrative sanctions or suffers harm to its reputation, it could have an adverse effect on its financial position, results of operations and/or cash flows.

Under PAE’s U.S. Government contracts, PAE is required to report significant overpayments it receives from the U.S. Government and other specified violations to the relevant agency inspector general. In 2019, PAE made four mandatory disclosures relating to subcontractor trafficking in persons compliance, subcontractor vendor’s fees, and missing program equipment. In addition, PAE’s compliance with procurement laws and regulations as well as its performance under the terms of its government contracts and subcontracts is periodically reviewed by U.S. Government agencies. PAE is currently, and may, from time to time, be subject to government investigation or litigation brought by or on behalf of the government under the FCA.

If PAE is found to have violated the law, or is found not to have acted responsibly as defined by the law, it may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government, any of which could have an adverse effect on its financial position, results of operations and/or cash flows.

New laws, regulations or procurement requirements, or changes to current laws, and regulations and requirements (including, for example, regulations related to allowability of compensation costs, counterfeit parts, specialty metals and conflict minerals), can increase PAE’s costs and risks and reduce its profitability. U.S. Government contract violations could result in the imposition of civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government. PAE could also suffer serious harm to its reputation. Any interruption or termination of PAE’s ability to bid on U.S. Government contracts could have an adverse effect on its financial position, results of operations and/or cash flows.

Compliance with diverse and changing legal requirements is costly, time-consuming and requires significant resources. PAE also conducts business in certain identified growth areas, such as national security and national intelligence, which are highly regulated and may expose it to increased compliance risk. Violations of one or more of these diverse legal requirements in the conduct of PAE’s business could result in civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government, as well as damage to its reputation. Violations of these regulations or contractual obligations related to regulatory compliance in connection with the performance of customer contracts could also result in liability for significant monetary damages, unfavorable publicity and allegations by PAE’s customers that it has not performed its contractual obligations.

PAE is subject to the U.S. Government’s requirements, including the DoD’s National Industrial Security Program Operating Manual, for its facility security clearances, which are prerequisites to its ability to perform on classified contracts for the U.S. Government.

A facility security clearance is required for a company to perform on classified contracts for the DoD and certain other agencies of the U.S. Government. Security clearances are subject to regulations and requirements including the National Industrial Security Program Operating Manual (the “NISPOM”), which specifies the requirements for the protection of classified information released or disclosed in connection with classified U.S. Government contracts. The Defense Counterintelligence and Security Agency (the “DCSA”) manages the facility clearance process under the NISPOM and conducts various facility audits and inspections throughout the lifecycle of a respective facility clearance.

PAE requires certain facility and personnel security clearances to perform its classified U.S. Government business. Any facility not audit ready, not staffed by appropriately cleared personnel, and/or that fails a routine DCSA inspection places that contract in jeopardy. As such, PAE must comply with the requirements of the NISPOM and other applicable U.S. Government industrial security regulations. If PAE was to violate the terms and requirements of the NISPOM or such industrial security regulations (which apply to it under the terms of classified contracts), or if one or more of PAE’s facility or personnel security clearances is invalidated or terminated, it may not be able to continue to perform its existing classified contracts and may not be able to enter into new classified contracts, which could adversely affect its revenues. Failure to comply with the NISPOM or other security requirements may result in loss of access to classified information and subject PAE to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines and suspension or prohibition from doing business with the U.S. Government, which could have an adverse effect on its financial position, results of operations and/or cash flows.

Some of PAE’s contracts with the U.S. Government are classified, which may limit investor insight into portions of its business.

PAE derives a portion of its revenues from programs with the U.S. Government that are subject to security restrictions (classified programs) that preclude the dissemination of information that is classified for national security purposes. PAE is limited in its ability to provide details about these classified programs, their risks or any disputes or claims relating to such programs. As a result, investors will have less insight into PAE’s classified programs than its other programs and, therefore, less ability to fully evaluate the risks related to its classified business.

Implementation of various data privacy and cybersecurity laws could require significant investment into ongoing compliance activities, trigger potential liability under such laws and limit PAE’s ability to use personal data.

Any failure by PAE, its vendors or other business partners to comply with international, federal, or state laws regarding data privacy or cybersecurity could result in regulatory actions or lawsuits against it, legal liability, fines, damages and other costs. PAE may also incur substantial expenses in implementing and maintaining compliance with such laws. For example, the General Data Protection Regulation (“GDPR”), implemented on May 25, 2018 across the European Union (“E.U.”), imposes more stringent data protection obligations on companies that process personal data in the E.U. GDPR has created new compliance obligations, requires investment into ongoing data protection activities and documentation requirements, and creates the potential for significantly increased fines for noncompliance. In addition, California has enacted the California Consumer Protection Privacy Act of 2018 (the “CCPA”), which provides new consumer privacy rights to natural persons residing in California. The CCPA is the most prescriptive general privacy law in the United States and may lead to similar laws being enacted in other U.S. states or at the federal level. It is possible that the CCPA or similar laws will be deemed applicable to some aspects of PAE’s business, which would impose new compliance obligations and require additional investment into data protection activities. The CCPA went into effect on January 1, 2020. Any obligations that may be imposed on PAE under the CCPA or similar laws may be different from or in addition to those required by GDPR, which may cause additional expense for compliance across various jurisdictions. GDPR, the CCPA, and the laws of other U.S. states also impose obligations to maintain a cybersecurity program at a certain level of quality, as well as obligations that may require giving notice to affected individuals and to certain regulators in the event of a data breach.

In addition, many of the systems and networks that PAE develops, installs and maintains for its customers involve managing and protecting personal information and information relating to national security and other sensitive government functions. While PAE has organizational and technical measures designed to comply with relevant privacy and security laws and restrictions, if a system or network that it develops, installs or maintains were to fail or experience a security breach or service interruption, whether caused by it, third-party service providers, cybersecurity threats or other events, PAE may experience loss of revenue, remediation costs or face claims for damages or contract termination. Any such event could prevent PAE from having access to or being eligible for further work on such systems and networks and cause serious harm to its reputation. PAE’s errors and omissions liability insurance may be inadequate to compensate it for all the damages that it may incur and, as a result, could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

Environmental laws and regulations may cause PAE to incur significant costs and liabilities that could adversely affect PAE’s operating performance and result in a loss of expected revenue.

PAE’s operations are subject to environmental, health and safety laws, regulations and other requirements in the United States as well as other jurisdictions where it does business. These include requirements governing the use, management and disposal of hazardous, radioactive and explosive substances and wastes, emissions and discharges of pollutants to the air and water, investigation or clean-up of contamination at host sites, and the maintenance of a safe workplace, including the use of personal protective equipment. PAE could incur substantial costs, including costs to install or retrofit pollution control equipment or to address contamination, fines, penalties and/or damage claims as a result of violations of, or liabilities under, environmental laws, and these costs and liabilities could have an adverse effect on its financial position, results of operations and/or cash flows.

PAE is subject to various claims, litigation and other disputes that could ultimately be resolved against it.

The size, nature and complexity of PAE’s business make it highly susceptible to claims, litigation and other disputes. For example, PAE is and may become subject to various administrative, civil or criminal litigation, employment litigation, environmental claims, income tax matters, compliance matters, claims and investigations, which could divert financial and management resources and result in fines, penalties, compensatory, treble or other damages or non-monetary relief. U.S. Government regulations also provide that certain allegations against a contractor may lead to suspension or debarment from U.S. Government contracts or suspension of export privileges for PAE or one or more of its components. Suspension or debarment could have an adverse effect on PAE because of its reliance on U.S. Government contracts and authorizations. An adverse resolution or outcome of any of these lawsuits, claims, demands or investigations could have an adverse effect on its financial position, results of operations and/or cash flows. Any investigation, claim, demand or litigation, even if fully indemnified or insured, could negatively impact PAE’s reputation among its customers and the public, and make it more difficult for it to compete effectively or obtain adequate insurance in the future.

PAE’s business could be adversely affected by bid protests.

U.S. Government contract awards are frequently subject to bid protests from unsuccessful bidders on new program awards. It can take many months for the relevant U.S. Government agency to resolve protests by one or more of PAE’s competitors of contract awards it receives. Bid protests may result in significant expense to PAE and termination or cancellation of an awarded contract as a result of the award being overturned. Even if PAE does not lose the awarded contract, the resulting delay in the startup and funding of the work under these contracts could have an adverse effect on PAE’s financial position, results of operations and/or cash flows. In addition, PAE may protest the contract awards of its competitors when it believes it is prudent to do so to protect its rights and interest in the competition. This process requires the time, effort and attention of PAE’s management and employees and incurs additional costs.

PAE is exposed to risks associated with operating internationally.

A large portion of PAE’s business is conducted internationally. Consequently, PAE is subject to a variety of risks that are specific to international operations, including the following: (i) the burden and cost of compliance with export regulations; (ii) compliance with regulations enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (iii) the burden and cost of compliance with foreign laws, including employment laws, tax regulations, treaties and technical standards and changes in the foregoing; (iv) potential uncertainty with respect to laws and regulations due to a high degree of the difficulty of enforcing agreements and collecting receivables through some foreign legal systems; (v) discretion on the part of governmental authorities, which could result in arbitrary or selective actions against PAE, including suspension or termination of operating licenses; (vi) contract award and funding delays; (vii) potential restrictions on transfers of funds; (viii) import and export duties and value added taxes; (ix) transportation delays and interruptions; (x) uncertainties arising from foreign local business practices and cultural considerations; (xi) the adoption of regulations or enactment of other actions by certain governments that would have a direct or indirect adverse impact on PAE’s business and market opportunities, including nationalization of private enterprise; (xii) general economic conditions; and (xiii) potential military conflicts, civil strife and political risks. Similar to PAE’s U.S. Government contracts, many of its contracts with foreign governments are subject to procurement laws and regulations and governmental funding authorizations and provide such customers the right to terminate contracts at any time without cause.

In addition, PAE is subject to the FCPA, which prohibits improper payments or offers of payments to foreign governments and their officials and political parties by business entities for the purpose of obtaining or retaining business. In addition, PAE may also be subject to anti-corruption laws in other jurisdictions, such as the U.K. Bribery Act of 2010. PAE has operations and deals with governmental personnel in countries known to experience, or that may be susceptible to, government corruption. PAE’s activities in these countries create the risk of unauthorized payments or offers of payments by its employees, consultants or contractors that could be in violation of various laws including the FCPA and other anti-corruption laws, even though these parties are not always subject to PAE’s control. PAE’s international operations also involve activities involving the transmittal of information, which may include personal data, that may expose PAE to data privacy laws in the jurisdictions in which it operates. If PAE’s data protection practices become subject to new or different restrictions, and to the extent such practices are not compliant with the laws of the countries in which PAE processes data, PAE could face increased compliance expenses and face penalties for violating such laws or be excluded from those markets altogether, in which case its operations could be adversely affected.

PAE’s overall success as a global business depends, in part, on its ability to anticipate and effectively manage these risks but there can be no assurance that PAE will be able to do so without incurring unexpected costs. If PAE is not able to manage the risks related to its international operations, it could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

PAE has operations in the Middle East and in certain regions that may experience turmoil, political unrest and destabilization, insurgency, war or terrorism.

The services PAE provides internationally are sometimes in countries with unstable governments, in areas of military conflict, in hostile and unstable environments, including war zones, or at military installations. Political unrest and destabilization and insurgent activities in the areas in which PAE operates may cause further destabilization in these regions. These factors increase the risk of an incident resulting in damage or destruction to PAE’s work or living sites or resulting in injury or loss of life to its employees, subcontractors or other third parties. PAE maintains insurance to mitigate risk and potential liabilities related to its international operations, but coverage may not be adequate to cover these claims and liabilities and it may be forced to bear substantial costs arising from those claims. Substantial claims in excess of PAE’s related insurance coverage could have an adverse effect on its financial position, results of operations and/or cash flows.

In certain circumstances, including civil war or increased insurgent activities in Iraq or Afghanistan, the U.S. Government may decide to terminate some or all U.S. Government activities, including PAE’s operations under applicable U.S. Government contracts in a location, country or region and to withdraw all personnel. Acts of terrorism and threats of armed conflicts in or around various areas in which PAE operates could limit or disrupt markets and its operations, including disruptions resulting from the evacuation of personnel, cancellation of contracts or the loss of key employees, contractors or assets. Furthermore, PAE may experience liability arising from accidents or incidents, which could involve significant potential injury, involving its employees or third parties. PAE also may incur material costs to maintain the safety of its personnel or be subject to increasing insurance costs.

Natural or environmental disasters or other events outside PAE’s control could disrupt PAE’s business and result in loss of revenue or higher expenses.

PAE has significant operations located in regions that may be exposed to earthquakes, damaging storms and other natural disasters, or other events outside of its control. PAE’s business also may be subject to environmental disasters. Although preventative measures may help to mitigate damage, the damage and disruption resulting from natural and environmental disasters or other events outside PAE’s control may be significant. If insurance or other risk transfer mechanisms are unavailable or insufficient to recover all costs, it could have an adverse effect on its financial position, results of operations and/or cash flows.

PAE’s subcontractors and suppliers are also subject to natural and environmental disasters, public health crises or other events outside their control that could affect their ability to perform. Performance failures by PAE’s subcontractors due to natural and environmental disasters or other events outside their control may adversely affect its ability to perform its obligations on the prime contract. Damages or other costs that may not be fully recoverable from the subcontractor or from the customer could reduce PAE’s profitability or result in a termination of the prime contract, which could have an adverse effect on PAE’s ability to compete for future contracts.

Natural and environmental disasters or other events outside PAE’s control could also disrupt PAE’s workforce, electrical and other power distribution networks, including computer and internet operation and accessibility, and the critical infrastructure necessary for its normal business operations. These disruptions could have an adverse effect on its financial position, results of operations and/or cash flows.

We face various risks related to public health crises, such as the coronavirus (COVID-19), that could disrupt our business and result in loss of revenue or higher expenses.

Our operations face risks related to public health crises, such as the global outbreak of coronavirus disease 2019 (COVID-19) and other pandemics and epidemics. The COVID-19 virus has spread to over 100 countries, including the United States, and the World Health Organization has classified the COVID-19 outbreak as a pandemic. The ability of our personnel to work effectively and travel and the continued adequacy of our supply chains are likely to be adversely impacted by such a pandemic and responses thereto, such as the travel restrictions resulting from the COVID-19 virus. As a result of public health crises, such as COVID-19, we have experienced, and expect that we will experience in the future, delays, partial reductions or full suspensions of contract work, which could result in a decrease of revenue and have a material adverse impact on our business. It is also possible that we will have increased medical, housing or other costs due to quarantine requirements imposed by various jurisdictions and exposure of our personnel to pandemics such as the COVID-19 virus. In addition, the resulting volatility in the global capital markets could, among other things, restrict our access to capital and/or increase our cost of capital. At this time, we cannot predict the impact of the COVID-19 pandemic, but it could have a material adverse effect on our business, financial position, results of operations and/or cash flows. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PAE—Current Economic Conditions – Impact of COVID-19” for additional discussion of management’s assessment of the COVID-19 pandemic.

PAE’s business could be negatively impacted by security threats, including cybersecurity threats, and other disruptions.

PAE faces various security threats, including cybersecurity threats to its information technology infrastructure and attempts to gain access to sensitive or classified information. Such threats can come from external as well as internal sources. The risk of a security breach or disruption, particularly through cyberattack or cyber intrusion, including by Advanced Persistent Threats such as organized computer hackers, foreign governments and cyber terrorists, has increased as the number, intensity and sophistication of attempted attacks and intrusions from around the world have increased. Cybersecurity threats are significant and evolving and include, among others, malicious software, attempts to gain unauthorized access to data and other electronic security breaches that could lead to disruptions in mission critical systems, unauthorized release of confidential or otherwise protected information and corruption of data. In addition to security threats, PAE is also subject to other systems failures, including network, software or hardware failures, whether caused by PAE, third-party service providers (including operators of data centers and physical storage sites), natural disasters, power shortages, terrorist attacks or other events. PAE has been, and expects that it will be in the future, the target of Social Engineering Attacks, including attempts by cybercriminals to spoof company email accounts and impersonate company executives in order to gain access to PAE funds. Insurance may have specified sub-limits or exclusions in these cases that limit the recovery of lost funds. The unavailability of PAE’s information or communications systems, the failure of these systems to perform as anticipated or any significant breach of data security could cause loss of data, disrupt PAE’s operations, lead to financial losses from remedial actions, require significant management attention and resources, subject it to claims for breach of contract, damages, penalties or contract termination, negatively impact PAE’s reputation among its customers and the public and prevent PAE from being eligible for further work on sensitive or classified programs for U.S. Government customers, which could have an adverse effect on PAE’s financial position, results of operations and/or cash flows. PAE has experienced cybersecurity attacks and other systems interruptions in the past and may experience them in the future. PAE’s property and business interruption insurance may be inadequate to compensate it for all losses that may occur as a result of any such system or operational failure or disruption.

PAE may be harmed by intellectual property infringement claims and its failure to protect its intellectual property could enable competitors to market services with similar features.

PAE may become subject to claims from its employees or third parties who assert that software and other forms of intellectual property that it uses in delivering services and solutions to its clients infringe upon intellectual property rights of such employees or third parties. PAE’s employees develop some of the software and other forms of intellectual property that PAE uses to provide its services and solutions to its clients, but PAE also licenses technology from other vendors and is subject to vendor software audits. If PAE’s employees, vendors, or other third parties assert claims that it or its clients are infringing on their intellectual property rights, it could incur substantial costs to defend against those claims. If any of these infringement claims are ultimately successful, PAE could be required to cease selling or using services that incorporate the challenged software or technology, obtain a license or additional licenses from its employees, vendors, or other third parties, or redesign its services that rely on the challenged software or technology.

PAE attempts to protect its trade secrets and proprietary rights by entering into confidentiality and intellectual property assignment agreements with third parties, its employees and consultants. However, if these are breached, there may not be an adequate remedy available to it. In addition, others may independently discover PAE’s trade secrets and proprietary information and, in such cases, PAE may not be able to assert any trade secret rights against such party. Enforcing a claim that a party illegally obtained and is using PAE’s trade secret is difficult, expensive and time consuming, and the outcome is unpredictable. If PAE is unable to protect its intellectual property, its competitors could market services similar to PAE’s services, which could reduce demand for its offerings. Any litigation or other action to enforce PAE’s intellectual property rights, protect its trade secrets or determine the validity and scope of the proprietary rights of others could result in substantial costs and diversion of resources, with no assurance of success.

In addition, U.S. Government contracts typically contain provisions that allow the U.S. Government to claim rights, including intellectual property rights, in products and data developed and/or delivered under such agreements. PAE may not have the right to prohibit the U.S. Government from using or disclosing certain technologies developed by it, and it may not be able to prohibit third parties, including PAE’s competitors, from using those technologies commercially or in providing products and services to the U.S. Government. The U.S. Government generally takes the position that it has an unlimited right to royalty-free use of technologies that are developed under U.S. Government contracts.

The loss of any member of PAE’s senior management could impair its relationships with U.S. Government customers and disrupt the management of its business.

PAE believes that the success of its business and its ability to operate profitably depends on the continued contributions of the members of its senior management. PAE relies on its senior management to generate business and execute programs successfully. In addition, the relationships and reputation that many members of its senior management team have established and maintain with U.S. Government personnel contribute to PAE’s ability to maintain strong customer relationships and to identify new business opportunities. The loss of any member of PAE’s senior management could impair its ability to identify and secure new contracts, maintain good customer relations and otherwise manage successfully its business.

If PAE fails to attract and retain skilled employees or contractors, it might not be able to perform under its contracts or win new business.

The growth of PAE’s business and revenue depends in large part upon its ability to attract and retain sufficient numbers of highly qualified individuals, including personnel that are in high demand, such as those with military and law enforcement experience and specialized technical skill sets. In addition, certain U.S. Government contracts require it, and certain of its employees, to maintain security clearances. Obtaining and maintaining security clearances for employees is a lengthy process, and it is challenging to identify, recruit and retain employees who already hold security clearances. Furthermore, the current COVID-19 pandemic has made it more difficult for applicants to complete the application process, particularly with respect to providing required fingerprint samples, causing delays in obtaining security clearances. If PAE’s employees are unable to obtain or retain security clearances or if its employees who hold security clearances terminate employment with it, PAE’s ability to perform the work under certain U.S. Government contracts may be adversely affected, and the customer whose work requires cleared employees could terminate the contract or decide not to renew it upon its expiration. Further, some of PAE’s U.S. Government contracts contain provisions requiring it to staff an engagement with personnel that the customer considers key to its successful performance under the contract. In the event PAE is unable to provide these key personnel or acceptable substitutions, where permitted, the customer may terminate the contract. As a result, if PAE is unable to recruit and retain a sufficient number of qualified employees, its ability to maintain and grow its business could be limited.

Moreover, in a tight labor market, PAE’s labor costs could increase and it may be required to engage large numbers of subcontractor personnel, which could cause its profit margins to suffer. If PAE’s employees are over- utilized, it could have a negative impact on employee morale and attrition. Conversely, if PAE maintains or increases its staffing levels in anticipation of one or more projects and the projects are delayed, reduced or terminated, PAE may underutilize the additional personnel, which would increase its general and administrative expenses and could have an adverse effect on its financial position, results of operations and/or cash flows.

The expiration of PAE’s collective bargaining agreements could result in increased operating costs or work disruptions, which could potentially affect its operating performance.

As of December 31, 2019, PAE had a workforce of approximately 20,000, of which approximately 24% were covered by collective bargaining agreements. As of December 31, 2019, PAE had approximately 56 collective bargaining agreements with its unions. The length of these agreements varies, with the longest expiring in November 2022. PAE cannot predict how stable its union relationships will be or whether it will be able to successfully negotiate successor agreements without impacting its financial condition, and may, in the future, experience labor disruptions associated with the expiration or renegotiation of collective bargaining agreements or otherwise, which may cause a significant disruption of operations. In addition, PAE may face increased operating costs as a result of higher wages or benefits paid to union members, which could adversely affect its financial position, results of operations and/or cash flows. See “Risk Factors—Risks Related to PAE’s Business—Risks Related to Financial Results and Reporting” for additional information.

b. Risks Related to Financial Results and Reporting

PAE may not receive the full amounts estimated under the U.S. Government contracts in its backlog, which could reduce its revenue in future periods below the levels anticipated and which makes backlog an uncertain indicator of future operating results.

As of December 31, 2019, PAE’s total backlog was approximately $6.4 billion, of which $1.5 billion was funded. Due to the U.S. Government’s ability not to exercise contract options or to terminate, modify or curtail PAE’s programs or contracts and the rights of its non-U.S. Government customers to cancel contracts and purchase orders in certain circumstances, PAE may realize less than expected or may never realize revenues from some of the contracts that are included in its backlog. PAE’s unfunded backlog, in particular, is not exact or guaranteed, and is based upon, among other things, management’s experience under such contracts and similar contracts, the particular customers, the type of work and budgetary expectations. PAE’s management may not accurately assess these factors or estimate the revenue it will realize from these contracts. In addition, backlog is typically subject to large variations from quarter-to-quarter, and comparisons of backlog from period to period are not necessarily indicative of future revenues. The timing of receipt of revenues, if any, on projects included in backlog could change due to the scheduling of projects, and cancellation of or adjustments to contracts may occur. As a result, PAE’s funded, unfunded and total backlog as of any particular date may not reflect the actual revenue ultimately received from these contracts and therefore may not be an accurate indicator of PAE’s future earnings. If PAE fails to realize as revenues amounts included in its backlog, it could have an adverse effect on its financial position, results of operations and/or cash flows.

PAE’s financial results may vary significantly from quarter-to-quarter.

PAE expects its sales and operating results to vary from quarter-to-quarter. Reductions in revenue in a quarter could lead to lower profitability in that quarter because PAE may not be able to reduce its expenses proportionately, or at all, for that quarter, as a relatively large amount of its expenses are fixed in the short-term. PAE may also incur additional expenses when contracts are terminated or expire and are not renewed.

Payments due to PAE from its customers may be delayed due to billing cycles or as a result of failures of U.S. Government appropriations to gain congressional and administration approval in a timely manner. The U.S. Government may have to suspend, and has in the past suspended, engagements that PAE is working on because federal appropriations were not timely approved. The U.S. Government’s September 30 fiscal year end may also trigger increased purchase requests from customers for equipment and materials due to expiring funds. Any increased purchase requests it received as a result of the U.S. Government’s fiscal year end would serve to increase PAE’s third or fourth quarter revenue but may lead to reductions in revenue in the first quarter.

Additional factors that may cause PAE’s financial results to fluctuate from quarter-to-quarter include those addressed elsewhere in these Risk Factors and the following factors, among others:

•	the terms of customer contracts that affect the timing of revenue recognition;

•	variability in demand for PAE’s services and solutions;

•	commencement, completion or termination of contracts during any particular quarter;

•	timing of shipments and product deliveries;

•	timing of award or performance incentive fee notices;

•	timing of significant bid and proposal costs;

•	variable purchasing patterns under blanket purchase agreements and other Indefinite Delivery, Indefinite Quantity (“IDIQ”) contracts;

•	restrictions on and delays related to the export of defense articles and services;

•	costs related to government inquiries, audits and investigations;

•	strategic decisions by PAE or its competitors, such as acquisitions, divestitures, spin-offs and joint ventures;

•	strategic investments or changes in business strategy;

•	changes in the extent to which PAE uses subcontractors;

•	seasonal fluctuations in PAE’s staff utilization rates;

•	changes in PAE’s effective tax rate including changes in its judgment as to the necessity of the valuation allowance recorded against its deferred tax assets; and

•	the length of sales cycles.

Significant fluctuations in PAE’s operating results for a particular quarter could cause it to fall out of compliance with the financial covenants related to its debt, which if not waived, could restrict PAE’s access to capital and cause it to take extreme measures to pay down its debt under its existing revolving credit facility. In addition, fluctuations in PAE’s financial results could cause the trading price of the notes to decline.

PAE uses estimates when accounting for contracts and any changes in such estimates could have an adverse effect on PAE’s profitability and its overall financial performance.

When agreeing to contractual terms, PAE’s management makes assumptions and projections about future conditions and events, many of which extend over long periods. In order to make these projections it must assess the productivity and availability of labor, complexity of the work to be performed, cost and availability of materials, impact of delayed performance and timing of product deliveries. Contract accounting requires judgment relative to assessing risks, estimating contract revenues and costs, and making assumptions for schedule and technical issues.

Due to the size and nature of many of PAE’s U.S. Government contracts, the estimation of total revenues and costs at completion is complicated and subject to many variables. For example, assumptions are made regarding the length of time to complete a task, as well as the future impact of PAE’s efficiency initiatives and cost reduction efforts. Incentives, awards or penalties related to performance on contracts are considered in estimating revenue and profit rates and are recorded when there is sufficient information to assess anticipated performance. Suppliers’ assertions are also assessed and considered in estimating costs and profit rates.

Because of the significance of the judgments, assumptions and estimation processes described above, it is possible that materially different amounts could be obtained if different assumptions were used or if the underlying circumstances were to change. Changes in underlying assumptions, circumstances or estimates may have an adverse effect upon the profitability of one or more of the affected contracts, future period financial reporting and performance.

PAE’s earnings and profitability may vary based on the mix of its contracts and may be adversely affected by PAE’s failure to accurately estimate or otherwise recover the expenses, time and resources for its contracts.

PAE enters into several different types of U.S. Government contracts including cost-reimbursable, fixed-price and time-and-materials. For the year ended December 31, 2019, PAE derived approximately 58%, 34% and 8% of its revenue from cost-reimbursable, fixed-price and time-and-materials contracts, respectively. Each of these types of contracts, to varying degrees, involves the risk that PAE could underestimate its cost of fulfilling the contract, which may reduce the profit it earns or lead to a financial loss on the contract and adversely affect PAE’s operating performance and result in a loss of expected revenue.

Under cost-reimbursable contracts, PAE is reimbursed for allowable costs up to a ceiling and paid a fee, which may be fixed or performance-based. If PAE’s actual costs exceed the contract ceiling or are not allowable under the terms of the contract or applicable regulations, it may not be able to recover those costs. In particular, there is increasing focus by the U.S. Government on the extent to which government contractors, including PAE, are able to receive reimbursement for employee compensation, including rules that substantially limit the level of allowable compensation cost for executive-level and other employees. In addition, there is risk of compensation being deemed unallowable or payments being withheld as a result of government audit, review, or investigation.

Under fixed-price contracts, PAE performs specific tasks for a pre-determined price. Compared to time-and- materials and cost-reimbursable contracts, fixed-price contracts generally offer higher margin opportunities because PAE receives the benefits of any cost savings and operating efficiencies, but involve greater financial risk because it bears the impact of any cost overruns. Because PAE assumes the risk for cost overruns and contingent losses on fixed-price contracts, an increase in the percentage of fixed-price contracts in its contract mix could increase its risk of suffering losses. In addition, U.S. Government procurement policies have focused on requiring disclosure of cost and pricing data in the context of fixed-price contracting, which can impact the profitability of those contracts.

Under time-and-materials contracts, PAE is reimbursed for the hours worked using pre-determined hourly rates for each labor category and typically reimbursed for other direct contract costs and expenses at cost. PAE assumes financial risk on time-and-materials contracts because its cost of performance may exceed these negotiated hourly/daily rates. If PAE’s material costs on time-and-materials contracts grow at a faster rate than its labor-related costs, its overall profit margins may decrease and its profitability could be adversely affected.

Additionally, PAE’s profits could be adversely affected if its costs under any of these contracts exceed the assumptions it used in bidding for the contract. For example, PAE may miscalculate the costs, resources, or time needed to complete projects or meet contractual milestones as a result of delays on a particular project, including delays in designs, engineering information, or materials provided by the customer or a third party, delays or difficulties in equipment and material delivery, schedule changes, and other factors, some of which are beyond its control. Further, PAE cannot recover unallowable costs under any contracts, as direct contract charges or overhead. An increase in PAE’s unallowable costs could have an adverse effect on its financial position, results of operations and/or cash flows.

PAE has recorded provisions in its consolidated financial statements for losses on its contracts, as required under U.S. generally accepted accounting principles, but PAE’s contract loss provisions may not be adequate to cover all actual losses that it may incur in the future. Actual losses could have an adverse effect on its financial position, results of operations and/or cash flows.

PAE’s IDIQ contracts are not firm orders for services, and it may never receive revenue from these contracts, which could adversely affect PAE’s operating performance and result in a loss of expected revenue.

Many of PAE’s U.S. Government contracts are IDIQ contracts. IDIQ contracts are essentially umbrella contracts that set forth the basic terms and conditions under which an agency may order goods and services from one, and in many cases, more than one, contractor from time to time during the term of such contract. Therefore, the award of an IDIQ contract does not represent a firm order for services. Generally, under an IDIQ contract, the customer is obligated to pay only a de minimis fee or order a de minimis amount of services or supplies from its contractor, irrespective of the total estimated contract value. Furthermore, under an IDIQ contract, the customer develops requirements for task orders and each awardee is given a fair opportunity to be considered for the task order through a competitive bidding process. A task order is, generally, awarded to a single contractor using a best-value approach, which reflects the U.S. Government’s estimation of the proposal that would provide the greatest overall benefit. There can be no assurance that PAE’s existing IDIQ contracts will result in actual revenue during any particular period or at all.

PAE sometimes submits requests for equitable adjustments or claims to clients for work it performed beyond the initial scope of some of its contracts. If these clients do not approve these requests or claims, it could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

PAE typically has pending requests for equitable adjustments (“REAs”) or claims submitted under some of its contracts for payment of work performed beyond the initial contractual requirements for which it has already recorded revenue. PAE cannot guarantee that such REAs or claims will be approved in whole, in part, or at all. Often, these REAs or claims can be the subject of lengthy proceedings, and it is difficult to accurately predict when they will be fully resolved. When these types of events occur and unresolved REAs or claims are pending, PAE has used working capital to cover cost overruns pending the resolution of the relevant REAs or claims. If these REAs or claims are not approved, PAE’s revenue may be reduced in future periods.

PAE may pursue or complete acquisitions, or other transactions, which represent additional risk and could impact future financial results.

PAE’s business strategy includes the potential for future acquisitions or other transactions. Acquisitions involve a number of risks, including integration of the acquired company with PAE’s operations and unanticipated liabilities or contingencies related to the acquired company. PAE cannot ensure that the expected benefits of any future acquisitions will be realized. Costs could be incurred on pursuits or proposed acquisitions that have not yet or may not close which could significantly impact PAE’s financial position, results of operations and/or cash flows. Additionally, after an acquisition, unforeseen issues could arise that adversely affect the anticipated returns or which are otherwise not recoverable as an adjustment to the purchase price. Even after careful integration efforts, actual operating results may vary significantly from initial estimates. Furthermore, PAE may engage in other strategic business transactions. Such transactions could cause unanticipated costs and difficulties, may not achieve intended results and may require significant time and attention from management that could have an adverse effect on its financial position, results of operations and/or cash flows.

If PAE is unable to manage its growth, its business and financial results could suffer.

Sustaining PAE’s growth has placed significant demands on its management, as well as on its administrative, operational and financial resources. For PAE to continue to manage its growth, it must continue to improve its operational, financial and management information systems and expand, motivate and manage its workforce. Additionally, PAE’s future financial results depend in part on its ability to profitably manage its growth on a combined basis with the businesses it has acquired and those it may acquire in the future. If PAE is unable to manage its growth while maintaining its quality of service and profit margins, or if new systems that it implements to assist in managing its growth do not produce the expected benefits, it could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

PAE may be unable to realize any benefit from its cost reduction and restructuring effort and its profitability may be hurt or its business otherwise might be adversely affected.

PAE has engaged in cost reduction and restructuring activities in the past and may engage in other cost reduction restructuring activities in the future such as headcount reductions. These types of cost reduction and restructuring activities are complex. If PAE does not successfully manage its current cost reduction and restructuring activities, or any other cost reduction and restructuring activities that it may undertake in the future, any expected efficiencies and benefits might be delayed or not realized, and its operations and business could be disrupted. In addition, the costs associated with implementing cost reduction and restructuring activities might exceed PAE’s initial estimates, which could result in additional future charges.

PAE may need additional capital to fund the growth of its business, and financing may not be available on favorable terms or at all.

PAE currently anticipates that its available capital resources, including its existing revolving credit facility and operating cash flow, will be sufficient to meet its expected working capital and capital expenditure requirements for at least the next 12 months. However, these resources may not be sufficient to fund the long-term growth of PAE’s business. If PAE determines that it is necessary to raise additional funds, either through an expansion or refinancing of its existing credit facilities or through public or private debt or equity financings, additional financing may not be available on terms favorable to PAE, or at all.

Disruptions in the capital and credit markets could adversely affect PAE’s ability to access these markets. Limitations on PAE’s borrowing base contained in its existing revolving credit facility may limit its access to capital, and PAE could fall out of compliance with financial and other covenants contained in its existing revolving credit facility which, if not waived, would restrict PAE’s access to capital and could require it to pay down its existing debt under its existing revolving credit facility. PAE’s lenders may not agree to extend additional or continuing credit under its existing revolving credit facility or waive restrictions on its access to capital. If adequate funds are not available or are not available on acceptable terms, PAE may not be able to take advantage of available opportunities, develop new products or otherwise respond to competitive pressures, which could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

PAE may not able to obtain adequate indemnity or insurance coverage.

Many of PAE’s contracts require it to maintain minimum insurance coverage levels. If any of the third-party insurers fail, suddenly cancel PAE’s coverage or otherwise are unable to provide adequate insurance coverage, then its overall risk exposure could increase and the management of its business operations could be disrupted. In addition, there can be no assurance that any of PAE’s insurance coverage will be renewable or obtainable on commercially reasonable terms or at all upon the expiration of the applicable coverage period.

In addition, PAE may incur significant liabilities, including liabilities related to doing business in developing countries. In some, but not all, circumstances, PAE may be entitled to indemnification from its customers, such as through contractual provisions. The amount of insurance coverage that PAE maintains or indemnification to which it may be contractually or otherwise entitled may not be adequate to cover all claims or liabilities, and it is not possible to obtain insurance or indemnification coverage to protect against all operational risks and liabilities. Additionally, PAE’s insurance policies and indemnification arrangements often require it to pay a retention or deductible out-of-pocket. Accordingly, PAE may be forced to bear substantial costs resulting from risks and uncertainties of its business which could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

Goodwill represents a significant portion of PAE’s assets and any impairment of these assets could an adverse effect on PAE’s financial position, results of operations and/or cash flows.

As of December 31, 2019, PAE’s goodwill was approximately $409.6 million, which represented approximately 30% of its total assets. PAE tests goodwill for impairment on an annual basis, or whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable. PAE estimates the fair value of the reporting unit used in the goodwill impairment test using an income approach and market approach, and as a result, the fair value measurements depend on revenue growth rates, future operating margin assumptions, risk-adjusted discount rates, future economic and market conditions, and identification of appropriate market comparable data. PAE recognized goodwill impairment of $86.9 million during the year ended December 31, 2017 due to contract repricing and lost recompete opportunities. Because of the significance of PAE’s goodwill, any future impairment of this asset could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

Unanticipated changes in PAE’s tax provisions or exposure to additional U.S. and foreign tax liabilities could affect PAE’s profitability.

PAE and its subsidiaries are subject to various taxes, including but not limited to income, gross receipts and payroll withholding taxes in the United States and many foreign jurisdictions. Significant judgment is required in determining PAE’s worldwide provision or benefit for taxes. In the ordinary course of PAE’s business, there are many transactions and calculations where the ultimate tax determination is uncertain. Furthermore, changes in domestic or foreign tax laws and regulations, or their interpretation and enforcement, could result in higher or lower taxes assessed or changes in the taxability of certain revenue or the deductibility of certain expenses, thereby affecting PAE’s tax expense and profitability. In addition, PAE is frequently subject to audits by tax authorities, including the audit currently being conducted by the Afghan tax authorities. The final determination of tax audits and any related litigation could be materially different from PAE’s historical tax provisions and accruals. Additionally, changes in the geographic mix of PAE’s revenue could also impact its tax liabilities and affect its overall tax expense and profitability.

Recently enacted U.S. tax legislation has significantly changed the U.S. federal income taxation of U.S. corporations, including by reducing the U.S. corporate income tax rate, limiting interest deductions, adopting elements of a territorial tax system, limiting net operating loss carry forwards and introducing new anti-base erosion provisions. Many of these changes only became effective for tax years beginning after December 31, 2017. The legislation is unclear in many respects and could be subject to potential amendments and technical corrections, as well as interpretations and implementing regulations by the U.S. Department of the Treasury and Internal Revenue Service, any of which could lessen or increase certain adverse impacts of the legislation. Further, it is reasonable to expect that non-U.S. taxing authorities will be reviewing current law for potential modifications in reaction to the implementation of the recent U.S. tax legislation. Changes to U.S. or foreign tax regulations, or the interpretation or implementation thereof, could adversely affect PAE’s financial position, results of operations and/or cash flows.

Government withholding regulations could adversely affect PAE’s operating performance and result in a loss of expected revenue.

Approximately 39% of PAE’s revenues for the year ended December 31, 2019 were derived from U.S. Government contracts that are subject to a Defense FAR Supplement rule that permits the withholding of a percentage of payments when a contractor’s business system has one or more significant deficiencies, which the DoD defines as a “shortcoming in the system that materially affects the ability of officials of the DoD to rely upon information produced by the system that is needed for management purposes.” In accordance with the rule, contracting officers may withhold 5% of contract payments for one or more significant deficiencies in any single contractor business system or up to 10% of contract payments for significant deficiencies in multiple contractor business systems. If PAE has significant deficiencies and contract payments are withheld, it could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

The level of returns on pension and postretirement plan assets, changes in interest rates and other factors could affect PAE’s earnings and cash flows.

A portion of PAE’s current and retired employee population, including employees of certain of its joint ventures, is covered by pension and other postretirement benefit plans (including multi-employer plans), the costs of which are dependent upon various assumptions, including estimates of rates of return on benefit plan assets, discount rates for future payment obligations, rates of future cost growth and trends for future costs. In addition, funding requirements for benefit obligations of PAE’s pension and other postretirement benefit plans are subject to legislative and other government regulatory actions. Variances from these estimates could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

Because PAE owns a minority interest in some of the joint ventures with such plans, it has limited ability to control the management of those plans. One joint venture in which PAE has a minority interest operates in the United Kingdom, and its pension plan is subject to U.K. laws and regulations.

Additionally, due to government regulations, pension plan cost recoveries under PAE’s U.S. Government contracts occur in different periods from when those pension costs are recognized for financial statement purposes or when pension funding is made. These timing differences could have an adverse effect on PAE’s cash flows. The cost accounting rules have been revised in order to partially harmonize the measurement and period of assignment of defined benefit pension plan costs allocable to U.S. Government contracts and the minimum required contribution under Title I of the United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”). These rules better align, but do not eliminate, mismatches between ERISA funding requirements and CAS pension costs for CAS-covered contracts.

Due to PAE’s participation in multi-employer pension plans, PAE may have exposure under those plans that extends beyond what its obligations would be with respect to its employees. PAE contributes to 13 multi-employer pension plans. In the event of a partial or complete withdrawal by PAE from any plan which is underfunded, it would be liable for a proportionate share of such plan’s unfunded vested benefits. Based on the limited information available from plan administrators, which it cannot independently validate, PAE believes that its portion of the contingent liability in the case of a full withdrawal or termination would be material to its financial position and results of operations. In the event that any other contributing employer withdraws from any plan that is underfunded, and such employer (or any member in its controlled group) cannot satisfy its obligations under the plan at the time of withdrawal, then PAE, along with the other remaining contributing employers, might be liable for its proportionate share of such plan’s unfunded vested benefits. PAE has experienced such an event in the past with one of its multi-employer pension plans and expects that it would experience it again in the future. Even if PAE does not take any actions that would subject it to withdrawal liabilities, another contributing employer could take such actions.

In addition, if a multi-employer plan fails to satisfy the minimum funding requirements, the Internal Revenue Service, pursuant to Section 4971 of the Internal Revenue Code of 1986, as amended (the “Code”), will impose an excise tax of 5% on the amount of the accumulated funding deficiency. Under Section 413(c)(5) of the Code, the liability of each contributing employer, including PAE, will be determined in part by each employer’s respective delinquency in meeting the required employer contributions under the plan. The Code also requires contributing employers to make additional contributions in order to reduce the deficiency to zero, which may, along with the payment of the excise tax, adversely impact on PAE’s financial results.

Further, PAE’s earnings may be positively or negatively impacted by the amount of expense or income recorded for employee benefit plans, primarily pension plans and other postretirement plans. PAE’s pension and other post-retirement benefit income or expense can also be affected by legislation or other regulatory actions.

II. Risks Related to PAE’s Industry

U.S. Government contracts differ materially from standard commercial contracts and may be subject to cancellation or delay by PAE’s customers without penalty.

PAE’s contracts with the U.S. Government and its agencies contain terms that differ materially from standard commercial contracts. Under the terms of PAE’s contracts with the U.S. Government and its agencies, the U.S. Government and its agencies may unilaterally, among other actions: (i) delay the payment of PAE’s invoices by government payment offices; (ii) reduce the value of existing contracts through partial termination; (iii) terminate or modify existing contracts; (iv) suspend PAE from receiving new contracts pending the resolution of alleged violations of procurement laws or regulations; (v) debar PAE from receiving new contracts for a period of time; (vi) audit and deny recovery of contract-related costs and fees; and (vii) terminate contracts awarded to PAE if the contracts are protested by a competitor.

As noted above, the U.S. Government can terminate or modify any of its contracts with PAE either for its convenience or if PAE defaults by failing to perform under the terms of the applicable contract. A termination arising out of PAE’s default could expose it to liability and could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

PAE’s U.S. Government contracts typically have an initial term of one year with multiple option periods, exercisable at the discretion of the customer at previously negotiated prices. The U.S. Government and its agencies may, in their sole discretion, choose not to exercise the option periods. At the time of completion of any U.S. Government contract, PAE will often have to recompete for the contract, even if it had been the incumbent service provider. If the U.S. Government chooses not to exercise its option period, terminates and/or materially modifies any of PAE’s contracts or if PAE fails to win a recompete, it will not be entitled to any damages which it might be entitled to if the contract were a standard commercial contract, and it may not be able to win new business that would replace the revenue generated from such contract, which could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

In addition, U.S. Government contracts are usually awarded only after formal competitive bidding processes, which have been and may continue to be protracted and typically impose provisions that permit cancellation in the event that necessary funds are unavailable to the government agency. Competitive procurements impose substantial costs and managerial time and effort in order to prepare bids and proposals for contracts that may not be awarded to PAE. In many cases, unsuccessful bidders for U.S. Government contracts are provided the opportunity to formally protest certain contract awards through various agencies, administrative and judicial channels. The protest process may substantially delay a successful bidder’s contract performance, result in cancellation of the contract award entirely and distract management. PAE may not be awarded contracts for which it bids and substantial delays or cancellation of contract awards may follow its successful bids as a result of such protests.

Certain of PAE’s U.S. Government contracts also contain “organizational conflict of interest” clauses that have in the past limited, and in the future may limit, PAE’s ability to compete for certain related follow-on contracts. Organizational conflicts of interest arise when PAE engages in activities that may make it unable to render impartial assistance or advice to the U.S. Government, impair PAE’s objectivity in performing contract work or provide PAE with an unfair competitive advantage. A conflict of interest issue that precludes PAE’s competition for or performance on a significant program or contract could harm its prospects. While PAE actively monitors its contracts to avoid these conflicts, it cannot guarantee that it will be able to avoid all organizational conflict of interest issues. To the extent that organizational conflicts of interest laws, regulations and rules limit its ability to successfully compete for new contracts or task orders with the U.S. Government and/or commercial entities or require PAE to exit certain existing contracts or task orders or wind down certain existing contracts or task orders, either because of organizational conflicts of interest issues arising from PAE’s business or because companies with which PAE is affiliated or with which it otherwise conducts business create organizational conflicts of interest issues for PAE, it may have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

Finally, as a U.S. Government contractor, PAE is also subject to a wide variety of regulatory compliance requirements under federal regulations. Key examples include: requirements that PAE’s IT systems comply with the security and privacy controls in National Institute of Standards and Technology Special Publications 800-53 and 800-171, an obligation to maintain DCAA certification of PAE’s accounting system to be eligible to perform cost reimbursable contracts, and a requirement to maintain a robust ethics and compliance program as well as anti-human trafficking measures. PAE may also be responsible if its subcontractors do not comply with these requirements. A failure to comply with the requirements could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

The failure by Congress to approve appropriations on a timely basis for the U.S. Government agencies supported by PAE could delay procurement of its services and cause it to lose future revenues, profitability and growth prospects.

On an annual basis, Congress must approve appropriations that govern spending by the U.S. Government agencies to which PAE provides services. When Congress is unable to agree on budget priorities and unable to pass annual appropriations on a timely basis, it typically enacts a continuing resolution. A continuing resolution allows U.S. Government agencies to operate at spending levels approved in the previous appropriations. When the U.S. Government operates under a continuing resolution, funding may not be available for new projects and U.S. Government agencies may delay funding PAE expects to receive from customers on work it is already performing. Any such delays would likely result in new business initiatives being delayed or, in some cases, canceled and could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

Furthermore, a failure to complete the appropriations process or to fund U.S. Government operations pursuant to a continuing resolution may result in a U.S. Government shutdown, such as the recent 35-day partial shutdown from December 2018 to January 2019.

Finally, while Congress may pass a continuing resolution to end a shutdown, it is possible that no agreement on annual appropriations may be reached and the U.S. Government could shut down again. A U.S. Government shutdown may result in PAE incurring substantial costs without reimbursement under its contracts and the delay or cancellation of key programs, which could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

U.S. defense spending in fiscal years 2020 and 2021 currently remains subject to statutory spending limits established by the Budget Control Act of 2011 (the “Budget Control Act”). The Budget Control Act includes a sequester mechanism that would impose additional defense cuts. Continued budget uncertainty and the risk of future sequestration cuts remain unless the Budget Control Act is repealed or significantly modified.

Uncertain economic conditions and volatility in financial markets could impact PAE’s business.

PAE’s business may be adversely affected by factors that are beyond its control in the United States and other countries or in the various industries in which it operates, such as disruptions in financial markets or downturns in economic activity in specific countries or regions, adverse changes in the availability and cost of capital, interest rates, tax rates, or regulations in the jurisdictions in which PAE operates. If for any reason PAE loses access to its currently available lines of credit, or if PAE is required to raise additional capital or refinance its existing indebtedness, PAE may be unable to do so in the current credit and stock market environment, or it may be able to do so only on unfavorable terms, if at all. Adverse changes to financial conditions could jeopardize certain counterparty obligations, including those of PAE’s insurers and financial institutions. In particular, if the U.S. Government reduces funding for government initiatives in which PAE participates, it may have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

PAE cannot guarantee that its current sources of liquidity will enable it to continue to perform under its existing contracts and further grow its business. A disruption in the credit markets could adversely affect PAE’s ability to obtain additional liquidity or refinance existing indebtedness on acceptable terms or at all, it may have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

Competition in PAE’s industry could limit its ability to attract and retain customers.

PAE competes with various entities across geographic and business lines including, for example, large prime contractors to the U.S. Government, original equipment manufacturers, government services providers and construction companies. PAE competes on a number of factors, including its broad range of services, geographic reach and mobility.

Some of PAE’s competitors may have greater resources or are otherwise better positioned to compete for contract opportunities. For example, original equipment manufacturers that also provide aftermarket support services have a distinct advantage in obtaining service contracts for items they have manufactured, as they frequently have better access to replacement and service parts, as well as an existing technical understanding of the platform they have manufactured. In addition, PAE is at a disadvantage when bidding for contracts up for re-competition for which it is not the incumbent provider, because incumbent providers are frequently able to capitalize on customer relationships, technical knowledge and pricing experience gained from their prior service. If these competitive pressures cause PAE to lose recompetes or new business, it could have an adverse effect on PAE’s financial position, results of operations and/or cash flows.

U.S. Government contracting policies create preferences for various minority-owned, small and disadvantaged businesses that could limit PAE’s ability to be a prime contractor on certain governmental procurements.

U.S. Government contracting policies include various socioeconomic programs that establish contracting preferences for particular groups including small businesses as well as minority-owned, women-owned, service-veteran-owned and Native-American-owned businesses, among others. In furtherance of these socioeconomic policies, the U.S. Government may decide to set-aside or otherwise restrict certain procurements only to bidders that meet certain socioeconomic qualifications or may provide other competitive advantages to such businesses even if the procurement is not set-aside or restricted. As a result, PAE would not be eligible to perform as a prime contractor on those programs, may be limited in its ability to perform as a subcontractor, or be at other competitive disadvantage on those programs. An increase in the amount of procurements under set-aside programs may impact PAE’s ability to bid on new procurements as a prime contractor or restrict its ability to recompete on incumbent work that is placed in the set-aside programs. In addition, even if PAE is qualified to work on a U.S. Government contract, it may not be awarded the contract because of existing government policies designed to assist small businesses and other designated classifications of business. PAE has experienced in the past, and may experience in the future, new opportunities and follow-on procurements for U.S. Government contracts that are subject to socioeconomic preferences for which PAE is not eligible.

U.S. Government in-sourcing could result in loss of business opportunities and personnel.

The U.S. Government may decide to reduce the percentage of contracted services in favor of more federal employees through a practice referred to as “in-sourcing.” Over time, in-sourcing could have an adverse effect on PAE’s financial position, results of operations and/or cash flows. Specifically, as a result of in-sourcing, government procurements for services could be fewer and smaller in the future. In addition, work PAE currently performs could be in-sourced by the federal government and, as a result, PAE’s revenues could be reduced. Moreover, PAE’s employees working on contracts could also be hired by the government. This loss of PAE’s employees would necessitate the need to retain and train new employees. Accordingly, the potential effect of in-sourcing could have a materially adverse effect on PAE’s financial position, results of operations and/or cash flows.

A change in public policy could result in the termination or alteration of PAE’s contracts.

A change in any number of public policy objectives, including with respect to national security and foreign aid, could impact PAE’s business positively or negatively. For example, if the U.S. Government withdraws from Afghanistan or Iraq, PAE’s business could be materially impacted. The Agreement for Bringing Peace to Afghanistan was signed on February 29, 2020, and could impact PAE’s business in Afghanistan. Also, by way of example, changes in immigration policy and border protection in the United States could negatively impact PAE’s business.

III. Risks Related to PAE’s Indebtedness

PAE’s substantial level of indebtedness could adversely affect it and prevent it from making dividends and distributions and payments on its other debt obligations (if any).

PAE has a substantial amount of debt. Following completion of the Business Combination, PAE had approximately $635.6 million of indebtedness, consisting of amounts outstanding under its senior secured credit facilities. PAE’s substantial level of indebtedness could have important consequences. For example, it could:

•	make it more difficult for PAE to satisfy its obligations;

•	increase PAE’s vulnerability to adverse economic and industry conditions;

•	limit PAE’s ability to obtain additional financing for future working capital, capital expenditures, strategic acquisitions and other general corporate requirements;

•	expose PAE to interest rate fluctuations because the interest on certain of its debt is variable;

•	require PAE to dedicate a substantial portion of its cash flow from operations to payments on its debt, thereby reducing the availability of its cash flow for operations and other purposes;

•	make it more difficult for PAE to satisfy its obligations to its lenders, resulting in possible defaults on and acceleration of such indebtedness;

•	limit PAE’s ability to refinance indebtedness or increase the associated costs;

•	require PAE to sell assets to reduce debt or influence its decision about whether to do so;

•

limit PAE’s flexibility in planning for, or reacting to, changes in its business and the industry in which it operates or prevent PAE from carrying out capital spending that is necessary or important to its growth strategy and efforts to improve operating margins; and

•

place PAE at a competitive disadvantage compared to any competitors that have less debt or comparable debt at more favorable interest rates and that, as a result, may be better positioned to withstand economic downturns.

In addition, the agreements governing PAE’s indebtedness contain restrictive covenants that will limit PAE and its subsidiaries’ ability to engage in activities that may be in their long-term best interests.

Despite substantial levels of indebtedness, PAE has the ability to incur substantially more indebtedness, which could further intensify the risks described above.

PAE may be able to incur substantial additional debt in the future. The terms of the Existing Credit Agreements contain restrictions on the incurrence of additional indebtedness, but these restrictions are subject to a number of qualifications and exceptions and do not fully prohibit PAE from so incurring substantial additional debt. Depending on borrowing base availability, net of outstanding letters of credit, PAE has the ability to draw up to $150 million under its ABL credit facility, all of which would be secured. PAE also has the ability to incur incremental loans under the term loan credit facilities subject to availability under certain fixed dollar baskets and/or the satisfaction of a maximum first lien net leverage ratio on a pro forma basis, all of which would be secured. If new debt is added to PAE’s current debt levels, the related risks that PAE now faces could intensify.

Restrictive covenants in PAE’s credit agreements could restrict its operating flexibility.

The agreements governing PAE’s senior secured credit facilities limit PAE’s ability to take certain actions. These restrictions may limit PAE’s ability to operate its businesses, prohibit or limit its ability to enhance its operations or take advantage of potential business opportunities as they arise and cause PAE to take actions that are not favorable to stockholders.

These agreements restrict, among other things and subject to certain exceptions, PAE’s and its restricted subsidiaries’ ability to:

•	incur additional indebtedness;

•	pay dividends or other payments on capital stock;

•	guarantee other obligations;

•	grant liens on assets;

•	make loans, acquisitions or other investments;

•	transfer or dispose of assets;

•	make optional payments or modify certain debt instruments;

•	engage in transactions with affiliates;

•	amend organizational documents;

•	engage in mergers or consolidations;

•	enter into arrangements that restrict the ability of PAE’s subsidiaries to pay dividends;

•	engage in business activities that are materially different from existing business activities;

•	change the nature of the business conducted by it; and

•	designate subsidiaries as unrestricted subsidiaries.

Under the credit agreements governing PAE’s term loan credit facilities, PAE could be required to make periodic prepayments based on excess cash flow (as defined therein), thereby limiting the amount of cash flow that can be reinvested in its business. In addition, under the credit agreement governing PAE’s ABL credit facility, if availability goes below a certain threshold, PAE will be required to comply with a minimum “consolidated fixed charge coverage ratio” financial covenant as calculated therein. Moreover, if availability were to fall below a certain threshold for a specified number of business days, PAE could be required to remit its cash funds to a dominion account maintained by the administrative agent under the ABL credit facility, which would then require daily review and approval of operating disbursements by the administrative agent.

PAE’s ability to comply with the covenants and restrictions contained in agreements governing its indebtedness may be affected by economic conditions and by financial, market and competitive factors, many of which are beyond PAE’s control. Its ability to comply with these covenants in future periods will also depend substantially on the revenues generated by its contracts, its success at implementing cost reduction initiatives and its ability to successfully implement its overall business strategy. The breach of any of these covenants or restrictions could result in a default under one or more of the agreements governing PAE’s indebtedness that would permit the applicable lenders to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In that case, PAE may be unable to borrow under its Existing ABL Credit Agreement or otherwise, may not be able to repay the amounts due under the agreements governing its indebtedness, and may not be able make cash available by dividend, debt repayment or otherwise. In addition, PAE’s lenders could proceed against the collateral securing that indebtedness. Any of the foregoing could have serious consequences to PAE’s financial position, results of operations and/or cash flows and could cause it to become bankrupt or insolvent.

The Existing Credit Agreements contain cross default or cross acceleration provisions that may cause all the debt issued under those instruments to become immediately due and payable because of a default under an unrelated debt instrument.

The Existing Credit Agreements contain numerous covenants, and require PAE, if availability goes below a certain threshold, to comply with a minimum “consolidated fixed charge coverage ratio” financial covenant as calculated in the Existing ABL Credit Agreement. PAE’s failure to comply with the obligations contained in these agreements or other instruments governing its indebtedness could result in an event of default under the applicable instrument, which could result in the related debt and the debt issued under other instruments (together with accrued and unpaid interest and other fees) becoming immediately due and payable. In such event, PAE would need to raise funds from alternative sources, which funds may not be available to PAE on favorable terms, on a timely basis or at all. Alternatively, such a default could require PAE to sell assets and otherwise curtail its operations in order to pay its creditors. These alternative measures could have an adverse effect on PAE’s business, financial position, results of operations and/or cash flows.

If PAE does not generate sufficient cash flows, it may not be able to service all of its indebtedness.

To service its indebtedness, PAE will require a significant amount of cash. PAE’s ability to generate cash, make scheduled payments or to refinance its indebtedness depends on PAE’s successful financial and operating performance, which will be affected by a range of economic, competitive and business factors, many of which are outside of its control.

If PAE’s cash flow and capital resources are insufficient to fund its debt service obligations or to repay indebtedness when it matures, PAE may have to undertake alternative financing plans, such as refinancing or restructuring its debt, selling assets or operations, reducing or delaying capital investments or seeking to raise additional capital. PAE may not be able to refinance its debt and any refinancing of its debt could be at higher interest rates and may require it to comply with more restrictive covenants that could further restrict its business operations and its ability to make cash available for dividends and distributions and payments on its other debt obligations (if any). PAE’s ability to implement successfully any such alternative financing plans will be dependent on a range of factors, including general economic conditions, the level of activity in mergers and acquisitions and capital markets generally, and the terms of its various debt instruments then in effect. In addition, a significant portion of PAE’s outstanding indebtedness is secured by substantially all of its and its subsidiaries’ assets and any successor credit facilities are likely to be secured on a similar basis. As such, PAE’s ability to seek additional financing or its ability to make cash available for dividends and distributions and payments on its other debt obligations (if any) could be impaired as a result of such security interests and the agreements governing such security interests. Moreover, as a result of these security interests, the underlying assets would only be available to satisfy claims of PAE’s general creditors or holders of its equity securities if it were to become insolvent to the extent the value of such assets exceeded the amount of its indebtedness and other obligations.

PAE’s inability to generate sufficient cash flow to satisfy its debt obligations or to refinance its obligations on commercially reasonable terms could have an adverse effect on PAE’s business, financial position and results of operations.

IV. Risks Related to the Business Combination

We have incurred significant transaction and transition costs in connection with the Business Combination.

We have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. We may also incur additional costs to retain key employees. Certain expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby (including the Business Combination) have been or will be paid by the Company. The Company’s transaction expenses as a result of the Business Combination are currently estimated at approximately $33.0 million. The amount of the deferred underwriting commissions was not adjusted for any shares that were redeemed in connection with the Business Combination.

We may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although Gores III conducted due diligence on PAE in connection with the Business Combination, this diligence may not have surfaced all material issues present in PAE’s business. Moreover, factors outside of PAE’s business and outside of our control may later arise. As a result of these factors, we may be forced to write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Further, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. Accordingly, our securities could suffer a reduction in value. You are unlikely to have a remedy for such reduction in value, unless you are able to successfully claim that the reduction in stock value was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to you, or if you are able to bring a private claim that our Definitive Proxy Statement on Schedule 14A with respect to the Business Combination, filed with the SEC on January 24, 2020, contained an actionable material misstatement or material omission.

The Company had no operating or financial history and our results of operations may differ significantly from the unaudited pro forma financial data included in this prospectus.

Prior to the Business Combination, the Company was a blank check company, and it had no operating history and no revenues. The unaudited pro forma condensed combined statement of operations of the post-combination company combines the historical audited results of operations of the Company for the year ended December 31, 2019, with the historical audited results of operations of Shay for the year ended December 31, 2019, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet of the post-combination company combines the historical balance sheets of the Company as of December 31, 2019 and of Shay as of December 31, 2019 and gives pro forma effect to the Business Combination as if it had been consummated on December 31, 2019.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the post-combination company. Accordingly, the post-combination company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this prospectus.

If the Business Combination’s benefits do not meet the expectations of investors or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there was no public market for PAE’s stock and trading in the shares of our securities was not active. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to us;

•	our ability to market new and enhanced services on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving us following the Business Combination;

•	changes in our capital structure following the Business Combination, such as future issuances of securities or the incurrence of additional debt;

•	the volume of securities available for public sale;

•	any major change in our board of directors (the “Board”) or management;

•	sales of substantial amounts of securities by our directors, officers or significant stockholders or the perception that such sales could occur;

•	the realization of any of the other risks described herein;

•	additions or departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with the Sarbanes-Oxley Act of 2002 or other laws or regulations;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to the post-combination company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

V. Risks Related to Our Class A Common Stock and Warrants

Platinum Equity has significant influence over us.

Platinum Equity beneficially owns approximately 25% of our Class A Common Stock (after taking into account shares of our Class A Common Stock underlying warrants held by Platinum Equity). As long as Platinum Equity owns or controls a significant percentage of our outstanding voting power, it will have the ability to significantly influence all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our Board, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. Platinum Equity’s influence over our management could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which could cause the market price of our securities to decline or prevent security holders from realizing a premium over the market price for such securities. Because our certificate of incorporation opts out of Section 203 of the DGCL regulating certain business combinations with interested stockholders, Platinum Equity may transfer shares to a third party by transferring their securities without the approval of our Board or other stockholders, which may limit the price that investors are willing to pay in the future for our securities.

Pursuant to the Investor Rights Agreement, the Platinum Stockholder has the right to nominate up to two directors to the Board. The remaining three directors will be independent directors initially nominated by the Platinum Stockholder and reasonably acceptable to the Company. In addition, for so long as the Platinum Stockholder has the right to nominate a director, it will also have the right to: (i) designate the chairman of the Board (who need not be a nominee of the Platinum Stockholder); (ii) appoint one representative to each committee of the Board of other than the audit committee; (iii) subject to applicable law and stock exchange requirements, appoint one observer to each committee of the Board; and (iv) subject to applicable law and stock exchange requirements, require that the Board does not exceed five directors. The Platinum Stockholder’s right to designate directors to the Board is subject to its ownership percentage of the total outstanding shares of Class A Common Stock. If the Platinum Stockholder holds: (a) 10% or greater of the outstanding Class A Common Stock, it will have the right to appoint two directors; (b) less than 10% but greater than or equal to 5% of the outstanding Class A Common Stock, it will have the right to appoint one director; (c) or less than 5% of the outstanding Class A Common Stock, it will not have the right to appoint any directors.

Platinum Equity’s interests may not align with our interests as a company or the interests of our other stockholders. Accordingly, Platinum Equity could cause us to enter into transactions or agreements of which our stockholders would not approve or make decisions with which our stockholders would disagree. Further, Platinum Equity is in the business of making investments in companies and may acquire and hold interests in businesses that compete directly or indirectly with us. Platinum Equity may also pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In recognition that principals, members, directors, managers, partners, stockholders, officers, employees and other representatives of Platinum Equity and its affiliates and investment funds may serve as our directors or officers, our restated certificate of incorporation provides, among other things, that none of Platinum Equity or any principal, member, director, manager, partner, stockholder, officer, employee or other representative of Platinum Equity has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any of these persons or entities acquires knowledge of a potential transaction or matter which may be a corporate opportunity for itself and us, we will not have any expectancy in such corporate opportunity, and these persons and entities will not have any duty to communicate or offer such corporate opportunity to us and may pursue or acquire such corporate opportunity for themselves or direct such opportunity to another person. These potential conflicts of interest could have a material adverse effect on our business, financial condition and results of operations if, among other things, attractive corporate opportunities are allocated by Platinum Equity to themselves or their other affiliates.

Anti-takeover provisions contained in our certificate of incorporation and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our certificate of incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions include:

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•	a classified Board with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Board;

•	the requirement that directors may only be removed from the Board for cause;

•

the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director in certain circumstances, which prevents stockholders from being able to fill vacancies on our Board;

•	a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•

a prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	the requirement that changes or amendments to certain provisions of our certificate of incorporation or bylaws must be approved by holders of at least two-thirds of our Class A Common Stock; and

•

advance notice procedures that stockholders must comply with in order to nominate candidates to our Board or to propose matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Our bylaws include a forum selection clause, which may impact your ability to bring actions against us.

Subject to certain limitations, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; or (d) any action asserting a claim governed by the internal affairs doctrine. In addition, our bylaws provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States against us, our officers, directors, employees or underwriters. These limitations on the forum in which stockholders may initiate action against us could create costs, inconvenience or otherwise adversely affect your ability to seek legal redress.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, a court may decline to enforce these exclusive forum provisions with respect to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders may not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

The exercise price for our Warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the Warrants are more likely to expire worthless.

The exercise price of our Warrants (as defined below) is higher than is typical with many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a Warrant was generally a fraction of the purchase price of the units in the IPO. The exercise price for our Warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the Warrants are less likely to ever be in the money and more likely to expire worthless.

We may amend the terms of the Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Warrants could be increased, the exercise period could be shortened and the number of shares of our Class A Common Stock purchasable upon exercise of a Warrant could be decreased, all without the approval of that warrant holder.

Our Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders or any amendment to the terms of the Private Placement Warrants. Accordingly, we may amend the terms of the Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of shares of Class A Common Stock purchasable upon exercise of a Warrant.

We may redeem unexpired Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their Warrants worthless.

We have the ability to redeem outstanding Public Warrants and, unless held by the Former Sponsor or its permitted transferees, the Private Placement Warrants, at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant; provided that the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force the warrant holders: (i) to exercise their Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Warrants at the then-current market price when they might otherwise wish to hold their Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of their Warrants.

The Warrants are exercisable for our Class A Common Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued Public Warrants to purchase 13,333,333 shares of Class A Common Stock as part of our IPO and, on September 11, 2018 (the “IPO Closing Date”), we issued Private Placement Warrants to the Former Sponsor to purchase 6,666,666 shares of our Class A Common Stock, in each case at $11.50 per share. We issued approximately 23,913,044 shares of our Class A Common Stock to the Private Placement Investors in the Private Placement, upon consummation of the Business Combination. The shares of Class A Common Stock issued in the Private Placement and additional shares of our Class A Common Stock issued upon exercise of our Warrants will result in dilution to the then existing holders of Class A Common Stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Common Stock.

The Private Placement Warrants are identical to the Public Warrants sold as part of the public units issued in our IPO except that, so long as they are held by the Former Sponsor or its permitted transferees: (i) they will not be redeemable by us; (ii) they may be exercised by the holders on a cashless basis; and (iii) they are subject to registration rights.

Resales of our securities could depress the market price of our securities.

There may be a large number of our securities sold in the market in the near future. These sales, or the perception in the market that the holders of a large number of securities intend to sell securities, could reduce the market price of our securities. Our public stockholders (other than the Private Placement Investors) collectively hold approximately 43% of our outstanding Class A Common Stock. Such securities are freely tradeable. In addition, the Initial Stockholders own approximately 6.6% of our outstanding Class A Common Stock, including a portion of the

7,000,000 Conversion Shares, the Shay Stockholders own approximately 23% of our outstanding Class A Common Stock and the Private Placement Investors own approximately 26% of our outstanding Class A Common Stock. All of the securities held by the Initial Stockholders, including the Former Sponsor and the Shay Stockholders, and the Private Placement Shares, are subject to registration rights and may be registered for resale under the Securities Act.

Pursuant to the terms of the Registration Rights Agreement, the Founder Shares (and the resulting Conversion Shares) are bound by restrictions on transfer until 180 days following the closing of the Business Combination, and the Shay Stockholders have each signed separate letters with the Company agreeing to be bound by restrictions on the transfer of their shares for 180 days after the completion of the Business Combination. However, upon the expiration of such restrictions on transfer, the Conversion Shares and the shares received by the Shay Stockholders as Stock Consideration may be sold in the public market.

We also intend to register all shares of Class A Common Stock that we may issue under the PAE Incorporated 2020 Equity Incentive Plan (the “Incentive Plan”). Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates.

Any sales of our securities or the perception of such sales may depress the market price of our securities.

Our only significant asset is our ownership interest in our operating subsidiaries and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Class A Common Stock or satisfy our other financial obligations.

We have limited direct operations and no significant assets other than our ownership interest in our operating subsidiaries. We depend on our operating subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, and to pay any dividends with respect to our Class A Common Stock. The financial condition and operating requirements of our operating subsidiaries may limit our ability to obtain cash from our operating subsidiaries. The earnings from, or other available assets of, our operating subsidiaries may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Class A Common Stock or satisfy our other financial obligations.

The ability of our operating subsidiaries (other than subsidiaries which have been designated as unrestricted pursuant to our ability to do so in certain limited circumstances) to make distributions, loans and other payments to us for the purposes described above and for any other purpose are governed by the terms of the Existing Credit Agreements, and will be subject to the negative covenants set forth therein. Any loans or other extensions of credit will be subject to the investment covenants under the Existing Credit Agreements. Similarly, any dividends, distributions or similar payments will be permitted only to the extent there is an applicable exception to the dividends and distributions covenants under the Existing Credit Agreements.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We are subject to income taxes in the United States and other jurisdictions, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	costs related to intercompany restructurings;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities.

Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

The price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities may never develop or, if developed, it may not be sustained. In addition, the price of our securities may vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities become delisted from Nasdaq for any reason, and are quoted on the OTC Bulletin Board or OTC Pink Sheet Market, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

Our quarterly operating results may fluctuate significantly and could fall below the expectations of securities analysts and investors due to seasonality and other factors, some of which are beyond our control, resulting in a decline in our stock price.

Our quarterly operating results may fluctuate significantly because of several factors, including:

•	labor availability and costs;

•	profitability of our service offerings, especially in new markets and due to seasonal fluctuations;

•	changes in interest rates;

•	impairment of long-lived assets;

•	macroeconomic conditions, both nationally and locally;

•	negative publicity;

•	changes in consumer preferences and competitive conditions; and

•	expansion to new markets.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or our market, or if they change their recommendations regarding our securities adversely, then the price and trading volume of our securities could decline.

The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. If analysts fail to cover us, or any of the analysts that may cover us change their recommendation regarding our securities adversely or provide more favorable relative recommendations about our competitors, the price of our securities would likely decline. If any analyst that may cover us ceases covering us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which could cause the price or trading volume of our securities to decline.

Our internal controls over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act of 2002, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, we are required to provide attestation on internal controls and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act of 2002 are significantly more stringent than those required of Shay as a privately-held company. Further, as an emerging growth company, our independent registered public accounting firm was not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we were no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the post-combination company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the post-combination company or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when required, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Class A Common Stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF GORES III

In this section of the prospectus, “Gores III” refers to Gores Holdings III, Inc., “Shay” refers to Shay Holding Corporation and the “Company” refers to the business of the combined company and its subsidiaries following the Closing. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in “Frequently Used Terms” or elsewhere in this prospectus.

The following tables summarize selected historical consolidated financial data of Gores III for the periods and as of the dates indicated. Gores III’s consolidated balance sheet data as of December 31, 2019 and 2018 and consolidated statements of operations data for the years ended December 31, 2019 and 2018 and the period from October 23, 2017 (inception) to December 31, 2017 are derived from Gores III’s audited consolidated financial statements included elsewhere in this prospectus.

The Business Combination is a subsequent event that occurred after the periods for which the financial information herein is presented. For accounting purposes, the Business Combination will be accounted for as a reverse acquisition and recapitalization in which Shay is considered the accounting acquirer (legal acquiree) and Gores III is considered the accounting acquiree (and legal acquirer). The financial information included in this “Selected Historical Consolidated Financial Information of Gores III” reflects the historical operations of Gores III, the legal acquirer, and should be read in conjunction with Gores III’s audited consolidated financial statements and related notes contained elsewhere in this prospectus.

The Company’s financial statement presentation to be included in quarterly and annual filings with the SEC on Forms 10-Q and 10-K with respect to periods subsequent to the Business Combination will include the consolidated financial statements of Shay and its subsidiaries for periods prior to the completion of the Business Combination and of the combined company, PAE Incorporated (formerly Gores III), for periods from and after the Closing Date. Accordingly, Gores III’s historical results are not indicative of future results.

Consolidated Statements of Operations Data:

	Year ended December 31, 2019	Year ended December 31, 2018	For the Period from October 23, 2017 (inception) to December 31, 2017
Professional fees and other expenses	$(5,277,801)	$(210,619)	$(23,076)
State franchise taxes, other than income tax	(200,000)	(200,050)	(608)

Loss from operations	(5,477,801)	(410,669)	(23,684)
Other income - interest income	8,488,158	2,609,060	—

Net income/(loss) before income taxes	$3,010,357	$2,198,391	$(23,684)

Provision for income tax	(1,551,981)	(461,662)	—

Net income/(loss) attributable to common shares	$1,458,376	$1,736,729	$(23,684)

Per Share Data:
Net income/(loss) per ordinary share:
Class A ordinary shares - basic and diluted	$0.07	$0.21	$—

Class F ordinary shares - basic and diluted	$(0.14)	$(0.05)	$(0.00)

Balance Sheet Data:

	December 31, 2019	December 31, 2018
Working capital(1)	$(4,187,865)	$375,661
Total assets(2)	408,957,362	403,668,983
Total liabilities	18,517,373	14,687,370
Stockholders’ equity	5,000,009	5,000,003

(1)

Includes $244,960 and $856,182 in cash held outside of the Trust Account, plus $84,548 and $206,849 of other assets, less $4,517,373 and $687,370 of current liabilities as of December 31, 2019 and 2018, respectively.

(2)

Includes $408,585,719 and $402,605,952 held in the Trust Account, plus $244,960 and $856,182 in cash held outside of the Trust Account, plus $84,548 and $206,849 of other assets as of December 31, 2019 and 2018, respectively.

As of December 31, 2019, the total assets amount includes $408,585,719 being held in the Trust Account, $394,585,719 of which was available to us for the purposes of consummating a business combination within the time period described in this prospectus (with $14,000,000 in deferred underwriting fees payable upon consummation of a business combination) and the remaining $371,643 being available to us for general working capital purposes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF PAE

In this section of the prospectus, “Gores III” refers to Gores Holdings III, Inc., “Shay” refers to Shay Holding Corporation and “PAE” and the “Company” refers to the business of Shay and its subsidiaries prior to the Closing and the business of the combined company and its subsidiaries following the Closing. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in “Frequently Used Terms” or elsewhere in this prospectus.

On March 14, 2016, PAE Holding was acquired by an indirect wholly-owned subsidiary of Shay pursuant to an Agreement and Plan of Merger, dated as of January 14, 2016, by and among PAE Holding, Shay Merger Corporation (“PAE Merger Sub”), Shay Intermediate Holding II Corporation and LG PAE, L.P., whereby PAE Merger Sub merged with and into PAE Holding, with the latter surviving (the “Platinum Merger”). Shay had no operations prior to the Platinum Merger other than the issuance of debt and equity, and was indirectly owned by certain affiliates of Platinum Equity.

Periods from January 1, 2015 to December 31, 2015 and the period from January 1, 2016 to March 14, 2016 (the “2016 Predecessor Period”) have been labelled “Predecessor” and refer to the financial results of PAE Holding prior to the Platinum Merger. Periods from January 1, 2017 to December 31, 2019 and the period beginning on the incorporation date of Shay (January 8, 2016) and ending December 31, 2016 (such period, the “2016 Successor Period”) have been labelled “Successor” and refer to the financial results of Shay and its subsidiaries. The Successor period includes certain expenses related to the Platinum Merger.

The following table contains selected historical consolidated financial and other data for the Successor years ended December 31, 2017, 2018 and 2019 and the 2016 Successor Period, and for the Predecessor year ended December 31, 2015 and the 2016 Predecessor Period. The financial and other data as of December 31, 2018 and 2019 and for the years ended December 31, 2017, 2018 and 2019 have been derived from the audited consolidated financial statements of Shay included elsewhere in this prospectus. The financial and other data as of December 31, 2015, 2016 and 2017 and for the 2016 Predecessor Period, the 2016 Successor Period and the year ended December 31, 2015 have been derived from the audited consolidated financial statements of PAE Holding and the audited consolidated financial statements of Shay not included in this prospectus. Historical results are not indicative of the results to be expected in the future.

The Business Combination is a subsequent event that occurred after the periods for which the financial information herein is presented. For accounting purposes, the Business Combination will be accounted for as a reverse acquisition and recapitalization in which Shay is considered the accounting acquirer (legal acquiree) and Gores III is considered the accounting acquiree (and legal acquirer). The financial information included in this “Selected Historical Consolidated Financial Information of PAE” reflects the historical operations of Shay, the accounting acquirer, and should be read in conjunction with the information contained under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PAE” and in Shay’s audited consolidated financial statements and related notes contained elsewhere in this prospectus.

The Company’s financial statement presentation to be included in quarterly and annual filings with the SEC on Forms 10-Q and 10-K with respect to periods subsequent to the Business Combination will include the consolidated financial statements of Shay and its subsidiaries for periods prior to the completion of the Business Combination and of the combined company, PAE Incorporated (formerly named “Gores Holdings III, Inc.”), for periods from and after the Closing Date.

Selected Financial Data

	Successor				Predecessor
	Year Ended			Period from January 8, 2016 to December 31, 2016	Period from January 1, 2016 to March 14, 2016	Year Ended
(In thousands)	December 31, 2019	December 31, 2018	December 31, 2017			December 31, 2015
Income Statement Data:
Revenues	$2,763,893	$2,608,562	$2,331,586	$1,808,537	$420,870	$2,109,527
Program profit (loss)	17,034	45,141	(33,514)	43,132	(11,251)	46,784
Operating income (loss)	26,819	50,121	(12,192)	39,052	(11,741)	71,771
Net (loss) income	(50,061)	(31,578)	(48,074)	(7,508)	(14,167)	28,395
Noncontrolling interest in earnings of ventures	(252)	2,881	4,728	755	79	(586)
Net (loss) income attributed to Shay Holding Corporation	(49,809)	(34,459)	(52,802)	(8,263)	(14,246)	28,981
Cash Flow Data:
Net cash provided by (used in) operating activities	$116,648	$(56,841)	$93,979	$42,035	$15,478	$71,069
Net cash used in investing activities	(2,689)	(16,551)	(132,601)	(400,655)	(2,524)	(210,139)
Net cash (used in) provided by financing activities	(95,274)	32,847	(91,893)	582,768	(1,966)	138,680

	As of December 31,
(In thousands)	2019	2018	2017	2016	2015
Balance Sheet Data:
Cash and cash equivalents	$68,035	$51,097	$93,582	$223,921	$36,235
Total assets	1,371,299	1,347,881	1,329,378	1,498,366	967,032
Long-term debt, net (1)	749,937	841,752	797,721	679,174	365,199
Working capital	36,331	178,464	129,674	326,139	162,189

(1)	Includes current portion of long-term debt.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

In this section of the prospectus, “Gores III” refers to Gores Holdings III, Inc., “Shay” refers to Shay Holding Corporation and “PAE” refers to the business of Shay and its subsidiaries prior to the Closing. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in “Frequently Used Terms” or elsewhere in this prospectus.

The following selected unaudited pro forma condensed combined balance sheet information as of December 31, 2019 and the unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2019 present the combination of the financial information of Gores III and PAE (identified in the statement of operations data and balance sheet data in the tables below as Shay), adjusted to give effect to the Business Combination and certain transactions related thereto, including the exclusion of the assets, liabilities and results of operations of one of PAE’s subsidiaries, PAE ISR LLC (“ISR”). The unaudited pro forma condensed combined statement of operations of Gores III for the year ended December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet of Gores III as of December 31, 2019 assumes that the Business Combination was completed on December 31, 2019. The selected unaudited pro forma condensed combined financial information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial information, including the notes thereto, which is included in this prospectus under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the post-combination company. The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination.

Combined Financial Information

(dollars in thousands except per share amounts)

	Gores III	Shay	Pro Forma Combined
Statement of Operations Data—For the Year Ended December 31, 2019
Sales	$—	$2,763,893	$2,763,334
Total operating expenses	5,478	2,746,859	2,698,000
Operating (loss) income	(5,478)	26,819	74,682
Net income (loss) attributed to the companies	1,458	(49,809)	(543)
Net loss per common share—basic and diluted			$(0.01)

	Gores III	Shay	Pro Forma Combined
Balance Sheet Data—As of December 31, 2019
Total current assets	$329	$553,764	$554,093
Total assets	408,957	1,371,299	1,375,480
Total current liabilities	4,517	517,433	521,639
Total liabilities	18,517	1,383,208	1,260,835
Total stockholders’ equity	5,000	(43,760)	82,794

USE OF PROCEEDS

All of the securities offered by the Selling Holders pursuant to this prospectus will be sold by the Selling Holders for their respective accounts. We will not receive any of the proceeds from these sales. We will receive up to an aggregate of approximately $153.3 million from the exercise of the Public Warrants and $76.7 million from the exercise of the Private Placement Warrants, assuming the exercise in full of all the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes.

The Selling Holders will pay any underwriting discounts and commissions and expenses incurred by the Selling Holders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Holders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

Issuance of Class A Common Stock Underlying Warrants

The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Warrants are listed on Nasdaq under the symbol “PAEWW.”

Resale of Class A Common Stock and Warrants by Selling Holders

Our Class A Common Stock and Warrants are listed on Nasdaq under the symbols “PAE” and “PAEWW,” respectively. The actual offering price by the Selling Holders of the shares of Class A Common Stock and Warrants covered by this prospectus will be determined by prevailing market prices at the time of sale, by private transactions negotiated by the selling security holders or as otherwise described in the section entitled “Plan of Distribution.”

MARKET PRICE OF COMMON STOCK AND DIVIDENDS

Market Price of Our Class A Common Stock and Warrants

Our Class A Common Stock and Warrants are currently listed on Nasdaq under the symbols “PAE” and “PAEWW,” respectively. Prior to the consummation of the Business Combination, our Class A Common Stock and Warrants were listed on Nasdaq under the symbols “GRSH” and “GRSHW,” respectively.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per share of Class A Common Stock and Warrant as reported on Nasdaq for the periods presented.

	Class A Common Stock		Warrants
	High	Low	High	Low
Fiscal 2020:
First Quarter	$12.76	$3.095	$3.25	$0.25
Fiscal 2019:
Fourth Quarter	$10.43	$10.07	$1.55	$1.30
Third Quarter	$10.13	$10.00	$1.50	$1.25
Second Quarter	$10.10	$9.80	$1.51	$1.33
First Quarter	$10.04	$9.61	$1.65	$1.1632
Fiscal 2018:
Fourth Quarter	$9.75	$9.60	$1.70	$1.20

On March 31, 2020, the closing price of our Class A Common Stock and Warrants was $6.49 and $1.49, respectively. As of March 31, 2020, there were 92,040,654 shares of our Class A Common Stock outstanding, held of record by approximately 59 holders. As of March 31, 2020, there were 19,999,999 Warrants outstanding, held of record by approximately seven holders of record. The numbers of record holders of our Class A Common Stock and Warrants do not include DTC participants or beneficial owners holding shares through nominee names.

Dividend Policy

We have not paid any cash dividends on our Class A Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, our ability to declare dividends is limited by restrictive covenants in the agreements governing our indebtedness.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

In this section of the prospectus, “Gores III” refers to Gores Holdings III, Inc., “Shay” refers to Shay Holding Corporation and “PAE” refers to the business of Shay and its subsidiaries prior to the Closing and the business of the combined company and its subsidiaries following the Closing. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in “Frequently Used Terms” or elsewhere in this prospectus.

The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Gores III and PAE (identified in the unaudited pro forma condensed combined balance sheet and the unaudited pro forma condensed combined statement of operations as Shay), adjusted to give effect to the Business Combination (as defined below) and certain transactions related thereto, including the exclusion of the assets, liabilities and results of operations of one of PAE’s subsidiaries, ISR, and has been prepared in accordance with Article 11 of Regulation S-X. Gores III and PAE are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination, are referred to herein as the “Combined Company.”

The unaudited pro forma condensed combined statement of operations of the Combined Company for the year ended December 31, 2019, gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet of the Combined Company as of December 31, 2019 assumes that the Business Combination was completed on December 31, 2019.

The unaudited pro forma condensed combined financial statements were derived as described below and should be read in conjunction with the financial statements and related notes thereto of Gores III and with the financial statements and related notes thereto of PAE (identified in the financial statements as Shay), which are included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations of the Combined Company for the year ended December 31, 2019 and the unaudited pro forma condensed combined balance sheet of the Combined Company as of December 31, 2019 were derived from PAE’s audited consolidated financial statements as of and for the year ended December 31, 2019 and Gores III’s audited financial statements as of and for the year ended December 31, 2019.

The following pro forma condensed combined financial statements presented herein reflect the actual redemption of 213 shares of common stock by the Gores III stockholders in conjunction with a stockholder vote on the Business Combination held on February 7, 2020.

PAE INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

DECEMBER 31, 2019

(dollars in thousands)

			Pro-Forma Adjustments to Eliminate ISR (A)	Pro Forma Adjustments for Business Combination
	Historical
	Shay as of	Gores III as of				Pro Forma
	December 31, 2019	December 31, 2019			Note	Combined
ASSETS
Current assets
Cash and cash equivalents	$68,035	$245	$—	$—	B	$68,280
Accounts receivable, net	442,180	—	—	—		442,180
Prepaid expenses and other current assets	43,549	84	—	—		43,633

Total current assets	553,764	329	—	—		554,093
Deferred tax asset	3,212	42	—	3,810	C	7,064
Investments and cash held in trust account	—	408,586	—	(408,586)	D	—
Property and equipment, net	30,404	—	—	—		30,404
Investments	17,925	—	—	—		17,925
Goodwill	409,588	—	—	—		409,588
Purchased intangibles, net	180,464	—	—	—		180,464
Operating lease right-of-use assets, net	162,184	—	—	—		162,184
Other noncurrent assets	13,758	—	—	—		13,758
Total assets	$1,371,299	$408,957	$—	$(404,776)		$1,375,480

PAE INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

December 31, 2019 (CONTINUED)

(dollars in thousands)

			Pro-Forma	Pro Forma
	Historical		Adjustment to	Adjustments
	Shay as of	Gores III as of	Eliminate	for Business		Pro Forma
	December 31, 2019	December 31, 2019	ISR (A)	Combination	Note	Combined
LIABILITIES
Current liabilities:
Accounts payable	$124,661	$—	$—	$—		$124,661
Accrued expenses	102,315	3,681	—	(5,007)	E	100,989
Customer advances and billings in excess of costs	51,439	—	—	—		51,439
Accrued salaries, benefits and payroll taxes	130,633	—	—	—		130,633
Accrued taxes	18,488	40	—	—		18,528
Current portion of long-term debt, net	22,007	—	—	—		22,007
Operating lease liabilities, current portion	36,997	—	—	—		36,997

Other current liabilities	30,893	796	—	4,696	F	36,385

Total current liabilities	517,433	4,517	—	(311)		521,639
Deferred underwriting compensation	—	14,000	—	(14,000)	G	—
Deferred income taxes, net	—	—	—	—		—
Long-term debt, net	727,930	—	—	(126,579)	H	601,351
Long-term operating lease liabilities	129,244	—	—	—		129,244
Other long-term liabilities	8,601	—	—	—		8,601

Total liabilities	1,383,208	18,517	—	(140,890)		1,260,835

Class A subject to possible redemption	—	385,440	—	(385,440)	I	—
Stockholders’ Equity:
Common stock:
Class A common stock	—	—	—	9	J	9
Class F common stock	—	1	—	(1)	J	—
Common Stock (Class A and Class B)	3	—	—	(3)	J	—
Additional paid-in capital	101,742	1,828	—	140,015	J	243,585
Retained earnings (Accumulated deficit)	(145,371)	3,171	—	(18,466)	K	(160,666)
Accumulated other comprehensive loss	(134)	—	—	—		(134)

Total Stockholders’ equity	(43,760)	5,000	—	121,554		82,794

Noncontrolling interest	31,851	—	—	—		31,851

Total liabilities and stockholders’ equity	$1,371,299	$408,957	$—	$(404,776)		$1,375,480

PAE INCORPORATED

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(dollars in thousands, except share and per share amounts)

	Historical		Pro-Forma Adjustment to Eliminate ISR (A)	Pro Forma Adjustments for Business Combination
	Shay for the year	Gores III for the year
	ended	ended				Pro Forma
	December 31, 2019	December 31, 2019			Note	Combined
Sales	$2,763,893	$—	$(559)	$—		$2,763,334
Cost of sales	2,183,574	—	(32,799)	—		2,150,775
Selling, general and administrative expenses	530,080	5,478	(16,531)	(5,007)	B	514,020
Amortization of intangible assets	33,205	—	—	—		33,205

Total operating expenses	2,746,859	5,478	(49,330)	(5,007)		2,698,000

Program profit (loss)	17,034	(5,478)	48,771	5,007		65,334
Other (income) loss, net	(9,785)	—	437	—		(9,348)

Operating income (loss)	26,819	(5,478)	48,334	5,007		74,682
Interest expense (income), net	86,011	(8,488)	(1,867)	(7,205)	C	68,451

Net (loss) income before income taxes	(59,192)	3,010	50,201	12,212		6,231
Income tax (benefit) expense	(9,131)	1,552	11,747	2,858	D	7,026

Net (loss) income	(50,061)	1,458	38,454	9,354		(795)
Noncontrolling interest in earnings of ventures	(252)	—	—	—		(252)

Net (loss) income attributed to the companies	$(49,809)	$1,458	$38,454	$9,354		$(543)

Pro Forma weighted average common shares outstanding - basic and diluted					E	90,132,217

Pro Forma net loss per share basis - basic and diluted						$(0.01)

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

NOTE 1 – DESCRIPTION OF THE BUSINESS COMBINATION

On February 10, 2020 (the “Closing”), the registrant completed the previously announced business combination in which Shay and its subsidiaries were acquired by Gores III (the “Business Combination”). The transaction was completed in a multi-step process pursuant to which Shay ultimately merged with and into a wholly-owned subsidiary of Gores III, with the Gores III subsidiary continuing as the surviving company. As a result of the Business Combination, each share of common stock of Shay was cancelled and converted into the right to receive a portion of the consideration payable in connection with the transaction and the registrant acquired Shay (as it existed immediately prior to the Business Combination) and its subsidiaries. Additionally, the stockholders of Shay as of immediately prior to the transaction (the “Shay Stockholders”) hold a portion of the common stock of the registrant (the “Class A Stock”). In connection with the Closing, “Gores Holdings III, Inc.” changed its name to “PAE Incorporated”.

Under the terms of an Agreement and Plan of Merger dated November 1, 2019, as amended (the “Merger Agreement”), PAE was required to (i) sell, transfer or otherwise dispose of the business of ISR (through a sale of equity, assets or otherwise), and/or (ii) terminate the operations of ISR effective prior to the closing in order to effect an orderly liquidation of the assets of ISR. On December 13, 2019, the sale of substantially all of the assets of ISR was completed.

At Closing, the Shay Stockholders received cash consideration of $416.5 million (“Cash Consideration”), ownership interests in the Combined Company of approximately 21.1 million shares (the “Stock Consideration”) and a cash contribution to Shay to pay down existing debt, and related interest and expenses, by $138.3 million. In addition, PAE Incorporated (formerly named “Gores Holdings III, Inc.”) assumed $779.8 million of debt.

The foregoing consideration paid to the Shay Stockholders may be further increased by amounts payable as earn-out shares of Class A Stock pursuant to the terms of the Merger Agreement. The earn-out shares are not reflected in the accompanying unaudited pro forma condensed combined financial statements as the triggering event for the issuance of these shares has not occurred.

In order to facilitate the Business Combination, the Former Sponsor agreed to the cancellation of approximately 3,000,000 shares of Gores III’s Class F common stock, par value $0.0001 per share, held by it, 1,086,956 shares of which were cancelled and reissued as Class A Stock on a one-for-one basis to the Shay Stockholders as a portion of the Stock Consideration and 1,913,044 shares of which were cancelled in respect of the Private Placement representing a portion of the total number of shares of Class A Stock that Gores III sold to the participants in the Private Placement (pursuant to subscription agreements entered into in connection therewith) at a discounted price of $9.20 per share. The remaining Class F Stock were automatically converted into shares of Class A Stock on a one-for-one basis at the Closing and will continue to be subject to the transfer restrictions applicable to such shares of Class F Stock.

NOTE 2 – BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2019. The unaudited pro forma condensed combined balance sheet as of December 31, 2019 assumes that the Business Combination was completed on December 31, 2019.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Business Combination.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes.

Under the terms of the Merger Agreement, Gores III has agreed to issue restricted stock units representing the right to receive up to an aggregate of 3,200,000 shares of its Class A Stock (which number will be subject to equitable adjustment in the event of any stock split, reverse stock split, stock dividend or other similar event after the date hereof and prior to the date such restricted stock units are issued) out of which 1,581,960 will be issued (subject to the effectiveness of a registration statement on Form S-8) to PAE employees, as designated by Platinum Equity. Because the terms of any such issuance have not been finalized as of the date of the unaudited pro forma condensed combined financial statements and the amounts are not known and not deemed factually supportable, management has not included a pro forma adjustment to reflect this issuance. For more information, see “Executive Compensation—Awards of Company Restricted Stock Units.”

The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor are they indicative of the future consolidated results of operations of the Combined Company. They should be read in conjunction with the historical financial statements and the related notes of Gores III and PAE included elsewhere in this prospectus.

The Business Combination is accounted for as a reverse merger under the scope of the Financial Accounting Standards Board’s Accounting Standards Codification 805, Business Combinations (“ASC 805”), in accordance with U.S. GAAP. Under this method of accounting, Gores III is treated as the “acquired” company for financial reporting purposes and Shay is treated as the accounting acquirer. The Business Combination is treated as the equivalent of Shay issuing stock for the net assets of Gores III, accompanied by a recapitalization. The net assets of Gores III are stated at historical cost, with no goodwill or intangible assets recorded. Operations prior to the Business Combination are those of PAE. Shay has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

•	PAE’s existing management will comprise all key management positions of the Combined Company, including the CEO and the CFO;

•

Initially PE Shay Holdings, LLC (the “Platinum Stockholder”) has the right to nominate up to two directors to PAE Incorporated’s board of directors, initially one of whom will be the PAE CEO and the other a representative of the Platinum Stockholder, and the remaining three directors will be independent directors whose nomination must be reasonably acceptable to PAE. Going forward the Platinum Stockholder will have the right to designate directors to the board based on its ownership percentage of the total outstanding shares of Class A Stock. If the Platinum Stockholder holds: (i) 10% or greater of the outstanding Class A Stock, it will have the right to appoint two directors; (ii) less than 10% but greater than or equal to 5% of the outstanding Class A Stock, it will have the right to appoint one director; and (iii) less than 5% of the outstanding Class A Stock, it will not have the right to appoint any directors.

•

The Platinum Stockholder is the individual investor with the largest voting interest, with beneficial ownership of 25.2% after taking into account shares of our Class A Stock underlying warrants held by the Platinum Stockholder; and

•	PAE comprises all the ongoing operations of the Combined Company.

The preponderance of the evidence discussed above supports the conclusion that Shay is the accounting acquirer in the Business Combination.

Assuming the pro forma date of December 31, 2019, the estimated Cash Consideration of $424.6 million reflects the following adjustments to the base merger consideration of $1.4 billion:

•	Reduction for the estimated closing working capital adjustment amount of $61.8 million at December 31, 2019,

•	Increase for the estimated PAE cash of $70.4 million at December 31, 2019,

•	Increase for an estimated tax overpayment/underpayment amount of $4.7 million,

•	Reduction for an estimated rollover indebtedness amount of $772.9 million at December 31, 2019,

•	Reduction for an estimated transaction cost adjustment amount of $28.0 million (net of $5 million allowance), and

•	Reduction of Participation Plan Costs of $17.4 million

•	Reduction of $197.1 million for consideration paid in shares based on the terms of the Merger Agreement.

In addition to the consideration transferred as discussed above, the PAE Incorporated (formerly named “Gores Holdings III, Inc.”) assumed PAE existing debt as of the Business Combination date, less an $130.4 million paydown which would have been made if the Business Combination had closed on December 31, 2019. For the calculation of the adjustment to long- term debt as of December 31, 2019 see Note 3, adjustment H below.

NOTE 3 – PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the Combined Company. The unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements, and the related notes of the Companies.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the results of the Combined Company.

There were no significant intercompany balances or transactions between the Companies as of the date and for the periods of these unaudited pro forma condensed combined financial statements.

The pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Companies filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Gores III’s shares outstanding, assuming the Business Combination occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

A – ISR Sale

The sale of the ISR business was completed on December 13, 2019. As a result, the Shay audited consolidated balance sheet as of December 31, 2019 does not include assets or liabilities of the ISR business. Accordingly, no adjustments related to the ISR business are required to be reflected in the unaudited pro forma condensed combined balance sheet as of December 31, 2019.

B – Cash and Cash equivalents

The following summarizes pro forma adjustments related to the Subscription Agreements and the Business Combination impacting cash and cash equivalents:

	Pro Forma
	Adjustments
	(in thousands)
Cash inflow from Private Placement	$220,000	(1)
Cash inflow from Gores III trust account	408,586	(2)
Paydown of Shay’s second lien term loan	(130,435)	(3)
Payment to selling equity holders	(424,587)	(4)
Payment to redeeming Gores III stockholders	(2)	(5)
Payment of deferred underwriting fee	(14,000)	(6)
Estimated payment of Gores III transaction costs upon Closing	(9,123)	(7)
Estimated payment of Shay transaction costs upon Closing	(33,003)	(8)
Payment of Participation Plan settlement	(17,436)	(9)

Net pro forma adjustment to cash	$—

(1)	Represents the proceeds from the issuance of 23.9 million shares of Class A Stock through the Private Placement at a par value of $0.0001 per share at a discounted price of $9.20 per share.
(2)

Represents the reclassification of cash equivalents held in the Gores III trust account to reflect that the cash equivalents are available to effectuate the Business Combination or to pay redeeming stockholders.

(3)

Reflects the cash prepayment of Shay’s second lien term loan under the terms of the Merger Agreement. The estimated pro forma paydown of $130.4 million was calculated as follows (i) total debt, including accrued interest, as of December 31, 2019, minus (ii) estimated PAE cash as of December 31, minus (iii) target rollover indebtedness of Shay. The difference in the calculated debt and related interest and expenses paydown amount as of December 31, 2019 and the actual amount paid of $138.3 million at the Closing Date is due to normal changes in debt balance and fluctuations in PAE cash.

(4)	Reflects the estimated net cash consideration paid to or on behalf of the Shay Stockholders.
(5)	Reflects redemptions of 213 shares at $10.21 per share.
(6)	Reflects the payment of deferred underwriting costs incurred as part of Gores III’s IPO required to be paid upon the consummation of the Business Combination.
(7)(8)

Represents the estimated payment of the transaction costs at the Closing Date. In a reverse merger, acquisition-related business combination costs are treated as a reduction of the cash proceeds and the unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in additional paid-in capital.

(9)	Represents the settlement of the Participation Plan at the Closing Date.

C – Deferred Tax Adjustments

The following table summarizes pro forma adjustments to deferred tax assets and liabilities:

	Pro Forma
	Adjustments
	(in thousands)
Income tax effect related to transaction costs	$(1,172)	(1)
Income tax effect related to Participation Plan settlement	4,080	(2)
Income tax effect related to accelerated amortization of debt issuance costs	902	(3)

Net pro forma adjustment to deferred tax assets	$3,810

(1)	Represents tax effect of the elimination of the transaction costs incurred by the Combined Company through December 31, 2019 using a blended statutory rate of 23.4%. See Note K – Retained Earnings.
(2)	Represents tax effect of the adjustment for the Participation Plan using a blended statutory rate of 23.4%. See Note B – Cash and Cash Equivalents and Note K – Retained Earnings.
(3)

Represents tax effect of the adjustment for the accelerated amortization of deferred costs related to Shay’s second lien term loan using a blended statutory rate of 23.4%. See Note H – Long-Term Debt and Note K – Retained Earnings.

D – Investments and Cash Held in Trust Accounts

Represents the relief of restrictions on the investments and cash held in the Gores III trust account upon consummation of the Business Combination. See note B – Cash and Cash Equivalents.

E – Accrued Expenses

Represents the elimination of transaction costs incurred by the companies through December 31, 2019 from accrued expenses.

Pro Forma
Adjustments
(in thousands)
Record elimination of Gores III transaction costs from accrued expenses	$(3,681)
Record elimination of Shay transaction costs from accrued expenses	(1,326)

Net pro forma adjustment to accrued expenses	$(5,007)

F – Other Current Liabilities

Represents the estimated tax overpayment due to Platinum Equity in accordance with the Merger Agreement as of December 31, 2019.

G – Deferred Underwriting Compensation

Represents the payment of deferred underwriting costs incurred as part of Gores III’s IPO required to be paid upon the consummation of the Business Combination.

H – Long-Term Debt

Represents funds from the Business Combination used to prepay Shay’s second lien term loan under the terms of the Merger Agreement using a net debt balance at December 31, 2019 of approximately $702.5 million and a targeted post-Business Combination net debt balance of approximately $572.1 million. As a result of the prepayment, amortization of the proportional share of the debt issuance costs has been accelerated.

Pro Forma
Adjustments
(in thousands)
Estimated debt payment	$(130,435)
Accelerated amortization of debt issuance costs	3,856

Net pro forma adjustment to long-term debt	$(126,579)

Because the accelerated amortization of the debt issuance costs related to Shay’s second lien term loan will not have an ongoing impact on the statement of operations, there are no corresponding adjustments to the unaudited pro forma condensed combined statement of operations.

I – Common Stock Subject to Possible Redemption

Represents the conversion of Gores III’s redeemable stock to permanent equity upon consummation of the Business Combination.

J – Capital Accounts

	Pro Forma Adjustments
	(dollars in thousands, except share amounts)
	Number of shares		Par Value		Additional
	Class A Stock	Class F Stock	Class A Stock	Class F Stock	Paid- in Capital (a)
Pre-Business Combination	1,285,171	10,000,000	$—	$1	$103,570

Reclassification of redeemable shares to Class A Stock	38,714,829	—	4	—	385,436
Redemption of redeemable stock	(213)	—	—	—	(2)
Less: Cancellation of portion of Class F Stock	—	(3,000,000)	—	—	—
Conversion of remaining founders shares to Class A Stock	7,000,000	(7,000,000)	1	(1)	—
Private Placement	23,913,044	—	2	—	219,998
Shares issued to Shay Stockholders as consideration (b)	19,219,386	—	2	—	(2)

Balances after Gores III share transactions	90,132,217	—	9	—	709,000

Cash consideration paid to PAE stockholders	—	—	—	—	(424,587)
Estimated Gores III transaction costs	—	—	—	—	(9,123)
Estimated Shay transaction costs	—	—	—	—	(33,003)
Elimination of historical retained earnings of Gores III	—	—	—	—	3,171
Elimination of the impact of incurred Gores III transaction costs on retained earnings					2,820
Reclass Shay common stock to additional paid-in capital	—	—	—	—	3
Estimated tax overpayment due to Platinum Equity	—	—	—	—	(4,696)

Post-Business Combination (c)	90,132,217	—	9	$—	243,585

(a)	Additional paid-in capital includes the combined amounts for Gores III and Shay.

(b)

For accounting purposes, the shares issued to Shay Stockholders are treated as a stock dividend with no corresponding adjustment to additional paid-in capital other than to reclassify the par value of the additional shares issued.

(c)

The pro forma net loss per share amount reflected in the unaudited pro forma condensed combined statement of operations assumes that Gores III’s IPO occurred on January 1, 2019. As such, the shares of Class A Stock outstanding also represent the pro forma weighted-average shares outstanding for the year ended December 31, 2019. The Public Warrants and the Private Placement Warrants with an exercise price of $11.50 per share will become exercisable for one share of the Combined Company’s Class A Stock. The Public Warrants and the Private Placement Warrants are not dilutive on a pro forma basis and have been excluded from the diluted number of the Combined Company’s shares outstanding at the time of closing; however, the potential dilutive impact will ultimately be recognized based on the actual market price on the date of measurement.

K – Retained Earnings

The following summarizes pro forma adjustments to retained earnings:

	Pro Forma
	Adjustments
	(in thousands)
Elimination of historical retained earnings of Gores III	$(3,171)	(1)
Payment of Participation Plan settlement	(13,356)	(2)
Accelerated amortization of debt issuance costs	(2,954)	(3)
Remove Gores III transaction costs incurred through December 31, 2019	3,681	(4)
Income tax effect of Gores III transaction costs	(1,172)	(5)
Elimination of the impact of the incurred Gores III transaction costs, net of tax	(2,820)	(6)
Remove Shay transaction costs incurred through December 31, 2019	1,326	(7)

Net pro forma adjustment to retained earnings	$(18,466)

(1)	Represents elimination of Gores III’s historical retained earnings.
(2)

Represents after-tax impact of the settlement of the Participation Plan. The estimated gross pay-outs of $17.4 million is tax effected using a blended statutory rate of 23.4%. This adjustment is not included in the unaudited pro forma condensed combined statement of operations as it is nonrecurring. See Note B – Cash and Cash Equivalents and Note C – Deferred Tax Adjustments

(3)

Represents after-tax impact of the accelerated amortization of the debt issuance costs. The estimated gross amortization of $3.9 million is tax effected using a blended statutory rate of 23.4%. This adjustment is not included in the unaudited pro forma condensed combined statement of operations as it is nonrecurring. See Note H – Long-Term Debt and Note C – Deferred Tax Adjustments.

(4)	Represents pre-tax impact of the elimination of Gores III transaction costs incurred through December 31, 2019. Tax impacts for these adjustments are described in Note 5.

(5)	Represents tax effects related to transaction costs.
(6)	Represents elimination of the increase in Gores III’s retained earnings resulting from the adjustment described in Notes 4 and 5.
(7)	Represents pre-tax impact of the elimination of Shay’s transaction costs incurred through December 31, 2019. Tax impacts for these adjustments are described in Note 5.

Adjustments to unaudited Pro Forma Condensed Combined Statement of Operations

A - Pro Forma Adjustments to Eliminate ISR Losses

The sale of the ISR business was completed on December 13, 2019. As a result, the Shay audited consolidated statement of operations for the year ended December 31, 2019 includes operations of the ISR business. This adjustment eliminates the impact of the ISR business operations.

B – Selling, General and Administrative Expenses

Represents the adjustments to selling, general and administrative expenses related to the removal of the Companies’ transaction costs incurred through December 31, 2019.

Year
ended
December 31,
2019
(in thousands)
Eliminate Gores III transaction costs	(3,681)
Eliminate Shay transaction costs	(1,326)

Net pro forma adjustment to selling, general and administrative expenses	$(5,007)

C – Interest Expense (Income), net

The following table summarizes the pro forma adjustments to Interest expense (income), net:

Year
ended
December 31,
2019
(in thousands)
Adjust historical interest expense to reflect paydown of Shay’s second lien term loan	$(15,693)
Adjust historical interest income to reflect the use of investments and cash to acquire Shay	8,488

Net pro forma adjustment to interest expense (income), net	$(7,205)

D – Income Tax Expense

This adjustment reflects the impact of the Business Combination on income taxes which was estimated using a blended statutory tax rate of 23.4% for the year ended December 31, 2019.

E – Weighted Average Shares Outstanding

See balance sheet adjustment J.

BUSINESS

Overview

PAE is a leading, highly diversified, global company that provides a broad range of operational solutions and outsourced services to meet the critical, enduring needs of the U.S. Government, other allied governments, international organizations and companies. PAE merges technology with advanced business practices to deliver faster, smarter and more efficient managed services. Whether clients require high-profile support to operate large U.S. embassies around the world or need technical solutions for programs that monitor bioterrorism agents, PAE delivers for its customers. PAE leverages its scale, over 60 years of experience and talented global workforce of approximately 20,000 to provide the essential services PAE’s clients need to tackle some of the world’s toughest challenges.

Over PAE’s extensive history, it has delivered mission-critical services to the U.S. Government and international partners. When PAE’s clients need support for critical missions around the globe, PAE has service offerings to meet their requirements in numerous areas, including counter-threat advisory services, training, systems testing, space development and operations, information optimization, business process outsourcing, technology, forensics, logistics, operations, maintenance and other essential services.

PAE’s business model is founded on deep-rooted relationships with key customers, a lean cost structure and a global presence with local knowledge and specialized technical expertise. PAE has a diversified set of long-term customer contracts that drive backlog and stable, visible growth with no single contract providing more than 8% of total revenue for the year ended December 31, 2019. In addition, PAE’s experienced management has grown its capabilities over the past decade through the successful identification and integration of carefully targeted acquisitions that aim to expand its markets and margins. PAE expects to continue to leverage its scale and capital structure in order to pursue additional acquisition opportunities that will further broaden its capabilities, customer access and addressable markets as PAE looks to participate in the consolidation of a fragmented industry and capitalize on synergy opportunities. A significant portion of PAE’s growth is in key national security markets.

Based in Falls Church, Virginia, PAE operates through two primary segments – GMS and NSS. GMS and NSS contributed 76% and 24%, respectively, to revenues for the year ended December 31, 2019. See “—Segments” for further discussion of PAE’s segments.

Segments

GMS Segment

PAE’s GMS business generated approximately $2.1 billion, $2.0 billion and $1.8 billion in revenue for the years ended December 31, 2019, 2018 and 2017, respectively. The GMS business supports complex and critical missions of the U.S. Government globally through the following service areas:

•

Logistics and Stability Operations – lifecycle logistics operations and humanitarian and stability operations, primarily in remote areas of the world where few companies have the scale, knowledge and workforce to provide these services.

•	Infrastructure Management – mission operations support, space development and operations as well as test and training range operation management and support.

•	Force Readiness – maintenance and repair of military and civilian vehicle fleets and aircraft worldwide.

GMS’s major programs include:

•

National Maintenance Strategy: PAE delivers solutions for the complex challenges of a National Maintenance Strategy created to build capacity for self-reliance in the Afghan security forces. PAE leads a team of nearly 3,500 personnel, the vast majority of whom are Afghan nationals, to provide training and mentoring to the Afghanistan National Defense Security Forces in maintenance, supply chain management and warehouse support at locations across Afghanistan.

•

Synergy Achieving Consolidation of Operations and Maintenance (“SACOM”): PAE operates the John C. Stennis Space Center in Hancock, Mississippi and the Michoud Assembly Facility in New Orleans, Louisiana. PAE keeps both locations functional to support the testing and manufacturing of rocket engines to power the next lunar landing. PAE’s services include transporting vehicle and engine parts throughout the Mississippi and Tennessee Rivers and through the Gulf of Mexico and the Intracoastal Waterway, and operating test frames to simulate rocket launches. SACOM employs approximately 1,000 people at the two main locations.

•

Atlantic Test Range (“ATR”): PAE is a critical part of the U.S. Navy’s work to develop and introduce manned and unmanned aircraft into the fleet. For almost four decades, PAE has provided technical support services for the ATR and Atlantic Targets and Marine Operations. Supporting the Naval Air Warfare Center Aircraft Division, PAE participates in many aspects of the Navy’s principal research, development, test and evaluation programs.

•

Atlantic Undersea Test & Evaluation Center (“AUTEC”): PAE provides maintenance and operations support for the U.S. Navy’s AUTEC, which performs integrated three-dimensional hydrospace/aerospace trajectory measurements covering the entire spectrum of undersea simulated warfare. The site is a research and development lab as well as a training range for submarines, torpedoes, surface ships, fixed-wing aircraft and helicopters. Among other uses, AUTEC is essential to national security for testing and certifying the proficiency of U.S. Navy submarines, crews, tactics and weapons systems. PAE has served as the prime contractor on AUTEC since 2005.

•

Aviation Support Services—Colombian National Police: Since 2013, PAE has been a vital part of Colombia’s efforts to combat narcotrafficking. Under a DoS contract, PAE provides the Bureau for International Narcotics and Law Enforcement aviation maintenance support for rotary and fixed wing assets, including field maintenance, training and standardization services, logistics support and major procurement services in direct support of the Colombian National Police in Bogota, Colombia.

•

NASA Johnson Space Center Facility Support Services: PAE supports numerous facilities in multiple locations, including NASA’s 4 million-square-foot Mission Control Center, requiring constant power at all times to maintain communications with the International Space Station. Johnson Space Center is one of four NASA space centers where PAE provides operations and maintenance services. Nearly 350 PAE employees work to keep the center running 24 hours a day, year-round.

•

Baghdad Life Support Services (“BLiSS”): Through BLiSS, PAE ensures the Baghdad Embassy Compound and Baghdad Diplomatic Support Center have everything from bottled water to working plumbing. PAE provides management of postal services, food services, waste management, demilitarization operations, fuel services, supply chain oversight and reporting, recreation services, airfield and transportation services, warehouse operations and supplemental staffing and maintenance services for the Regional Security Office.

•

Africa Peacekeeping Program (“AFRICAP”): PAE has filled more than 40 AFRICAP task orders in over two dozen countries across sub-Saharan Africa, with a distinguished record in executing highly complex and challenging training, logistics and construction operations in conflict and post-conflict environments. PAE is working to develop African capacity for crisis management and counter- terrorism as it enhances local peacekeeping efforts. PAE provides the customer with peacekeeping support and monitoring services, capacity enhancement, planning procurement and logistics and life support.

•

Global Anti-Terrorism Assistance (“GATA”): PAE provides qualified instructors and specialized equipment as part of the DoS’s Bureau of Diplomatic Security, Office of Anti-Terrorism Training Assistance. Instructors for GATA deploy to Africa, Central Asia and the Middle East to support police partner nations that are fighting terrorists. Through GATA, PAE teaches and equips first responder, special weapons and tactics, explosive incident and tactical responses, cybersecurity and forensics courses.

•

National Science Foundation: Since 2012, PAE has maintained three U.S. Antarctic program stations, two ships and dozens of field camps to ensure scientists can continue their work in some of the world’s most frigid conditions. PAE’s staff of over 500 employees support a large number of projects from McMurdo, Amundsen-Scott South Pole and Palmer stations, and vessels traveling from Chile to Palmer Station. Projects include managing equipment, warehousing, facility construction and maintenance of stations, vessels and field camps.

NSS Segment

PAE’s NSS business generated approximately $664 million, $640 million and $544 million in revenue for the years ended December 31, 2019, 2018 and 2017, respectively. The NSS business provides enduring support for essential missions of the U.S. Government both domestically and abroad through the following service areas:

•	Counter-Threat Solutions – training support, intelligence mission support and counter-terrorism solutions.

•	Information Optimization – business process outsourcing (“BPO”) services to government agencies, including citizenship processing and litigation services and systems support.

NSS’s major programs include:

•

Enterprise Training Services Contract (“ETSC”): Over the last decade, PAE has offered holistic training programs in nearly 50 countries. PAE brings that expertise to the ETSC, which requires quick-response training for allied forces and operational training to specific U.S. Army units in a variety of environments. PAE provides training and training assistance; military exercise planning, management and support; and training systems and range operations and maintenance.

•

BioWatch: BioWatch is a multi-agency network of professionals committed to monitoring and detecting potential biological attacks of weaponized diseases, gases and other threats. PAE leverages expertise in counter-weapons of mass destruction on this program, which conducts air-monitoring, analysis, notification procedures and risk assessment to locations across the United States.

•

Mail Transport Equipment Service Centers: PAE plays a critical role in keeping millions of pieces of mail processing per hour across the United States with operations in eight of 13 mail transport equipment service centers in the United States. PAE holds contracts to run equipment service centers in Philadelphia, Los Angeles, Chicago, Atlanta, Milwaukee, Jacksonville, Minneapolis and Edgerton, Kansas.

•

Technical Security Counter Measures (“TSCM”): Over the last several decades, PAE has evolved its support of multi-agency requirements for constructing and safeguarding new federal secure facilities with its innovative industry-leading construction surveillance services (“CSS”) program. Six years ago, PAE implemented a TSCM security-continuum service to the CSS program. PAE provides radio frequency baseline scans, equipment, material and furniture scans, classroom instruction on best practices and equipment operation, and special duty assignments (vehicle scans) for multiple secured government facilities in the United States and abroad. The TSCM program has yielded significant new business for CSS.

•

Cooperation Threat Reduction Integrating Contract: Awarded by the Defense Threat Reduction Agency, PAE supports the cooperative threat reduction mission of reducing threats from weapons of mass destruction and related materials, technologies, facilities and expertise. PAE works with partner nations in preventing the proliferation of nuclear, chemical and biological weapons, and facilitating the elimination, safe and secure transportation, and storage of nuclear, chemical and biological weapons, among other safety and capability functions.

•

Restricted Contracts: PAE holds multiple contracts restricted from public disclosure for national security reasons. This business pertains to base operation support, plant management, groundskeeping and food preparation. These contracts operate globally in undisclosed locations.

Competition

PAE operates in the public and private sectors to perform activities that are highly competitive in a variety of environments, across business lines and geographic boundaries. The industries in which PAE operates consist of a large number of enterprises ranging from small, niche-oriented companies to multi-billion dollar corporations that serve many government and commercial customers. Competition is measured by various factors, including services offered, experience, price, geographic reach and mobility. PAE’s competitive advantage stems from distinctive technical competencies, its established track record of past performance, domain expertise, experience in the industry, deep-rooted customer relationships and the size of PAE’s vetted workforce. PAE’s principal competitors include Amentum, Booz Allen Hamilton, CACI International Inc., Jacobs Engineering Group Inc., KBR, Inc., Leidos, Parsons Corporation and Science Applications International Corporation.

Backlog

PAE defines backlog to include the following two components:

•

Funded: Funded backlog represents the revenue value of orders for services under existing contracts for which funding is appropriated or otherwise authorized less revenue previously recognized on these contracts.

•

Unfunded: Unfunded backlog represents the revenue value of orders for services under existing contracts for which funding has not been appropriated or otherwise authorized less revenue previously recognized on these contracts. Unfunded backlog includes (i) unexercised option years, to the extent their issuance or exercise is probable, as well as (ii) contract awards, to the extent PAE believes contract execution and funding is probable.

PAE does not include the ceiling amount of IDIQ contracts in backlog. Only awarded IDIQ task orders are included in backlog. PAE’s backlog includes orders under contracts that in some cases extend for several years. For example, the U.S. Congress generally appropriates funds for PAE’s U.S. federal government customers on a yearly basis, even though their contracts with PAE may call for performance that is expected to take a number of years to complete. As a result, PAE’s federal contracts typically are only partially funded at any point during their term and all or some of the work to be performed under the contracts may remain unfunded unless and until the U.S. Congress makes subsequent appropriations and the procuring agency allocates funding to the contract. As a result, while unfunded backlog has not yet been appropriated or otherwise authorized, substantially all unfunded backlog has historically converted to funded backlog.

As of December 31, 2019, PAE’s backlog was $6.4 billion, of which $1.5 billion was funded and $4.9 billion was unfunded. As of December 31, 2018, PAE’s backlog was $6.1 billion, of which $1.8 billion was funded and $4.3 billion was unfunded. Backlog is converted to revenue as work is performed over the life of a contract. Backlog consists of remaining performance obligations (see Note 4, Revenues, in the Notes to the Consolidated Financial Statements of Shay Holding Corporation included elsewhere in this prospectus), plus unexercised options.

Employees

As of December 31, 2019, including its joint ventures, PAE’s workforce numbered approximately 20,000 across approximately 60 countries around the world and all seven continents. Approximately 75% of its employees are located in the United States. Approximately 24% of PAE’s workforce is covered by collective bargaining agreements. PAE believes that its employee relations are generally good.

Regulatory Matters

Government Contracts

Government Procurement Regulations. PAE’s business is impacted by government procurement, anti-bribery, international trade, environmental, health and safety and other federal civil and criminal laws, regulations and requirements. Below is a summary of some of the significant laws and regulations that impact PAE’s business. This summary is not exhaustive and many other laws and regulations may apply, including those of jurisdictions outside the United States.

The services PAE provides to the U.S. Government are subject to the FAR and agency FAR supplements, the Truthful Cost or Pricing Data requirements (commonly referred to as the Truth in Negotiations Act), the CAS, the Service Contract Act, the FCA, the FCPA, export control requirements, DoD security regulations, federal employment laws and regulations (including equal opportunity and affirmative action requirements), as well as many other laws and regulations. These laws and regulations affect how PAE transacts business with its clients and, in some instances, impose additional costs on PAE’s business operations. A violation of specific laws and regulations could lead to fines, contract termination or suspension of future contracts. Generally, PAE’s government clients can also terminate, renegotiate or modify any of their contracts with PAE at their convenience, and many of PAE’s government contracts are subject to renewal or extension annually.

•

The FAR sets forth policies, procedures and requirements for the acquisition of goods and services by the U.S. Government. These regulations impose a broad range of requirements, many of which are unique to government contracting, including various procurement, import and export, security, contract pricing and cost, contract termination and adjustment, audit requirements and restrictions on organizational conflicts of interest. A contractor’s failure to comply with these regulations and requirements could result in reductions to the value of contracts, contract modifications or termination and the assessment of penalties and fines that could lead to suspension or debarment from government contracting or subcontracting for a period of time.

•

The FCA imposes civil liability and criminal fines on individuals or entities that knowingly submit, or cause to be submitted, false or fraudulent claims for payment to the government. Violations of the FCA and other similar laws may result in criminal fines, imprisonment and civil penalties for each false claim submitted and debarment from government contracting or subcontracting for a period of time. The FCA also allows private individuals to bring a suit on behalf of the U.S. Government against an individual or entity for violations of the FCA. These suits, also known as qui tam actions, may be brought by, with only a few exceptions, any private citizen who has material information of a false claim that has not yet been previously disclosed.

•

The requirement for Truthful Cost or Pricing Data mandates that, when applicable, PAE provides current, accurate and complete cost or pricing data in connection with the negotiation of contracts, modifications or task orders that are not subject to full and open competition (e.g., a sole-source procurement).

•

The FCPA prohibits any U.S. individual or business from paying, offering or authorizing payment or offering of anything of value, directly or indirectly, to any foreign official, political party or candidate for the purpose of influencing any act or decision of the foreign entity in order to assist the individual or business in obtaining or retaining business. Other jurisdictions in which PAE does business have similar laws.

Bid Protests. Disappointed bidders and firms excluded from competition for U.S. Government contracts and task orders can avail themselves of bid protest remedies by submitting a protest challenging the agency’s award decision to the agency, the Government Accountability Office bid protest office, or the U.S. Court of Federal Claims within specified time limits. Contract performance can be suspended while a protest is pending, and an awarded contract can be terminated for convenience if found to have been improperly awarded, typically requiring the agency to make a new award decision.

Cost Allowability. Under U.S. Government regulations, certain costs, including certain financing costs, portions of research and development costs, lobbying expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes and calculation of contract reimbursement rates under cost-reimbursement contracts. The U.S. Government also regulates the methods by which allowable costs may be allocated under U.S. Government contracts.

Classified Programs. PAE is involved in U.S. Government programs that are classified by the U.S. Government and is limited in its ability to provide information about such programs. The operating results of these classified programs are included in PAE’s consolidated financial statements. The business risks and considerations associated with these classified programs generally do not differ materially from those of PAE’s other U.S. Government contracts and generally are subject to the same oversight and internal controls as other U.S. Government contracts.

U.S. Government Contracting Process and Contract Types

The Competition in Contracting Act of 1984 generally requires U.S. Government agencies to obtain “full and open competition” in selecting companies to perform most contracts. If a U.S. Government agency has a requirement for goods or services, it typically posts its requirements on the FedBizOpps.gov website. Interested contractors submit information indicating their desire to perform the required services. The agency then solicits competitive offers from qualified contractors; in the case of negotiated procurements, it typically issues a formal request for a proposal (“RFP”). The RFP describes the desired goods or services and terms and conditions that will form the final agency contract. In negotiated procurements, the RFP includes the evaluation criteria the agency will use to determine which contractor will be selected for the contract. Offerors then submit proposals in response to the RFP, and the agency evaluates all the proposals, and, in its discretion, may ask for clarifications and engage in discussions with offerors.

Agencies may award negotiated contracts on a “best value” basis, which means that the contractor selected for the award should, in the agency’s judgment, provide the greatest overall benefit in response to the requirement, including technical merit, cost and relevant past performance considerations. This process can sometimes take a year or more. Alternatively, the RFP may specify that the award decision will be made on the “lowest price technically acceptable” (“LPTA”) basis, which focuses more on price as the determining factor in an award decision. In the past decade, the LPTA basis was widely used by agencies, though in recent years, Congress has adopted some restrictions on its use.

In some cases, full and open competition is not required. Depending upon the circumstances, contracts can be awarded to contractors on a “sole-source” basis or with limited or restricted competition. For example, this can occur when the agency’s need for the services is of such an unusual and compelling urgency that the United States would be seriously injured unless the agency is permitted to limit the number of sources from which it solicits bids or proposals. A contract can also be awarded to a contractor on a sole-source basis, or limited or restricted competition, when the services needed by the agency are available from only one responsible source or only from a limited number of responsible sources and no other type of services will satisfy the needs of the agency. From time to time, PAE is awarded contracts on a sole-source basis.

Government contracts are generally classified as single-award contracts or multi-award contracts. In single award contracts, PAE is chosen as the sole contractor under the applicable contract, whereas in multi-award contracts, it is one of multiple contractors.

Many of PAE’s U.S. Government contracts are IDIQ contracts. IDIQ contracts are essentially umbrella contracts that set forth the basic terms and conditions under which an agency may order goods and services from one, and in many cases, more than one, contractor from time to time during the term of the IDIQ contract. Typically, these contracts will also specify the labor or skill categories that the government agency believes are necessary to perform the necessary contract work and may also specify the labor rates applicable for each contract labor and/or skill category.

A task order is issued by the agency to the holder or holders of the IDIQ award and calls for a specific set of services to be delivered by the contractor to a particular client agency. When task orders are issued under multi-award IDIQ contracts, each awardee is given a fair opportunity to be considered for the task order. The issuing agency will conduct a competition among the interested awardees and ultimately issue a task order to a single contractor. In PAE’s experience, the key factors in bidding successfully for these task orders are technical merit, cost, relevant past performance considerations and client trust. IDIQ contracts do not obligate the U.S. Government to purchase goods or services above the minimum levels set forth in the contract.

From time to time, PAE is also party to multi-agency contracts or government-wide acquisition contracts, which are IDIQs that permit the aggregation of the requirements of multiple agencies—or across the entire federal government—in a single contract. This type of contract is intended to encourage contractors to offer the best possible prices and to reduce the costs associated with awarding and administering multiple, separate contracts.

Government Audits

PAE’s government contracts are subject to audits at various points in the contracting process. Pre-award audits may be performed prior to the award of cost-reimbursable contracts. The purpose of a pre-award audit is to determine the basis of the bid and provide the information required for the U.S. Government to negotiate the contract effectively. In addition, the U.S. Government may perform a pre-award audit to determine PAE’s capability to perform under a contract. During the performance of a contract, the U.S. Government may have the right to examine PAE’s costs incurred on the contract, including any labor charges, material purchases and overhead charges. Upon completion of a cost-reimbursable contract, the U.S. Government typically performs an incurred cost audit of all aspects of contract performance to ensure that PAE has performed the contract in a manner consistent with its proposal. The government also may perform a post-award audit for proposals that are subject to the requirements for Truthful Cost or Pricing Data to determine if the cost proposed and negotiated was accurate, current and complete as of the time of negotiations.

The U.S. Government and its agencies, such as the DCAA, the DMCA, the DCSA, the Defense Criminal Investigative Service, the DoD Inspector General, the Special Inspector General for Afghanistan Reconstruction, the Special Inspector General for Iraq Reconstruction, the Office of Federal Contract Compliance Programs, and the DoL, routinely audit and review PAE’s activities. These agencies review performance under PAE’s contracts, its cost structure and its compliance with applicable laws, regulations and standards, as well as the adequacy of, and its compliance with, PAE’s internal control systems and policies. In particular, the DCAA reviews the adequacy of, and PAE’s compliance with, PAE’s internal control systems and policies, including its labor, billing, accounting, purchasing, property, estimating, budgeting and planning, indirect vs. direct costs, and compensation and management information systems. The DCAA has the right to perform audits on PAE’s incurred costs on all flexibly priced contracts on an annual basis. An adverse finding under a DCAA audit could result in the disallowance of PAE’s costs under a U.S. Government contract, termination of U.S. Government contracts, forfeiture of profits, suspension of payments, fines and suspension, and prohibition from doing business with the U.S. Government. Final approval of submitted yearly contract incurred costs may be years from the date of submission of the contract costs. PAE currently has ongoing audits of its incurred indirect costs in relation to certain contracts. See the section entitled “Risk Factors—Risks Related to PAE’s Business—Risks Related to Performance and Operation—A negative audit or other investigations by the U.S. Government could adversely affect PAE’s ability to receive U.S. Government contracts and its future operating performance, and could result in financial or reputational harm, including disbarment from receiving government contracts” for additional information.

At any given time, many of PAE’s contracts may be under review by the DCAA and other government agencies. PAE cannot predict the outcome of such ongoing audits and what impact, if any, such audits may have on its future operating performance.

Over the last few years, U.S. Government contractors, including PAE, have seen a trend of increased scrutiny by the DCAA and other U.S. Government agencies, and PAE expects that this trend will continue. If any of its internal control systems or policies are found non-compliant or inadequate, payments may be suspended under PAE’s contracts or it may be subjected to increased government scrutiny and approval that could delay or adversely affect its ability to invoice and receive timely payment on its contracts, perform contracts or compete for contracts with the U.S. Government. These adverse outcomes could also occur if the DCAA cannot timely complete periodic reviews of PAE’s control systems.

International Operations

PAE’s contracts performed internationally may be subject to additional U.S. laws, regulations and policies, including the FCPA, in addition to the local laws of the jurisdictions in which PAE operates. To the extent that PAE provides products, technical data and services outside the United States, it is also subject to U.S. laws and regulations governing international transactions. Those include but are not limited to: the International Traffic in Arms Regulations under the Arms Export Control Act, the Export Administration Regulations under the International Emergency Economic Powers Act, and financial and trade sanctions against embargoed countries and individuals and organizations that are specially designated national and blocked parties, which are administered by the Office of Foreign Assets Control within the U.S. Department of the Treasury.

PAE’s international operations are also subject to a multitude of local laws in the jurisdictions in which it operates. PAE must comply with foreign government laws, regulations and procurement policies and practices, which may differ from U.S. Government requirements, including import-export control, labor laws, tax requirements, exchange controls, repatriation of earnings, and requirements to expend a portion of program funds in-country. In addition, international hostilities, political instability, and changes in currency values can also impact PAE’s international operations.

Risk Insurance

PAE has tailored its casualty and property risk insurance programs to fit the business risk and to leverage costs of these solutions as part of its offerings to government customers. PAE has a high-deductible workers’ compensation policy to cover its domestic employees, and relies on Defense Base Act (the “DBA”) coverage for its international employees. The DBA generally requires insurance coverage to be provided to persons employed at U.S. military bases and certain contracts with or funded by the U.S. Government outside of the United States, the cost of which is typically passed to PAE’s customers. PAE’s high-deductible approach extends to automobile liability and property coverage, which includes rented equipment, including cranes and machinery. PAE self-insures automotive property for its owned, leased and rented vehicles as its fleet auto safety program enables it to maintain very low losses. Government-furnished equipment is generally not insured per the government’s regulations.

PAE’s operations cover a wide range of types and geographies. Therefore, PAE has implemented a diverse approach to specialty coverage, including aviation, marine, cargo, professional liability, kidnap and ransom, pollution, medical malpractice and business travel. PAE’s business travel policy is comprehensive given the significant numbers of expatriate employees and the environments in which they work. In addition, PAE has corporate coverages, including directors and officers, fiduciary, crime and employment practices liability.

PAE’s History

PAE has a long history of providing critical services to its customers all over the world. PAE was founded in 1955 as an architecture and engineering firm to provide facility design and construction supervision services to the U.S. Army Corps of Engineers, Navy and Air Force based in Asia. PAE became one of the largest providers of diverse contract services to the Army during the Vietnam War era and employed thousands of personnel overseas.

By the 1980s, PAE had developed into a diversified government services firm capable of performing operations anywhere in the world. During these years, PAE’s services included providing operations and maintenance and related services to the U.S. Air Force in Spain, Greece, Japan and Honduras and to the U.S. Army Corps of Engineers in Saudi Arabia, and providing commercial oil support services in Thailand.

Following the Cold War, PAE significantly expanded its geographic presence. PAE worked on contracts in many new countries, including Afghanistan, Nigeria, Iraq, Liberia, Bosnia, East Timor, Zaire (now the Democratic Republic of the Congo), the United Arab Emirates, Colombia, Bahrain, Sudan, Haiti, El Salvador and Ghana.

In 2006, Pacific Architects and Engineers, LLC and its subsidiaries (“PAE LLC”) were acquired by Lockheed Martin Corporation (“LMC”). During its ownership period, LMC broadened PAE LLC’s service capabilities and expanded its infrastructure. PAE Holding was incorporated in the state of Delaware in February 2011 by an affiliate of Lindsay Goldberg, LLC (“Lindsay Goldberg”), and in April 2011, PAE Holding acquired PAE LLC from LMC; Lindsay Goldberg focused on expanding PAE’s business, completing four acquisitions during the course of its ownership. Shay was incorporated in the state of Delaware in January 2016 by Platinum Equity, and in March 2016, Shay’s indirect subsidiary acquired PAE Holding from Lindsay Goldberg. During Platinum Equity’s ownership period, PAE saw an increased focus on operational excellence and the continued pursuit of strategic initiatives. PAE executed targeted enhancements to its smart services platform for tech-enabled capabilities and innovative solutions that benefit its customers while expanding continuous improvement efforts to optimize its cost structure and competitiveness.

As further described in the Explanatory Note, on February 10, 2020, the Business Combination contemplated by the Merger Agreement was consummated and Shay (as it existed immediately prior to the Business Combination) was acquired by Gores III. In connection with the Business Combination, “Gores Holdings III, Inc.” changed its name to “PAE Incorporated” and as a result of the Business Combination, PAE Incorporated became the indirect owner of all of the equity interests of PAE Holding and its subsidiaries.

Acquisition History

Through organic growth and acquisitions, PAE has developed into a prominent services provider to the U.S. Government on a global scale. PAE has completed and integrated six significant acquisitions since 2011, most recently expanding its capabilities in international disaster response, adjudication support services and BPO. During this period, acquisitions allowed PAE to provide new services to existing customers while developing relationships with new customers and have helped PAE in its goal to continue growing its addressable markets and margins.

•

In October 2011, PAE completed the acquisition of Defense Support Services LLC (“DS2”), a provider of aviation and base operation services to the military services and other customers. The DS2 acquisition added platform, aviation systems and facility maintenance, repair and overhaul capabilities to PAE’s core offerings, as well as bolstered its base operations support and logistics capabilities.

•

In July 2013, PAE acquired the Applied Technology Division (“ATD”) of Computer Sciences Corporation. As a provider of space range and test and training range support services, adding ATD augmented PAE’s base operating services. Through the two strategic acquisitions of DS2 and ATD, PAE successfully leveraged the combined companies’ strong reputation, past performance and established customer relationships in the business capture process. PAE also spread costs across a significantly larger contract base and became more competitive in each of its markets.

•

In January 2015, PAE acquired the Global Security and Solutions (“GS&S”) business unit of U.S. Investigations Services, LLC (“USIS”), a mission support service provider for customers across the law enforcement, homeland security and classified communities. The acquisition of GS&S increased its existing level of support to DHS, the Department of Justice (“DoJ”) and to several clients in the classified market, with multiple long-term contracts focused on identity management, infrastructure protection, information management and mission support.

•

In May 2015, PAE acquired A-T Solutions, Inc. (“ATS”), a provider of highly specialized counter-threat services to government customers. The acquisition of ATS allowed PAE to gain key capabilities in specialized training, intelligence, technology and operations. Additionally, the ATS acquisition allowed PAE to support several new customers in the national security and law enforcement sectors as well as international customers.

•

In June 2017, PAE acquired FCi Federal, LLC (“FCi”), a provider of adjudication support services and business-process outsourcing for DoS and DHS customers. The acquisition of FCi provided PAE with entry into an adjacent market with large addressable whitespace, increased penetration into DHS and expansion into the immigration business processes services market.

•

In February 2018, PAE acquired Macfadden & Associates, Inc. (“Macfadden”), a specialist in international disaster response. The acquisition of Macfadden allowed PAE to enhance its U.S. Agency for International Development capabilities and leverage Macfadden’s 30 years of experience in the development field.

Properties

PAE’s headquarters are located in Falls Church, Virginia. As of December 31, 2019, PAE leased properties related to its operations in approximately 165 locations consisting of both corporate support locations and contract performance locations. PAE also has employees working at customer sites throughout the United States and in other countries. PAE’s management believes that its properties have been well maintained, are in good condition and are adequate to meet its current business needs.

Legal Proceedings

PAE is involved in various legal proceedings, government audits, investigations, claims and disputes that arise in the normal course of business, including those related to employment matters, contractual relationships and other business matters. These legal proceedings seek various remedies, including claims for monetary damages in varying or unspecified amounts. In addition, awards of government contracts may be protested at the Government Accountability Office or Court of Federal Claims; and conversely, PAE may from time to time protest awards made to other companies. See the sections entitled “Risk Factors—Risks Related to PAE’s Business—Risks Related to Performance and Operations—PAE’s business could be adversely affected by bid protests” and “Risk Factors—Risks Related to PAE’s Industry—U.S. Government contracts differ materially from standard commercial contracts and may be subject to cancellation or delay by PAE’s customers without penalty” for additional information.

Although the outcome of any such matter is inherently uncertain and may be materially adverse, based on current information, PAE does not expect any of the currently ongoing audits, reviews, investigations, or litigation to have a material adverse effect on its financial condition or operating results. Its view of the matters not specifically disclosed could change in future periods as events unfold. Matters that were previously disclosed may no longer be reported because, as a result of rulings in the case, settlements, changes in our business or other developments, in our judgment, they are no longer material to our financial condition or operating results.

Corporate Information

We were originally incorporated in Delaware on October 23, 2017 under the name “Gores Holdings III, Inc.” as a special purpose acquisition company, formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or other similar business combination with one or more target businesses. On September 11, 2018, we consummated our IPO, following which our shares began trading on Nasdaq. On February 10, 2020, we consummated the Business Combination and changed our name to “PAE Incorporated,” and we acquired 100% of the stock of Shay (as it existed immediately prior to the Business Combination) and its subsidiaries.

Our principal executive office is located at 7799 Leesburg Pike, Suite 300 North, Falls Church, VA 22043. Our telephone number is (703) 717-6000. Our website address is www.pae.com. The information on, or accessible through, our website does not constitute part of, and is not incorporated into, this prospectus.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are filed with the SEC. We are subject to the informational requirements of the Exchange Act, and we file or furnish reports, proxy statements and other information with the SEC. Such reports and other information we file with the SEC are available free of charge at https://investors.pae.com/financials-and-filings/sec-filings when such reports are available on the SEC’s website. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. We periodically provide other information for investors on our corporate website, www.pae.com, and our investor relations website, https://investors.pae.com. This includes press releases and other information about financial performance, information on corporate governance and details related to our annual meeting of stockholders. The information contained on the websites referenced in this prospectus is not incorporated by reference into this filing. Further, our references to website URLs are intended to be inactive textual references only.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GORES III

In this section of the prospectus, “Gores III” refers to Gores Holdings III, Inc., “Shay” refers to Shay Holding Corporation and the “Company” refers to the business of the combined company and its subsidiaries following the Closing. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in “Frequently Used Terms” or elsewhere in this prospectus.

The following discussion and analysis of the financial condition and results of operations of Gores III should be read in conjunction with the audited consolidated financial statements and the notes related thereto which are included elsewhere in this prospectus.

Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Special Note Regarding Forward-Looking Statements,” “Risk Factors” and elsewhere in this prospectus.

Overview

Recent Developments

Business Combination

On the Closing Date, the registrant consummated the previously announced business combination pursuant to the Merger Agreement, which provided for the Business Combination. As a result of the First Merger, the registrant owns 100% of the outstanding common stock of Shay and each share of common stock of Shay has been cancelled and converted into the right to receive a portion of the consideration payable in connection with the Merger. As a result of the Second Merger, the registrant owns 100% of the outstanding interests in Second Merger Sub. In connection with the Closing, the registrant acquired 100% of the stock of Shay and its subsidiaries and the Shay Stockholders hold a portion of the Class A Common Stock.

For accounting purposes, the Business Combination will be accounted for as a reverse acquisition and recapitalization in which Shay is considered the accounting acquirer (legal acquiree) and Gores III is considered the accounting acquiree (and legal acquirer).

The Business Combination is a subsequent event that occurred after the periods for which the financial information herein is presented. The Company’s financial statement presentation to be included in quarterly and annual filings with the SEC on Forms 10-Q and 10-K with respect to periods subsequent to the Business Combination will include the consolidated financial statements of Shay and its subsidiaries for periods prior to the completion of the Business Combination and of the combined company, PAE Incorporated (formerly named “Gores Holdings III, Inc.”), for periods from and after the Closing Date. The financial information included in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Gores III” reflects the historical operations of Gores III, the legal acquirer, unless otherwise noted. The historical results of Gores III are not indicative of future results.

Results of Operations

For the calendar years ended December 31, 2019 and 2018, and the period from October 23, 2017 (inception) to December 31, 2017, Gores III had a net income (loss) of $1,458,376, $1,736,729 and $(23,684), respectively. The activities of Gores III during these periods mainly consisted of identifying and evaluating prospective acquisition candidates for a Business Combination. Gores III generated $8,488,158, $2,609,060 and $0 in interest income for the calendar years ended December 31, 2019 and 2018 and the period from October 23, 2017 (inception) to December 31, 2017 respectively.

As indicated in the accompanying consolidated financial statements, as of December 31, 2019 and 2018, Gores III had $244,960 and $856,182, respectively, in cash.

Liquidity and Capital Resources

In November 2017, Gores III’s Former Sponsor purchased an aggregate of 10,781,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, the Former Sponsor transferred an aggregate of 75,000 Founder Shares to Messrs. Randall Bort, William Patton and Jeffrey Rea, former independent directors of Gores III. On October 22, 2018, following the expiration of the unexercised portion of the underwriter’s over-allotment option, the Former Sponsor forfeited 781,250 Founder Shares so that the remaining Founder Shares held by Gores III’s Initial Stockholders represented 20.0% of the outstanding shares upon IPO Closing Date.

On September 11, 2018, Gores III consummated an IPO of 40,000,000 Units at a price of $10.00 per Unit, including 2,500,000 Units as a result of the underwriter’s partial exercise of their over-allotment option, generating gross proceeds of $400,000,000. On the IPO Closing Date, Gores III completed the private sale of an aggregate of 6,666,666 Private Placement Warrants, each exercisable to purchase one share of Common Stock at $11.50 per share, to our Former Sponsor, at a price of $1.50 per Private Placement Warrant, generating gross proceeds, before expenses, of $10,000,000. After deducting the underwriting discounts and commissions (excluding any deferred underwriting commissions (the “Deferred Discount”), which amount became payable upon consummation of the Business Combination) and the estimated offering expenses, the total net proceeds from the IPO and the sale of the Private Placement Warrants were 401,100,000, of which $400,000,000 (or $10.00 per share sold in the IPO) was placed in the Trust Account. The amount of proceeds not deposited in the Trust Account was $1,100,000 at the closing of our IPO. Interest earned on the funds held in the Trust Account could be released to fund Gores III’s regulatory compliance requirements and other costs related thereto (“Regulatory Withdrawals”) (subject to an annual limit of $750,000, for a maximum of 24 months) and/or additional amounts necessary to pay franchise and income taxes.

On November 3, 2017, the Former Sponsor loaned Gores III an aggregate of $150,000 by the issuance of an unsecured promissory note for $150,000 to cover expenses related to the IPO, and on August 30, 2018, the Former Sponsor loaned Gores III an additional $150,000 by the issuance of a second unsecured promissory note for $150,000 to cover expenses related to the IPO (collectively, the “Notes”). These Notes were non-interest bearing and payable on the earlier of November 30, 2018 or the completion of the IPO. These Notes were repaid in full upon the completion of the IPO.

As of December 31, 2019 and 2018, Gores III had cash held outside of the Trust Account of $244,960 and $856,182, respectively, which was available to fund Gores III’s working capital requirements.

As of December 31, 2019 and 2018, Gores III had current liabilities of $4,517,373 and $687,370, respectively and working capital of ($4,187,865) and $375,661, respectively, largely due to amounts owed to professionals, consultants, advisors and others who were working on seeking a Business Combination.

Off-balance sheet financing arrangements

Gores III had no obligations, assets or liabilities which would be considered off-balance sheet arrangements as of December 31, 2019 and 2018. Gores III did not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Gores III did not enter into any off-balance sheet financing arrangements, establish any special purpose entities, guarantee any debt or commitments of other entities, or enter into any non-financial agreements involving assets as of December 31, 2019 and 2018.

Contractual obligations

Gores III did not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities at December 31, 2019 other than an administrative services agreement to pay a monthly recurring expense of $20,000 to The Gores Group for office space, utilities and secretarial support. The administrative services agreement terminated upon the completion of the Business Combination.

The underwriter is entitled to underwriting discounts and commissions of 5.5%, of which 2.0% ($8,000,000) was paid at the IPO Closing Date, and 3.5% ($14,000,000) was deferred. The Deferred Discount became payable to the underwriter from the amounts held in the Trust Account upon completion of the Business Combination, pursuant to the terms of the underwriting agreement. The underwriter was not entitled to any interest accrued on the Deferred Discount.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PAE

In this section of the prospectus, “Gores III” refers to Gores Holdings III, Inc., “Shay” refers to Shay Holding Corporation and “PAE” and the “Company” refer to the business of Shay and its subsidiaries prior to the Closing and the business of the combined company and its subsidiaries following the Closing. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in “Frequently Used Terms” or elsewhere in this prospectus.

You should read the following discussion and analysis of PAE’s financial condition and results of operations together with the consolidated financial statements and related notes of Shay that are included elsewhere in this prospectus. All references to the financial condition, results of operations and consolidated financial statements of PAE refer to the financial condition, results of operations and consolidated financial statements and related notes of Shay.

This discussion contains forward-looking statements based upon current expectations that involve risks and uncertainties, including those set forth under the section entitled “Risk Factors” or in other parts of this prospectus. Please also see the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

Business Overview

PAE is a leading, highly diversified, global company that provides a broad range of operational solutions and outsourced services to meet the critical, enduring needs of the U.S. Government, other allied governments, international organizations and companies. PAE merges technology with advanced business practices to deliver faster, smarter and more efficient managed services. Whether clients require high-profile support to operate large U.S. embassies around the world or need technical solutions for programs that monitor bioterrorism agents, PAE delivers for its customers. PAE leverages its scale, over 60 years of experience and talented global workforce of approximately 20,000 to provide the essential services PAE’s clients need to tackle some of the world’s toughest challenges.

Basis of Presentation

Shay was incorporated in the state of Delaware on January 8, 2016 by an affiliate of Platinum Equity, LLC (“Platinum”). On March 14, 2016, Shay Merger Corporation, a wholly owned indirect subsidiary of Shay, merged with and into PAE Holding with the latter surviving (the “Platinum Merger”). Shay had no operations prior to the Platinum Merger other than the issuance of debt and equity.

At the Closing, the registrant completed the Business Combination in which Shay (as it existed immediately prior to the Business Combination) was acquired by Gores III. The transaction was completed in a multi-step process pursuant to which Shay ultimately merged with and into a wholly-owned subsidiary of Gores III, with the Gores III subsidiary continuing as the surviving company. As a result of the Business Combination, each share of common stock of Shay was cancelled and converted into the right to receive a portion of the consideration payable in connection with the transaction and the registrant acquired Shay (as it existed immediately prior to the Business Combination) and its subsidiaries. Additionally, the stockholders of Shay as of immediately prior to the transaction hold a portion of the common stock of the registrant. In connection with the Closing, “Gores Holdings III, Inc.” changed its name to “PAE Incorporated.”

For accounting purposes, the Business Combination will be accounted for as a reverse acquisition and recapitalization in which Shay is considered the accounting acquirer (legal acquiree) and Gores III is considered the accounting acquiree (and legal acquirer).

The Business Combination is a subsequent event that occurred after the periods for which the financial information herein is presented. The Company’s financial statement presentation to be included in quarterly and annual filings with the SEC on Forms 10-Q and 10-K with respect to periods subsequent to the Business Combination will include the financial statements of PAE (identified in the financial statements as Shay) for periods prior to the completion of the Business Combination and of the combined company, PAE Incorporated (formerly named “Gores Holdings III, Inc.”), for periods from and after the Closing.

Following the Business Combination, PAE will continue to operate under the current reportable segments of Shay. The effect of the Business Combination is not expected to have an impact on revenue, earnings, cash flow, or any other material results of the business. For more information on the Business Combination see “Note 21. Subsequent Events” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus.

PAE provides integrated support solutions, including defense and military readiness, diplomacy, peacekeeping, development, host nation capacity building, aircraft and ground equipment maintenance and logistics, and operations and maintenance of facilities and infrastructure. Customers include agencies of the U.S. Government, such as the DoD and DoS, allied foreign governments, and international organizations such as the United Nations.

PAE’s operations are organized into two reportable segments, GMS and NSS.

•	The GMS segment generates revenues through contracts under which PAE provides customers with logistics and stability operations, force readiness and infrastructure management.

•	The NSS segment generates revenues through contracts under which PAE provides customers with counter-threat solutions, intelligence solutions and information optimization.

Segment performance is based on consolidated revenues and consolidated operating income. For additional information regarding PAE’s reportable segments, refer to “Note 16. Segment Reporting” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus.

Factors Affecting PAE’s Operating Results

Business Combinations and Acquisitions

Business Combination

Merger Consideration

As described in Note 1 of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus, the registrant completed the Business Combination on February 10, 2020. Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid for the Business Combination was approximately $1,427 million. The consideration paid to the Shay Stockholders consisted of a combination of cash and stock consideration. The aggregate cash consideration paid to the Shay Stockholders at the Closing was approximately $417 million, consisting of (a) approximately $408 million of cash available to Gores III from its trust account, after giving effect to income and franchise taxes payable in respect of interest income earned in the trust account and redemptions that were elected by Gores III’s public stockholders, plus (b) all of Gores III’s other cash and cash equivalents, plus (c) gross proceeds of approximately $220 million from a private placement offering conducted by Gores III in which investors purchased an aggregate of 23,913,044 shares of Class A Stock for $9.20 per share, less (d) certain transaction fees and expenses, including the payment of deferred underwriting commissions agreed to at the time of Gores III’s initial public offering, less (e) certain payments to participants in the Shay 2016 Participation Plan, less (f) approximately $138 million used to repay a portion of the indebtedness of Shay immediately prior to the Closing, less (g) approximately $33 million of transaction fees and expenses of Shay. The remainder of the consideration paid to the Shay Stockholders consisted of 21,127,823 newly issued shares of Class A Stock.

In addition to the foregoing consideration paid at the Closing, Shay Stockholders were entitled to receive additional earn-out payments from PAE of up to an aggregate of four million shares of PAE Incorporated Class A Stock, if the price of Class A Stock trading on Nasdaq exceeds certain thresholds during the five-year period following the completion of the Mergers.

Incentive Plan

In connection with the Business Combination, the Participation Plan was terminated immediately prior to the Closing and, in exchange for a release of claims relating to the plan, plan participants received payments totaling approximately $17.4 million. Additionally, prior to the Closing, the Gores III board of directors and stockholders approved the Incentive Plan. The Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock units and other stock or cash-based awards.

Restricted Stock Units

Under the terms of the Merger Agreement, Gores III agreed to issue restricted stock units representing the right to receive up to an aggregate of 3,200,000 shares of its Class A Stock (which number will be subject to equitable adjustment in the event of any stock split, reverse stock split, stock dividend or other similar event prior to the date such restricted stock units are issued) out of which 1,581,960 will be issued (subject to effectiveness of a Form S-8 to be filed with the SEC) to PAE employees, as designated by Platinum.

Debt

In connection with the Merger Agreement, PAE was required to reduce its outstanding indebtedness under its existing credit facilities such that the total indebtedness under the facilities, minus cash on hand at the consummation of the Business Combination would not be greater than $572.1 million. After the closing of the transaction the outstanding balance on the Second Term Loan was reduced by approximately $136.5 million.

Acquisitions

PAE consummated several acquisitions during the periods presented below, which impacted its financial position and results of operations, including:

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On December 22, 2016, PAE entered into a definitive agreement with American Operations Corporation to purchase an additional 85% interest in ISR. The acquisition closed on February 9, 2017. ISR was an Original Equipment Manufacturer and systems integrator for the Resolute Eagle, a long endurance Group 3 Unmanned Aircraft System for tactical Intelligence, Surveillance, and Reconnaissance applications. For discussion on the sale of the ISR assets, refer to the disclosures later in this section.

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On June 12, 2017, PAE acquired FCi which provides essential services for immigration and national security including adjudication support, eligibility verification and business process solutions services for U.S. Federal government agencies. FCi operates within PAE’s NSS segment.

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On February 1, 2018, PAE acquired Macfadden which provides program management, human resources services, financial management systems support, information technology solutions, knowledge management, travel coordination and communications support to enable U.S. Government humanitarian response to international disasters. Macfadden operates within PAE’s GMS segment.

In 2017, PAE identified certain indicators of goodwill impairment including contract repricing and lost recompetes. As a result, PAE performed interim impairment tests of goodwill as of September 5, 2017 and December 31, 2017, respectively, and recorded an $86.9 million impairment charge. See “Note 8. Goodwill and Intangible Assets” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus.

During the third quarter of 2019, PAE’s management committed to a plan to sell or dispose of substantially all the assets of ISR. The assets held-for-sale were recorded in prepaid expenses and other current assets on PAE’s condensed consolidated balance sheet at the lower of carrying value or estimated fair value, less an estimate of costs to sell. As a result, PAE recorded a loss on the ISR’s assets held-for-sale. On December 13, 2019, PAE completed the sale of substantially all of the assets of ISR. The loss on the sale of the ISR assets was approximately $32.8 million, which was recorded in cost of revenues. See “Note 9. Consolidated Variable Interest Entities” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus.

Financial and Other Highlights

From December 31, 2018 to December 31, 2019, PAE’s overall contract backlog grew 4.9% from approximately $6,057.9 million to $6,351.8 million, of which $1,484.4 million was funded. Backlog is PAE’s estimate of the amount of revenue that it expects to realize over the remaining life of awarded contracts and task orders; funded backlog refers to the value on contracts for which funding is appropriated less revenues previously recognized on these contracts. Total backlog consists of remaining performance obligations plus unexercised options. Management uses backlog as an operational measure to evaluate business development performance and revenue growth. PAE believes backlog is a useful metric for investors because it is an important measure of both business development performance and revenue growth. See “Note 4. Revenues” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus for more information.

The estimated value of PAE’s total backlog was as follows (in thousands):

	Fiscal Year Ended December 31, 2019	Fiscal Year Ended December 31, 2018
Global Mission Services:
Funded backlog	$1,173,196	$1,288,554
Unfunded backlog	3,393,081	3,317,054

Total GMS backlog	$4,566,277	$4,605,608

National Security Solutions:
Funded backlog	$311,214	$501,515
Unfunded backlog	1,474,309	950,818

Total NSS backlog	$1,785,523	$1,452,333

Total:
Funded backlog	$1,484,410	$1,790,069
Unfunded backlog	4,867,390	4,267,872

Total backlog	$6,351,800	$6,057,941

As of December 31, 2019, PAE had a contract base of more than 500 active contracts and task orders, which excludes classified contracts and contracts attributable to multiple geographies. PAE served as the prime contractor on approximately 95% of its contracts. The DoD and DoS are PAE’s largest customers and accounted for approximately 39% and 24% of its revenue in 2019, respectively. Logistics and stability operations, infrastructure management, force readiness, and information optimization were PAE’s largest contributors by service area, representing approximately 35%, 26%, 15%, and 15% of its revenue, respectively. PAE’s long-tenured contracts have created a recurring base business with its top revenue-generating contracts having a weighted average contract length of greater than 7 years. Revenue from these long-running contracts are steady as PAE’s contracts are predominately funded from stable portions of the DoD budget with little dependence on wartime or emergency overseas contingency operations funding.

PAE’s customer diversity, backlog, multi-year contract terms, track record of winning re-competitions and new business opportunities, and limited reliance on DoD-directed Overseas Contingency Operation funding provides PAE with visible and predictable future revenues bolstered by cash-flow generation from operating activities.

Trends and Factors Affecting PAE’s Future Performance

External Factors

Over most of the last two decades, the U.S. Government has increased its reliance on the private sector for a wide range of professional and support services. This increased use of outsourcing by the U.S. Government has been driven by a variety of factors including lean-government initiatives launched in the 1990s, surges in demand during times of national crisis, the increased complexity of missions conducted by the U.S. military and the DoS, increased focus of the U.S. military on war-fighting efforts and the loss of skills within the government caused by workforce reductions and retirements.

Although the size of future U.S. Government department and agency budgets remains subject to change, current indications are that overall U.S. Government spending will remain consistent with revised spending levels. PAE believes the following industry trends will result in continued strong demand in the target markets for the types of services it provides:

•

the continued transformation of military forces, leading to increased outsourcing of non-combat functions, including life-cycle asset management functions ranging from organizational to depot level maintenance;

•	an increased level of coordination between the DoS and DoD on key national security initiatives and foreign policies;

•	increased maintenance, overhaul and upgrade needs to support aging military platforms.

Current Economic Conditions – Impact of COVID-19

We continue to work with our stakeholders (including customers, employees, suppliers and local communities) to address this global pandemic. Specifically, we are working closely with our customers, including those within the U.S. government, to permit continued contract performance and to mitigate the impact of the current COVID-19 pandemic on our operations and personnel. We continue to review our contractual provisions, hold discussions with customers regarding the pandemic’s potential impact on contract operations, and take actions to reduce the impact of COVID-19 on our business, workforce, supply chain, revenues, and results of operations. We are continuing to monitor the impact of the pandemic and other related uncertainties on financial markets, which has caused us to delay undertaking certain actions in support of our strategic plans.

Due to the nature of our business, and although our operations have been disrupted by the COVID-19 pandemic, the impact has not been material to date. We have developed contingency plans should the disruptions increase. In particular, our U.S. government customers have taken steps to ensure the continuance of many of the services provided by us and other contractors, including, but not limited to, designating certain PAE contracts as essential for continued performance and authorizing remote work for contractor personnel that cannot access worksites. In addition, the impact may be further mitigated by recently passed legislation allowing U.S. government agencies to reimburse contractors such as us for paid leave for employees who cannot access work sites or telework. However, some U.S. Government customers have suspended or reduced work under certain of our contracts.

Although COVID-19 has had an adverse effect on our results of operations for the first quarter of 2020, we do not currently expect that such impact will be material to our full year results based on information known at this time. Since our primary customers are departments and agencies within the U.S. Government, we have not historically had significant issues collecting our receivables and do not foresee issues collecting our receivables in the foreseeable future. In addition, our contract awards typically extend to at least five years, including options, and we have a strong history of being awarded a majority of these contract options; we do not anticipate that the pandemic will have a materially adverse impact on such awards. Our liquidity position has not been materially impacted, and we continue to believe that we have adequate liquidity to fund our operations and meet our debt service obligations for the foreseeable future. However, we cannot predict the impact of the COVID-19 pandemic, and the longer the duration of the event and the more widespread in geographic locations where we and our suppliers operate, the more likely it is that it could have an adverse impact on our financial condition, results of operations, and/or cash flows in the future. See “Risk Factors—Risks Related to PAE’s Business—Risks Related to Performance and Operations” for additional discussion of the risks associated with the COVID-19 pandemic.

Tax Cuts and Jobs Act

On December 22, 2017, the President signed the Tax Cuts and Jobs Act (the “Tax Act”) into law. The Tax Act lowered the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018. PAE has substantially completed its provisional analysis of the income tax effects of the Tax Act and recorded a reasonable estimate of such effects on its December 31, 2017 consolidated financial statements. During 2018, PAE refined its calculations, evaluated changes in interpretations and assumptions made, applied additional guidance issued by the U.S. Government, and evaluated actions and related accounting policy decisions previously made. As of December 31, 2018, PAE completed its accounting for all of the enactment-date income tax effects of the Tax Act and did not identify any material changes to the provisional analysis.

Inflation and Pricing

Most of PAE’s contracts provide for estimates of future labor costs to be escalated for any option periods, while the non-labor costs in its contracts are normally considered reimbursable at cost. PAE’s property and equipment consists principally of computer systems equipment, machinery and transportation equipment, leasehold improvements, and furniture and fixtures. PAE does not expect the overall impact of inflation on replacement costs of its property and equipment to be material to its future results of operations or financial condition.

Primary Components of Operating Results

Revenues

The majority of PAE’s revenues are generated from contracts with the U.S. Government and its agencies. PAE enters into a variety of contract types, including fixed price, cost reimbursable, and time and materials contracts.

Cost of revenues

Cost of revenues includes costs related to labor, material, subcontract labor and other costs that are allowable and allocable to contracts under federal procurement standards.

Selling, general and administrative expenses

Selling, general and administrative expenses primarily consist of (i) fringe benefits related to the contract costs; (ii) salaries and wages plus associated fringe benefits and occupancy costs related to executive and senior management, business development, bid and proposal, contracts administration, finance and accounting, human resources, recruiting, information systems support, legal and corporate governance; and (iii) unallowable costs under applicable procurement standards that are not allocable to contracts for billing purposes. Unallowable costs do not generate revenue but are necessary for business operations.

Results of Operations

Comparison of Results for the Fiscal Year Ended December 31, 2019 (audited), and December 31, 2018 (audited) (in thousands):

	December 31, 2019	December 31, 2018	Dollar Change	Percent Change %
Revenues	$2,763,893	$2,608,562	$155,331	6.0
Cost of revenues	2,183,574	1,991,622	191,952	9.6
Selling, general and administrative expenses	530,080	536,019	(5,939)	(1.1)
Amortization of intangible assets	33,205	35,780	(2,575)	(7.2)

Total operating expenses	2,746,859	2,563,421	183,438	7.2
Program profit	17,034	45,141	(28,107)	(62.3)
Other income, net	9,785	4,980	4,805	96.5

Operating income	26,819	50,121	(23,302)	(46.5)
Interest expense, net	(86,011)	(84,360)	(1,651)	2.0

Loss before income taxes	(59,192)	(34,239)	(24,953)	72.9
Provision for income taxes	(9,131)	(2,661)	(6,470)	243.1

Net loss	(50,061)	(31,578)	(18,483)	58.5
Noncontrolling interest in earnings of ventures	(252)	2,881	(3,133)	(108.7)

Net loss attributed to Shay Holding Corporation	$(49,809)	(34,459)	$(15,350)	44.5

Revenues

Revenues for the fiscal year ended December 31, 2019 increased by approximately $155.3 million, or 6.0%, from the comparable period in 2018. The increase in revenues was primarily attributable to contract growth across current programs and new program awards. The GMS and NSS segments revenue increased by approximately $130.9 million and $24.4 million, respectively.

Cost of revenues

Cost of revenues for the fiscal year ended December 31, 2019 increased from the comparable period in 2018. The increase in cost of revenues was primarily driven by the impact of revenue growth and the loss on the sale of the ISR assets.

Selling, general and administrative expenses

Selling, general and administrative expenses were materially unchanged from the comparable period in 2018.

Amortization of intangible assets

The decrease in amortization of intangible assets for the fiscal year ended December 31, 2019 as compared to the fiscal year ended December 31, 2018, was primarily driven by the sale of the NSS software business, which accounted for approximately $1.8 million of the change. The remainder of the reduction was associated with amortizing certain customer relationships, development technologies, and trade names.

Other income, net

The increase in other income for the fiscal year ended December 31, 2019 as compared to the fiscal year ended December 31, 2018, was primarily driven by the release of an approximate $7.7 million reserve in PAE’s NSS segment, originally established for a legacy contract acquired in a business combination in 2015. This amount was partially offset by an approximate $2.9 million loss on the sale of PAE’s NSS software business in 2019.

Interest expense, net

The increase in interest expense for the fiscal year ended December 31, 2019 as compared to the fiscal year ended December 31, 2018, was driven primarily by increased activity on PAE’s ABL.

Net loss

The net loss for 2019 was $49.8 million, compared with a net loss of approximately $34.5 million in 2018. The increase in net loss for the fiscal year ended December 31, 2019 as compared to the fiscal year ended December 31, 2018 was primarily driven by the factors impacting cost of revenues.

Comparison of Results for the Years Ended December 31, 2018 (audited) and December 31, 2017 (audited) (in thousands)

	December 31, 2018	December 31, 2017	Dollar Change	Percent Change
Revenues	$2,608,562	$2,331,586	$276,976	11.9%
Cost of revenues	1,991,622	1,765,972	225,650	12.8%
Selling, general and administrative expenses	536,019	477,941	58,078	12.2%
Amortization of intangible assets	35,780	34,259	1,521	4.4%
Goodwill impairment	—	86,928	(86,928)	NM

Total operating expenses	2,563,421	2,365,100	198,321	8.4%

Program profit (loss)	45,141	(33,514)	78,655	NM
Other income, net	4,980	21,322	(16,342)	(76.6%)

Operating income (loss)	50,121	(12,192)	62,313	NM
Interest expense, net	(84,360)	(74,466)	(9,894)	13.3%

Loss before income taxes	(34,239)	(86,658)	52,419	(60.5%)
Provision for income taxes	(2,661)	(38,584)	35,923	(93.1%)

Net loss	(31,578)	(48,074)	16,496	(34.3%)
Noncontrolling interest in earnings of ventures	2,881	4,728	(1,847)	(39.1%)

Net loss attributed to Shay Holding Corporation	$(34,459)	$(52,802)	$18,343	(34.7%)

NM = Not meaningful

Revenues

The increase in revenues for fiscal year 2018 as compared to fiscal year 2017 was primarily attributable to full year impact of $150.3 million for PAE’s Afghanistan national maintenance strategy program, $66.6 million related to the acquisition of FCi and $53.4 million related to the Macfadden acquisition.

Cost of revenues

The increase in cost of revenues for fiscal year 2018 as compared to fiscal year 2017 was consistent with the increase of revenues reported above and primarily attributable to new business wins for PAE’s GMS segment.

Selling, general and administrative expenses

The increase in selling, general and administrative expenses for fiscal year 2018 as compared to fiscal year 2017 was primarily attributable to $20.7 million in expenses related to ISR startup activities, $13.7 million in expenses related to the FCi acquisition, and $11.9 million in expenses related to the Macfadden acquisition. See “Note 6. Business Combinations” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus.

Goodwill impairment

There was no goodwill impairment recognized by PAE during fiscal year 2018 compared to a goodwill impairment of $86.9 million in 2017. The goodwill impairment in 2017 was associated with PAE’s NSS and GMS businesses. See “Note 9. Goodwill and Intangible Assets” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus.

Other income, net

The decrease in other income, net for fiscal year 2018 as compared to fiscal year 2017 was primarily driven by the 2017 release of a $6.1 million reserve for a legacy contract from a business PAE acquired in 2015 and a $5.4 million gain on disposal of assets.

Interest expense, net

The rise in interest expense in fiscal year 2018 as compared to fiscal year 2017 was driven by the full year impact in 2018 of the increased borrowings in the second quarter of 2017 in conjunction with the FCi acquisition. See “Note 13. Debt” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus.

Provision for income taxes

The decrease in provision for income taxes benefit for fiscal year 2018 as compared to fiscal year 2017 was primarily driven by the remeasurement of deferred taxes liabilities as a result of the 2017 Tax Act that lowered PAE’s corporate income tax rate from 35% to 21%, a permanent item for a non-deductible goodwill impairment and the establishment of a valuation allowance on the disallowed interest expense for 2018 tax year.

Net loss

The decrease in net loss for fiscal year 2018 as compared to fiscal year 2017 was driven by the goodwill impairment charge of $86.9 million that occurred during 2017 partially offset by increased interest expense, decreased other income, net and a lower provision for income taxes in 2018.

PAE’s Segments

Comparison of Results by Segments for the Fiscal Year Ended December 31, 2019 (audited), and December 31, 2018 (audited) (in thousands):

	December 31, 2019		December 31, 2018
	Revenues	% of Total Revenues	Revenues	% of Total Revenues
GMS	$2,099,737	76.0	$1,968,843	75.5
NSS	664,156	24.0	639,719	24.5
Headquarters/Other	—	—	—	—

Consolidated revenues	$2,763,893	100.0	$2,608,562	100.0

	Operating Income (Loss)	Profit Margin %	Operating Income (Loss)	Profit Margin %
GMS	$92,386	3.3	$89,141	3.4
NSS	(36,940)	(1.3)	(12,556)	(0.5)
Headquarters/Other	(28,627)		(26,464)

Consolidated operating income	$26,819		$50,121

Global Mission Services Segment Results

Revenues

GMS revenues of approximately $2,099.7 million for fiscal year 2019 increased $130.9 million, or 6.6%, compared to the prior year. The increase was driven equally by new business awards and on-contract growth across the GMS business areas.

Operating Income

GMS operating income of approximately $92.4 million for fiscal year 2019 increased by $3.2 million, or 3.6% from the comparable period in 2018. The variance was driven by the increase in revenue, which was partially offset by higher cost of revenues.

National Security Solutions Segment Results

Revenues

NSS revenues of approximately $664.2 million for fiscal year 2019 increased by $24.4 million, or 3.8%, from the comparable period in 2018. This increase was primarily driven by new business awards.

Operating Loss

NSS operating loss of approximately $36.9 million for the fiscal year ended December 31, 2019 increased by $24.4 million from the comparable period in 2018. The higher loss was primarily due to pretax losses relating to the ISR operations, partially offset by the factors impacting NSS revenues.

Comparison of Results by Segments for the Years Ended December 31, 2018 (audited) and December 31, 2017 (audited) (in thousands)

	December 31, 2018		December 31, 2017
	Revenues	% of Total Revenues	Revenues	% of Total Revenues
GMS	$1,968,843	75.5	$1,787,198	76.7
NSS	639,719	24.5	544,388	23.3
Headquarters/Other	—	—	—	—

Consolidated revenues	$2,608,562	100.0	$2,331,586	100.0

	Operating Income (Loss)	Profit Margin %	Operating Income (Loss)	Profit Margin %
GMS	$89,141	3.4	$22,417	1.0
NSS	(12,556)	(0.5)	(15,783)	(0.7)
Headquarters/Other	(26,464)		(18,826)

Consolidated operating income (loss)	$50,121		$(12,192)

Global Mission Services Segment Results

Revenues

Revenues for the twelve months ended December 31, 2018 increased by $181.6 million, or 10.2%, from the comparable period in 2017. The increase was predominantly driven by $150.3 million of the full year impact from PAE’s new programs and $53.4 million related to the acquisition of Macfadden, partially offset by decreases of $13.0 million from PAE’s DoS operations Iraq, $8.8 million from its Asia pacific programs and $0.5 million from its expeditionary support and stabilization programs related to reduced volumes.

Operating income

Operating income for the twelve months ended December 31, 2018 increased by $66.7 million from the comparable period in 2017. The increase was primarily driven by goodwill impairment charges of $60.2 million in 2017, partially offset by $6.6 million related to increased volume from PAE’s DoS operations Iraq programs.

National Security Solutions Segment Results

Revenues

Revenues for the twelve months ended December 31, 2018 increased by $95.3 million, or 17.5%, from the comparable period in 2017. The increase was primarily driven by the acquisition of FCi during the second quarter of 2017, which generated revenues of $66.6 million, and $28.7 million of improved volume in PAE’s counter-terrorism programs.

Operating loss

Operating loss for the twelve months ended December 31, 2018 decreased by $3.2 million from the comparable period in 2017. The decrease was primarily due to new business wins of $3.2 million from PAE’s business process solutions.

Liquidity and Capital Resources

As of December 31, 2019, PAE had cash and cash equivalents totaling approximately $68.0 million and $121.8 million of availability under its Asset Based Revolving Loan Credit Facility (“ABL”).

As of December 31, 2018, PAE had cash and cash equivalents totaling approximately $51.1 million and $56.8 million of availability under its ABL.

PAE’s primary sources of liquidity are cash flow from operations and borrowings under its credit facilities to provide capital necessary for financing working capital requirements, capital expenditures and making selective strategic acquisitions.

PAE expects the combination of its current cash, cash flow from operations, and the available borrowing capacity under its ABL to be sufficient to continue to meet its normal working capital requirements, capital expenditures and other cash requirements. However, significant increases or decreases in revenues, accounts receivable and accounts payable can affect PAE’s liquidity. PAE’s accounts receivable and accounts payable levels can be affected by changes in the level of contract work it performs, by the timing of large materials purchases, and subcontractor efforts used in its contracts. Government funding delays can cause delays in PAE’s ability to invoice for revenues earned, presenting a potential negative impact on liquidity.

In connection with the Merger Agreement, PAE was required to reduce its outstanding indebtedness under its existing credit facilities such that the total indebtedness under the facilities, minus cash on hand at the consummation of the Business Combination would not be greater than $572.1 million. After the closing of the transaction a payment was made in the amount of approximately $136.5 million to reduce the outstanding balance on the Second Term Loan.

Cash Flows Analysis

Comparison of Results for the Fiscal Year Ended December 31, 2019 (audited), and December 31, 2018 (audited)

Total Company (in thousands):

	December 31, 2019	December 31, 2018	Dollar Change
Net cash provided by (used in) operating activities	$116,648	$(56,841)	$173,489
Net cash used in investing activities	(2,689)	(16,551)	13,862
Net cash (used in) provided by financing activities	(95,274)	32,847	(128,121)
Effect of exchange rate changes on cash and cash equivalents	(1,747)	(1,940)	193

Net increase (decrease) in cash and cash equivalents	$16,938	$(42,485)	$59,423

Net cash provided by operating activities

The increase in cash provided by operating activities for the fiscal year ended December 31, 2019 from the comparable period in 2018 was primarily attributable to the timing of cash collections. The effects of the US Government shutdown impacted PAE’s receivables for much of the fourth quarter of 2018 and the beginning of 2019.

Net cash used in investing activities

The decrease in cash used in investing activities for the fiscal year ended December 31, 2019 from the comparable period in 2018 was primarily driven by the 2018 acquisition of Macfadden at a cost of approximately $11.3 million.

Net cash used in financing activities

The change in net cash used in financing activities was $128.1 million for the fiscal year ended December 31, 2019 from the comparable period in 2018. The change was substantially attributable to the effects of the US Government shutdown, which necessitated PAE to draw approximately $70.1 million on its ABL and were ultimately paid down as of the end of 2019.

Comparison of Results for the Years Ended December 31, 2018 (audited) and December 31, 2017 (audited) (in thousands)

Total Company:

	December 31, 2018	December 31, 2017	Dollar Change
Net cash (used in) provided by operating activities	$(56,841)	$93,979	$(150,820)
Net cash used in investing activities	(16,551)	(132,601)	116,050
Net cash provided by (used in) financing activities	32,847	(91,893)	124,740
Effect of exchange rate changes on cash and cash equivalents	(1,940)	176	(2,116)

Net decrease in cash and cash equivalents	$(42,485)	$(130,339)	$87,854

Net cash (used in) provided by operating activities

The decrease in net cash used in operating activities for fiscal year 2018 compared to fiscal year 2017 was primarily driven by unfavorable change in accounts receivable of $178.1 million, partially offset by increases in accounts payable and accrued expenses of $49.4 million as a result of the U.S. Government shutdown in 2018, along with increased funding of ISR startup activities of $20.1 million during 2018.

Net cash used in investing activities

The decrease in net cash used in investing activities for the fiscal year 2018 compared to fiscal year 2017 was primarily driven by the $128.4 million acquisition of FCi, net of cash acquired, in 2017.

Net cash provided by (used in) financing activities

The increase in net cash provided by financing activities for the fiscal year 2018 compared to fiscal year 2017 was driven by a $180.6 million dividend to stockholders in 2017 offset by a $76.7 million decrease in net borrowings on long-term debt.

Financing

Long-term debt consisted of the following (in thousands):

	2019	2018	2017
First Term Loan	$506,772	$536,582	$566,392
Second Term Loan	265,329	265,329	268,000
Revolving Credit Facility	—	70,097	—

Insurance Financing Note	—	—	1,966

Total debt	772,101	872,008	836,358
Unamortized discount and debt issuance costs	(22,163)	(30,256)	(38,637)

Total debt, net of discount and debt issuance costs	749,937	841,752	797,721
Less current maturities of long-term debt	—	(21,718)	(23,394)

Total long-term debt, net of current	$749,937	$820,034	$774,327

On June 12, 2017, PAE amended its existing credit facilities to finance the purchase of FCi. The amended credit agreement (the “Amended Credit Agreement”) provided for additional borrowings of $95 million and $58 million on the First Term Loan and Second Term Loan, respectively. The Amended Credit Agreement also provided for a $50 million increase in the borrowing capacity of the ABL. The total borrowing capacity of the ABL is a maximum of $150 million. Debt issuance costs of approximately $6.0 million were capitalized, which resulted in a reduction in the carrying value of the debt on the consolidated balance sheets in connection with the Amended Credit Agreement.

The Amended Credit Agreement requires PAE to comply with specified financial covenants under certain circumstances, including the maintenance of certain leverage ratios.

The Amended Credit Agreement also contains various non-financial covenants, including affirmative covenants with respect to reporting requirements and maintenance of business activities, and negative covenants that, among other things, may limit or impose restrictions on PAE’s ability to alter the character of its business, consolidate, merge, or sell assets, incur liens or additional indebtedness, make investments, and undertake certain additional actions.

PAE was in compliance with the financial covenants under its credit agreements as of December 31, 2019. See “Note 11. Debt” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus.

In connection with the Merger Agreement, PAE was required to reduce its outstanding indebtedness under its existing credit facilities such that the total indebtedness under such facilities minus cash on hand at the consummation of the Merger would not be greater than $572.1 million. After the closing of the transaction a payment was made in the amount of approximately $136.5 million to reduce the balance on the Second Term Loan.

Off-Balance Sheet Arrangements

PAE has outstanding performance guarantees and cross-indemnity agreements in connection with certain aspects of its business. PAE also has letters of credit outstanding principally related to performance guarantees on contracts and surety bonds outstanding principally related to performance and subcontractor payment bonds as described in “Note 11. Debt” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus.

PAE has entered into various joint venture arrangements to provide architectural, engineering, program management, construction management and operations and maintenance services. The ownership percentage of these joint ventures is typically representative of the work to be performed or the amount of risk assumed by each joint venture partner. Some of these joint ventures are considered variable interest entities. PAE has consolidated all joint ventures over which it has control. For all others, PAE’s portion of the earnings are recorded in equity in earnings of joint ventures. See “Note 9. Consolidated Variable Interest Entities” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus.

PAE does not believe that it has any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that would be material to investors.

Contractual Obligations

The following contractual obligations table summarizes PAE’s contractual obligations as of December 31, 2019 (in thousands):

	Calendar Years
	2020	2021	2022	2023	2024	Thereafter	Total
Bank loan debt	29,810	29,810	$447,152	$265,329	$—	—	$772,101
Operating leases	44,473	41,558	36,224	32,332	21,108	51,612	227,307

Total	$74,283	$71,368	$483,376	$297,661	$21,108	$51,612	$999,408

Estimated cash requirements for interest on PAE’s bank loan debt are approximately $68.7 million for 2020.

Recently Issued Accounting Pronouncements

For a description of recently announced accounting standards, including the expected dates of adoption and estimated effects, if any, on PAE’s consolidated financial statements, see “Note 3. Recent Accounting Pronouncements” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus.

Critical Accounting Policies

PAE’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which are prepared in conformity with U.S. generally accepted accounting principles (“GAAP”). The preparation of these financial statements in accordance with GAAP requires the use of estimates and assumptions which affect the reported amounts in the consolidated financial statements. Due to the size and nature of many of PAE’s programs, the estimation of total revenues and cost at completion is subject to a wide range of variables, including assumptions for schedule and technical issues. Actual results may differ from PAE’s management’s estimates.

PAE has identified the following accounting policies as critical because they require significant judgments and assumptions about highly complex and inherently uncertain matters and the use of reasonably different estimates and assumptions could have a material impact on its results of operations or financial condition.

•	Revenue Recognition

•	Goodwill and Indefinite-Lived Intangibles

•	Income Taxes

Revenue Recognition for 2019 and 2018

As described in “Note 3. Recent Accounting Pronouncements” of the notes to PAE’s consolidated financial statements included elsewhere in this prospectus, PAE adopted Accounting Standards Codification 606 effective January 1, 2018, which changed the way it recognizes revenue.

The majority of PAE’s revenues are generated from contracts with the U.S. Government and its agencies. PAE enters into a variety of contract types, including fixed price, cost reimbursable, and time and materials contracts.

PAE accounts for a contract when it has been approved by all parties in the arrangement, the rights of the parties and payment terms are identified, and collectability of consideration is probable. At contract inception, PAE identifies distinct goods or services promised in the contract, referred to as performance obligations, and then determines the transaction price for the contract.

PAE’s contracts contain promises to provide distinct goods or services to its customers. These represent separate performance obligations and units of account. PAE’s management evaluates whether a single contract should be accounted for as more than one performance obligation or whether two or more contracts should be combined and accounted for as one single arrangement at the outset of the contract. Most of PAE’s contracts consist of providing a complex set of interrelated goods and services that together provide a single deliverable or solution to the customer, and accordingly are accounted for as a single performance obligation. PAE also may engage with a customer on a contract where multiple distinct goods or services may be provided. In such circumstance, multiple performance obligations exist, and PAE would allocate the contract’s transaction price to the individual performance obligations based on estimated relative standalone selling price. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which PAE forecasts expected costs of satisfying a performance obligation and then adds an appropriate margin for that distinct good or service promised.

Revenue is recognized when, or as, the performance obligation is satisfied. For substantially all of PAE’s contracts, PAE satisfies its performance obligations over time as its customer simultaneously receives and consumes benefits. Revenue is recognized over time when there is a continuous transfer of control to the customer.

For U.S. Government contracts, this continuous transfer of control to the customer is supported by clauses in the contract that allow the U.S. Government to unilaterally terminate the contract for convenience, pay for costs incurred plus a reasonable profit and take control of any work in process. When control is transferred over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. Based on the nature of the products and services provided in the contract, PAE uses judgment to determine if an input measure or output measure best depicts the transfer of control over time.

For services contracts, performance obligations are typically satisfied as services are rendered and PAE uses a contract cost-based input method to measure progress. Contract costs include labor, material and allocable indirect expenses. Revenue is recognized proportionally as contract costs are incurred plus estimated fees. If a contract does not meet the criteria for recognizing revenue over time, revenue is recognized at the point in time when control of the good or service is transferred to the customer. Control is considered to have transferred when PAE has a right to payment and the customer has legal title.

PAE reviews the progress and execution of performance obligations under the estimate at completion process. As part of this process, PAE reviews information including, but not limited to, key contract terms and conditions, program schedule, progress towards completion, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include judgments about the ability and cost to achieve the contract milestones and other technical contract requirements. PAE must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation, execution by subcontractors, the availability and timing of funding from customers and overhead cost rates, among other variables. A significant change in one or more of these estimates could affect the profitability of PAE’s contracts.

Goodwill and Indefinite-Lived Intangibles

PAE evaluates goodwill for potential impairment annually on the first day of the fourth quarter or if an event occurs or circumstances change that indicate that the fair value of a reportable segment may have fallen below its carrying value. The evaluation includes comparing the fair value of each of the reportable segments using a discounted cash flow methodology, or other fair value measures as considered appropriate in the circumstances, to its net book value, including goodwill. If the net book value exceeds the fair value, PAE will measure impairment by comparing the derived fair value of goodwill to its’ carrying value, and any impairment is recorded in the current period.

During the fourth quarter of 2019, PAE performed the annual qualitative impairment test for both of its reportable segments and noted that no impairment existed.

Income Taxes

Income taxes are accounted for using the asset and liability method whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of assets and liabilities, and their respective tax bases, and operating loss and tax credit carry forwards. PAE accounts for tax contingencies in accordance with ASC 740-10- 25, Income Taxes – Recognition (Topic 740). Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities due to a change in tax rates is recognized in income in the period that includes the enactment date. Estimates of the realizability of deferred tax assets are based on the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies. PAE’s effective tax rate will be higher due to establishment of valuation allowance on the disallowed interest expense. Any interest or penalties incurred in connection with income taxes are recorded as part of income tax expense for financial reporting purposes.

Quantitative and Qualitative Disclosures About Market Risks

PAE is subject to market risk, primarily relating to potential losses arising from adverse changes in interest rates, foreign currency exchange rates, and commodity prices.

Interest Rate Risk

Exposure to market risk for changes in interest rates relates to PAE’s outstanding debt. PAE is exposed to interest rate risk, primarily through its borrowing activities under its credit facilities.

Currency Exchange Rate Risk

Exposure to market risk for foreign currency exchange rate risk is related to receipts from customers, payments to suppliers and intercompany loans denominated in foreign currencies. Accordingly, fluctuations in the relative value of the U.S. Dollar (“USD”) to other currencies may negatively impact revenues and margins expressed in consolidated USD terms. PAE currently does not enter into foreign currency hedge contracts to manage foreign currency exchange rate risk because, to date, exchange rate fluctuations have had minimal impact on its operating results and cash flows, as its contracts are generally denominated in USD.

Commodity Price Risk

PAE purchases commodities, including fuel, food and water, for use in some of its contracts. PAE typically purchases these commodities at market prices, and as a result is affected by market price fluctuations. PAE has decided not to hedge these exposures as they are deemed immaterial.

MANAGEMENT

Management and Board of Directors

Our current directors and executive officers are as follows:

Name	Age	Title
John E. Heller	57	President & Chief Executive Officer, Director
Charles D. Peiffer	64	Executive Vice President & Chief Financial Officer
Paul W. Cobb, Jr.	55	Executive Vice President, General Counsel & Secretary
Patricia M.C. Munchel	44	Executive Vice President & Chief Human Resources Officer
Rene Moline	58	President, National Security Solutions
Charles D. Anderson	61	President, Global Mission Services
Marshall Heinberg	63	Chairman of the Board
Paul T. Bader	61	Director
John P. Hendrickson	64	Director
Louis Samson	47	Director

John E. Heller

Mr. Heller has served as the Chief Executive Officer of PAE and a Director of PAE since 2013. Prior to joining PAE, Mr. Heller served as Senior Vice President and Chief Operating Officer of Engility Corporation, a provider of engineering and logistics services to the U.S. military, from July 2012 to December 2013, after it was spun-off from L-3 Communications. Before this role, Mr. Heller served as President of the Professional Support Services Division of L-3 Communications, a provider of communication and electronic systems and products to the U.S. military, from April 2012 to July 2012, a position he accepted to support Engility’s transition to operating as an independent and publicly traded company. Before joining L-3 Communications, Mr. Heller held several leadership positions at Harris Corporation, a technology and defense contractor and information technology services provider, including President of Harris IT Services and Vice President and General Manager of the division’s Department of Defense programs. He also served as CEO of Netco, Inc. and president and chief operating officer of Multimax, Inc., a Cerberus Capital Management portfolio company. He led its sale to Harris Corporation in 2007. Mr. Heller started his career in the U.S. Army. He served five years in various leadership positions as a logistics officer. Following several years in the consulting field at Deloitte Consulting, Mr. Heller attained his first CEO position at Rentport, Inc., a portfolio company of Catterton Partners (now L Catterton), a venture capital and private equity firm.

Mr. Heller earned a Master’s degree in business administration from the University of Pittsburgh, and is a graduate of the U.S. Military Academy at West Point. He serves on the Business Alumni Association board of directors for the Joseph M. Katz Graduate School of Business and College of Business Administration at the University of Pittsburgh. In addition to serving his alma mater, Mr. Heller more recently joined the advisory council for American University’s Kogod School of Business and was elected to the Professional Services Council board of directors.

Charles D. Peiffer

Mr. Peiffer has served as the Executive Vice President and Chief Financial Officer of PAE since 2014. Prior to being named to this position, Mr. Peiffer served as the Senior Vice President and CFO at IAP Worldwide Services Inc. from 2009 to 2014, a leading provider of facility management, contingency support, power solutions and technical services. Prior to his position at IAP, Mr. Peiffer served as Vice President of Finance and CFO from 2003 to 2009 at Fluid Technologies, an operating segment of ITT, Inc., a specialty component producer for the aerospace, transportation, energy and industrial markets. In addition, Mr. Peiffer has held financial leadership roles at Avaya Communications, Lucent Technologies, AlliedSignal, Lockheed Martin, Martin Marietta and General Electric. Mr. Peiffer earned his Master’s degree in Banking and Finance from Saint Joseph’s University and his Bachelor’s degree in Business and Accounting from Philadelphia University.

Paul W. Cobb, Jr.

Mr. Cobb has served as the Executive Vice President and General Counsel of PAE since 2012. Prior to joining PAE, Mr. Cobb served as the Deputy General Counsel of BAE Systems, Inc. between 2004 and 2012, and as the Deputy General Counsel (Legal Counsel) of the Department of Defense between 2001 and 2004. Before his service with the Department of Defense, Mr. Cobb was a partner in the Washington, D.C. office of Jenner & Block LLP, an international law firm. Mr. Cobb was the Judicial Fellow at the Administrative Office of the United States Courts from 1995 to 1996. Between 1991 and 1995, he served on active duty in the United States Army as an attorney in the Army General Counsel’s office. Mr. Cobb began his legal career as a law clerk for the Hon. Thomas A. Clark of the United States Court of Appeals for the Eleventh Circuit in Atlanta, Georgia. Mr. Cobb graduated from Yale Law School and is a summa cum laude graduate of Duke University, which he attended on an Army R.O.T.C. scholarship. He is a member of the board of directors of Blue Star Families, Inc., a non-profit corporation that provides support to families of U.S. military personnel.

Patricia M.C. Munchel

Mrs. Munchel joined PAE in September 2014 as the Vice President of Talent Management and Human Resources, a position she held until December 2014. She currently serves as PAE’s Executive Vice President and Chief Human Resources Officer, a position she’s held since January 2015. Prior to joining PAE, Mrs. Munchel served as an executive human resources leader at Harris Corporation, a technology and defense contractor and information technology services provider, from 2007 to 2014. During her tenure at Harris Corporation, Mrs. Munchel also served as the division human resources leader for Harris IT Services and the Department of Defense business unit. Mrs. Munchel joined Harris Corporation in 2007 through the acquisition of Multimax, Inc., a computer software and packaging services company, where she was the Director of Human Resources from 2004 to 2007. Prior to that, Mrs. Munchel held senior human resources leadership roles for eight years with SAIC, MCI WorldCom and UUNET. Mrs. Munchel earned her Bachelor’s degree from James Madison University with continued graduate studies at the University of Virginia. She currently serves on the board of advisors for James Madison University’s School of Liberal Arts and Social Sciences.

Rene Moline

Rene (Chico) Moline joined PAE in June 2017 and has served as the President of PAE’s National Security Solutions business unit since January 2018. Prior to joining PAE, Mr. Moline served as Senior Vice President of Information Technology and Network Communication Services of Vectrus, Inc., a global government services company. Prior to his role at Vectrus, Inc., Mr. Moline served as Vice President and General Manager of the Department of Defense programs of the Harris IT Services division at Harris Corporation. He joined Harris Corporation through the acquisition of Multimax, Inc. in 2007 as the executive leader of the Navy and U.S. Marine Corps programs. Mr. Moline graduated from the University of Richmond with a Bachelor’s degree in economics and holds a Master of Business Administration degree from Virginia Polytechnic Institute and State University.

Charles A. Anderson

Charles (Chuck) Anderson has served as the President of PAE’s Global Mission Services business unit since January 2018. Mr. Anderson also served as the President of PAE’s Technical Services business unit in 2017. Before joining PAE, Mr. Anderson served as the Senior Vice President of Facility and Logistics Services at Vectrus, Inc., a global government services company. Prior to this role at Vectrus, Inc., Mr. Anderson served as the Vice President and General Manager in the Mission Systems division of Exelis, Inc., a global aerospace, defense, information and services company. Mr. Anderson retired from the United States Army in February 2012 at the rank of Major General after 32 years of service. In his last active duty role, he served as the Commanding General of Division West at Fort Hood, Texas. Mr. Anderson earned a Bachelor’s degree from the U.S. Military Academy at West Point, as well as Master’s degrees in Strategic Studies from the U.S. Army War College, business administration from Long Island University, physical education from Indiana University and systems management from the University of Southern California.

Marshall Heinberg

Marshall Heinberg is the founder of, and since 2012 has served as Managing Director of, MAH Associates, LLC, which provides strategic advisory and consulting services to various companies. Since 2015 he has served as a Senior Advisor to Burford Capital, a litigation finance company. He has served as Chairman of the board of directors and compensation committee of Ecology and Environment, Inc. (“EEI”), a subsidiary of WSP Global, Inc. (“WSP”), since April 2017, and served as Executive Chairman from September 2018 until WSP completed its acquisition of EEI on December 31, 2019. Mr. Heinberg began his investment banking career in 1987 in the Corporate Finance Division of Oppenheimer & Co. Inc., which was acquired by the Canadian Imperial Bank of Commerce, or CIBC, in 1997. He served as Head of the Investment Banking Department and as a Senior Managing Director of Oppenheimer from 2008 until July 2012, and as the Head of U.S. Investment Banking at CIBC World Markets from 2001 until 2008. Mr. Heinberg currently serves on the board of directors of the publicly traded companies ChannelAdvisor Corporation and Galmed Pharmaceuticals Ltd. and as a director and member of the audit committee of Universal Biosensors, Inc. He also serves on the board of directors of Union Carbide Corporation, a subsidiary of The Dow Chemical Company. Mr. Heinberg received a B.S. in Economics from the Wharton School of Business at the University of Pennsylvania and a J.D. from Fordham Law School. Mr. Heinberg is qualified to serve as a director due to his significant experience serving on the boards of public companies and knowledge of global capital markets.

Paul T. Bader

Paul T. Bader has served as an adjunct professor at the Leventhal School of Accounting at the University of Southern California since January 2018. He was a partner in the New York office of Ernst & Young LLP until his retirement in 2016. Mr. Bader held several roles at Ernst & Young over the course of his career, including Partner in Charge of the NY International Tax Practice, Managing Partner of the NY Tax Practice, Managing Partner of Metro NY area, Vice Chair of the Americas M&A practice, Americas Private Equity practice and the Americas Director of Strategy. Mr. Bader spent the last seven years of his career at Ernst & Young consulting with digital media companies on their global operations. Mr. Bader currently serves on the board of directors and as a member of the nominating and governance committee and the audit committee chair of Key Energy Services, Inc. He has also served on the boards of Carnegie Hall, the Citizens Budget Commission and the American Red Cross. Mr. Bader received his B.S. in accounting and his M.A. in taxation from the University of Southern California. Mr. Bader is qualified to serve as a director due to his accounting expertise and significant experience advising public companies on accounting and financial reporting matters.

John P. Hendrickson

John P. Hendrickson is a retired partner of McDermott Will & Emery where he practiced in the areas of employee benefits and executive compensation for 37 years. While at McDermott, Mr. Hendrickson also served as the head of the Employee Benefit and European Practice Group, served on the Management, Executive and Compensation Committees and chaired the Compensation Committee from 2008 through 2016. He is a graduate of South Dakota State University and Notre Dame Law School and serves on the Notre Dame Law School Advisory Counsel. Mr. Hendrickson is qualified to serve as a director based on his extensive experience counseling public companies on executive compensation and other employment matters.

Louis Samson

Louis Samson is a Partner at Platinum Equity, where he leads its New York, Greenwich and London-based investment teams, manages the operations of those offices and is a member of Platinum Equity’s Investment Committee. Mr. Samson joined Platinum Equity in 2007. He oversees M&A transactions executed by his teams and, together with Platinum Equity’s Operations Team, also provides oversight to portfolio companies following their acquisition. Prior to joining Platinum Equity, Mr. Samson was a Managing Director in the Mergers & Acquisitions Group at CIBC World Markets, the investment banking subsidiary of the Canadian Imperial Bank of Commerce. Prior to his role at CIBC World Markets, Mr. Samson was a Mergers & Acquisitions attorney at Stikeman Elliot LLP, a Canadian law firm. Mr. Samson is a graduate of Ottawa University Law School and Le Petit Seminaire de Quebec College. Mr. Samson has been nominated to serve on the Company’s board of directors by Platinum Equity pursuant to the terms of the Merger Agreement, and is qualified to serve as a director due to his extensive corporate finance, banking and private equity experience.

Number and Terms of Office of Officers and Directors

Our Board consists of five directors. Our Board is divided into three classes with only one class of directors being elected in each year and each class (except for the Class I and Class II directors elected by the Company’s stockholders at the Special Meeting) serving a three-year term. Each of Messrs. Paul T. Bader, Marshall Heinberg, John E. Heller, John P. Hendrickson and Louis Samson were elected by the Company’s stockholders at the Special Meeting to serve as directors of the Company, which election became effective upon consummation of the Business Combination. Mr. Hendrickson was elected to serve as a Class I director with a term expiring at the Company’s 2021 annual meeting of stockholders; Messrs. Heller and Bader were elected to serve as Class II directors with a term expiring at the Company’s 2022 annual meeting of stockholders; and Messrs. Heinberg and Samson were elected to serve as Class III directors with a term expiring at the Company’s 2023 annual meeting of stockholders. Mr. Heinberg was appointed to serve as the chairman of the Board.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, President, Vice Presidents, Secretary, Assistant Secretaries, Chief Financial Officer, Treasurer and such other offices as may be determined by the Board. In connection with the consummation of the Business Combination, on the Closing Date, John E. Heller was appointed to serve as the Company’s President & Chief Executive Officer, Charles D. Peiffer was appointed to serve as the Company’s Executive Vice President & Chief Financial Officer, Paul W. Cobb, Jr. was appointed to serve as the Company’s Executive Vice President, General Counsel & Secretary, Patricia M.C. Munchel was appointed to serve as the Company’s Executive Vice President & Chief Human Resources Officer, Rene Moline was appointed to serve as the Company’s President, National Security Solutions, and Charles A. Anderson was appointed to serve as the Company’s President, Global Mission Services.

In connection with the Closing, each of the Company’s executive officers prior to the Closing resigned from his respective position as an executive officer of the Company, in each case effective as of the effective time of the First Merger.

Committees of the Board of Directors

Our Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. The rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee and nominating and corporate governance committee of a listed company be comprised solely of independent directors.

Audit Committee

Our Board has established an audit committee of the Board. Audit committee members include Messrs. Bader, Heinberg and Hendrickson. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Messrs. Bader, Heinberg and Hendrickson qualify as independent directors under applicable rules.

Each member of the audit committee is financially literate and our Board has determined that Mr. Bader qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention and oversight of the work of our independent auditors and any other independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•

obtaining and reviewing, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company, consistent with Independence Standards Board Standard 1 of the Public Company Accounting Oversight Board (“PCAOB”), or other applicable SEC or PCAOB regulations;

•

in accordance with our Related Transactions Policy, reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

periodically reviewing with management, the independent auditors, and/or our legal advisors, as appropriate: (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect our ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in our internal control over financial reporting.

Compensation Committee

Our Board has established a compensation committee of the Board. Compensation committee members include Messrs. Bader, Heinberg and Hendrickson. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Messrs. Bader, Heinberg and Hendrickson are independent.

We have adopted a compensation committee charter which details the principal functions of the compensation committee, including:

•

reviewing and approving, on an annual basis, the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives, and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving, on an annual basis, the compensation of all of our other executive officers;

•	reviewing, on an annual basis, our executive compensation plans;

•	overseeing our incentive compensation equity-based remuneration plans;

•	reviewing and discussing with management, the Company’s compensation discussion and analysis to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC;

•	preparing the Compensation Committee Report as required by the rules of the SEC; and

•	reviewing perquisites or other personal benefits to the Company’s executive officers and directors and recommending any changes to the Board.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of such advisers in accordance with Nasdaq and SEC requirements.

Nominating and Corporate Governance Committee

Our Board has established a nominating and corporate governance committee of the Board. Nominating and corporate governance committee members include Messrs. Bader, Heinberg and Hendrickson. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the nominating and corporate governance committee, all of whom must be independent. Messrs. Bader, Heinberg and Hendrickson are independent.

We have adopted a nominating and corporate governance committee charter which details the principal functions of the nominating and corporate governance committee, including:

•	identifying individuals qualified to become members of the Board and its committees, including those individuals recommended by the Company’s stockholders;

•	identifying or recommending the director nominees to the Board;

•

periodically reviewing the management development and succession plans relating to positions held by executive officers, direct reports of executive officers and such other officers and employees as the committee may determine is advisable;

•	overseeing the self-evaluations of the Board;

•	periodically reviewing and recommending to the Board any amendments to the Company’s corporate governance guidelines and the committee’s charter;

•	identifying corporate governance best practices and reviewing and recommending to the Board any changes to the Company’s corporate governance guidelines;

•	evaluating its performance and submitting any recommended changes to the Board for its consideration.

The nominating and corporate governance committee has the authority to retain advisors to assist with the execution of its duties and responsibilities as the committee deems appropriate.

Director Nominations

Candidates for nomination to our Board are selected by our Board based on the recommendation of our nominating and corporate governance committee in accordance with the committee’s charter, our policies, our certificate of incorporation and bylaws, our corporate governance guidelines, and the criteria adopted by our Board regarding director candidate qualifications. In recommending candidates for nomination, our nominating and corporate governance committee considers candidates recommended by directors, officers, and employees, as well as candidates that are properly submitted by stockholders in accordance with our policies and bylaws, using the same criteria to evaluate all such candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate and, in addition, our nominating and corporate governance committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

The Board will consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, nor in the past year has served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board.

Code of Ethics

We have adopted an Ethics and Compliance Code of Conduct applicable to all of our directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees. Our Ethics and Compliance Code of Conduct is available on our investor relations website (http://investors.pae.com/corporate-governance/documents-and-charters) in the “Documents & Charters” section. In the event that we amend or waive certain provisions of our Ethics and Compliance Code of Conduct applicable to our principal executive officer, principal financial officer or principal accounting officer that require disclosure under applicable SEC rules, we will disclose the same on our website.

Amended and Restated Bylaws

Effective April 3, 2020, the Board approved amendments to our bylaws to make certain administrative clarifications to the forum selection provisions contained in Article IX of the bylaws and to implement certain other administrative changes. Our bylaws, as amended, are filed as Exhibit 3.2 to the registration statement of which this prospectus forms a part.

Limitation on Liability and Indemnification of Officers and Directors

Our certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL.

We have entered into agreements with each of our directors and executive officers and certain other of our officers to provide contractual indemnification in addition to the indemnification provided for in our certificate of incorporation. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders.

Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

EXECUTIVE COMPENSATION

Gores III

The following disclosure concerns the compensation of the Company’s officers and directors for the year ended December 31, 2019 (i.e., pre-Business Combination).

None of the Company’s officers or directors during the year ended December 31, 2019 received any cash compensation for services rendered to Gores III. Commencing on September 6, 2018, we agreed to pay monthly recurring expenses of $20,000 to The Gores Group for office space, administrative and secretarial and administrative support. Upon completion of the Business Combination, we ceased paying these monthly fees. We have also paid certain transaction fees and reimbursed the Former Sponsor and certain of our pre-Business Combination officers, directors and their affiliates for out-of-pocket expenses incurred in connection with activities on our behalf in connection with the Business Combination in an aggregate amount of approximately $1.1 million. Our pre-Business Combination audit committee has reviewed on a quarterly basis all such payments that were made and determined which fees and expenses and the amount of expenses that have been reimbursed. Since our formation, we have not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of our officers or directors during the year ended December 31, 2019.

In connection with the Business Combination, each of the Company’s executive officers prior to the Business Combination resigned from his respective position as an executive officer of the Company, in each case effective as of the effective time of the First Merger. We are not party to any agreements with the Company’s officers and directors during the year ended December 31, 2019 that provided for benefits upon termination of employment.

PAE

The following disclosure concerns PAE’s philosophy, programs and processes related to the compensation paid or awarded for 2019 to PAE’s named executive officers, including the elements of PAE’s compensation program for named executive officers, material compensation decisions made under that program during 2019 and the material factors considered in making those decisions.

PAE’s named executive officers for 2019 are:

•	John E. Heller, Chief Executive Officer;

•	Charles D. Peiffer, Chief Financial Officer;

•	Paul W. Cobb, Jr., General Counsel;

•	Charles Anderson, President, GMS;

•	Rene Moline, President, NSS.

Compensation Philosophy, Objectives and Rewards

A key objective of PAE’s compensation program is to allow PAE to retain and, as needed, attract qualified executives. PAE believes that its ability to keep its senior executive team intact is tied to its compensation programs. Additionally, for PAE to be appropriately positioned to attract new talent as needed, PAE must be prepared to be, and be perceived as, an employer that offers competitive compensation.

To achieve its compensation objectives, PAE provides executives with a compensation package consisting primarily of the following fixed and variable elements:

Compensation Element	Compensation Objective
Base Salary	Recognize performance of job responsibilities and attract and retain individuals with superior talent

Annual Leadership Incentive Compensation	Provide short-term incentives to attain financial measures

Long-Term Incentive Compensation	Promote the maximization of stockholder value by aligning the interests of employees and stockholders

Determination of Compensation

Prior to the Business Combination and since PAE’s acquisition by an affiliate of Platinum Equity, PAE’s executive compensation program was administered by Platinum Equity in its role as PAE’s principal stockholder, in consultation with PAE’s Chief Executive Officer (“CEO”), and with assistance from PAE’s Chief Human Resources Officer (“CHRO”) and PAE’s Chief Financial Officer (“CFO”). PAE’s CEO typically provided compensation recommendations to Platinum Equity and discussed with Platinum Equity the compensation and performance of executive officers other than himself. PAE’s CEO based his recommendations, among other things, on financial and operational data provided by the CFO and CHRO, his subjective review of the performance of the executive officers, PAE’s overall performance against its applicable corporate goals, an officer’s contributions to such performance, internal pay equity considerations and the competitiveness of the market for each officer’s services. In developing the recommendations for Platinum Equity, the CEO, CFO and CHRO reviewed each element of PAE’s executive compensation program and the aggregate level of compensation and referred to a mix of private market data and public company data for a compensation peer group identified in consultation with a third-party compensation consultant retained by PAE and directed by management. Platinum Equity evaluated any recommended compensation adjustment or awards to executive officers and ultimately determined PAE’s named executive officer’s compensation based on its business judgement, industry knowledge and a subjective determination of individual contributions and performance.

Role of Compensation Consultant

In 2018, PAE engaged Korn Ferry Hay Group (“Korn Ferry”), a global organizational consulting firm, to conduct an in-depth competitive compensation analysis for its top executives. Korn Ferry met with, reported to and was directed by PAE’s CEO, CHRO and CFO (except with respect to their own compensation) throughout this process. As part of its analysis, Korn Ferry:

•

assessed PAE’s overall executive compensation program as compared to the market, including compensation levels, annual pay mix, long term incentive mix and performance metrics for short- and long-term incentive compensation plans for PAE’s industry and among companies with which PAE competes for talent; and

•	examined how PAE’s pay and performance align with those of a compensation peer group of companies, based on one-year and three-year time periods and CEO target versus realized total compensation.

Platinum Equity, in consultation with PAE’s CEO, reviewed the 2018 compensation assessments prepared by Korn Ferry when determining compensation for 2019. Korn Ferry did not perform work for PAE during 2019.

In addition, PAE engaged Willis Towers Watson in 2019 to validate the company’s continued use of the 2018 Korn Ferry compensation assessment and peer group during 2019. Willis Towers Watson met with, reported to and was directed by PAE’s CEO, CHRO and CFO throughout this process. Willis Towers Watson received in excess of $120,000 for performed work for PAE in 2019 that was unrelated to executive or director compensation consulting.

Competitive Compensation Assessment

In performing the compensation analysis described above, Korn Ferry utilized private survey data relating to the compensation practices of other companies within the aerospace/defense, automotive and technology industries. Neither PAE nor Platinum Equity was made aware of the actual companies comprising the survey data, which was anonymized and general. Korn Ferry also relied on publicly available data for a group of 12 publicly traded companies in the engineering and construction, aerospace and defense, environmental and facilities services and research and consulting services industries. The companies were selected by PAE management, after consulting with and based on the advice of Korn Ferry, to use as the compensation peer group for purposes of Korn Ferry’s analysis and consisted of:

Booz Allen Hamilton Holding	Mantech International Corp
CACI International Inc	Maximus, Inc.
Cubic Corporation	Perspecta Inc.
Engility Holdings, Inc.	Science Applications International Corp
ICF International, Inc.	Unisys Corporation
KBR, Inc.	Vectrus, Inc.

In addition to industry, selection criteria for the compensation peer group included revenue, operating income, net income, cash flow and debt to income ratio levels. The compensation peer group consisted of companies with levels both above and below PAE’s own levels of these criteria. Prior to Korn Ferry’s 2018 competitive analysis of PAE’s executive compensation, PAE engaged Equilar to perform an executive compensation review that also leveraged a peer group of companies in the same industry.

The following companies were removed from the compensation peer group for 2018 to better align the constituent companies with the selection criteria discussed above: AECOM, BAE Systems plc, CH2M HILL Companies, Ltd., CSRA Inc., Curtiss-Wright Corporation, Harris Corporation, Leidos Holdings, Inc., Rockwell Collins, Inc., Stantec Inc. and Tetra Tech, Inc.

Elements of PAE’s Executive Compensation Program

For 2019, the primary elements of PAE’s named executive officers’ compensation were base salary, annual leadership incentive compensation and long-term incentive compensation.

Base Salaries

The base salaries of PAE’s named executive officers are an important part of their total compensation package and are intended to reflect their respective positions, duties and responsibilities. Base salary is a visible and stable fixed component of PAE’s compensation program. Annual base salaries have historically been based on, among other factors, a named executive officer’s knowledge, experience, expertise, perceived abilities and expected contributions. The factors considered are not assigned specific weights.

The 2019 annual base salary of each named executive officer is listed below. Based on Korn Ferry’s competitive compensation assessment, the recommendations of PAE’s CEO and the additional factors described above, Platinum Equity elected to maintain the 2019 annual base salaries for the named executive officers at their 2018 levels.

Named Executive Officer	2019 Annual Base Salary
John E. Heller	$732,009
Charles D. Peiffer	$537,602
Paul W. Cobb, Jr.	$400,545
Charles Anderson	$412,000
Rene Moline	$325,000

Annual Leadership Incentive Compensation

To maintain a competitive compensation program and motivate PAE’s named executive officers to attain short-term financial performance metrics while making progress towards longer-term growth and other goals, PAE provides the named executive officers with the opportunity to earn a significant portion of their overall compensation in the form of annual cash bonuses under PAE’s Leadership Incentive Compensation Plan (“LICP”). Each named executive officer has an annual target bonus amount under the LICP that is expressed as a percentage of the named executive officer’s annual base salary earned for the year. Platinum Equity, after consulting with PAE’s CEO, selected a mix of the company’s financial objectives as the performance criteria on which LICP annual awards are earned. Annual incentive bonuses under the LICP are calculated as the product of (i) a named executive officer’s target annual incentive bonus amount (the “Target Incentive Bonus”), multiplied by (ii) a percentage equal to the overall weighted sum of the financial target achievements for the fiscal year adjusted for the financial performance of the business (the “Financial Performance Factor”), multiplied by (iii) a percentage representing the overall individual performance factor for the year (the “Individual Performance Factor”), which is a holistic, subjective measure of each named executive officer’s overall performance and contribution for the year. The Target Incentive Bonus, the financial measures and related target levels and weighting, and the Individual Performance Factor for each named executive officer are determined by Platinum Equity after taking into consideration the recommendations of PAE’s CEO (except with respect to his own LICP award).

For 2019, Platinum Equity selected PAE’s Adjusted EBITDA and days sales outstanding (“DSO”) as the financial performance criteria for the named executive officers’ LICP awards. Adjusted EBITDA is a non-GAAP financial measure that PAE calculates as net income adjusted to exclude net interest expense, tax expense, depreciation and amortization and related party expenses, and further adjusted to eliminate the impact of certain items that are not considered indicative of PAE’s ongoing operating performance. DSO is a non-GAAP financial measure that PAE calculates as accounts receivable divided by the sum of the last three months of revenue multiplied by the accounting days included in the last three months. In this calculation, accounts receivable may be adjusted to eliminate the impact of certain items that PAE does not consider indicative of its ongoing operating performance.

PAE calculates DSO each month and averages the monthly DSO numbers over the performance year to determine if PAE has achieved the target set by Platinum Equity. No bonuses were payable under the 2019 LICP to the named executive officers unless PAE achieved a minimum of 75% of the Adjusted EBITDA objective, and each named executive officer’s annual incentive bonus payout under the LICP was capped at 200% of the named executive officer’s Target Incentive Bonus. The following table identifies PAE’s financial performance targets under the 2019 LICP, the actual 2019 result against those goals and the relative weighting of each performance metric as a percentage of the named executive officers’ overall annual 2019 LICP awards.

Metric	Target	Actual	Weighting
Adjusted EBITDA	$165,700,000	$163,000,000	70%
DSO	64 days	62 days	30%

For each performance metric, there was a range of potential payouts based on the level of performance actually achieved. The following table shows the threshold, target and maximum achievement levels for each 2019 performance metric and the corresponding payout levels. Payout levels between the stated levels of achievement are determined based on linear interpolation.

Performance Metric	Threshold	Target	Maximum
Adjusted EBITDA
Achievement Level (% of target)	90%	100%	130%
Payout Level (% of target)	60%	100%	200%
DSO
Achievement Level (DSO achieved)	69.99	64	61
Payout Level (% of target)	50%	100%	211%

Individual performance of the named executive officers for the 2019 LICP was evaluated based on the named executive officer’s performance against the performance criteria described below, with three categories of company-wide goals used for individual assessments: “Contribute to Growth,” “Demonstrate Integrity,” and “Perform with

Excellence.” Each named executive officer received an Individual Performance Factor rating based on his performance on the company-wide goals, as well as achievement of individual goals, as applicable, and accomplishments in each of the three categories.

For 2019, the company-wide goal “Contribute to Growth” included performance criteria relating to achieving organic growth through new business and recompete wins, maintaining an effective and competitive operating cost structure, and implementing an efficient recruitment, retention and development environment. The performance criteria for the “Demonstrate Integrity” goal included building and maintaining a culture based on individual character, teamwork and accountability, ensuring a safe, secure, respectful and compliant operating environment, and embracing diversity and inclusiveness. Under the company-wide goal of “Perform with Excellence,” executives were measured on the following objectives: consistently meeting or exceeding program performance requirements, improving customer relationships, and using continuous improvement to enhance PAE’s performance internally and with customers.

Mr. Heller’s individual performance criteria for 2019 included the attainment and overachievement of financial targets and improving overall profitability of the business. Key projects included optimizing business processes to improve operational performance, marketing and preparing the company for a change in control, leveraging investments in enterprise systems and business workflows.

Mr. Peiffer’s individual performance criteria for 2019 included driving working capital and profit margin initiatives, improving DSO, supporting the company’s strategy around growth, merger and acquisition activities to include the integration of Macfadden, reducing the monthly close cycle, implementing and upgrading financial systems to include workflows, transforming the quality, health and safety focus, establishing company analytics through dashboards and improved metrics and continuing to lead the company’s compliance and risk management to include its internal audit function.

Mr. Cobb’s individual performance criteria for 2019 related to the overall leadership and management of the legal, contracts, security, ethics and export control functions of PAE, as well as contributions to the three overarching company goals. In particular, his individual performance criteria included increasing the alignment of the contracts and legal functions with business development and operations, leading activities in support of the company’s sale process, improving outcomes of contract award protests, bolstering the effectiveness and reach of the ethics and compliance program, increasing the performance of the export control function, strengthening litigation management, boosting international registration processes, and restructuring the security function.

Mr. Anderson’s individual performance criteria for 2019 included being measured on achieving EBITDA and revenue targets, end-of-year achievement of DSO, his work on continuous improvement initiatives with a focus on Lean Six Sigma practices, safety metrics, contract performance scores from customers, the integration of the Macfadden acquisition, and overall growth of the business.

Mr. Moline’s individual performance criteria included being measured on year over year growth of revenue and EBITDA, DSO reductions, his contributions to contractor performance assessment reporting system (CPARS) scores, organic growth, backlog growth, recompete and new business win rates. Continuous improvement, margin expansion targets, attrition, recruiting, security and the sale of the ISR business were additional focuses for Mr. Moline for 2019.

Based on the achievement of corporate goals and its review of the individual performance of the named executive officers based on their performance on the company-wide goals, as well as achievement of individual goals in each of the three individual performance categories of “Contribute to Growth,” “Demonstrate Integrity,” and “Perform with Excellence,” PAE established the Financial Performance Factors and Individual Performance Factors set forth in the table below. The Financial Performance Factor for Mr. Heller, Mr. Peiffer and Mr. Cobb was adjusted upward to recognize success in cash management, the Business Combination and the sale of the ISR business. Mr. Anderson’s Financial Performance Factor was increased to recognize his role in overseeing the strong financial performance of PAE’s GMS business. The Financial Performance Factor for Mr. Moline was decreased due to contract award delays; his Individual Performance Factor was adjusted upward to recognize success in cash management, the sale of the ISR business, successful performance on contracts with intelligence community customers and awards under the ETSC contract.

Name	Base Pay	Target Bonus	Financial Performance Factor	Individual Performance Factor	Total 2019 LICP Bonus
John E. Heller	$732,009	100%	130.0%	100.0%	$951,612
Charles D. Peiffer	$537,602	75%	130.0%	100.0%	$524,162
Paul W. Cobb, Jr.	$400,545	75%	130.0%	100.0%	$390,531
Charles A. Anderson	$412,000	75%	124.4%	100.00%	$384,396
Rene Moline	$325,000	75%	85.0%	117.65%	$243,750

Long-Term Incentive Compensation

PAE believes that employees in a position to make a substantial contribution to the long-term success of the company should have a significant stake in that success. Long-term compensation creates a pay-for-performance culture among PAE’s executives that provides an incentive to contribute to the continued growth and development of PAE’s business and aligns the interests of executives with those of its stockholders.

Prior to the Business Combination, PAE’s named executive officers were granted performance units under the Participation Plan. These performance units represented the right to receive a payment upon the occurrence of a “Qualifying Event,” under and within the meaning of the Participation Plan, either in the form of a cash payment or, at Platinum Equity’s discretion, a payment in securities depending on the type of consideration paid in connection with the Qualifying Event. None of PAE’s named executive officers received grants of performance units in 2019.

Please refer to the section titled “Potential Payments upon Termination or a Change in Control—2016 Participation Plan” below for additional information regarding the Participation Plan and the treatment in the Business Combination of the performance units held by PAE’s named executive officers under the Participation Plan.

Retirement Plans and Other Employee Benefits

PAE sponsors a 401(k) defined contribution plan in which its named executive officers may participate, subject to limits imposed by the Code, to the same extent as its other full-time employees. Under this plan for 2019, participants, including named executive officers, received an annual matching contribution of 50% of their voluntary contributions up to 6% of their eligible annual income as determined by the Code. PAE believes that providing a vehicle for tax-deferred retirement savings though its 401(k) plan adds to the overall desirability of its executive compensation package and further incentivizes its executive officers, including its named executive officers, in accordance with PAE’s compensation policies.

PAE’s named executive officers are generally eligible to participate in the same employee benefit plans and programs as other full-time employees, subject to the terms and eligibility requirements of those plans. However, PAE provides its executive officers, including the named executive officers, with higher levels of coverage under its life insurance, accidental death and dismemberment, long term disability, business travel accident insurance and personal liability plans than PAE provides to non-executive employees generally. In addition, during 2019, PAE’s named executive officers were also eligible for up to $15,000 per year in reimbursements for airline club memberships, travel application fees, estate planning, legal advice, financial advisory service fees, tax preparation, executive health programs and alumni or philanthropic donations. PAE believes its executive benefit programs are reasonable and appropriate to support its compensation objectives, namely providing competitive compensation that enables PAE to attract and retain top talent, and to support the well-being and financial security of its executives to the benefit of the company. For more detail on the benefits that PAE’s named executive officers receive over and above those provided to employees generally, refer to the “2019 Summary Compensation Table” and the accompanying footnotes.

PAE did not provide tax gross-up payments to cover its named executive officers’ personal income taxes pertaining to any of the compensation or benefits paid or provided by the company for 2019.

Employment, Severance or Change in Control Agreements

PAE considers maintenance of a strong management team essential to its success. To that end, PAE recognizes that the uncertainty that may exist among management with respect to their “at-will” employment with PAE could result in the departure or distraction of management personnel to the company’s detriment. Accordingly, PAE determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of its management team and to allow them to focus on the value to stockholders of strategic alternatives without concern for the impact on their continued employment. Each of PAE’s named executive officers has entered into an employment agreement or letter agreement that entitles the named executive officer to severance payments and benefits in the event of certain terminations of employment. For more detail on the terms of these agreements, refer to section titled “—Potential Payments Upon Termination or a Change in Control” below.

2019 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total
John E. Heller, Chief Executive Officer	2019	$732,009	—	951,612	$21,148	$1,704,769
	2018	$725,105	—	$781,969	$19,912	$1,526,986
Charles D. Peiffer, Chief Financial Officer	2019	$537,602	—	524,162	$32,235	$1,093,998
	2018	$583,764	—	$430,720	$18,140	$1,032,624
Paul W. Cobb, Jr., General Counsel	2019	$400,545		390,531	$16,574	$807,650
	2018	$398,987	$50,000	$320,912	$14,552	$784,451
Charles A. Anderson, President, GMS	2019	$412,000		384,396	$14,311	$810,707
	2018	$410,619	$100,000	$382,619	$17,926	$911,164
Rene Moline, President, NSS	2019	$325,000		243,750	$14,554	$583,304

(1)

Amounts represent the annual incentive compensation awarded in recognition of performance under the LICP. For additional information regarding the LICP for 2019, refer to the 2019 Grants of Plan-Based Awards table below.

(2)	Amounts for 2019 consist of the components outlined in the table below.

Name and Principal Position	401k Match ($)	Travel Insurance ($)(1)	Executive Benefits – Reimbursed ($)(2)	Enhanced Executive H&W Benefits ($)(3)	Charitable Donations $(4)	Total All Other Compensation ($)
John E. Heller, Chief Executive Officer	$5,872	$5,302	$3,300	$5,174	$1,500	$21,148
Charles D. Peiffer, Chief Financial Officer	$8,400	$2,419	$15,000	$6,416	—	$32,235
Paul W. Cobb, Jr., General Counsel	$7,941	$2,419	$1,040	$5,174	—	$16,574
Charles A. Anderson, President, GMS	$7,982	$2,419	$2,175	$1,734	—	$14,311
Rene Moline, President, NSS	$6,313	$2,419	$648	$5,174	—	$14,554

(1)	Amounts represent the cost to PAE of providing enhanced business travel accident insurance coverage.
(2)	Amounts represent reimbursements for estate and financial planning and/or airline club memberships.
(3)	Amounts represent the cost to PAE of providing enhanced executive health and welfare benefits.
(4)

Amount represents charitable donations made by PAE at the named executive officer’s direction. PAE provides each named executive officer the opportunity to request up to $1,500 in charitable donations annually.

2019 Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)
Name	Threshold ($)	Target ($)	Maximum ($)
John Heller	$109,801	$732,009	$1,464,018
Charles Peiffer	$60,480	$403,201	$806,403
Paul W. Cobb, Jr.	$45,061	$300,409	$600,818
Charles A. Anderson	$46,350	$309,000	$618,000
Rene Moline	$36,562	$243,750	$487,500

(1)

Represent awards under the LICP for 2019. The threshold amount is calculated based on threshold level achievement of the EBITDA and DSO goals. The maximum amount payable under the LICP is 200% of the executive’s annual target bonus. For additional information regarding the LICP for 2019, refer to the “Compensation Discussion and Analysis—Elements of PAE’s Executive Compensation Program— Annual Leadership Incentive Compensation” above.

Outstanding Equity Awards at 2019 Fiscal Year End

None of PAE’s named executive officers held equity awards as of December 31, 2019.

Option Exercises and Stock Vested in 2019

None of PAE’s named executive officers exercised any option awards or vested in any stock awards in 2019.

2019 Pension Benefits Table

None of PAE’s named executive officers participated in any defined benefit pension plans in 2019.

2019 Nonqualified Deferred Compensation Table

None of PAE’s named executive officers participated in any non-qualified deferred compensation plans in 2019.

Potential Payments upon Termination or a Change in Control

Employment Agreements and Offer Letters

PAE has entered into an employment agreement or offer letter with each of its named executive officers that entitles the named executive officer to severance payments and benefits in the event of certain terminations of employment. The material terms of these arrangements are described below.

John E. Heller

PAE entered into an employment agreement with Mr. Heller on March 14, 2016, pursuant to which PAE employs Mr. Heller as its Chief Executive Officer. The employment agreement has a term that renews on March 14 each year for an additional one year period unless Mr. Heller or the company delivers written notice of non-renewal at least 60 days prior to the expiration of the then current term.

If PAE terminates Mr. Heller’s employment without “cause” or he resigns for “good reason,” subject to his execution and non-revocation of a release in favor of the company, he is entitled to receive (i) an amount equal to 1.5 times the sum of his then current base salary and average bonus over the three fiscal years prior to his termination of employment, payable in installments for 18 months following Mr. Heller’s termination of employment, (ii) a prorated portion of his annual performance bonus based on the portion of the year he was employed by the company and according to actual performance, payable in a lump sum when annual performance bonuses are paid to similarly situated employees of the Company, (iii) up to 18 months’ continued medical and dental coverage at the same benefit and cost-sharing levels as are provided to active senior management employees of PAE, (iv) 18 months of life insurance coverage at the same benefit and cost-sharing levels as are provided to active senior management employees of PAE, and (v) outplacement services for up to two years following his termination of employment.

The employment agreement also includes restrictive covenants pursuant to which Mr. Heller has agreed to refrain from competing with PAE or soliciting its customers or employees during his employment and for 18 months following termination of his employment and from disclosing PAE’s proprietary information during or at any time following his employment.

For purposes of Mr. Heller’s employment agreement:

•

“cause” means, subject to notice and cure rights: (i) an intentional failure to perform reasonably assigned duties; (ii) personal dishonesty or willful misconduct in the performance of duties, which causes or threatens to cause material injury to the company or any of its affiliates; (iii) breach of fiduciary duties owed the company or any of its affiliates resulting in personal profit to the executive; (iv) willful violation of any law, rule or regulation in connection with the performance of duties (other than traffic violations or similar offenses); or (v) an act involving fraud or breach of any applicable regulations of competent authorities in relation to trading or dealing with stocks, securities, or investments or any willful or grossly negligent act resulting in an investigation by the Securities and Exchange Commission, in case for this clause “(v),” that the Board determines in its reasonable and good faith discretion materially adversely affects the company or any of its affiliates or the executive’s ability to perform duties under the employment agreement; and

•

“good reason” means, subject to notice and cure rights, any of the following without the executive’s prior written approval: (i) a material reduction in base salary or target bonus opportunity; (ii) subject to the terms and conditions of the applicable plan(s), a failure by the company to continue to provide retirement, fringe and welfare benefits that are substantially similar in the aggregate to those afforded to senior management employees of the company; (iii) a material adverse change in duties or responsibilities; (iv) a relocation of the executive’s principal place of business of 50 miles or more, provided that such relocation also increases the executive’s commute by at least 25 miles; (v) delivery to the executive by the company of a notice of non-renewal of the employment agreement; or (vi) a failure to pay the executive’s base salary and other amounts earned within ten days after the date such compensation is due.

Charles D. Peiffer and Paul W. Cobb, Jr.

PAE entered into employment agreements with each of Mr. Peiffer and Mr. Cobb on March 14, 2016, pursuant to which PAE employs Mr. Peiffer as its Chief Financial Officer and Mr. Cobb as its Senior Vice President and General Counsel. The employment agreements each have a term that renews on March 14 each year for an additional one year period unless the executive or the company delivers written notice of non-renewal at least 60 days prior to the expiration of the then current term.

If PAE terminates either of Mr. Peiffer’s or Mr. Cobb’s employment without “cause” or either resigns for “good reason,” subject to his execution and non-revocation of a release in favor of the company, he is entitled to receive the following termination payments (i) an amount equal to his then current base salary, payable in installments for 12 months following the termination of employment, (ii) a prorated portion of his annual performance bonus based on the portion of the year he was employed by the company and according to actual performance, payable at the time annual performance bonuses are paid to similarly situated employees of the company, and (iii) up to 12 months’ continued medical and dental coverage at the same benefit and cost levels as are generally provided to active senior management employees of PAE.

Mr. Peiffer’s and Mr. Cobb’s employment agreements also include restrictive covenants, pursuant to which the executive has agreed to refrain from competing with PAE or soliciting PAE’s customers or employees during his employment and for 12 months following termination of his employment and from disclosing PAE’s proprietary information during or at any time following his employment.

For purposes of Mr. Peiffer’s and Mr. Cobb’s employment agreements, “cause” and “good reason” have substantially the same meaning as in Mr. Heller’s employment agreement.

Charles Anderson and Rene Moline

Mr. Anderson and Mr. Moline are each party to an employment offer letter with PAE, pursuant to which PAE employs Mr. Anderson as President, GMS and Mr. Moline as PAE’s President, NSS. If PAE terminates Mr. Anderson or Mr. Moline for reasons other than cause, disability or death, the named executive officer is eligible to receive severance benefits equal to 12 months of annual base salary, subject to the execution of an appropriate release.

Potential Value of Termination Benefits

The following table shows potential payments to PAE’s named executive officers under the various severance and other arrangements and agreements that were in effect on December 31, 2019 for various scenarios involving a termination of employment, assuming a December 31, 2019 termination date.

	Form of Payment
Name/Triggering Event	Cash Severance ($)	Prorated Bonus ($)	Benefit Continuation ($)	Long Term Disability ($)	Outplacement Services ($)	Total($)
John E. Heller
Death/Disability(1)	—	$951,612	—	$15,000		$966,612
Involuntary Termination(2)	$2,504,885	$951,612	$80,575	—	$15,000	$3,552,071
Charles D. Peiffer
Death/Disability(1)	—	$524,162	—	$15,000	—	$539,162
Involuntary Termination(2)	$537,602	$524,162	—	—	—	$1,061,763
Paul W. Cobb, Jr.
Death/Disability(1)	—	$390,531	—	$15,000	—	$405,531
Involuntary Termination(2)	$400,545	$390,531	$15,719	—	—	$806,795
Charles Anderson
Death/Disability(1)	—	—	—	$15,000	—	$15,000
Involuntary Termination(2)	$412,000	—	—	—	—	$412,000
Rene Moline
Death/Disability(1)	—	—	—	$15,000		$15,000
Involuntary Termination(2)	$325,000	—	—			$325,000

(1)

On termination due to death or disability, the executive is entitled to a prorated portion of his annual performance bonus based on the portion of the year he was employed by PAE and according to actual performance. Because termination is assumed to occur on December 31, 2019, the amount shown in the “Prorated Bonus” column represents the named executive officer’s full 2019 annual bonus. On termination due to disability, the executive is entitled to a payment in the amount shown in the “Long Term Disability” column, which is in addition to the disability benefits generally applicable to the company’s other full-time employees under the company’s disability benefit programs.

(2)

Represents amounts payable on termination without cause or, for Messrs. Heller, Peiffer and Cobb, resignation for good reason. Amounts for benefits continuation are based on elections in effect as of the assumed termination date of December 31, 2019, and for Mr. Heller, include the value of 18 months’ continued life insurance coverage. Mr. Peiffer did not participate in PAE’s health plans during 2019. Refer to the description of the named executive officer’s employment agreement above for a description of these rights.

2016 Participation Plan

Prior to the Closing, PAE’s named executive officers held performance units under the Participation Plan. In connection with the entry into the Merger Agreement, PAE agreed to terminate the Participation Plan effective immediately prior to the Closing, and the named executive officers entered into termination agreements pursuant to which they were entitled to receive a lump-sum payment promptly following the Closing in exchange for a release of claims relating to the Participation Plan. Pursuant to their respective Participation Plan termination agreements, PAE’s named executive officers received the following payments upon the Closing: Mr. Heller—$6,188,518; Mr. Peiffer—$3,870,452; Mr. Cobb—$1,881,342; Mr. Anderson—$337,650; and Mr. Moline—$337,615. In addition, the Participation Plan administrator exercised its discretion under the Participation Plan to pay Mr. Heller an additional $250,000 in addition to the amount provided in the release agreement.

Other Change in Control Payments

Other than with respect to the Participation Plan, PAE’s named executive officers were not entitled to any payments or benefits upon a change in control during 2019.

Awards of Company Restricted Stock Units

Under the terms of the Merger Agreement, the Company agreed to issue RSUs representing the right to receive up to an aggregate of 3,200,000 shares of its Class A Stock to the RSU Recipients. On February 10, 2020, the Company’s board of directors approved, effective upon the effectiveness of a registration statement on Form S-8 filed by the Company with the SEC covering the offer and sale of securities under the Incentive Plan and subject to the named executive officer’s continued employment until such time, the following awards of restricted stock units for the named executive officers under the Incentive Plan:

Name	Restricted Stock Units
John E. Heller	797,500
Charles D. Peiffer	220,000
Paul W. Cobb, Jr.	139,500
Charles A. Anderson	83,000
Rene Moline	83,500

The RSUs will vest in a single installment on the first anniversary of the Closing. If before the RSUs vest or are issued, a Change of Control (as defined in the Merger Agreement) of the Company occurs or the employment of an employee designated for receipt of RSUs is terminated without “Cause” or due to the employee’s death, “Disability” or resignation for “Good Reason” (as such terms are defined below), then, (i) if the Change of Control or employment termination, as applicable, occurs following the closing and prior to the date the RSUs are issued, such RSU Recipient will be paid, within 30 days following the occurrence of the Change of Control or employment termination, as applicable, a lump-sum cash payment in an amount equal to the number of RSUs designated for issuance to such RSU Recipient multiplied by the closing price per share of Class A Stock on the Nasdaq on the last trading date immediately preceding the date the Change of Control or employment termination, as applicable, occurs, less applicable withholdings, or (ii) if the Change of Control or employment termination, as applicable, occurs on or after the date the RSUs are issued, all RSUs issued to such RSU Recipient will become fully vested and non-forfeitable as of immediately prior to the Change of Control or employment termination, as applicable.

For purposes of the restricted stock unit awards:

•

“Cause” means (i) for Messrs. Heller, Peiffer, and Cobb, “Cause” as defined in their respective employment agreement with the Company and (ii) for Messrs. Anderson and Moline, (A) a determination by the Company’s board of directors that the applicable named executive officer failed to substantially perform their duties (other than a failure resulting from their Disability); (B) the determination by the Company’s board of directors that the named executive officer failed to carry out, or comply with any lawful and reasonable directive of the Company’s board of directors or the named executive officer’s immediate supervisor; (C) the occurrence of any act or omission by the named executive officer that could reasonably be expected to result in (or has resulted in) the named executive officer’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or indictable offense or crime involving moral turpitude; (D) the named executive officer’s unlawful use (including being under the influence) or possession of illegal drugs on the premises of the Company or while performing the named executive officer’s duties and responsibilities for the Company; or (E) the named executive officer’s commission of an act of fraud, embezzlement, misappropriation, misconduct, or breach of fiduciary duty against the Company.

•

“Good Reason” means (i) for Messrs. Heller, Peiffer, and Cobb, “good reason” as defined in their respective employment agreement with the Company and (ii) for Messrs. Anderson and Moline, the occurrence of any of the following without their prior written consent: (A) a material reduction in annual base salary or target annual cash bonus opportunity or (B) a relocation of the applicable named executive officer’s principal place of business of 50 miles or more, provided such relocation also increases their commute by at least 25 miles, subject to applicable notice of such event by Messrs. Anderson or Moline, the Company’s failure to cure and Messrs. Anderson’s or Moline’s timely resignation following the Company’s failure to cure; and

•

“Disability” means (i) for Messrs. Heller, Peiffer, and Cobb, “Disability” as defined in their respective employment agreement with the Company and (ii) for Messrs. Anderson and Moline, a permanent and total disability under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

Director Compensation

Shay did not pay its directors any compensation for serving on its board of directors during 2019.

On February 10, 2020, the Board approved cash and equity-based compensation payable to the Company’s independent directors for service on the Board following the Closing. Each of the Company’s independent directors other than the chairman of the Board will be paid an annual cash retainer of $100,000 and will also receive an annual equity award with a grant date fair value of approximately $125,000, with one-year cliff vesting. The chairman of the Board will be paid an annual cash retainer of $200,000, will receive $22,500 for medical insurance costs and will also receive an annual equity award with a grant date fair value of approximately $150,000. On February 10, 2020, the Board approved, effective upon the effectiveness of a registration statement on Form S-8 filed by the Company with the SEC covering the offer and sale of securities under the Incentive Plan and subject to the individual’s continued service as a non-employee member of the Board until such time, the following awards of restricted stock units under the Incentive Plan:

Name	Restricted Stock Units
Paul T. Bader	11,211
Marshall Heinberg	13,453
John P. Hendrickson	11,211

The restricted stock units will vest in a single installment on February 9, 2021.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our certificate of incorporation in its entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Our certificate of incorporation authorizes the issuance of 211,000,000 shares of capital stock, consisting of (i) 210,000,000 shares of common stock, all of which are Class A Common Stock, $0.0001 par value per share, and (ii) 1,000,000 shares of preferred stock, par value $0.0001 per share.

As of March 31, 2020, there were (i) 92,040,654 shares of Class A Common Stock outstanding, held of record by approximately 59 holders, and (ii) no shares of preferred stock outstanding. In addition, as of March 31, 2020, there were warrants outstanding to acquire 19,999,999 shares of our Class A Common Stock, including 13,333,333 Public Warrants and 6,666,666 Private Placement Warrants, held of record by approximately seven warrant holders. Such numbers of holders do not include DTC participants or beneficial owners holding shares through nominee names.

Class A Common Stock

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our Class A Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled to one vote per share on matters to be voted on by stockholders. The holders of Class A Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Class A Common Stock.

Dividends

Subject to the rights, if any, of the holders of any outstanding shares of preferred stock, holders of Class A Common Stock will be entitled to receive such dividends and other distributions, if any, as may be declared from time to time by our Board in its discretion out of funds legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, the holders of Class A Common Stock will be entitled to receive all of our remaining assets available for distribution to stockholders, ratably in proportion to the number of shares of Class A Common Stock held by them, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Our stockholders have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Class A Common Stock.

Election of Directors

Our Board is currently divided into three classes, Class I, Class II and Class III, with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. Class I directors will serve until the 2021 annual meeting of stockholders, Class II directors will serve until the 2022 annual meeting of stockholder and Class III directors will serve until the 2023 annual meeting of stockholders. There is no cumulative voting with respect to the election of directors, with the result that directors will be elected by a plurality of the votes cast at an annual meeting of stockholders by holders of our Class A Common Stock.

Founder Shares

In connection with the completion of the Business Combination, our Founder Shares automatically converted into shares of Class A Common Stock. The Initial Stockholders and permitted transferees of the Former Sponsor hold approximately 8% of the total number of all shares of Class A Common Stock outstanding after completion of the Business Combination, consisting of the Founder Shares which were automatically converted into shares of Class A Common Stock at the closing of the Business Combination and the shares of Class A Common Stock purchased by certain permitted transferees of the Former Sponsor pursuant to one or more subscription agreements.

With certain limited exceptions, these shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with the Former Sponsor, each of whom will be subject to the same transfer restrictions) until 180 days after the completion of the Business Combination.

Earn-Out Shares

Under the Merger Agreement, we will be required to issue up to an aggregate of 4,000,000 additional shares of Class A Common Stock (the “Earn-Out Shares”) to the Shay Stockholders if either (i) the volume weighted average closing sale price of one share of Class A Common Stock on Nasdaq exceeds certain thresholds for a period of at least 10 days out of 20 consecutive trading days (the “Common Share Price”) or (ii) there is a change in control (as described in the Merger Agreement) in which the holders of Class A Common Stock receive a per share price in respect of their Class A Common Stock that is equal to or greater than any such Common Share Price threshold, in each case, at any time during the five-year period following the completion of the Business Combination.

We will be required to issue the Earn-Out Shares to the Shay Stockholders as follows: (i) a one-time issuance of 1,000,000 shares if the Common Share Price is greater than $13.00; (ii) a one-time issuance of 1,000,000 shares if the Common Share Price is greater than $15.50; (iii) a one-time issuance of 1,000,000 shares if the Common Share Price is greater than $18.00; and (iv) a one-time issuance of 1,000,000 shares if the Common Share Price is greater than $20.50.

Preferred Stock

Our certificate of incorporation provides that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the initial public offering or 30 days after the completion of our initial business combination. For example, if a warrant holder holds one whole Public Warrant, such Public Warrant will be exercisable for one share of the company’s Class A Common Stock. Pursuant to the warrant agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Common Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public

Warrants will be issued upon separation of the units and only whole Public Warrants will trade. The Public Warrants will expire five years after the closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Common Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrant, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.

We are contractually obligated to file a registration statement that provides for the registration, under the Securities Act, of the shares of Class A Common Stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Public Warrants for Cash. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption, in whole and not in part, at a price of $0.01 per warrant, if:

•	we provide not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

the last reported sale price of the Class A Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date we send the notice of redemption to the Public Warrant holder.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Public Warrants for Class A Common Stock. Commencing ninety days after the Public Warrants become exercisable, we may redeem the outstanding Public Warrants, in whole and not in part, at a price equal to a number of shares of Class A Common Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Common Stock except as otherwise described below, if:

•	we provide not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Common Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A Common Stock shall mean the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.277 shares of Class A Common Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.298 Class A Common Stock for each whole Public Warrant. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our Class A Common Stock is below the exercise price of the Public Warrants) and about to expire.

Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Public Warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of public warrants for cash (other than private placement warrants) when the trading price for the stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide the Public Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Public Warrants for shares of Class A Common Stock, instead of cash, for “fair value” without the Public Warrants having to reach the $18.00 per share threshold set forth above. Holders of the Public Warrants will, in effect, receive a number of shares representing fair value for their Public Warrants based on an option pricing model with a fixed volatility input as of September 6, 2018. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Public Warrants, in this case, for Class A Common Stock, and therefore have certainty as to (i) our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Public Warrants and available to us, and also provides a ceiling to the theoretical value of the Public Warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem Public Warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants for Class A Common Stock if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the Public Warrants for Class A Common Stock, without having to negotiate a redemption price with the warrant holders. In addition, the warrant holders will have the ability to exercise the Public Warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the Public Warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of Class A Common Stock). If we choose to redeem the Public Warrants when the Class A Common Stock are trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their public warrants for Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder.

Redemption procedures and cashless exercise. If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon exercise of the Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after the Business Combination. If we call the Public Warrants for redemption and our management does not take advantage of this option, the Former Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other Public Warrant holders would have been required to use had all Public Warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Public Warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (ii) one minus the quotient of (a) the price per share of Class A Common Stock paid in such rights offering divided by (b) the fair market value.

For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (i) as described above; (ii) certain ordinary cash dividends; or (iii) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Class A Common Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the warrant agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the warrant agreement) of the Public Warrant.

The Public Warrants have been issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Class A Common Stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrant holder. As a result, warrant holders not purchasing Public Warrants in multiples of three warrants will not obtain value from the fractional interest that will not be issued.

Private Placement Warrants

The Former Sponsor purchased 6,666,666 Private Placement Warrants at a price of $1.50 per Private Placement Warrant for an aggregate purchase price of $10,000,000 in a private placement that occurred on the closing date of our initial public offering. The Private Placement Warrants (including the Class A Common Stock issuable upon exercise of the Private Placement Warrants) may be physical (cash) or net share (cashless) settled and will not be redeemable by us so long as they are held by the Former Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Former Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise their warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by the Former Sponsor and permitted transferees is because it was not known at the time of issuance whether they would be affiliated with us following a business combination. If they remained affiliated with us, their ability to sell our securities in the open market would be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

We have not paid any cash dividends on our Class A Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends is within the discretion of our Board. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, our ability to declare dividends is limited by restrictive covenants in the agreements governing our indebtedness.

Transfer Agent and Warrant Agent

The Transfer Agent for our Class A Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation and Bylaws

Provisions of the DGCL and our certificate of incorporation and bylaws could make it more difficult to acquire the Company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Board. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our Board to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of the Class A Common Stock.

We have “opted out” of Section 203 of the DGCL (“Section 203”), regulating corporate takeovers, such election becoming effective on February 10, 2020. Instead, our certificate of incorporation contains a provision that is substantially similar to Section 203, but excludes the investment funds affiliated with The Gores Group and Platinum Equity, LLC, each of their successors, certain affiliates and each of their respective transferees from the definition of “interested stockholder” and makes certain related changes.

Section 203 prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with (i) a stockholder who owns fifteen percent (15%) or more of our outstanding voting stock (otherwise known as an “interested stockholder”); (ii) an affiliate of an interested stockholder; or (iii) an associate of an interested stockholder, in each case for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than ten percent (10%) of our assets. However, the above provisions of Section 203 do not apply if:

•	our Board approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•

after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least eighty-five percent (85%) of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•

on or subsequent to the date of the transaction, the business combination is approved by our Board and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Our certificate of incorporation provides that our Board is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our Board only by successfully engaging in a proxy contest at two or more annual meetings.

Our certificate of incorporation requires the approval by affirmative vote of the holders of at least two-thirds of our Class A Common Stock to make any amendment to key provisions of our certificate of incorporation or bylaws.

In addition, our certificate of incorporation provides for certain other provisions that may have an anti-takeover effect:

•	There is no cumulative voting with respect to the election of directors.

•	Our Board is empowered to elect a director to fill a vacancy created by the expansion of the Board or the resignation, death, or removal of a director in certain circumstances.

•	Directors may only be removed from the Board for cause.

•	A prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders.

•

A prohibition on stockholders calling a special meeting and the requirement that a meeting of stockholders may only be called by members of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

•

Our authorized but unissued Class A Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

Subject to certain limitations, our bylaws provide that unless we consent in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of fiduciary duty owed by any of our directors, officers or other employees or our stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL or the our certificate of incorporation or bylaws; or (d) any action asserting a claims governed by the internal affairs doctrine. In addition, our bylaws provide that unless consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the federal securities laws of the United States against us, our officers, directors, employees or underwriters.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. As a result, a court may decline to enforce these exclusive forum provisions with respect to suits brought to enforce any duty or liability created by the Securities Act or any other claim for which the federal and state courts have concurrent jurisdiction, and our stockholders may not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. If a court were to find the exclusive forum provisions to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions.

Registration Rights

We are party to that certain Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) with the Former Sponsor, the Shay Stockholders, Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea (the “Restricted Gores Stockholders” and, together with the Former Sponsor and the Shay Stockholders, the “Restricted Stockholders”). Pursuant to the terms of the Registration Rights Agreement, (a) any outstanding share of Class A Common Stock or any other equity security (including the Private Placement Warrants and including shares of Class A Common Stock issued or issuable upon exercise of any other equity security) held by a Restricted Stockholder as of the date of the Registration Rights Agreement or thereafter acquired by a Restricted Stockholder (including the shares of Class A Common Stock issued upon conversion of the Founder Shares and upon exercise of any Private Placement Warrants) and shares of Class A Common Stock issued or issuable as Earn-Out Shares to the Platinum Stockholder and (b) any other equity security issued or issuable with respect to any such share of Class A Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise will be entitled to registration rights.

The Restricted Stockholders and their permitted transferees are entitled to certain registration rights described in the Registration Rights Agreement. Among other things, pursuant to the Registration Rights Agreement, the Restricted Gores Stockholders and the Shay Stockholders are each entitled to make up to six demands for registration, excluding short form demands, and will have certain “piggy-back” registration rights with respect to registration statements. We will bear the expenses incurred in connection with the filing of any such registration statements, other than certain underwriting discounts and selling commissions and expenses. We and the Restricted Stockholders have agreed in the Registration Rights Agreement to provide customary indemnification in connection with any offering of Class A Common Stock effected pursuant to the terms of the Registration Rights Agreement. The registration statement of which this prospectus is a part has been filed pursuant to the Registration Rights Agreement, but does not constitute one of the demand registrations available to the Restricted Stockholders thereunder.

Our Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s initial public offering, which in the case of the Founder Shares (and the resulting Conversion Shares) is 180 days after the completion of the Business Combination.

The Shay Stockholders have each signed separate letters with the Company agreeing to be bound by restrictions on the transfer of their Class A Common Stock acquired pursuant to the Merger Agreement for 180 days after the completion of the Business Combination.

Listing of Securities

Our Class A Common Stock and Warrants are each listed on Nasdaq under the symbols “PAE” and “PAEWW,” respectively, though such securities may not continue to be listed, for instance, if there is not a sufficient number of round lot holders.

SECURITIES ACT RESTRICTIONS ON RESALE OF SECURITIES

Rule 144

Pursuant to Rule 144 of the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Class A Common Stock or Warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our “affiliates” at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. After a one-year holding period, assuming we remain subject to the Exchange Act reporting requirements, such a person may sell their securities without regard to clause (iii) in the prior sentence.

Persons who have beneficially owned restricted shares of our Class A Common Stock or Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of Common Stock then outstanding; or

•	the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As of March 31, 2020, we had 92,040,654 shares of Class A Common Stock outstanding. Of these shares, 40,000,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144. All of the 7,000,000 Conversion Shares owned by the Initial Stockholders and the permitted transferees of the Former Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. All of the 21,127,823 shares we issued to the Shay Stockholders as part of the Stock Consideration pursuant to the Merger Agreement and 23,913,044 Private Placement Shares we issued to the Private Placement Investors pursuant to the Subscription Agreements are also restricted securities for purposes of Rule 144. All such restricted shares have been registered for resale under the Securities Act on the registration statement of which this prospectus is part.

As of the date of this registration statement, there are approximately 19,999,999 Warrants outstanding, consisting of 13,333,333 Public Warrants originally sold as part of the units issued in the Company’s IPO and 6,666,666 Private Placement Warrants that were sold by the Company to the Former Sponsor in a private sale prior to the Company’s IPO. Each Warrant is exercisable for one share of our Class A Common Stock, in accordance with the terms of the warrant agreement governing the Warrants. 13,333,333 of these warrants are Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we have filed the registration statement of which this prospectus is part covering the 13,333,333 shares of our Class A Common Stock that may be issued upon exercise of the Public Warrants, the 6,666,666 Private Placement Warrants, and the 6,666,666 shares of our Class A Common Stock that may be issued upon exercise of the Private Placement Warrants, and we are obligated to maintain the effectiveness of such registration statement until the expiration of the Warrants.

While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issued or issuable under our Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover approximately 7.8 million shares of Class A Common Stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information available to us as of March 31, 2020 with respect to the beneficial ownership of our Class A Common Stock held by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding Class A Common Stock;

•	each of our executive officers and directors that beneficially own shares of our Class A Common Stock; and

•	all executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options, warrants and certain other derivative securities that are currently exercisable or will become exercisable within 60 days.

The beneficial ownership of each individual and entity reflected in the table includes those shares of Class A Common Stock issuable upon exercise of the Warrants held by such individual or entity. The percentage of beneficial ownership is based on 92,040,654 shares of Company common stock issued and outstanding as of March 31, 2020, which calculation includes all shares of Class A Common Stock issued and outstanding as of March 31, 2020, the only outstanding class of the Company’s common stock following the Business Combination. All shares of Class F Stock were converted into shares of Class A Common Stock or cancelled in connection with the Closing.

Unless otherwise indicated, the business address of each of the entities, directors and executives in this table is 7799 Leesburg Pike, Suite 300 North, Falls Church, Virginia 22043. Unless otherwise indicated and subject to community property laws and similar laws, the Company believes that all parties named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares of Outstanding Common Stock (%)
Gores Sponsor III LLC (1)(2)	11,487,167	11.8%
Alec Gores (1)(2)	14,598,420	15.0%
Platinum Equity Investors (3)	20,919,578	22.7%
Platinum Equity, LLC (3)(4)(5)	23,424,398	25.2%
PVM Pinnacle Holdings, LLC (6)	7,608,695	8.3%
Integrated Core Strategies (7)	7,184,067	7.8%
John Heller	112,663	*
Charles Peiffer	26,892	*
Paul W. Cobb, Jr.	19,326	*
Charles Anderson	—	—
Rene Moline	—	—
Patricia M.C. Munchel	—	—
Paul T. Bader	—	—
Marshall Heinberg	—	—
John P. Hendrickson	—	—
Louis Samson (8)	371,085	*
All directors and executive officers as a group (10 individuals)	529,966	*

*	Less than one percent.
(1)

Represents shares held by Gores Sponsor III LLC which is controlled indirectly by Alec Gores. Voting and disposition decisions with respect to such securities are made by Alec Gores. Alec Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(2)	The business address of each of Gores Sponsor III LLC and Alec Gores is 9800 Wilshire Blvd., Beverly Hills, California 90212.
(3)

Consists of shares of Class A Common Stock held by the Platinum Stockholder. Platinum Equity Capital Shay Partners I, L.P., Platinum Equity Capital Shay Partners II, L.P., Platinum Equity Capital Partners-A III, L.P., Platinum Equity Capital Partners-B III, L.P., Platinum Equity Capital Partners-C III, L.P. (collectively, the “Platinum Funds”) and Platinum Shay Principals, LLC collectively own all of the equity interests of the Platinum Stockholder. As a result, the Platinum Funds and Platinum Shay Principals, LLC may be deemed to beneficially own the securities held by the Platinum Stockholder. Platinum Equity, LLC is the sole member of Platinum Equity Investment Holdings Manager III, LLC, which is the sole manager of Platinum Equity Investment Holdings III, LLC which is the senior managing member of each of Platinum Shay Principals, LLC and Platinum Equity Partners III, LLC. Platinum Equity Partners III, LLC is the general partner of each of the Platinum Funds. Therefore, each of the foregoing entities may be deemed to share beneficial ownership of the securities beneficially owned by the Platinum Funds and Platinum Shay Principals, LLC. Tom Gores is the Chairman and Chief Executive Officer of Platinum Equity, LLC. As a result, Tom Gores may be deemed to share voting and investment power with respect to all shares of Class A Common Stock of the Issuer beneficially owned by Platinum Equity, LLC. The address of each entity and individual named in this footnote is 360 North Crescent Drive, Beverly Hills, California 90210.

(4)	Includes 1,546,650 shares of Class A Common Stock and 958,170 shares of the Class A Common Stock issuable upon exercise of warrants, in each case held directly by Platinum Equity, LLC.
(5)

Owns interests in entities which own direct or indirect non-controlling interests in our Former Sponsor and therefore disclaims any beneficial ownership of Class A Common Stock owned by our Former Sponsor.

(6)

GCM CFIG GP, LLC, is the managing member of PVM Pinnacle Holdings, LLC (the “Fund”). The sole member of GCM CFIG GP, LLC is CFIG Holdings, LLC. The sole member of CFIG Holdings, LLC is Grosvenor Capital Management Holdings, LLLP. Michael J. Sacks is the Chairman and Chief Executive Officer of Grosvenor Capital Management Holdings, LLLP. Mr. Sacks disclaims beneficial ownership of these shares. The Fund purchased these shares in the ordinary course of business and, at the time of purchase, the Fund did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares of these shares. The address for the Fund is c/o GCM Grosvenor, 767 Fifth Avenue, 14th Floor, New York, NY 10153.

(7)

Includes 6,517,401 shares of Class A Common Stock and 666,666 shares of the Class A Common Stock issuable upon exercise of warrants. The business address of Integrated Core Strategies (US) LLC is 666 Fifth Avenue, New York, New York 10103. Mr. Israel A. Englander controls the managing member of Millennium Group Management LLC (the managing member of Millennium Management LLC, the general partner of the managing member of Integrated Core Strategies (US) LLC) and may be deemed to be responsible for voting and disposition decisions related to the securities reported therein. Mr. Englander disclaims beneficial ownership of these securities.

(8)	Includes 229,134 shares of Class A Common Stock and 141,951 shares of the Class A Common Stock issuable upon exercise of warrants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Founder Shares

On November 3, 2017, our Former Sponsor purchased 10,781,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, our Former Sponsor transferred an aggregate of 75,000 Founder Shares to Messrs. Randall Bort, William Patton and Jeffrey Rea, the Company’s former independent directors. On October 22, 2018, our Former Sponsor forfeited 781,250 Founder Shares following the expiration of the unexercised portion of the underwriter’s over-allotment option so that the Founder Shares held by our Initial Stockholders would represent 20% of our outstanding shares of capital stock following the consummation of our IPO.

The Founder Shares are identical to shares of our Class A Common Stock included in the Units sold in the IPO except that the Founder Shares are subject to certain transfer restrictions and are automatically convertible into shares of our Class A Common Stock at the time of a Business Combination on a one-for-one basis, subject to adjustment pursuant to the anti-dilution provisions contained in our amended and restated certificate of incorporation. Immediately prior to the completion of the Business Combination, each outstanding Founder Share automatically converted into one share of Class A Common Stock and the number of authorized Founder Shares was automatically reduced to zero.

The Initial Stockholders have agreed not to transfer, assign or sell any Founder Shares until 180 days after our Business Combination (the “Founder Shares Lock-Up Period”).

Private Placement Warrants

On the IPO Closing Date, our Former Sponsor purchased 6,666,666 Private Placement Warrants at a price of $1.50 per warrant, or $10,000,000. Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at an exercise price of $11.50 per share of Class A Common Stock. The Private Placement Warrants may not be redeemed by the Company so long as they are held by our Former Sponsor or its permitted transferees. If any Private Placement Warrants are transferred to holders other than our Former Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the Warrants included in the Units sold in the IPO. Our Former Sponsor and its permitted transferees have the option to exercise the Private Placement Warrants on a physical (cash) or net share (cashless) basis.

Related Party Notes

On November 3, 2017, our Former Sponsor loaned us an aggregate of $150,000 by the issuance of an unsecured promissory note for $150,000 to cover expenses related to the IPO, and on August 30, 2018, the Former Sponsor loaned the Company an additional $150,000 by the issuance of a second unsecured promissory note for $150,000 to cover expenses related to the IPO. These Notes were non-interest bearing and payable on the earlier of November 30, 2018 or the completion of the IPO. These Notes were repaid in full upon the IPO Closing Date.

On February 6, 2020, our Former Sponsor loaned us an aggregate of $200,000 by the issuance of an unsecured promissory note for $200,000 to cover expenses related to the Business Combination (the “Additional Note”). The Additional Note was non-interest bearing and payable on the earlier of June 1, 2020 or the completion of the Business Combination. This Note was repaid in full upon the Closing.

We have also paid certain transaction fees and reimbursed the Former Sponsor and certain of our pre-Business Combination officers, directors and their affiliates for out-of-pocket expenses incurred in connection with activities on our behalf in connection with the Business Combination in an aggregate amount of approximately $1.1 million. Our pre-Business Combination audit committee has reviewed on a quarterly basis all such payments that were made and determined which fees and expenses and the amount of expenses that have been reimbursed.

Administrative Services Agreement

On September 6, 2018, the Company entered into an agreement to pay monthly recurring expenses to The Gores Group of $20,000 for office space, utilities and secretarial support. The agreement terminated upon the completion of the Business Combination.

Registration Rights Agreement

On the Closing Date, pursuant to the terms of the Merger Agreement, the Company entered into the Registration Rights Agreement with the Former Sponsor, the Platinum Shay Stockholders (as defined below), Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea. Messrs. Bort, Patton and Rea were the Company’s independent directors prior to the Business Combination and, together with the Former Sponsor, are collectively referred to herein as the “Gores Stockholders.”

Pursuant to the terms of the Registration Rights Agreement, (a) any outstanding share of Class A Common Stock or any other equity security of the Company (including (i) the Private Placement Warrants and (ii) shares of Class A Common Stock issued or issuable upon the exercise of any other equity security) held by a party to the Registration Rights Agreement as of the Closing Date or thereafter acquired thereby (including the shares of Class A Common Stock issued upon conversion of the Class F Stock and upon exercise of any Private Placement Warrants and shares of Class A Common Stock issued or issuable as earn-out shares to the Shay Stockholders pursuant to the terms of the Merger Agreement) and (b) any other equity security of the Company issued or issuable with respect to any such share of Class A Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise, will be entitled to registration rights.

The Registration Rights Agreement provides that the Company will, within 30 days after the Closing Date, file with the SEC a shelf registration statement registering the resale of the shares of Class A Common Stock held by the parties to the Registration Rights Agreement and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the initial filing thereof. The Gores Stockholders and the Shay Stockholders are each entitled to make up to six demands, excluding short form demands, that the Company register shares of Class A Common Stock held by these parties. In addition, the parties to the Registration Rights Agreement have certain “piggy-back” registration rights with respect to other offerings by the Company or other stockholders exercising a demand right. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the parties to the Registration Rights Agreement agree in the Registration Rights Agreement to provide customary indemnification in connection with offerings of the registrable securities effected pursuant to the terms of the Registration Rights Agreement.

Investor Rights Agreement

On the Closing Date, pursuant to the terms of the Merger Agreement, the Company and the Platinum Stockholder entered into that certain Investor Rights Agreement (the “Investor Rights Agreement”). Pursuant to the Investor Rights Agreement, the Platinum Stockholder has the right to nominate up to two directors to the Company’s Board. Initially, one of the two nominees will be the Company’s Chief Executive Officer, who will be nominated as a Class II director, and the other nominee will be a representative of the Platinum Stockholder, who will be nominated as a Class III director. The remaining three directors will be independent directors initially nominated by the Platinum Stockholder and reasonably acceptable to the Company. In addition, for so long as the Platinum Stockholder has the right to nominate a director, it will also have the right to: (a) designate the chairman of the Board (who need not be a nominee of the Platinum Stockholder); (b) appoint one representative to each committee of the Board other than the audit committee; (c) subject to applicable law and stock exchange requirements, appoint one observer to each committee of the Board; and (d) subject to applicable law and stock exchange requirements, require that the Board does not exceed five directors.

The Platinum Shareholder’s right to designate directors to the Board is subject to its ownership percentage of the total outstanding shares of Class A Common Stock. If the Platinum Shareholder holds: (i) 10% or greater of the outstanding Class A Common Stock, it will have the right to appoint two directors; (ii) less than 10% but greater than or equal to 5% of the outstanding Class A Common Stock, it will have the right to appoint one director; and (iii) less than 5% of the outstanding Class A Common Stock, it will not have the right to appoint any directors.

Earn-Out Shares

Under the Merger Agreement, we will be required to issue the Earn-Out Shares to the Shay Stockholders if either (i) the volume weighted average closing sale price of one share of Class A Common Stock on Nasdaq exceeds the Common Share Price or (ii) there is a change in control (as described in the Merger Agreement) in which the holders of Class A Common Stock receive a per share price in respect of their Class A Common Stock that is equal to or greater than any such Common Share Price threshold, in each case, at any time during the five-year period following the completion of the Business Combination.

We will be required to issue the Earn-Out Shares to the Shay Stockholders as follows: (i) a one-time issuance of 1,000,000 shares if the Common Share Price is greater than $13.00; (ii) a one-time issuance of 1,000,000 shares if the Common Share Price is greater than $15.50; (iii) a one-time issuance of 1,000,000 shares if the Common Share Price is greater than $18.00; and (iv) a one-time issuance of 1,000,000 shares if the Common Share Price is greater than $20.50.

Corporate Advisory Services Agreement

Shay and Platinum Equity Advisors, LLC (“Platinum Advisors”) were parties to a Corporate Advisory Services Agreement, dated March 14, 2016, entered into in connection with Platinum’s acquisition of PAE pursuant to which Platinum Advisors provided certain advisory, consulting, management, administrative and strategic services to PAE. Platinum Advisors received certain management fees in return for such services rendered. Pursuant to such agreement, Shay paid Platinum Advisors an aggregate of $5.0 million in fees and related expenses during the year ended December 31, 2019. Platinum Advisors also provided PAE with additional transaction-related financial advisory services in connection with the Business Combination for which Shay paid Platinum Advisors $15.0 million. The Corporate Advisory Services Agreement was terminated in connection with the closing of the Business Combination.

Shay Stockholders Agreement

Each of: (i) Shay; (ii) certain affiliates of Platinum Equity that held shares of common stock of Shay (the “Platinum Shay Stockholders”); and (iii) John Heller, Charles Peiffer, Paul W. Cobb, Jr., Michael Fox and Karl E. Williams, Trustee of the Karl E. Williams Revocable Trust dated May 1, 2012, were parties to a Stockholders Agreement, dated as of March 14, 2016, pursuant to which certain Shay Stockholders had tag-along rights, drag-along rights and registration rights. The Platinum Shay Stockholders (together with certain of their affiliates) also had certain repurchase rights and drag-along rights pursuant to this agreement. The Stockholders Agreement was terminated in connection with the closing of the Business Combination and in connection with the execution of the Registration Rights Agreement.

Director Independence

Nasdaq listing standards require that a majority of our Board be independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which in the opinion of the Company’s Board, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Messrs. Bader, Heinberg and Hendrickson are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

SELLING HOLDERS

This prospectus relates to the possible resale by the Selling Holders of up to 62,707,533 shares of our Class A Common Stock and 6,666,666 Private Placement Warrants. The Private Placement Investors, including certain of the Initial Stockholders, acquired shares of Class A Common Stock pursuant to the Subscription Agreements. The Shay Stockholders acquired the shares of Class A Common Stock pursuant to the Business Combination. The Former Sponsor acquired shares of Class A Common Stock and Private Placement Warrants exercisable for shares of Class A Common Stock concurrently with our IPO (including shares converted from Founder Shares into shares of Class A Common Stock in connection with the Business Combination). Messrs. Randall Bort, William Patton and Jeffery Rea each acquired 25,000 Founder Shares in connection with the Company’s IPO, which shares converted into shares of Class A Common Stock at the closing of the Business Combination.

A description of our relationships with certain of the Selling Holders and their affiliates is set forth in “Certain Relationships and Related Party Transactions.”

When we refer to the “Selling Holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, or other transferees who later come to hold any of the Class A Common Stock or Private Placement Warrants other than through a public sale, including through a distribution by such Selling Holders to their members.

The following table is prepared based on information provided to us by the Selling Holders. It sets forth the name and address of the Selling Holders, the aggregate number of shares of Class A Common Stock that the Selling Holders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Holders both before and after the offering. We have based percentage ownership prior to this offering on 92,040,654 shares of Class A Common Stock and 19,999,999 Warrants outstanding, in each case as of March 31, 2020. In calculating percentages of shares of Class A Common Stock owned by a particular Selling Holder, we treated as outstanding the number of shares of our Class A Common Stock issuable upon exercise of that particular Selling Holder’s Warrants, if any, and did not assume the exercise of any other Selling Holder’s Warrants.

We cannot advise you as to whether the Selling Holders will in fact sell any or all of such Class A Common Stock or Private Placement Warrants. In addition, the Selling Holders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A Common Stock and Private Placement Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Holders will have sold all of the securities covered by this prospectus upon the completion of the offering.

Unless otherwise indicated below, the address of each beneficial owner listed in the tables below is 7799 Leesburg Pike, Suite 300 North, Falls Church, VA 22043.

Shares of Class A Common Stock

Name of Selling Stockholder	Beneficial Ownership Before the Offering		Shares to be Sold in the Offering		Beneficial Ownership After the Offering
	Shares	Percent	Shares	Percent	Shares	Percent
AEG Holdings, LLC(1)	1,969,947	2.1%	1,969,947	2.1%	—	—
Andrew and Laura Freedman Trust(2)	54,348	*	54,348	*	—	—
David and Rochelle Fredston Revocable Trust(3)	163,043	*	163,043	*	—	—
Encinitas Capital(4)	16,304	*	16,304	*	—	—
Gores Sponsor III LLC(5)	11,487,167	11.8%	11,487,167	11.8%	—	—
Hattler Family Trust(6)	54,348	*	54,348	*	—	—
Integrated Core Strategies (US) LLC(7)	6,517,401	7.1%	3,913,043	4.3%	2,604,358	2.8%
J.P. Morgan Trust Company of Delaware (Trustee of the 2016 Evan D. Metropoulos Trust)(8)	2,391,304	2.6%	2,391,304	2.6%	—	—
J.P. Morgan Trust Company of Delaware (Trustee of the 2016 J. Daren Metropoulos Trust)(9)	2,391,304	2.6%	2,391,304	2.6%	—	—
J.P. Morgan Trust Company of Delaware (Trustee of the C. Dean Metropoulos 2015 DE. Trust)(10)	434,783	*	434,783	*	—	—
Josh D. Bradbury, Jr. Irrevocable Trust (2001)(11)	108,696	*	108,696	*	—	—
Karl Ethan Williams Revocable Trust	20,974	*	20,974	*	—	—
Keith A. Covington and Kathleen A. Covington, Trustees of the Keith and Kathleen Covington Family Trust Dated July 10, 2000(12)	135,870	*	135,870	*	—	—
Lauren C. Gores Trust(13)	217,392	*	217,392	*	—	—
Major League LLC(14)	54,348	*	54,348	*	—	—
Michael Rechtiene and Sandra Thompson	54,348	*	54,348	*	—	—
NBI Irrevocable Trust No 1, Linda Turnbull Trustee(15)	217,392	*	217,392	*	—	—
NBI Irrevocable Trust No 4, Linda Turnbull Trustee(16)	217,392	*	217,392	*	—	—
NBI Irrevocable Trust No 5, Linda Turnbull Trustee(17)	869,566	*	869,566	*	—	—
Nineteen77 Global Merger Arbitrage Master Limited(18)	1,038,079	1.1%	543,478	*	494,601	*
Nineteen77 Global Multi-Strategy Alpha Master Limited(19)	1,038,079	1.1%	543,478	*	494,601	*
Platinum Equity and associated funds(20)	23,424,398	25.2%	23,424,398	25.2%	—	—
PVM Pinnacle Holdings, LLC(21)	7,608,695	8.3%	7,608,695	8.3%	—	—
The Genesis Trust, Sylvester Stallone Trustee(22)	54,348	*	54,348	*	—	—
The Kenneth and Robbin Morgan Family Trust U/A 6/26/07(23)	10,870	*	10,870	*	—	—
The Mark Ronald Stone Trust, Mark Stone Trustee(24)	168,148	*	168,148	*	—	—
Zlotnitsky Investments LLC(25)	51,630	*	51,630	*	—	—
Howard Altman	217,392	*	217,392	*	—	—
Joubran N. Awad	3,261	*	3,261	*	—	—
Catherine Babon	25,222	*	25,222	*	—	—
Mark Barnhill	30,924	*	30,924	*	—	—
Stephan Berghoff	5,434	*	5,434	*	—	—
Randall Bort	25,000	*	25,000	*	—	—
John T. Capetta	10,870	*	10,870	*	—	—
Jennifer K. Chou	8,407	*	8,407	*	—	—

Paul W. Cobb, Jr.(26)	19,326	*	19,326	*	—	—
John P. Danner	54,348	*	54,348	*	—	—
Antonios Dimopoulos	10,870	*	10,870	*	—	—
Michael Fox	28,390	*	28,390	*	—	—
Kelly Gores	54,348	*	54,348	*	—	—
Azhar Hameed	10,870	*	10,870	*	—	—
Thomas J. Hardin	16,304	*	16,304	*	—	—
John E. Heller(27)	112,663	*	112,663	*	—	—
Edward A. Johnson	168,148	*	168,148	*	—	—
Jacob Kotzubei	154,619	*	154,619	*	—	—
Andrew McBride	16,815	*	16,815	*	—	—
Bradley Melnick	10,870	*	10,870	*	—	—
William B. Patton	25,000	*	25,000	*	—	—
Charles D. Peiffer(28)	26,892	*	26,892	*	—	—
Neal Pomroy	10,870	*	10,870	*	—	—
Jeffrey Rea	25,000	*	25,000	*	—	—
Louis Samson(29)	371,085	*	371,085	*	—	—
Shawne Schorvitz	10,870	*	10,870	*	—	—
Mary Ann Sigler	30,924	*	30,924	*	—	—
Joseph J. Skarzenski	8,153	*	8,153	*	—	—
Stephen J. Snider	10,870	*	10,870	*	—	—
Barrett Sprowl	27,174	*	27,174	*	—	—

*	Represents beneficial ownership of less than 1%.
(1)	The address for AEG Holdings, LLC is 6260 Lookout Road, Boulder, CO 80301.
(2)	The address for the Andrew and Laura Freedman Trust is 3960 Prado Del Trigo, Calabasas, CA 91302.
(3)

David A. Fredston is the trustee of the David and Rochelle Fredston Revocable Trust (the “Fredston Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the Fredston Trust. The address for the Fredston Trust is 1299 Ocean Ave, Suite 460, Santa Monica, CA 90401.

(4)

Eric Harnish is the sole member of Encinitas Capital and is therefore deemed to hold voting and dispositive powers over the securities held by Encinitas Capital. The address for Encinitas Capital is 3512 Avenida Pantera, Carlsbad, CA 92009.

(5)

Represents shares held by Gores Sponsor III LLC (including shares issuable upon exercise of Warrants) which is controlled indirectly by Mr. Gores. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The business address of each of Gores Sponsor III LLC and Alec Gores is 9800 Wilshire Blvd., Beverly Hills, California 90212.

(6)

Eric R. Hattler and Carol C. Hattler serve as co-trustees of the Hattler Family Trust (“Hattler”) and are therefore deemed to hold voting and dispositive powers over the securities held by Hattler. The address for Hattler is 9800 Wilshire Blvd, Beverly Hills, CA 90212.

(7)

Millennium Management LLC (“Millennium”) is a registered investment advisor and the general partner of the managing member of Integrated Core Strategies (US) LLC (“Integrated”). Millennium may be deemed to have shared voting control and investment direction over the shares of our Class A Common Stock held by Integrated. Millennium Group Management LLC (“Millennium Group”) is the managing member of Millennium and may also be deemed to have shared voting control and investment direction over the shares of our Class A Common Stock held by Integrated. The managing member of Millennium Group is a trust of which Israel A. Englander currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over the shares of our Class A Common

Stock held by Integrated. The foregoing should not be construed in and of itself as an admission by Millennium, Millennium Group or Mr. Englander as to the beneficial ownership of the shares of our Class A Common Stock held by Integrated. The address for Integrated is c/o Millennium Management LLC, 666 Fifth Ave, 8th Floor, New York, NY 10103.
(8)

J.P. Morgan Trust Company of Delaware is the trustee of the 2016 Evan D. Metropoulos Trust (the “2016 EDM Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the 2016 EDM Trust. The address for 2016 EDM Trust is 500 Stanton Christiana Road, Newark, DE 19713.

(9)

J.P. Morgan Trust Company of Delaware is the trustee of the 2016 J. Daren Metropoulos Trust (the “2016 JDM Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the 2016 JDM Trust. The address for 2016 JDM Trust is 500 Stanton Christiana Road, Newark, DE 19713.

(10)

J.P. Morgan Trust Company of Delaware is the trustee of the C. Dean Metropoulos 2015 DE. Trust (the “2015 CDM Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the 2015 CDM Trust. The address for 2015 CDM Trust is 500 Stanton Christiana Road, Newark, DE 19713.

(11)

Josh D. Bradbury, Jr. is the trustee of the Josh D. Bradbury, Jr. Irrevocable Trust (2001) (the “Bradbury Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the Bradbury Trust. The address for Bradbury Trust is 998 Meadowlark Dr., Laguna Beach, CA 92651.

(12)	The address of the Keith and Kathleen Covington Family Trust Dated July 10, 2000 is 764 Bungalow Drive, El Segundo, CA 90245.
(13)	The address for the Lauren C. Gores Trust is 6260 Lookout Road, Boulder, CO 80301.
(14)	The address for Major League LLC is 16 Cross Street, New Canaan, CT 06840.
(15)	The address for NBI Irrevocable Trust No 1 is 6260 Lookout Road, Boulder, CO 80301.
(16)	The address for NBI Irrevocable Trust No 4 is 6260 Lookout Road, Boulder, CO 80301.
(17)	The address for NBI Irrevocable Trust No 5 is 6260 Lookout Road, Boulder, CO 80301.
(18)

UBS O’Connor LLC (“O’Connor”) is the investment manager of Nineteen77 Global Merger Arbitrage Master Limited (“OGMA”) and, accordingly, has voting control and investment discretion over the securities described herein held by OGMA. Kevin Russell, the Chief Investment Officer of O’Connor, also has voting control and investment discretion over the securities described herein held by OGMA. As a result, each of O’Connor and Mr. Russell may be deemed to have beneficial ownership of the securities described herein held by OGMA. The address for OGMA is 1 North Wacker Drive, Chicago, IL 60606.

(19)

O’Connor is the investment manager of Nineteen77 Global Multi-Strategy Alpha Master Limited (“GLEA”) and, accordingly, has voting control and investment discretion over the securities described herein held by GLEA. Kevin Russell, the Chief Investment Officer of O’Connor, also has voting control and investment discretion over the securities described herein held by GLEA. As a result, each of O’Connor and Mr. Russell may be deemed to have beneficial ownership of the securities described herein held by GLEA. The address for GLEA is 1 North Wacker Drive, Chicago, IL 60606.

(20)

Consists of (i) 20,919,578 shares of Class A Common Stock held by the Platinum Stockholder, (ii) 1,546,650 shares of Class A Common Stock held by Platinum Equity, LLC and (iii) 958,170 shares of Class A Common Stock issuable upon exercise of Warrants held by Platinum Equity, LLC. Platinum Equity Capital Shay Partners I, L.P., Platinum Equity Capital Shay Partners II, L.P., Platinum Equity Capital Partners-A III, L.P., Platinum Equity Capital Partners-B III, L.P., and Platinum Equity Capital Partners-C III, L.P. (collectively, the “Platinum Funds”) collectively own a majority of the equity interests of PE Shay Holdings, LLC. As a result, the Platinum Funds may be deemed to beneficially own the securities held by

PE Shay Holdings, LLC. Platinum Equity, LLC is the sole member of Platinum Equity Investment Holdings III Manager, LLC, which is the sole manager of Platinum Equity Investment Holdings III, LLC, which is the senior managing member of Platinum Equity Partners III, LLC. Platinum Equity Partners III, LLC is the general partner of each of the Platinum Funds. Therefore, each of the foregoing entities may be deemed to share beneficial ownership of the securities beneficially owned by the Platinum Funds. Mr. Gores is the Chairman and Chief Executive Officer of Platinum Equity, LLC. As a result, Mr. Gores may be deemed to share voting and investment power with respect to all shares of Class A Stock of the Issuer beneficially owned by Platinum Equity, LLC. The address of each entity and individual named in this footnote is 360 North Crescent Drive, Beverly Hills, California 90210.
(21)

GCM CFIG GP, LLC, is the managing member of PVM Pinnacle Holdings, LLC (the “Fund”). The sole member of GCM CFIG GP, LLC is CFIG Holdings, LLC. The sole member of CFIG Holdings, LLC is Grosvenor Capital Management Holdings, LLLP. Michael J. Sacks is the Chairman and Chief Executive Officer of Grosvenor Capital Management Holdings, LLLP. Mr. Sacks disclaims beneficial ownership of these shares. The Fund purchased these shares in the ordinary course of business and, at the time of purchase, the Fund did not have any agreements or understandings, directly or indirectly, with any person to distribute such shares of these shares. The address for the Fund is c/o GCM Grosvenor, 767 Fifth Avenue, 14th Floor, New York, NY 10153.

(22)

Sylvester Stallone is the trustee of The Genesis Trust and is therefore deemed to hold voting and dispositive powers over the securities held by The Genesis Trust. The address for The Genesis Trust is 21731 Ventura Blvd, #300, Woodland Hills, CA 91364.

(23)

Kenneth Morgan III is the trustee of The Kenneth and Robbin Morgan Family Trust U/A 6/26/07 (the “Morgan Family Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the Morgan Family Trust. The address for the Morgan Family Trust is 434 S. Cliffwood Ave., Los Angeles, CA 90049.

(24)

Mark Stone is the trustee of The Mark Ronald Stone Trust (the “Stone Trust”) and is therefore deemed to hold voting and dispositive powers over the securities held by the Stone Trust. The address for the Stone Trust is 8520 Calera Drive, Austin, TX 78735.

(25)	The address for Zlotnitsky Investments LLC is 11564 West Hill Dr., Rockville, MD 20852.
(26)	Mr. Cobb currently serves as our Executive Vice President, General Counsel and Secretary.
(27)	Mr. Heller currently serves as our President and Chief Executive Officer and as a member on our Board of Directors.
(28)	Mr. Peiffer currently serves as our Executive Vice President and Chief Financial Officer.
(29)	Mr. Samson currently serves as a member on our Board of Directors.

Private Placement Warrants

Name of Selling Holder	Beneficial Ownership Before the Offering		Warrants to be Sold in the Offering		Beneficial Ownership After the Offering
	Warrants	Percent	Warrants	Percent	Warrants	Percent
Gores Sponsor III LLC(1)	5,483,741	27.4%	5,483,741	27.4%	—	—
Platinum Equity, LLC(2)	958,170	4.8%	958,170	4.8%	—	—
Jacob Kotzubei	59,146	*	59,146	*
Mark Barnhill	11,829	*	11,829	*
Louis Samson(3)	141,951	*	141,951	*	—	—
Mary Ann Sigler	11,829	*	11,829	*	—	—

*	Represents beneficial ownership of less than 1%.
(1)

Represents shares held by Gores Sponsor III LLC which is controlled indirectly by Alec Gores. Voting and disposition decisions with respect to such securities are made by Alec Gores. Alec Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein. The business address of each of Gores Sponsor III LLC and Alec Gores is 9800 Wilshire Blvd., Beverly Hills, California 90212.

(2)

Includes securities held directly by Platinum. Tom Gores is the Chairman and Chief Executive Officer of Platinum Equity, LLC. As a result, Tom Gores may be deemed to share voting and investment power with respect to the securities of the Company beneficially owned by Platinum. Platinum also owns interests in entities which own direct or indirect non-controlling interests in our Former Sponsor and therefore disclaims any beneficial ownership of securities owned by our Former Sponsor. The address of each entity and individual named in this footnote is 360 North Crescent Drive, Beverly Hills, California 90210.

(3)	Mr. Samson currently serves as a member on our Board of Directors.

PLAN OF DISTRIBUTION

We are registering the issuance by us of up to 6,666,666 shares of our Class A Common Stock issuable upon the exercise of the Private Placement Warrants and 13,333,333 shares of our Class A Common Stock issuable upon the exercise of the Public Warrants. We are also registering the resale by the Selling Holders of up to 6,666,666 Private Placement Warrants and 62,707,533 shares of our Class A Common Stock. Such shares include all shares of Class A Common Stock held by the Selling Holders or issuable to them as Earn-Out Shares, as well as up to 6,666,666 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants and 23,913,044 Private Placement Shares.

The Selling Holders may offer and sell, from time to time, their respective shares of Class A Common Stock and Private Placement Warrants covered by this prospectus. The Selling Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Holders may sell their securities by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•

through trading plans entered into by a Selling Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	short sales;

•	distribution to employees, members, limited partners or stockholders of the Selling Holders;

•	through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise

•	by pledge to secured debts and other obligations;

•	delayed delivery arrangements;

•	to or through underwriters or agents;

•

in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions; and

•	through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Holders. The Selling Holders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Holders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Holders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Holder or borrowed from any Selling Holder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Holder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Holder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Holders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Holders and any broker-dealers who execute sales for the Selling Holders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Holders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

Certain of our stockholders have entered into lock-up agreements. The Initial Stockholders, including permitted transferees of the Former Sponsor, subject to certain exceptions, may not transfer Founder Shares (and the resulting Conversion Shares) for 180 days after the completion of the Business Combination. The Shay Stockholders may not transfer their Class A Common Stock acquired pursuant to the Merger Agreement, including the Share Consideration and any Earn-Out Shares, for 180 days after completion of the Business Combination.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Holders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Holders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Holders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

We have agreed to indemnify the Selling Holders against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended, the Exchange Act of 1934, as amended, or other federal or state law.

We have agreed with certain Selling Holders pursuant to the Registration Rights Agreement to use our best efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) all securities covered by this prospectus have been sold, transferred, disposed of or exchanged in accordance with the registration statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by us and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer, or underwriter in a public distribution or other public securities transaction.

We have agreed with certain Selling Holders pursuant to the Subscription Agreements to use commercially reasonable efforts to keep the registration statement of which this prospectus constitutes a part effective until such time as (i) the securities covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement, (ii) the earlier of (a) two years and (b) such time that such Selling Holder has disposed of (or, if Rule 144(i) is no longer applicable to us or Rule 144(i)(2) is amended to remove the reporting requirement preceding a disposition of securities, such time that such holder is able to dispose of) all of it, his or her registrable securities pursuant to Rule 144 without any volume limitations thereunder, (iii) when such securities have ceased to be outstanding or (iv) when such securities have been sold in a private transaction.

Lock-up Agreements

Certain of our stockholders have entered into lock-up agreements. See “Securities Act Restrictions of Resale of Securities—Lock-up Agreements.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Class A Common Stock and Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A Common Stock or Warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986, as amended (the “Code”) and that acquire our Class A Common Stock and Warrants for cash pursuant to this prospectus. No ruling from the Internal Revenue Service, (the “IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

•	an individual who is a United States citizen or resident of the United States;

•

a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•	an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions (or make constructive distributions) to U.S. Holders of shares of our Class A Common Stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Common Stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock

A U.S. Holder will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Class A Common Stock (or, in the case of Class A Common Stock received upon exercise of a Warrant, the U.S. Holder’s initial basis for such Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. Holder will not recognize gain or loss upon the exercise of a Warrant. The U.S. Holder’s initial tax basis in the share of our Class A Common Stock received upon exercise of the Warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the Warrant and the exercise price of such Warrant. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock received upon exercise of the Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the Warrants.

The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Class A Common Stock received generally should equal the holder’s adjusted tax basis in the Warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock generally would include the holding period of the Warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder should be deemed to have surrendered a portion of the Warrants exercised or surrendered having a value equal to the exercise price in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s initial tax basis in the Class A Common Stock received would equal the sum of the fair market value of the Class A Common Stock represented by the Warrants deemed surrendered and the U.S. holder’s adjusted tax basis in the Warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Class A Common Stock would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Class A Common Stock received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Class A Common Stock), or expiration of a Warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the Warrant. A U.S. Holder’s adjusted tax basis in its Warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders—Possible Constructive Distributions”). Such gain or loss will generally be treated as long-term capital gain or loss if the Warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a Warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the Warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Securities—Warrants—Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders—Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders—Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from Warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Common Stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below. In addition, if we determine that we are classified as a “United States real property holding corporation” (see “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants” below), we will withhold 15% of any distribution.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a Warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a Warrant by a U.S. Holder, as described under “U.S. Holders—Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders—Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants.”

Redemption of Warrants for Class A Common Stock

A redemption of Warrants for Class A Common Stock described in this prospectus under “Description of Securities—Warrants—Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of Warrants for shares of our Class A Common Stock. Your aggregate initial tax basis in the shares of Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your Warrants redeemed and your holding period for the shares of Class A Common Stock received in redemption of your Warrants should include your holding period for your surrendered Warrants.

Gain on Sale, Exchange or Other Taxable Disposition of Class A Common Stock and Warrants

A non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Class A Common Stock or Warrants or an expiration or redemption of our Warrants, unless:

•

the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Class A Common Stock or Warrants unless certain exceptions apply.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Class A Common Stock or Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Class A Common Stock or Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events, as discussed in the section of this prospectus captioned “Description of Securities—Warrants—Public Warrants.” An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of Warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders—Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Class A Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

LEGAL MATTERS

The validity of the Class A Common Stock and Private Placement Warrants covered by this prospectus has been passed upon for us by Latham & Watkins LLP, Washington, District of Columbia.

EXPERTS

The audited financial statements of Gores Holdings III, Inc. as of December 31, 2019 and December 31, 2018, for the years ended December 31, 2019 and December 31, 2018 and for the period from October 23, 2017 (inception) to December 31, 2017 appearing in this prospectus and registration statement have been audited by KPMG LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Shay Holding Corporation and subsidiaries at December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, appearing in this prospectus and registration statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov and on our investor relations website at https://investors.pae.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Gores Holdings III, Inc.

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-3
Consolidated Statements of Operations For the Years ended December 31, 2019 and 2018 and For the Period from October 23, 2017 (inception) to December 31, 2017	F-4
Consolidated Statements of Changes In Stockholders’ Equity For the Years ended December 31, 2019 and 2018 and for the Period from October 23, 2017 (inception) to December 31, 2017	F-5
Consolidated Statements of Cash Flows For the Years ended December 31, 2019 and 2018 and for the Period from October 23, 2017 (inception) to December 31, 2017	F-6
Notes to Consolidated Financial Statements	F-7

Shay Holding Corporation

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-19
Consolidated Statements of Operations for the Years ended December 31, 2019, 2018 and 2017	F-20
Consolidated Statements of Comprehensive Loss for the Years ended December 31, 2019, 2018 and 2017	F-21
Consolidated Balance Sheets as of December 31, 2019 and 2018	F-22
Consolidated Statements of Equity for the Years ended December 31, 2019, 2018 and 2017	F-23
Consolidated Statements of Cash Flows for the Years ended December 31, 2019, 2018 and 2017	F-24
Notes to Consolidated Financial Statements	F-25

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

PAE Incorporated, formerly Gores Holdings III, Inc.:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of PAE Incorporated and subsidiaries, formerly Gores Holdings III, Inc. (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and for the period from October 23, 2017 (inception) to December 31, 2017, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019 and for the period from October 23, 2017 (inception) to December 31, 2017, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2017.

Denver, Colorado

March 11, 2020

PAE INCORPORATED,

formerly GORES HOLDINGS III, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2019	December 31, 2018
CURRENT ASSETS:
Cash and cash equivalents	$244,960	$856,182
Prepaid assets	84,548	206,849

Total current assets	329,508	1,063,031
Deferred tax asset	42,135	—
Investments and cash held in Trust Account	408,585,719	402,605,952

Total assets	$408,957,362	$403,668,983

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses	$3,681,060	$25,658
State franchise tax accrual	40,000	200,050
Income tax payable	796,313	461,662

Total current liabilities	4,517,373	687,370
Deferred underwriting compensation	14,000,000	14,000,000

Total liabilities	$18,517,373	$14,687,370

Commitments and Contingencies:
Class A subject to possible redemption, 38,543,998 and 38,398,161 shares at December 31, 2019 and December 31, 2018, respectively (at redemption value of $10 per share)	385,439,980	383,981,610
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 1,456,002 and 1,601,839 shares issued and outstanding (excluding 38,543,998 and 38,398,161 shares subject to possible redemption) at December 31, 2019 and December, 31, 2018, respectively	146	160
Class F common stock, $0.0001 par value; 20,000,000 shares authorized, 10,000,000 shares issued and outstanding	1,000	1,000
Additional paid-in-capital	1,827,442	3,285,798
Retained earnings	3,171,421	1,713,045

Total stockholders’ equity	5,000,009	5,000,003

Total liabilities and stockholders’ equity	$408,957,362	$403,668,983

See accompanying notes to these consolidated financial statements.

PAE INCORPORATED,

formerly GORES HOLDINGS III, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

			For the Period from
	Year ended	Year ended	October 23, 2017
	December 31,	December 31,	(inception) to
	2019	2018	December 31, 2017
Professional fees and other expenses	$(5,277,801)	$(210,619)	$(23,076)
State franchise taxes, other than income tax	(200,000)	(200,050)	(608)

Loss from operations	(5,477,801)	(410,669)	(23,684)
Other income - interest income	8,488,158	2,609,060	—

Net income/(loss) before income taxes	$3,010,357	$2,198,391	$(23,684)

Provision for income tax	(1,551,981)	(461,662)	—

Net income/(loss) attributable to common shares	$1,458,376	$1,736,729	$(23,684)

Per Share Data:
Net income/(loss) per ordinary share:
Class A ordinary shares - basic and diluted	$0.07	$0.21	$—

Class F ordinary shares - basic and diluted	$(0.14)	$(0.05)	$(0.00)

See accompanying notes to these consolidated financial statements.

PAE INCORPORATED,

formerly GORES HOLDINGS III, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the Years Ended December 31, 2019 and 2018 and for the Period from

October 23, 2017 (inception) to December 31, 2017

	Class A Ordinary Shares		Class F Ordinary Shares			Accumulated
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Deficit/Retained Earnings	Stockholders’ Equity
Balance at October 23, 2017 (inception)	—	$—	—	$—	$—	$—	$—
Proceeds from sale of Class F common stock to Sponsor in November 2017	—	—	10,781,250	1,078	23,922	—	25,000
Net loss	—	—	—	—	—	(23,684)	(23,684)

Balance at December 31, 2017	—	$—	10,781,250	$1,078	$23,922	$(23,684)	$1,316

Forfeited Class F Common stock by Sponsor	—	—	(781,250)	(78)	78	—	—
Proceeds from initial public offering of Units on September 11, 2018 at $10.00 per unit	40,000,000	4,000	—	—	399,996,000	—	400,000,000
Sale of 6,666,666 Private Placement Warrants to Sponsor on September 11, 2018 at $1.50 per Private Placement Warrant	—	—	—	—	10,000,000	—	10,000,000
Underwriter’s discounts	—	—	—	—	(8,000,000)	—	(8,000,000)
Offering costs charged to additional paid-in capital	—	—	—	—	(756,432)	—	(756,432)
Deferred underwriting compensation	—	—	—	—	(14,000,000)	—	(14,000,000)
Class A common stock subject to possible redemption; 38,398,161 shares at redemption price of $10.00	(38,398,161)	(3,840)	—	—	(383,977,770)	—	(383,981,610)
Net income	—	—	—	—	—	1,736,729	1,736,729

Balance at December 31, 2018	1,601,839	$160	10,000,000	$1,000	$3,285,798	$1,713,045	$5,000,003

Change in proceeds subject to possible redemption to 38,543,998 shares at redemption value	(145,837)	(14)	—	—	(1,458,356)	—	(1,458,370)
Net income	—	—	—	—	—	1,458,376	1,458,376

Balance at December 31, 2019	1,456,002	$146	10,000,000	$1,000	$1,827,442	$3,171,421	$5,000,009

See accompanying notes to these consolidated financial statements.

PAE INCORPORATED,

formerly GORES HOLDINGS III, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

			For the Period from
	Year ended	Year Ended	October 23, 2017
	December 31,	December 31,	(inception) to
	2019	2018	December 31, 2017
Cash flows from operating activities:
Net income/(loss)	$1,458,376	$1,736,729	$(23,684)
Changes in state franchise tax accrual	(160,050)	199,442	608
Changes in prepaid assets	122,301	(206,849)	—
Changes in deferred offering costs	—	153,198	(153,198)
Changes in deferred income tax provision	(42,135)	—	—
Changes in income taxes payable	334,651	461,662	—
Changes in accrued expenses, formation and offering costs	3,655,402	(85,353)	111,011

Net cash provided by/(used in) operating activities	5,368,545	2,258,829	(65,263)

Cash flows from investing activities:
Cash deposited in Trust Account	—	(400,000,000)	—
Interest reinvested in Trust Account	(5,979,767)	(2,605,952)	—

Net cash used in investing activities	(5,979,767)	(402,605,952)	—

Cash flows from financing activities:
Proceeds from sale of Units in initial public offering	—	400,000,000	—
Proceeds from sale of Private Placement Warrants to Sponsor	—	10,000,000	—
Proceeds from notes and advances payable - related party	—	—	150,000
Proceeds from sale of Class F common stock to Sponsor	—	—	25,000
Repayment of notes and advances payable – related party	—	(150,000)	—
Payment of underwriter’s discounts and commissions	—	(8,000,000)	—
Payment of accrued offering costs	—	(756,432)	—

Net cash provided by financing activities	—	401,093,568	175,000

(Decrease) Increase in cash	(611,222)	746,445	109,737
Cash at beginning of period	856,182	109,737	—

Cash at end of period	$244,960	$856,182	$109,737

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$—	$14,000,000	$—
Offering costs included in accrued expenses	$—	$—	$88,011
Cash paid for income and state franchise taxes	$1,579,515	$608	$—

See accompanying notes to these consolidated financial statements.

PAE INCORPORATED,

formerly GORES HOLDINGS III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business Operations

Organization and General

Gores Holdings III, Inc. (the “Company”) was incorporated in Delaware on October 23, 2017. The Company was formed for the purpose of effecting a merger, Capital Stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company had neither engaged in any operations nor generated any revenue prior to the completion of the Business Combination (as described below). The Company’s Sponsor is Gores Sponsor III, LLC, a Delaware limited liability company (the “Sponsor”).

As of December 31, 2019, the Company had not commenced any operations. All activity for the year ended December 31, 2019 relates to the Company’s formation and initial public offering (“Public Offering”) described below and efforts directed toward locating a suitable Business Combination. The Company completed the Public Offering on September 11, 2018 (the “IPO Closing Date”). The Company did not generate any operating revenues until after the completion of its Business Combination (as defined below). Subsequent to the Public Offering, the Company has generated non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).

PAE Business Combination

On November 1, 2019, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, EAP Merger Sub, Inc., a direct, wholly-owned subsidiary of the Company (“First Merger Sub”), EAP Merger Sub II, LLC, a direct, wholly-owned subsidiary of the Company (“Second Merger Sub”), Shay Holding Corporation (“Shay”), the ultimate parent of Pacific Architects and Engineers, LLC (“PAE”), and Platinum Equity Advisors, LLC, in its capacity as the stockholder representative (the “Stockholder Representative”), which provides for, among other things, (i) the merger of First Merger Sub with and into Shay, with Shay continuing as the surviving corporation (the “First Merger”) and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of Shay with and into Second Merger Sub with Second Merger Sub continuing as the surviving company (the “Second Merger” and, together with the First Merger, the “Mergers” and, together with the other transactions contemplated by the Merger Agreement, the “PAE Business Combination”).

The PAE Business Combination closed on February 10, 2020 (the “Closing”). As a result of the First Merger, the Company owns 100% of the outstanding common stock of Shay and each share of common stock of Shay was cancelled and converted into the right to receive a portion of the consideration payable in connection with the merger. As a result of the Second Merger, the Company owns 100% of the outstanding interests in the Second Merger Sub. As a result of the completion of the PAE Business Combination, the Company owns, directly or indirectly, 100% of the stock of Shay and its subsidiaries and the stockholders of Shay as of immediately prior to the effective time of the First Merger (the “Shay Stockholders”) hold a portion of the Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Stock”). In connection with the Closing, the Company changed its name from Gores Holdings, III, Inc. to PAE Incorporated. For more information on the PAE Business Combination see Note 10.

For accounting purposes, the PAE Business Combination will be accounted for as a reverse acquisition and recapitalization in which Shay is considered the accounting acquirer (legal acquiree) and the Company is considered the accounting acquiree (and legal acquirer).

The PAE Business Combination is a subsequent event which occurred after the periods for which these consolidated financial statements are presented. However, an annual report on Form 10-K, including consolidated financial statements of Gores Holdings III, Inc. for the periods presented herein, is required to be filed with the Securities and Exchange Commission (“SEC”). The financial statements herein reflect the historical operations of Gores Holdings III, Inc. and its subsidiaries, the legal acquirer, unless otherwise noted. The Company’s financial statement presentation to be included in quarterly and annual filings with the SEC on Forms 10-Q and 10-K with respect to periods subsequent to the PAE Business Combination will include the consolidated financial statements of Shay and its subsidiaries for periods prior to the completion of the PAE Business Combination and of PAE Incorporated for periods from and after the Closing.

Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid for the PAE Business Combination was approximately $1.4 billion. The consideration paid to the Shay Stockholders consisted of a combination of cash and stock consideration. The aggregate cash consideration paid to the Shay Stockholders at the Closing was approximately $417 million, consisting of (a) approximately $408 million of cash available to the Company from the Trust Account, after giving effect to income and franchise taxes payable in respect of interest income earned in the Trust Account and redemptions that were elected by the Company’s public stockholders, plus (b) all of the Company’s other cash and cash equivalents, plus (c) gross proceeds of approximately $220.0 million from the Company’s Private Placement (as defined below), less (d) certain transaction fees and expenses, including the payment of deferred underwriting commissions agreed to at the time of the Public Offering, less (e) certain payments to participants in the Pacific Architects and Engineers Incorporated 2016 Participation Plan, less (f) approximately $138 million used to repay a portion of the indebtedness of Shay immediately prior to the Closing, less (g) approximately $33 million of transaction fees and expenses of Shay. The remainder of the consideration paid to the Shay Stockholders consisted of 21,127,823 newly issued shares of Class A Stock (the “Stock Consideration”).

In order to facilitate the PAE Business Combination, the Sponsor agreed to the cancellation of approximately 3,000,000 shares of the Company’s Class F common stock held by it, 1,086,956 shares of which were cancelled and reissued as Class A Stock on a one-for-one basis and issued to the Shay Stockholders as additional Stock Consideration and 1,913,044 shares of which were cancelled in respect of the Private Placement representing a portion of the total number of shares of Class A Stock that the Company sold to the participants in the Private Placement at a discounted price of $9.20 per share. The remaining shares of Class F Stock were automatically converted into shares of Class A Stock on a one-for-one basis at the Closing and will continue to be subject to the transfer restrictions applicable to such shares of Class F Stock.

In addition to the foregoing consideration paid at the Closing, Shay Stockholders will be entitled to receive additional earn-out payments from the Company of up to an aggregate of four million shares of Company Class A common stock, if the price of Class A common stock trading on the Nasdaq exceeds certain thresholds during the five-year period following the completion of the Mergers.

On November 1, 2019, the Company entered into subscription agreements with certain investors, pursuant to which the investors agreed to purchase, at Closing, in the aggregate 23,913,044 shares of Class A common stock in a private placement for $9.20 per share (the “Private Placement”). On the February 10, 2020 Closing, the gross proceeds from the Private Placement of $220,000,000 were used to partially fund the cash consideration paid in connection with the PAE Business Combination.

Financing

Upon the September 11, 2018 closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of $400,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company (the “Trust Account”) acting as trustee.

Trust Account

Prior to the PAE Business Combination, funds held in the Trust Account could be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a 7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of December 31, 2019, the Trust Account consisted of cash and treasury bills.

As of December 31, 2019, the Company’s amended and restated certificate of incorporation provided that, other than the withdrawal of interest to fund regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”), subject to an annual limit of $750,000 for a maximum 24 months and/or additional amounts necessary to pay franchise and income taxes, if any, none of the funds held in trust would be released until the earliest of: (i) the completion of the Business Combination; or (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company did not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company was unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.

Business Combination

The Company’s management had broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering were intended to be generally applied toward consummating a Business Combination. The Business Combination was required to be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions (the “Deferred Discount”) and taxes payable on interest income earned) at the time of the Company signing a definitive agreement in connection with the Business Combination.

The Company, after signing a definitive agreement for a Business Combination, was required to either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable.

On February 7, 2020, the Company held a special meeting of the Company’s stockholders (the “Special Meeting”), held in lieu of the 2020 annual meeting of the Company’s stockholders, at which stockholders representing a majority of the outstanding shares of common stock approved the PAE Business Combination. The actual redemptions of common stock by Company stockholders in conjunction with the stockholder vote was 213 shares.

As a result of the foregoing redemption provisions, the public shares of common stock subject to redemption are recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) in the accompanying consolidated balance sheets.

The Company had 24 months from the IPO Closing Date to complete its Business Combination. If the Company did not complete a Business Combination within this period of time, it was required to (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest income, but less taxes payable (less up to $100,000 of such net interest income to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of common stock, they were entitled to a pro rata share of the Trust Account in the event the Company did not complete a Business Combination within the required time period.

In the event of such distribution, it was possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) would be less than the initial public offering price per Unit in the Public Offering.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the SEC, and reflect all adjustments, which are, in the opinion of management, necessary for a fair presentation of the Company’s financial position as of December 31, 2019 and 2018 and the results of operations and cash flows for the periods presented. Unless otherwise stated, the consolidated financial statements and notes to the consolidated financial statements presented herein relate to Gores Holdings III, Inc. and its subsidiaries (legal acquirer) and not to Shay and its subsidiaries (legal acquiree).

Net Income/(Loss) Per Common Share

As of December 31, 2019, the Company had two classes of shares, which are referred to as Class A common stock (the “Common Stock”) and Class F common stock (the “Founder Shares”). Net income/(loss) per common share is computed utilizing the two-class method. The two-class method is an earnings allocation formula that determines earnings per share separately for each class of common stock based on an allocation of undistributed earnings per the rights of each class. During 2019, 2018 and 2017, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the years ended December 31, 2019 and 2018 and for the period from October 23, 2017 (inception) to December 23, 2017. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income/(loss) per share for each class of common stock:

					For the period from
					October 23, 2017
	Year Ended December 31, 2019		Year Ended December 31, 2018		(inception) to December 31, 2017
	Class A	Class F	Class A	Class F	Class A	Class F
Basic and diluted net income/(loss) per share:
Numerator:
Allocation of net income/(loss)	$2,861,626	$(1,403,250)	$2,140,135	$(403,406)	$—	$(23,684)
Denominator:
Weighted-average shares outstanding	40,000,000	10,000,000	10,300,000	8,919,047	—	10,781,250
Basic and diluted net income/(loss) per share	$0.07	$(0.14)	$0.21	$(0.05)	$—	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the consolidated balance sheets.

Offering Costs

Prior to the IPO Closing Date, the Company complied with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering”. Offering costs, consisting principally of professional and registration fees related to the Public Offering, were recorded as assets as incurred until the Public Offering date, and were charged to stockholders’ equity upon the completion of the Public Offering. Accordingly, as of the IPO Closing Date, offering costs totaling $22,756,432, were charged to stockholders’ equity.

Redeemable Common Stock

As discussed in Note 3, all of the 40,000,000 shares of Common Stock sold as part of the Units in the Public Offering contained a redemption feature which allowed for the redemption of such public shares in connection with the Company’s liquidation, if there was a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, as of December 31, 2019 and 2018, its amended and restated certificate of incorporation provided that the Company would not redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognized changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital.

Accordingly, as of December 31, 2019, 38,543,998 of the 40,000,000 public shares are classified outside of permanent equity at their redemption value.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company accounts for uncertainty in income taxes by recognizing the tax benefit from an uncertain tax position only if it is more than likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized in the consolidated financial statements from such a position based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The application of income tax law is inherently complex. Laws and regulations in this area are voluminous and are often ambiguous. As such, the Company is required to make many subjective assumptions and judgments regarding income tax exposures. Interpretations of and guidance surrounding income tax law and regulations change over time and may result in changes to the Company’s subjective assumptions and judgments, which can materially affect amounts recognized in the consolidated balance sheets and consolidated statements of operations. The Company recognizes interest and penalties related to uncertain tax positions in other income (expense). No penalties or interest were recorded during the years ended December 31, 2019 or 2018 or for the period from October 23, 2017 (inception) to December 31, 2017.

The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. As of the balance sheet dates, and periodically throughout the year, the Company has maintained balances in various operating accounts in excess of federally insured limits.

Investments and Cash Held in Trust Account

As of December 31, 2019, the Company had $408,585,719 in the Trust Account which could be utilized for Business Combinations. As of December 31, 2019, the Trust Account consisted of both cash and treasury bills.

As of December 31, 2019, the Company’s amended and restated certificate of incorporation provided that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust would be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company did not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company was unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, replacing the existing incurred loss impairment model. The new standard is effective for reporting periods beginning after December 15, 2019, with early adoption permitted. Based on managements’ initial assessment, the Company does not expect adoption of this standard to have a material impact on the Company’s consolidated financial statements.

3.	Public Offering

Public Units

On September 11, 2018, the Company sold 40,000,000 units at a price of $10.00 per Unit, including 2,500,000 Units as a result of the underwriter’s partial exercise of their over-allotment option, generating gross proceeds of $400,000,000. Each Unit consists of one share of the Company’s Common Stock, $0.0001 par value, and one one-third of one redeemable Common Stock purchase warrant (the “Warrants”). Each whole Warrant entitles the holder to purchase one share of Common Stock for $11.50 per share. Each Warrant became exercisable on the later of 30 days after the completion of the Business Combination or 12 months from IPO Closing Date and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company did not complete the Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants would expire at the end of such period. The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of common stock issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of common stock issuable upon exercise of the Warrants. The Company paid an upfront underwriting discount of 2.00% ($8,000,000) of the per Unit offering price to the underwriters at IPO Closing Date, with an additional fee (the “Deferred Discount”) of 3.50% ($14,000,000) of the per Unit offering price paid upon the Company’s completion of the PAE Business Combination. The Deferred Discount became payable to the underwriters from the amounts held in the Trust Account upon completion of the PAE Business Combination.

On February 14, 2020, the Company filed a registration statement on Form S-3 related, among other things, to the issuance by the Company of up to (i) 13,333,333 shares of its Class A Stock issuable upon the exercise of the outstanding Warrants, and (ii) 6,666,666 shares of its Class A Stock upon exercise of the Private Placement Warrants (defined below). The Company is not obligated to deliver any shares of its Class A Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Stock underlying the Warrants is then effective and a prospectus relating thereto is current. The Exercise Period (as defined in the warrant agreement governing the Warrants) began on March 11, 2020. Once exercisable, the Company may call the Warrants for redemption, in whole and not in part, at a price of $0.01 per Warrant, if: (i) the Company provides not less than 30 days’ prior written notice of redemption to each Warrant holder; and (ii) the last reported sale price of the Company’s Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading-day period ending on the third business day prior to the date the Company sends the notice of redemption to the Warrant holder.

4.	Related Party Transactions

Founder Shares

On November 3, 2017, the Sponsor purchased 10,781,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, the Sponsor transferred an aggregate of 75,000 Founder Shares to the Company’s independent directors (together with the Sponsor, the “Initial Stockholders”). On October 22, 2018, the Sponsor forfeited 781,250 Founder Shares following the expiration of the unexercised portion of underwriter’s over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of common stock following completion of the Public Offering. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares automatically converted into shares of Common Stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.

Private Placement Warrants

The Sponsor purchased from the Company an aggregate of 6,666,666 warrants at a price of $1.50 per warrant (a purchase price of $10,000,000) in a private placement that occurred simultaneously with the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Common Stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.

The Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and Warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to common shares) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on September 6, 2018, as amended and restated on the Closing in connection with the terms of the Merger Agreement. The holders will have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor Loan

On November 3, 2017, the Sponsor loaned the Company an aggregate of $150,000 by the issuance of an unsecured promissory note for $150,000 to cover expenses related to the Public Offering, and on August 30, 2018, the Sponsor loaned the Company an additional $150,000 by the issuance of a second unsecured promissory note for $150,000 to cover expenses related to the Public Offering. These Notes were non-interest bearing and payable on the earlier of November 30, 2018 or the completion of the Public Offering. These Notes were repaid in full upon the completion of the Public Offering.

Administrative Services Agreement

The Company entered into an administrative services agreement on September 6, 2018, pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities, and secretarial support. Services commenced on the date the securities were first listed on the NASDAQ Capital Market. Pursuant to the agreement, the services terminated upon the consummation of the PAE Business Combination.

5.	Deferred Underwriting Compensation

The Company paid a deferred underwriting discount totaling $14,000,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriter on February 10, 2020 upon the Company’s consummation of the PAE Business Combination. The underwriter was not entitled to any interest accrued on the Deferred Discount.

6.	Income Taxes

Effective Tax Rate Reconciliation

A reconciliation of the statutory federal income tax expense to the income tax expense from continuing operations provided for the years ended December 31, 2019 and 2018 and for the period from October 23, 2017 (inception) to December 23, 2017 is as follows:

			For the period from
	Year Ended	Year Ended	October 23, 2017
	December 31,	December 31,	(inception) to
	2019	2018	December 31, 2017
Income tax expense at the federal statutory rate	$632,301	$461,662	$(4,846)
Non-deductible transaction expenses	924,126	—	—
State income taxes - net of federal income tax benefits	(38,884)	(14,907)	(844)
Other reconciling differences	400	—	—
Change in valuation allowance	34,038	14,907	5,690

Total income tax expense	$1,551,981	$461,662	$—

Current/Deferred Taxes

The provision for income taxes consisted of the following for the years ended December 31, 2019 and 2018 and for the period from October 23, 2017 (inception) to December 23, 2017:

			For the period from
	Year Ended	Year Ended	October 23, 2017
	December 31,	December 31,	(inception) to
	2019	2018	December 31, 2017
Current income tax expense
Federal	$1,599,090	$461,662	$—
State	—	—	—

Total current income tax expense	$1,599,090	$461,662	$—

Deferred income tax expense
Federal	$(47,109)	$—	$—
State	—	—	—

Total deferred income tax expense	$(47,109)	$—	$—

Provision for income taxes	$1,551,981	$461,662	$—

Deferred Tax Assets and Liabilities

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2019 and 2018 are as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2019	2018
Deferred Tax Assets (Liabilities):
Accrued expenses	$49.474	$—
Tax Attribute Carryovers	47,296	20,597

Total Deferred Tax Assets	96,770	20,597

Valuation Allowance	(54,635)	(20,597)

Net Deferred Tax Asset	$42,135	$—

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. The Act contains reform to the corporate tax law including reducing the corporate tax rate to 21%, eliminating the 2-year carryback for net operating losses, and creating an indefinite carryforward period for the net operating losses limited to 80% of taxable income.

7.	Investments and cash held in Trust

As of December 31, 2019, investment securities in the Company’s Trust Account consist of $408,585,719 in United States Treasury Bills and $0 in cash.

8.	Fair Value Measurements

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2019, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

			Significant	Significant
			Other	Other
		Quoted Prices in	Observable	Unobservable
	December 31,	Active Markets	Inputs	Inputs
Description	2019	(Level 1)	(Level 2)	(Level 3)
Investments and cash held in Trust Account	$408,585,719	$408,585,719	$—	$—

Total	$408,585,719	$408,585,719	$—	$—

9.	Stockholders’ Equity

Common Stock

As of December 31, 2019, the Company was authorized to issue 220,000,000 shares of common stock, consisting of 200,000,000 shares of Class A Common Stock, par value $0.0001 per share and 20,000,000 of Class F Common Stock, par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock and vote together as a single class. At December 31, 2019, there were 40,000,000 shares of Class A common stock (inclusive of the 38,543,998 shares subject to redemption) and 10,000,000 shares of Class F Common Stock issued and outstanding.

Preferred Stock

As of December 31, 2019, the Company was authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2019, there were no shares of preferred stock issued and outstanding.

PAE Business Combination

In connection with the PAE Business Combination, the Company amended and restated its certificate of incorporation on February 10, 2020. Pursuant to the terms of the amended and restated certificate of incorporation, the Company has authorized 211,000,000 shares of capital stock, par value of $0.0001 per share, consisting of (a) 210,000,000 shares of common stock, all of which are Class A Stock, and (b) 1,000,000 shares of preferred stock.

10.	Subsequent Events (unaudited)

PAE Business Combination

As described in Note 1, the Company completed the PAE Business Combination on February 10, 2020, following stockholder approval. The following unaudited pro forma results of operations and earnings per share for the years ended December 31, 2019 and 2018 assume the PAE Business Combination was completed on January 1, 2018. The pro forma results include adjustments to reflect the removal of transaction-related costs, interest earned on proceeds deposited in the Trust Account and the reduction in interest expenses due to debt paydown.

	Year Ended	Year Ended
	December 31,	December 31,
	2019	2018
Revenue	$2,763,334	$2,607,622
Income from operations	74,682	80,540
Net income before income taxes	6,231	12,917
Net (loss) income	(795)	4,596
(Loss) Earnings per share – basic and diluted	$(0.01)	$0.02

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of PAE Incorporated

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Shay Holding Corporation and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, equity and cash flows for each of the three years in the period ended December 31, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Ernst & Young LLP

We have served as the Company’s auditor since 2011.

Tysons, VA

March 11, 2020

Shay Holding Corporation and Subsidiaries

Consolidated Statements of Operations

(In thousands)

	December 31,	December 31,	December 31,
	2019	2018	2017
Revenues	$2,763,893	$2,608,562	$2,331,586
Cost of revenues	2,183,574	1,991,622	1,765,972
Selling, general and administrative expenses	530,080	536,019	477,941
Amortization of intangible assets	33,205	35,780	34,259
Goodwill impairment	—	—	86,928

Total operating expenses	2,746,859	2,563,421	2,365,100
Program profit (loss)	17,034	45,141	(33,514)
Other income, net	9,785	4,980	21,322

Operating income (loss)	26,819	50,121	(12,192)
Interest expense, net	(86,011)	(84,360)	(74,466)

Loss before income taxes	(59,192)	(34,239)	(86,658)
Provision for income taxes	(9,131)	(2,661)	(38,584)

Net loss	(50,061)	(31,578)	(48,074)
Noncontrolling interest in earnings of ventures	(252)	2,881	4,728

Net loss attributed to Shay Holding Corporation	$(49,809)	$(34,459)	$(52,802)

See accompanying notes

Shay Holding Corporation and Subsidiaries

Consolidated Statements of Comprehensive Loss

(In thousands)

	December 31,	December 31,	December 31,
	2019	2018	2017
Net loss	$(50,061)	$(31,578)	$(48,074)
Other comprehensive income (loss):
Change in foreign currency translation adjustment, net of tax	317	(1,061)	1,103
Other, net	1,687	1,686	(3,795)

Other comprehensive income (loss)	2,004	625	(2,692)

Comprehensive loss	(48,057)	(30,953)	(50,766)
Comprehensive (loss) income attributed to noncontrolling interests	(178)	2,656	5,056

Comprehensive loss attributed to Shay Holding Corporation	$(47,879)	$(33,609)	$(55,822)

See accompanying notes

Shay Holding Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands except share and par value amounts)

	December 31, 2019	December 31, 2018
Assets
Current assets:
Cash and cash equivalents	$68,035	$51,097
Accounts receivable, net	442,180	516,168
Prepaid expenses and other current assets	43,549	76,477

Total current assets	553,764	643,742
Property and equipment, net	30,404	41,463
Deferred income taxes, net	3,212	—
Investments	17,925	18,870
Goodwill	409,588	408,025
Purchased intangibles, net	180,464	218,105
Operating lease right-of-use assets, net	162,184	—
Other noncurrent assets	13,758	17,676

Total assets	$1,371,299	$1,347,881

Liabilities and equity
Current liabilities:
Accounts payable	$124,661	$124,032
Accrued expenses	102,315	107,079
Customer advances and billings in excess of costs	51,439	28,307
Salaries, benefits and payroll taxes	130,633	113,037
Accrued taxes	18,488	18,898
Current portion of long-term debt	22,007	21,718
Operating lease liabilities, current portion	36,997	—
Other current liabilities	30,893	52,207

Total current liabilities	517,433	465,278
Deferred income taxes, net	—	14,038
Long-term debt, net	727,930	820,034
Long-term operating lease liabilities	129,244	—
Other long-term liabilities	8,601	17,046

Total liabilities	1,383,208	1,316,396
Stockholders’ equity:
Common stock, $0.01 par value per share: 500,000 shares authorized (Class A 400,000 and Class B 100,000); 282,047 issued and outstanding (Class A 280,771 and Class B 1,276)	3	3
Additional paid-in capital	101,742	101,742
Accumulated deficit	(145,371)	(95,562)
Accumulated other comprehensive loss	(134)	(2,138)

Total Shay Holding Corporation stockholders’ equity	(43,760)	4,045
Noncontrolling interests	31,851	27,440

Total liabilities and equity	$1,371,299	$1,347,881

See accompanying notes

Shay Holding Corporation and Subsidiaries

Consolidated Statements of Equity

(In thousands, except share data)

	Class A and Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Shay Holding Corporation Equity	Noncontrolling Interests	Total Equity
	Shares	Amount
Balance at December 31, 2016	282,047	$3	$282,292	$(8,263)	$(254)	273,778	$45,557	$319,335
Net (loss) income	—	—	—	(52,802)	—	(52,802)	4,728	(48,074)
Other comprehensive loss, net	—	—	—	—	(2,692)	(2,692)	—	(2,692)
Dividends to stockholders	—	—	(180,550)	—	—	(180,550)	—	(180,550)
Distributions to venture partners and other	—	—	—	(183)	183	—	(23,830)	(23,830)
Equity contributions from venture partners	—	—	—	—	—	—	2,250	2,250

Balance at December 31, 2017	282,047	3	101,742	(61,248)	(2,763)	37,734	28,705	66,439
Net (loss) income	—	—	—	(34,459)	—	(34,459)	2,881	(31,578)
Cumulative effect due to adoption of new accounting standard	—	—	—	145	—	145	(1,340)	(1,195)
Other comprehensive loss, net	—	—	—	—	625	625		625
Distributions to venture partners and other	—	—	—	—	—	—	(2,806)	(2,806)

Balance at December 31, 2018	282,047	3	101,742	(95,562)	(2,138)	4,045	27,440	31,485
Net loss	—	—	—	(49,809)	—	(49,809)	(252)	(50,061)
Other comprehensive income, net	—	—	—	—	2,004	2,004		2,004
Distributions to venture partners and other	—	—	—	—	—	—	(742)	(742)
Equity contributions from venture partners							5,405	5,405

Balance at December 31, 2019	282,047	$3	$101,742	$(145,371)	$(134)	$(43,760)	$31,851	$(11,909)

See accompanying notes

Shay Holding Corporation and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands)

	December 31, 2019	December 31, 2018	December 31, 2017
Operating activities
Net loss	$(50,061)	$(31,578)	$(48,074)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization of property and equipment	12,875	14,459	11,653
Amortization of intangible assets	33,205	33,817	33,061
Loss on goodwill impairment	—	—	86,928
Amortization of debt issuance cost	8,092	8,382	8,168
Net undistributed (income) loss from unconsolidated ventures	(2,680)	180	(6,747)
Deferred income taxes, net	(17,247)	(14,801)	(45,945)
Loss on sale of assets	32,814	—	—
Other non-cash activities, net	4,128	380	(4,922)
Changes in operating assets and liabilities, net of effect of business combinations:
Accounts receivable, net	74,416	(101,178)	76,954
Accounts payable	618	35,404	10,268
Accrued expenses	(5,629)	12,058	(12,227)
Customer advances and billings in excess of costs	23,569	(15,004)	13,058
Salaries, benefits and payroll taxes	17,411	7,510	9,722
Prepaid expenses and other current assets	3,202	355	(4,165)
Other current and noncurrent liabilities	(25,220)	(8,628)	(41,679)
Investments	6,102	12,973	3,956
Other noncurrent assets	1,450	(688)	695
Accrued taxes	(397)	(10,482)	3,275

Net cash provided by (used in) operating activities	116,648	(56,841)	93,979
Investing activities
Expenditures for property and equipment	(9,436)	(5,702)	(9,660)
Acquisition of FCi Federal, net of cash acquired	—	—	(128,448)
Other investing activities, net	6,747	(10,849)	5,507

Net cash used in investing activities	(2,689)	(16,551)	(132,601)
Financing activities
Net contributions from noncontrolling interests	5,405	—	2,250
Distributions to venture partners	(742)	(2,806)	(23,971)
Dividends to stockholders	—	—	(180,550)
Borrowings on short-term debt	—	—	5,948
Repayments on short-term debt	—	(1,966)	(3,982)
Borrowings on long-term debt	267,375	107,099	238,000
Repayments on long-term debt	(367,312)	(69,480)	(123,608)
Debt acquisition fees	—	—	(5,980)

Net cash (used in) provided by financing activities	(95,274)	32,847	(91,893)
Effect of exchange rate changes on cash and cash equivalents	(1,747)	(1,940)	176

Net increase (decrease) in cash and cash equivalents	16,938	(42,485)	(130,339)
Cash and cash equivalents at beginning of period	51,097	93,582	$223,921

Cash and cash equivalents at end of period	$68,035	$51,097	$93,582

Supplemental cash flow information
Cash paid for interest	$78,019	$74,579	$70,022
Cash paid for taxes	$9,552	$19,093	$8,263

See accompanying notes

Shay Holding Corporation and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2019, 2018 and 2017

1. Description of Business

Unless the context otherwise indicates, references herein to “the Company” refer to Shay Holding Corporation (“Shay Holding”) and its consolidated subsidiaries. Shay Holding was incorporated in the state of Delaware on January 8, 2016 by an affiliate of Platinum Equity, LLC (“Platinum”). On March 14, 2016, Shay Merger Corporation, a wholly owned subsidiary of Shay Holding, merged with and into PAE Holding Corporation (“PAE Holding”) with the latter surviving (the “Merger”). Shay Holding had no operations prior to the Merger other than the issuance of debt and equity.

On February 10, 2020 (the “Closing”), the Company completed the previously announced business combination (the “PAE Business Combination”) in which the Company was acquired by Gores Holdings III, Inc. (“Gores III”). The transaction was completed in a multi-step process pursuant to which the Company ultimately merged with and into a wholly-owned subsidiary of Gores III, with the Gores III subsidiary continuing as the surviving company. As a result of the PAE Business Combination, each share of common stock of Shay Holding was cancelled and converted into the right to receive a portion of the consideration payable in connection with the transaction and Gores III acquired Shay Holding (as it existed immediately prior to the PAE Business Combination) and its subsidiaries. Additionally, the stockholders of Shay Holding as of immediately prior to the transaction hold a portion of the common stock of Gores III. In connection with the Closing, Gores Holdings III, Inc. changed its name to PAE Incorporated (“PAE”).

For accounting purposes, the PAE Business Combination will be accounted for as a reverse acquisition and recapitalization in which Shay Holding is considered the accounting acquirer (legal acquiree) and Gores III is considered the accounting acquiree (and legal acquirer).

The PAE Business Combination is a subsequent event that occurred after the periods for which these financial statements are presented. However, a current report on Form 8-K/A, including financial statements of Shay Holding for the periods presented herein, is required to be filed with the Securities and Exchange Commission (“SEC”). The Company’s financial statement presentation to be included in quarterly and annual filings with the SEC on Forms 10-Q and 10-K with respect to periods subsequent to the PAE Business Combination will include the financial statements of Shay Holding and its subsidiaries for periods prior to the completion of the PAE Business Combination and of PAE Incorporated for periods from and after the Closing.

PAE will continue to operate under the current reportable segments of Shay Holding. The effect of the PAE Business Combination is not expected to have an impact on revenue, earnings, cash flow, or any other material results of the business. For more information on the PAE Business Combination see Note 21.

Shay Holding and its subsidiaries provide integrated support solutions, including defense and military readiness, diplomacy, peacekeeping, development, host nation capacity building, aircraft and ground equipment maintenance and logistics, and operations and maintenance of facilities and infrastructure. Customers include agencies of the U.S. Government, such as the Department of Defense (“DoD”) and Department of State (“DoS”), allied foreign governments, and international organizations such as the United Nations.

The Company’s operations are organized into the following two reportable segments:

•

Global Mission Services (“GMS”): GMS provides infrastructure and logistics management, international logistics and stabilization support, and aircraft and vehicle readiness and sustainment support. The segment focuses on customer relationships with DoD, DoS, National Aeronautics and Space Administration, United Nations, and other federal agencies for work in the continental United States and outside of the continental United States (“OCONUS”).

•

National Security Solutions (“NSS”): NSS provides counter-threat solutions, business process outsourcing, adjudication support services and full life cycle support for complex legal matters. NSS focuses on customer relationships in the areas of intelligence, defense and security, and with civilian agencies.

The Company separately presents the costs associated with certain corporate functions as Corporate, which primarily include costs that are not reimbursed by the Company’s U.S. Government customers.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of Shay Holding include the accounts of Shay Holding and subsidiaries and ventures of which the Company owns more than 50% or otherwise controls. All intercompany amounts have been eliminated in consolidation.

Use of Estimates

These consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”), which requires the use of estimates and assumptions, including assumptions to determine the fair value of acquired assets and liabilities, recoverability of long-lived assets and goodwill, and anticipated contract costs and revenues utilized in the earnings recognition process, which affect the reported amounts in the consolidated financial statements and accompanying notes. Due to the size and nature of many of the Company’s programs, the estimation of total revenues and cost at completion is subject to a wide range of variables, including assumptions for schedule and technical issues. Actual results may differ from management’s estimates.

Revenue Recognition for 2019 and 2018

As of January 1, 2018, the Company adopted Accounting Standards Codification (“ASC”) 606, Revenues From Contracts With Customers (Topic 606) using the modified retrospective method. Operating results for periods subsequent to December 31, 2017 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with the Company’s historical accounting policies.

The majority of the Company’s revenues are generated from contracts with the U.S. Government and its agencies. The Company enters into a variety of contract types, including fixed price, cost reimbursable, and time and materials contracts.

The Company accounts for a contract when it has been approved by all parties in the arrangement, the rights of the parties and payment terms are identified, and collectability of the consideration is reasonably assured. At contract inception, the Company identifies distinct goods or services promised in the contract, referred to as performance obligations, and then determines the transaction price for the contract.

The transaction price can be a fixed or variable amount, and contracts can contain award fees, incentive fees or other provisions that can either increase or decrease the transaction price. These variable amounts generally are awarded upon achievement of certain performance metrics, program milestones or cost targets and can be based upon customer discretion. The Company estimates variable consideration at the most likely amount to which it expects to be entitled. Estimated amounts are included in the transaction price to the extent it is probable that a significant reversal of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is resolved. The Company’s estimates of variable consideration and determination of whether to include estimated amounts in the transaction price are based largely on an assessment of anticipated performance and historical, current and forecasted information that is reasonably available.

The Company’s contracts contain promises to provide distinct goods or services to its customers. These represent separate performance obligations and units of account. Management evaluates whether a single contract should be accounted for as more than one performance obligation or whether two or more contracts should be combined and accounted for as one single arrangement at the outset of the contract. Most of the Company’s contracts consist of providing a complex set of interrelated goods and services that together provide a single deliverable or solution to the customer, and accordingly are accounted for as a single performance obligation. The Company also may engage with a customer on a contract where multiple distinct goods or services may be provided. In such circumstance, multiple performance obligations exist, and the Company would allocate the contract’s transaction price to the individual performance obligations based on estimated relative standalone selling price. The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which the Company forecasts expected costs of satisfying a performance obligation and then adds an appropriate margin for that distinct good or service promised.

Revenue is recognized when, or as, the performance obligation is satisfied. For substantially all of the Company’s contracts, the Company satisfies its performance obligations over time as the Company’s customer simultaneously receives and consumes benefits. Revenue is recognized over time when there is a continuous transfer of control to the customer.

For U.S. Government contracts, this continuous transfer of control to the customer is supported by clauses in the contract that allow the U.S. Government to unilaterally terminate the contract for convenience, pay for costs incurred plus a reasonable profit and take control of any work in process. When control is transferred over time, revenue is recognized based on the extent of progress towards completion of the performance obligation. Based on the nature of the products and services provided in the contract, the Company uses judgment to determine if an input measure or output measure best depicts the transfer of control over time.

For services contracts, performance obligations are typically satisfied as services are rendered and the Company uses a contract cost-based input method to measure progress. Contract costs include labor, material and allocable indirect expenses. Revenue is recognized proportionally as contract costs are incurred plus estimated fees. If a contract does not meet the criteria for recognizing revenue over time, revenue is recognized at the point in time when control of the good or service is transferred to the customer. Control is considered to have transferred when the Company has a right to payment and the customer has legal title.

Contracts are often modified to account for changes in contract specifications and requirements. Contract modifications impact a performance obligation when the modification either creates new, or changes the existing, enforceable rights and obligations. The effect of a contract modification on the transaction price and the measure of progress for the performance obligation to which it relates is recognized as an adjustment to revenue under the cumulative catch-up method. Significant changes in one or more estimates could affect the profitability of a contract. Adjustments are recognized in estimated profit on contracts in the period identified. If at any time the estimate of contract profitability indicates an anticipated loss on the contract, the Company recognizes that loss in the period it is identified.

Management reviews the progress and execution of performance obligations under the estimate at completion process. As part of this process, management reviews information including, but not limited to, key contract terms and conditions, program schedule, progress towards completion, identified risks and opportunities and the related changes in estimates of revenues and costs. The risks and opportunities include management’s judgment about the ability and cost to achieve the contract milestones and other technical contract requirements. Management must make assumptions and estimates regarding labor productivity and availability, the complexity of the work to be performed, the availability of materials, the length of time to complete the performance obligation, execution by subcontractors, the availability and timing of funding from customers and overhead cost rates, among other variables. A significant change in one or more of these estimates could affect the profitability of the Company’s contracts.

Revenue Recognition for 2017

The following describes the Company’s revenue recognition policy under ASC 605, Revenue Recognition (Topic 605).

U.S. Government Contracts

The Company generally recognizes revenues of products and services to the U.S. Government using the percentage-of-completion method of accounting, applying either an output method, such as achieving major milestones, or an input method, such as the ratio of costs incurred to the estimate of total costs at completion of the contract. Under certain construction-type contracts, where it is not practicable to make reasonably dependable estimates, the Company recognizes revenue using the completed contract method. Completion of these contracts is deemed to have occurred following customer acceptance of contract deliverables.

When adjustments in estimated contract revenue or estimated costs at completion are required, the Company recognizes any changes from prior estimates by recording adjustments in the current period for the inception-to-date effect of the changes on current and prior periods. When estimates of total costs to be incurred on a contract exceed total estimates of revenue to be earned, the Company records a provision for the entire loss on the contract in the period the loss is determined. In accordance with U.S. GAAP, the Company evaluates its contracts for combining or segmenting.

The Company enters into a variety of contract types, including fixed price, cost reimbursable, and time and materials contracts. Revenue related to work the Company performs on contracts at risk, which is work the Company performs at the customer’s request prior to the customer formalizing funding, is not recognized as revenue until it can be reliably estimated, and its realization is probable.

Non-U.S. Government Contracts

For those contracts where the U.S. Government is not the customer, the Company generally records revenue on a straight-line basis over the period of contract performance, unless evidence suggests that the revenue is earned, or the obligations are fulfilled in a different pattern. Costs that the Company incurs under these types of contracts are generally expensed as incurred. Award and incentive fees related to the Company’s performance on these contracts are recognized when they are fixed or determinable, generally upon constructive notice of the award by the customer.

For those contracts that are essentially under commercial terms and conditions, the Company generally recognizes revenue upon delivery and passage of title. Shipping and handling costs charged to the customers are recognized as revenues and cost of revenues at the time products are delivered to the customers.

Multiple Element Arrangements

The Company’s contracts where the U.S. Government is not the customer may include the delivery of a combination of one or more of its service offerings. In these instances, the Company determines whether arrangements with multiple elements should be treated as separate units of accounting, based on whether the delivered items have value to the customer on a stand-alone basis, and if delivery or performance of the undelivered items is considered probable and substantially within its control. Revenue is allocated to each element of the arrangement based on the relative selling price method. The selling price for a deliverable is based on its vendor-specific objective evidence (“VSOE”), if available, third-party evidence (“TPE”) if VSOE is not available, or its best estimate of selling price if neither VSOE nor TPE is available. The Company considers relevant internal and external market factors when it is required to estimate selling prices. The Company considers a deliverable to have stand-alone value if the item is sold separately, is sold by another vendor, or could be resold by the customer. Furthermore, the Company’s revenue arrangements generally do not include a general right of return relative to delivered products.

Operating Expenses

Operating expenses include all cost of revenues, selling, general and administrative expenses (“SG&A”), and amortization of intangible assets. Cost of revenues includes costs related to labor, material, subcontract labor and other costs that are allowable and allocable to contracts under federal procurement standards. SG&A primarily consists of (i) fringe benefits related to the contract costs; (ii) salaries and wages plus associated fringe benefits and occupancy costs related to executive and senior management, business development, bid and proposal, contracts administration, finance and accounting, human resources, recruiting, information systems support, legal and corporate governance; and (iii) unallowable costs under applicable procurement standards that are not allocable to contracts for billing purposes. Unallowable costs do not generate revenue, but are necessary for business operations.

Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between marketplace participants at the measurement date. The valuation techniques the Company utilized to measure the fair value of financial instruments are based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions.

These two types of inputs create the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets.

Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 – Significant inputs to the valuation model are unobservable.

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and amounts included in other current assets and current liabilities that meet the definition of a financial instrument approximate fair value because of the short-term nature of these amounts.

The carrying value of the Company’s outstanding debt obligations approximates its fair value. The fair value of long-term debt is calculated using Level 2 inputs, based on interest rates available for debt with terms and maturities similar to the Company’s existing debt arrangements.

Cash and Cash Equivalents

The Company considers cash on deposit and all highly liquid investments with original maturities of three months or less at the date of purchase to be cash and cash equivalents. The Company does not maintain any restricted cash.

Accounts Receivable, net

Amounts billed and due from customers are classified as billed receivables and are classified as billed receivables within accounts receivable, net on the consolidated balance sheets. Generally, customer accounts are due within 30 to 45 days of billings. The Company recognizes an allowance for doubtful accounts when collectability is uncertain. Billed receivables balances are written off when management has deemed the balance uncollectible after exhausting all reasonable means of collection.

Contract Assets

Contract assets primarily consist of unbilled receivables which represent rights to payment for work or services completed but not billed as of the reporting date. Contract assets are classified as unbilled receivables within accounts receivable, net on the consolidated balance sheets.

Contract Liabilities

Contract liabilities are advances and milestone payments from customers on certain contracts that exceed revenue earned to date. Contract liabilities are reported as customer advances and billings in excess of costs on the consolidated balance sheets

Concentration of Credit Risk

The Company’s receivables are highly concentrated with agencies of the U.S. Government. Approximately 96% and 95% of receivables as of December 31, 2019 and 2018, respectively, were generated from contracts with the U.S. Government. Approximately 93% and 94% of revenues for the years ended December 31, 2019 and 2018, respectively, were related to contracts with the U.S. Government. The Company believes that credit risk related to its accounts receivable is limited due to a large number of customers in differing segments and agencies of the U.S. Government, as well as the creditworthiness of the U.S. Government.

Property and Equipment

Property and equipment are recorded at cost. The Company calculates depreciation and amortization using a straight-line method over the estimated useful lives of assets. The estimated useful life of machinery and equipment is 4 to 20 years, computer software and equipment is 3 to 7 years, transportation equipment is 4 to 11 years, furniture and fixtures is 5 to 12 years, and leasehold improvements is 3 to 16 years.

Goodwill

Goodwill represents the excess of the fair value of consideration transferred, plus the fair value of any non-controlling interests in the acquiree, over the fair value of the net assets acquired and liabilities assumed as of the acquisition date. Goodwill is not amortized, but instead is tested annually for impairment at the reporting unit level and tested more frequently if events or circumstances indicate that the carrying value may not be recoverable. The Company’s policy is to perform its annual goodwill impairment evaluation as of the first day of the fourth quarter of its fiscal year. Goodwill is tested at a qualitative level, unless indications of that analysis result in indicators which would require a further quantitative analysis. The results of the Company’s annual goodwill impairment test for 2019 and 2018 indicated that no impairment existed. In 2017, the Company identified indicators of goodwill impairment and performed interim impairment tests, resulting in goodwill impairment of $86.9 million. See “Note 8. Goodwill and Intangible Assets” for additional information.

The evaluation includes comparing the fair value of each of the reporting units using a discounted cash flow methodology, or other fair value measures as considered appropriate in the circumstances, to its net book value, including goodwill. If the net book value exceeds the fair value, the Company will measure impairment by comparing the derived fair value of goodwill to its carrying value, and any impairment is recorded in the current period.

Intangible Assets

Intangible assets consist of customer relationships, technology and trade name and are recognized at their estimated fair values at the date of acquisition. The Company amortizes intangible assets using an accelerated method which best approximates the proportion of the future cash flows estimated to be generated in each period over the estimated useful lives of the applicable assets. On an annual basis, the Company evaluates this method to ensure continued appropriateness unless the estimated useful lives are determined to be indefinite or the estimated cash flows indicate another pattern of amortization should be used. Acquired intangibles are amortized over the following periods:

Customer relationships	6-13 years
Technology	3-5 years
Trade name	5-10 years

Impairment of Certain Long-Lived Assets

The Company reviews the carrying values of long-lived assets other than goodwill for impairment if events or changes in the facts and circumstances indicate that their carrying values may not be recoverable. The Company assesses impairment by comparing the estimated undiscounted future cash flows of the related assets to the carrying value. If an asset is determined to be impaired, the Company would recognize an impairment charge in the current period for the difference between the fair value of the asset and the carrying amount. For the years ended December 31, 2019, 2018, and 2017 there was no impairment of long-lived assets.

Leases

The Company adopted Accounting Standards Codification (ASC) 842, Leases (Topic 842) effective January 1, 2019, which changed the way the Company accounts for its leases.

The Company’s leases are generally for facilities and office space and are classified as operating leases. A contract is determined to be a leasing arrangement at inception. A right-of-use (“ROU”) asset represents the right to control the use of an identified asset over the lease term and a lease liability represents the obligation to make lease payments arising from the lease. If a lease arrangement is determined to exist, a ROU asset and corresponding lease liability are recorded on the balance sheet at the lease commencement date based on the present value of lease payments over the lease term.

The Company uses the incremental borrowing rate on the lease commencement date to determine the present value of lease payments. Operating lease expenses for the Company’s operating leases are recognized on a straight-line basis over the lease term. Certain operating leases may contain renewal or termination options that are reasonably certain of exercise.

Lease and non-lease components are accounted for together as a single lease component for operating leases.

The Company’s leases may also include variable lease payments, such as for insurance and taxes, which are not included in measuring ROU assets and lease liabilities and are recorded as variable lease expense in the period incurred. Payments for maintenance costs, utilities, or other variable payments that pertain to non-lease components are expensed as incurred and not reflected in the ROU assets and lease liabilities

Segment Reporting

The Company’s operations and reportable segments are organized around the nature of the products and services provided to customers. The Company defines its reportable segments based on the way the chief operating decision maker (“CODM”), currently its Chief Executive Officer, manages the operations of the Company for purposes of allocating resources and assessing performance. Although information regarding certain capabilities and markets served may be discussed for purposes of promoting an understanding of the business, the Company manages its business and allocates resources based on the two segments.

The Company separately presents the costs associated with certain corporate functions as Corporate, which primarily include costs that are not reimbursed by the Company’s U.S. Government customers.

Consolidated Investments and Equity Method Investments

The Company consolidates an investment when it has determined that the investment is a variable interest entity (“VIE”) and that the Company is the primary beneficiary. This determination is made at the inception of the Company’s involvement with the investment, in accordance with U.S. GAAP, and is evaluated continuously as facts and circumstances change. The Company considers both qualitative and quantitative factors to form a conclusion as to whether it, or another interest holder, has the power to direct the activities of a VIE that most significantly impact the VIE’s economic performance. The Company also considers qualitative and quantitative factors to determine if it, or another interest holder, has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE which could be significant to the VIE. The Company also consolidates ventures that are not VIEs when it has a controlling interest.

When the Company consolidates an entity that is not wholly owned, the Company reports the minority interests in the entity as non-controlling interests in the equity section of the consolidated balance sheets. The Company has included the non-controlling interest in earnings of ventures within the consolidated net income and deducted the same amount to derive net income attributable to the Company.

Other investments are accounted for under the equity method of accounting. These investments consist of ventures determined to be VIEs when the Company is not deemed to be the primary beneficiary and ventures that are not VIEs that the Company accounts for under the voting interest model when the Company has significant influence but not control. Significant influence generally is presumed to exist when the Company’s ownership in the investee is 20% or greater, unless other factors indicate otherwise. Under the equity method of accounting, the Company’s share of the net earnings or losses of the investee is included in other income, net on the accompanying consolidated statements of operations.

The aggregate carrying amount of certain investments in equity investees exceeded the underlying equity in their net assets. The amount in excess of carrying amount is amortized using an accelerated method which best approximates the proportion of the future cash flows estimated to be generated in each period over the remaining life of the contracts performed by the equity investees. The Company evaluates the equity method investments for impairment whenever events or changes in circumstances indicate that the carrying amounts of such investments may not be recoverable. If a decline in the value of an equity method investment is determined to be other than temporary, a loss is recorded in earnings in the current period. For the years ended December 31, 2019, 2018 and 2017, the Company did not record an impairment of equity method investments.

Foreign Currency Translation

The assets and liabilities of the Company’s foreign subsidiaries whose functional currency is other than the U.S. dollar are translated at the exchange rate in effect on the reporting date, while income and expenses are translated at the weighted-average exchange rate during the period. The Company’s primary practice is to negotiate contracts in the same currency in which the predominant expenses are incurred, thereby mitigating the exposure to foreign currency fluctuations. The net translation gains and losses are not included in determining net income, but are accumulated as a separate component of equity. Foreign currency transaction gains and losses are included in other income, net in the accompanying consolidated statements of operations.

Income Taxes

The Company accounts for income taxes under the asset and liability method in accordance with the accounting standard for income taxes. The asset and liability method require the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. Under this method, changes in tax rates and laws are recognized in income in the period such changes are enacted.

The Company records net deferred tax assets to the extent that it believes these assets will more likely than not be realized. In making such determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent results of operations. If the Company were to determine that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount or would no longer be able to realize its deferred income tax assets in the future as currently recorded, the Company would make an adjustment to the valuation allowance which would decrease or increase the provision for income taxes.

The provision for federal, state, foreign and local income taxes is calculated on income before income taxes based on current tax law and includes the cumulative effect of any changes in tax rates from those used previously in determining deferred tax assets and liabilities. Such provision differs from the amounts currently payable because certain items of income and expense are recognized in different reporting periods for financial reporting purposes than for income tax purposes.

The Company recognizes liabilities for uncertain tax positions when it is more likely than not that a tax position will not be sustained upon examination and settlement with various taxing authorities. Liabilities for uncertain tax positions are measured based upon the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company recognizes interest and penalties related to uncertain tax positions in its income tax expense. For further discussion on uncertain tax positions which were settled for amounts different than recorded amounts see “ Note 19—Income Taxes “ of the notes to the consolidated financial statements.

Comprehensive Loss

Comprehensive loss is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income (loss) refers to revenue, expenses, and gains and losses that, under U.S. GAAP, are included in comprehensive loss, but excluded from the determination of net loss.

Foreign currency translation and pension and other postretirement benefit adjustments are the only elements of other comprehensive income (loss) and accumulated other comprehensive loss.

3. Recent Accounting Pronouncements

Accounting Pronouncements Adopted

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (ASU) No. 2016-02, Leases (Topic 842), which supersedes the current lease guidance under Accounting Standards Codification (“ASC”) 840. Management adopted the ASU on January 1, 2019, electing to use the package of practical expedients permitted under the transition guidance which allows for the carry forward of historical lease classification for existing leases on the adoption date and does not require the assessment of existing lease contracts to determine whether the contracts contain a lease or initial direct costs. Prior periods were not retrospectively adjusted.

The adoption of this standard resulted in the recognition of ROU assets and lease liabilities for operating leases on the consolidated balance sheet. There was no cumulative impact to retained earnings and the January 1, 2019 adoption of ASC 842 did not have a material impact to either of the condensed consolidated statements of operations or cash flows.

The cumulative effect of the changes made to the Company’s consolidated balance sheet for the adoption of ASC 842 were as follows (in thousands):

	Balance at December 31, 2018	Adjustment for ASC 842	Balance at January 1, 2019
Assets:
Operating lease right-of-use assets, net	$—	165,455	$165,455
Liabilities:
Operating lease liabilities, current portion	$—	41,531	$41,531
Long-term lease operating liabilities	—	135,403	135,403
Other long-term liabilities	17,046	(11,479)	5,567

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost, replacing the existing incurred loss impairment model. The new standard is effective for reporting periods beginning after December 15, 2019, with early adoption permitted. Based on managements’ initial assessment, the Company does not expect adoption of this standard to have a material impact on the Company’s financial statements.

4. Revenues

Disaggregated Revenues

Disaggregated revenues by customer-type for the year ended December 31, 2019 were as follows (in thousands):

	GMS	NSS	Total
DoD	$858,623	$222,978	$1,081,601
Other government agencies	1,123,459	359,681	1,483,140
Commercial and non-U.S. customers	117,655	81,497	199,152

Total	$2,099,737	$664,156	$2,763,893

Disaggregated revenues by contract-type for the year ended December 31, 2019 were as follows (in thousands):

	GMS	NSS	Total
Cost-reimbursible	$1,206,710	$105,360	$1,312,070
Fixed-price	717,595	286,366	1,003,961
Time and materials	175,432	272,430	447,862

Total	$2,099,737	$664,156	$2,763,893

Disaggregated revenues by geographic location for the year ended December 31, 2019 were as follows (in thousands):

	GMS	NSS	Total
United States	$1,090,765	$657,706	$1,748,471
International	1,008,972	6,450	1,015,422

Total	$2,099,737	$664,156	$2,763,893

Disaggregated revenues by customer-type for the year ended December 31, 2018 were as follows (in thousands):

	GMS	NSS	Total
DoD	$784,532	$205,404	$989,936
Other government agencies	1,096,193	359,977	1,456,170
Commercial and non-U.S. customers	88,118	74,338	162,456

Total	$1,968,843	$639,719	$2,608,562

Disaggregated revenues by contract-type for the year ended December 31, 2018 were as follows (in thousands):

	GMS	NSS	Total
Cost-reimbursible	$1,229,707	$90,061	$1,319,768
Fixed-price	595,127	281,859	876,986
Time and materials	144,009	267,799	411,808

Total	$1,968,843	$639,719	$2,608,562

Disaggregated revenues by geographic location for the year ended December 31, 2018 were as follows (in thousands):

	GMS	NSS	Total
United States	$1,013,830	$635,158	$1,648,988
International	955,013	4,561	959,574

Total	$1,968,843	$639,719	$2,608,562

Remaining Performance Obligations

The Company’s remaining performance obligations balance represents the expected revenue to be recognized for the satisfaction of remaining performance obligations on existing contracts. This balance excludes unexercised contract option years and task orders that may be issued underneath an indefinite delivery, indefinite quantity contract. The remaining performance obligations balance as of December 31, 2019 and 2018 was $1,640.0 million and $2,214.9 million, respectively.

The Company expects to recognize approximately 97% of the remaining performance obligations balance as revenue over the next year and the remaining 3% thereafter.

5. Contract Assets and Contract Liabilities

Contract assets consist of unbilled receivables which represent rights to payment for work or services completed but not billed as of the reporting date. Contract assets are classified as unbilled receivables within accounts receivable, net on the consolidated balance sheets.

Contract liabilities are advances and milestone payments from customers on certain contracts that exceed revenue earned to date. Contract liabilities are reported as customer advances and billings in excess of costs on the consolidated balance sheets.

The components of contract assets and contract liabilities consisted of the following (in thousands):

	2019	2018
Contract assets	$295,103	$340,238
Contract liabilities	$51,439	$28,307

The decrease in contract assets of $45.1 million during 2019 was primarily due to the timing of billings, offset by revenue recognized related to the satisfaction of performance obligations. The Company expects to bill customers for the majority of the December 31, 2019 contract assets during 2020.

The increase in contract liabilities of $23.1 million during 2019 was primarily due to the timing of advance payments from customers offset by revenue recognized during the period. During 2019 and 2018, the Company recognized revenues of approximately $19.1 million and $29.5 million relating to amounts that were previously included in the beginning balance of contract liabilities.

6. Accounts Receivable, net

The components of accounts receivable, net consisted of the following (in thousands):

	2019	2018
Billed receivables	$148,747	$177,321
Unbilled receivables	295,103	340,238
Less allowance for doubtful accounts	(1,670)	(1,391)

Total accounts receivable, net	$442,180	$516,168

7. Property and Equipment, Net

Property and equipment consisted of the following components (in thousands):

	2019	2018
Assets not yet in service	$301	$2,559
Leasehold improvements	9,823	8,609
Machinery and equipment	12,094	15,068
Computer and equipment	34,894	32,769
Transportation equipment	14,043	13,835
Furniture and fixtures	2,797	2,822

Property and equipment, gross	73,952	75,662
Less accumulated depreciation and amortization	(43,548)	(34,199)

Total property and equipment, net	$30,404	$41,463

For the years ended December 31, 2019, 2018 and 2017, depreciation expense was approximately $12.9 million, $14.5 million and $11.7 million, respectively.

8. Goodwill and Intangible Assets

Goodwill

The following table presents changes in the carrying amount of goodwill by reportable segment for the periods presented (in thousands):

	GMS	NSS	Total
Balance as of December 31, 2016	$266,515	$153,066	$419,581
Acquisitions(1)	2,503	77,528	80,031
Goodwill impairment(2)	(60,232)	(26,696)	(86,928)

Balance as of December 31, 2017	$208,786	$203,898	$412,684
Acquisitions	21	—	21
Other	(214)	(4,466)	(4,680)

Balance as of December 31, 2018	$208,593	$199,432	$408,025

Acquisitions	—	—	—
Other	—	1,563	1,563

Balance as of December 31, 2019	$208,593	$200,995	$409,588

(1)	Primarily relates to the FCi Federal, LLC (“FCi”) acquisition.
(2)	Relates to interim impairment charges recorded during the year due to contract repricing and lost recompetes associated with the GMS and NSS segments, respectively.

Intangible Assets

Intangible assets were comprised of the following (in thousands):

	2019
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$286,900	$(116,923)	$169,977
Technology	1,700	(1,700)	—
Trade name	16,900	(6,413)	10,487

Total	$305,500	$(125,036)	$180,464

	2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$294,700	$(88,902)	$205,798
Technology	3,300	(3,300)	—
Trade name	16,900	(4,593)	12,307

Total	$314,900	$(96,795)	$218,105

As of December 31, 2019, customer relationships and trade name intangibles have weighted average remaining useful lives of 7.9 and 6.0 years, respectively. As of December 31, 2018, customer relationships and trade name have weighted average remaining useful lives of 8.6 and 7.0 years, respectively.

Future expected amortization expense of intangible assets is as follows (in thousands):

As of December 31, 2019
2020	$32,188
2021	31,824
2022	31,775
2023	24,565
2024	20,490
Thereafter	39,622

Total	$180,464

9. Consolidated Variable Interest Entities

The Company has entered into ventures and investments that allow it to participate in projects in areas where it is advantageous or required by law to partner with a local organization. See “Note 2. Summary of Significant Accounting Policies” for the Company’s significant judgments and assumptions used in determining when the Company must consolidate a VIE.

The Company is the majority shareholder and primary beneficiary of PAE (New Zealand) Limited, ATOM Training Limited, PAE-Perini LLC, Syncom Space Services LLC, PAE-SGT Partners LLC and these entities are consolidated. As the primary beneficiary, the Company has a risk and obligation to absorb any losses significant to the variable interest entities. The use of the assets of the VIEs to settle the Company’s obligations is subject to the VIEs’ Board of Directors’ approval.

The cash flows generated by these VIEs are included within the Company’s consolidated statements of cash flows. The consolidated balance sheets include the following amounts from these consolidated VIEs for the periods presented (in thousands):

	2019	2018
Assets
Total assets	$127,742	$133,762

Liabilities and equity
Total liabilities	$80,151	$139,736
Total equity	47,591	(5,974)

Total liabilities and equity	$127,742	$133,762

The consolidated statements of operations include the following amounts from consolidated VIEs for the periods presented (in thousands):

	December 31, 2019	December 31, 2018	December 31, 2017
Income statements
Revenues	$340,063	$259,386	$254,637
Cost of revenues	311,310	205,730	205,187
Selling, general and administrative expenses	80,942	84,473	61,473

Total operating expenses	392,252	290,203	266,660

Program loss	(52,189)	(30,817)	(12,023)
Other expense, net	(1,697)	(1,093)	(1,255)

Net loss (1)	$(53,886)	$(31,910)	$(13,278)

(1)	The net losses in the years ended December 31, 2019, 2018 and 2017 primarily relate to ISR set-up activities.

On December 22, 2016, the Company entered into a definitive agreement with American Operation Corporation to purchase an additional 85% interest in PAE ISR LLC (“ISR”). The acquisition closed on February 9, 2017. ISR was an original equipment manufacturer (“OEM”) and systems integrator for the Resolute Eagle, a long endurance Group 3 Unmanned Aircraft System for tactical Intelligence, Surveillance, and Reconnaissance applications. ISR is a component of the Company’s NSS operating segment.

During the third quarter of 2019, management committed to a plan to sell or dispose of substantially all the assets of ISR. As a result, these assets were designated as held for sale, and the Company recorded a loss on the assets held for sale. Depreciation for these assets ceased on the date they were designated as held for sale. On December 13, 2019 the Company completed the sale of substantially all of the assets of ISR for $5.5 million. The Company recorded a loss on ISR’s assets of approximately $32.8 million which was recorded in cost of revenues on the consolidated statements of operations.

For the years ended December 31, 2019 and December 31, 2018, the Company recognized $19.1 million and $33.2 million, respectively, of pretax losses relating to ISR prior to the loss on assets held-for-sale.

10. Other Current Liabilities

Other current liabilities consisted of the following (in thousands):

	2019	2018
Reserves	$11,659	$24,018
Accrued foreign taxes	6,053	7,237
Accrued losses on contracts	11,352	10,483
Other	1,829	10,469

Total current liabilities	$30,893	$52,207

11. Debt

Long-term debt consisted of the following (in thousands):

	2019	2018
First Term Loan	$506,772	$536,582
Second Term Loan	265,329	265,329
Revolving Credit Facility	—	70,097

Total debt	772,101	872,008
Unamortized discount and debt issuance costs	(22,164)	(30,256)

Total debt, net of discount and debt issuance costs	749,937	841,752
Less current maturities of long-term debt	(22,007)	(21,718)

Total long-term debt, net of current	$727,930	$820,034

Credit Agreement

On June 12, 2017, the Company amended its existing credit facilities to finance the purchase of FCi, which provides essential services for immigration and national security services for U.S. Federal government agencies. The credit agreement (“Credit Agreement”) provided for an additional $95 million and $58 million on the First Term Loan and Second Term Loan, respectively. The Credit Agreement also provided for a $50 million increase in the borrowing capacity of the Revolver. The total borrowing capacity of the Revolver can be up to $150 million. Debt issuance costs of approximately $6.0 million were capitalized, which resulted in a reduction in the carrying value of the debt on the consolidated balance sheets in connection with the Credit Agreement.

The Credit Agreement requires the Company to comply with specified financial covenants under certain circumstances, including the maintenance of certain leverage ratios.

The Credit Agreement also contains various non-financial covenants, including affirmative covenants with respect to reporting requirements and maintenance of business activities, and negative covenants that, among other things, may limit or impose restrictions on the Company’s ability to alter the character of the business, consolidate, merge, or sell assets, incur liens or additional indebtedness, make investments, and undertake certain additional actions.

The Company was in compliance with the financial covenants under the Company’s credit agreements as of December 31, 2019 and 2018, respectively.

Future principal maturities of the Company’s long-term debt are summarized as follows (in thousands):

As of December 31, 2019
2020	$29,810
2021	29,810
2022	447,152
2023	265,329
2024	—

Total	$772,101

As of December 31, 2019 and 2018 the available borrowing capacity under the Revolver was approximately $121.8 million and $56.8 million, respectively.

Interest Rates on Term Loans and Revolver

The interest rate per annum applicable to the First Term Loan is equal to either the Base Rate or the LIBO Rate, in each case, plus (i) 4.50% in the case of the Base Rate loans and (ii) 5.50% in the case of LIBO Rate loans.

The interest rate per annum applicable to the Second Term Loan is equal to either the Base Rate or the LIBO Rate, in each case, plus (i) 8.50% in the case of the Base Rate loans and (ii) 9.50% in the case of LIBO Rate loans.

The Base Rate is defined as a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus one half of one percent, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBO Rate for a LIBO Rate loan with a one month Interest Period commencing on such day plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. The LIBO Rate is defined as the rate per annum equal to the London Interbank Offered Rate or a comparable or successor rate, whichever rate is approved by the Administrative Agent.

The interest rate per annum applicable to the Revolver is equal to either a Base Rate or a LIBOR plus (i) a range of 0.75% to 1.25% in the case of Base Rate loans and (ii) a range of 1.75% to 2.25% in the case of LIBO Rate loans, each based on Average Availability as of the first day of each quarter.

As of December 31, 2019 and December 31, 2018, the applicable interest rate on the First Term Loan was 7.35% and 8.12%, respectively. As of December 31, 2019 and December 31, 2018, the applicable interest rate on the Second Term Loan was 11.35% and 12.12%, respectively.

Letters of Credit

The Company had eleven and thirteen outstanding letters of credit for program and insurance requirements totaling approximately $21.2 million and $20.3 million as of December 31, 2019 and 2018, respectively.

12. Share-Based Compensation

On May 23, 2016, the Company adopted the 2016 Participation Plan (the “Plan”). The purpose of the Plan was to provide incentive compensation to key employees by granting performance units (“Units”). The Units were valued on the date of grant by the Compensation Committee (the “Committee”) and vested over a specified period in individual grant agreements, which was generally five years. Participants in the Plan are entitled to receive compensation for their vested Units in the event a qualifying event occurs. There are two qualifying events defined in the Plan: (1) a “qualifying sale event” in which there is a sale of some or all of the Company’s stock, and (2) a “qualifying distribution event” in which the Company pays a cash dividend to the shareholders of Shay’s ultimate shareholders.

During the year ended December 31, 2019, no units were granted. The occurrence of future qualifying events is not determinable or estimable as of December 31, 2019, and as such, no liability or expense has been recognized.

13. Retirement Plans

Defined Contribution Plan

The Company maintains retirement plans under Section 401(k) of the Internal Revenue Code for its current employees. This defined contribution plan allows employees to contribute up to the annual Internal Revenue Service dollar limits. The plan has a discretionary, non-uniform matching contribution where its match varies by business unit, location, employee classification, or contract. The matching contribution ranged from 0% to 100% on up to the first 6% of employee contributions for the years ended December 31, 2019, 2018 and 2017. Previously the Company implemented a one year of service requirement that must be completed in order to receive matching contributions. Each participant is immediately fully vested in the Company’s matching contribution.

Total retirement plan expense for the 401(k) plans recognized by the Company during the years ended December 31, 2019, 2018 and 2017 was approximately $23.8 million, $20.3 million, $12.9 million, respectively, which is recorded in SG&A in the accompanying consolidated statements of operations.

14. Leases

At December 31, 2019, the Company had ROU assets, net of $162.2 million and lease liabilities of $166.2 million recorded on the consolidated balance sheet.

The Company rents certain facilities and equipment under operating leases. The Company’s total lease cost is recorded primarily within SG&A on the consolidated statements of operations. Rents which are directly chargeable to a project are charged to cost of revenues. During the years ended December 31, 2019 and December 31, 2018, and December 31, 2017, the Company recognized operating lease costs of approximately $50.0 million, $41.7 million and $39.2 million respectively. The Company’s future minimum operating lease payments for non-cancelable operating leases were as follows (in thousands):

As of December 31, 2019
2020	$44,473
2021	41,558
2022	36,224
2023	32,332
2024	21,108
Thereafter	51,612

Total future minimum lease payments	227,307
Less imputed interest	61,066

Present value of minimum lease payments	166,241
Less current maturities of lease liabilities	36,997

Long-term lease liabilities	$129,244

The weighted-average remaining lease term and the weighted-average discount rate for the Company’s operating leases were approximately 7.31 years and 7.26%, respectively, at December 31, 2019.

The Company made cash payments of approximately $47.4 million for operating leases for the year ended December 31, 2019, which are included in cash flows from operating activities in the consolidated statement of cash flows.

15. Legal Proceedings, Commitments, and Contingencies

The Company is a party to, or has property subject to, litigation and other proceedings. Management believes the probability is remote that the outcome of the matters will have a material adverse effect on its operations as a whole, notwithstanding that the unfavorable resolution of any matter may have a material effect on net earnings in a future period. The Company cannot predict the outcome of legal proceedings and loss or range of loss contingencies with certainty.

16. Segment Reporting

The Company’s operations and reportable segments are organized around the nature of the products and services provided to customers. The Company defines its reportable segments based on the way the chief operating decision maker (“CODM”), currently its Chief Executive Officer, manages the operations of the Company for purposes of allocating resources and assessing performance.

The GMS operating segment provides OCONUS support to the U.S. Government and its partners to advance foreign policy objectives, in addition to providing sustainment, training and readiness support. The NSS operating segment provides a wide-ranging portfolio of offerings that support all facets of national security, including intelligence, homeland security and civil government missions.

While the CODM uses a variety of different measures to evaluate the Company’s segments, the primary measures used to evaluate segment performance are revenues and operating income. As a result, “Interest expense, net” and “Provision for income taxes” as reported on the consolidated statements of operations are not allocated to the Company’s operating segments.

The following table shows information by reportable segment for the periods presented (in thousands):

	December 31,	December 31,	December 31,
	2019	2018	2017
Revenues
GMS	$2,099,737	$1,968,843	$1,787,198
NSS	664,156	639,719	544,388
Corporate	—	—	—

Total revenues	$2,763,893	$2,608,562	$2,331,586

Operating income (loss)
GMS	$92,386	$89,141	$22,417
NSS	(36,940)	(12,556)	(15,783)
Corporate	(28,627)	(26,464)	(18,826)

Total operating income (loss)	$26,819	$50,121	$(12,192)

Amortization of intangible assets
GMS	$16,679	$18,492	$16,869
NSS	16,526	17,288	17,390
Corporate	—	—	—

Total amortization of intangible assets	$33,205	$35,780	$34,259

Under U.S. Government cost accounting standards, indirect costs including depreciation expense are collected in numerous indirect cost pools, which are then collectively allocated out to the Company’s reportable segments based on a representative causal or beneficial relationship of the costs in the pool to the costs in the base. While depreciation expense is a component of the allocated costs, the allocation process precludes depreciation expense from being specifically identified by the Company’s individual reportable segments. For this reason, depreciation expense by reportable segment is not presented separately above.

Asset information by segment is not a key measure of performance used by the CODM and therefore segment assets are not presented.

Less than 10% of the Company’s revenues and tangible long-lived assets are generated by or owned by entities outside of the United States. Therefore, additional segment financial information by geographic location is not presented.

17. Related-Party Transactions

During the years ended December 31, 2019, 2018 and 2017, the Company recognized management fees, transaction and advisory fees, and expenses of approximately $5.1 million, $5.0 million and $10.5 million, respectively. These expenses are for services rendered by Platinum, which are recorded in SG&A in the consolidated statements of operations and included in accrued expenses on the consolidated balance sheets. In May 2017, Shay Holding paid a dividend of approximately $180.5 million to Platinum.

18. Other Income, net

The components of other income, net consisted of the following (in thousands):

	December 31, 2019	December 31, 2018	December 31, 2017
Net earnings of equity method investments	$2,454	$(180)	$6,599
Gain on sale of fixed assets and other	7,331	5,160	14,723

Total	$9,785	$4,980	$21,322

19. Income Taxes

On December 22, 2017, the President signed the Tax Cuts and Jobs Act (the “Tax Act”) into law. The Tax Act lowered the U.S. corporate income tax rate from 35% to 21% effective January 1, 2018. The Company substantially completed its provisional analysis of the income tax effects of the Tax Act and recorded an estimated tax benefit of $39.5 million on the December 31, 2017 consolidated financial statements. During 2018 the Company refined its calculations, evaluated changes in interpretations and assumptions that had been made, applied additional guidance issued by the U.S. Government, and evaluated actions and related accounting policy decisions previously made. As of December 31, 2018, the Company completed its accounting for all of the enactment-date income tax effects of the Tax Act and did not identify any material changes to the provisional analysis.

The global intangible low-taxed income (“GILTI”) tax rules impose a new anti-deferral tax on certain foreign earnings which applies to tax years beginning after December 31, 2017. Under U.S. GAAP, the Company is allowed to make an accounting policy choice in accounting for the GILTI. The Company has elected to account for GILTI as a current-period expense when incurred instead of factoring such amounts into a company’s measurement of its deferred taxes. As of December 31, 2019, no GILTI related adjustment was recorded.

The domestic and foreign components of loss before income taxes were as follows (in thousands):

	December 31, 2019	December 31, 2018	December 31, 2017
Domestic	$(141,068)	$(94,924)	$(137,771)
Foreign	81,876	60,685	51,113

Loss before income taxes	(59,192)	(34,239)	(86,658)

The components of the provision for income taxes were as follows (in thousands):

	December 31, 2019	December 31, 2018	December 31, 2017
Current:
Federal	$—	$—	$312
State	—	—	—
Foreign	6,507	6,991	8,486

Total current expense (benefit)	6,507	6,991	8,798
Deferred:
Federal	(15,638)	(9,652)	(47,382)
State	—	—	—
Foreign	—	—	—

Total deferred (benefit) expense	(15,638)	(9,652)	(47,382)

Provision for income taxes	$(9,131)	$(2,661)	$(38,584)

The differences between the amount of tax computed at the federal statutory rate and the provision for income taxes were as follows (in thousands):

	December 31, 2019	December 31, 2018	December 31, 2017
Amount computed at statutory federal income tax rate	$(12,452)	$(7,471)	$(29,899)
Increases (decreases) in tax resulting from:
Impact of Tax Act	—	—	(39,499)
Change in valuation allowance	5,601	7,026	—
Effect of Foreign Joint Ventures	(1,071)	(1,049)	—
Goodwill impairment	—	—	30,425
Effect of foreign operations	—	—	1,703
Foreign derived intangible income deduction	(2,682)	(744)	—
Other permanent differences, net	1,473	(423)	(1,314)

Provision for income taxes	$(9,131)	$(2,661)	$(38,584)

During the years ended December 31, 2019, 2018 and 2017 the Company recognized a state income tax (benefit) expense of approximately $(0.1) million, $(1.3) million and $1.2 million, respectively, which are recorded in SG&A in the consolidated statements of operations.

The Company is subject to income taxes in the U.S. and various state and foreign jurisdictions. Tax statutes and regulations within each jurisdiction are subject to interpretation and require the application of significant judgment. The Company’s consolidated federal income tax returns through March 14, 2016 are no longer subject to audit. However, the Company is subject to U.S. Federal, state, and foreign tax examinations for years ranging from 1993 to 2017. The Company does not expect the resolution of these examinations to have a material impact on its results of operations, financial condition or cash flows.

As of December 31, 2019, and 2018, the Company had foreign tax credit carryforwards for federal tax purposes of approximately $35.6 million and $33.1 million, respectively, which will expire from 2023 to 2029. The Company is limited to the amount of interest expense it can deduct on its 2019 tax return. The disallowed interest can be carried forward indefinitely. However, the Company is expected to have an interest expense deduction limitation in each of the future years. Based on the projected interest expense deduction limitation, management concluded that it is more likely than not that most of the disallowed and carried forward interest deduction will not be realized; and as a result, the Company has recorded a valuation allowance of approximately $13.8 million, and $7.7 million as of December 31, 2019 and December 2018, respectively As of December 31, 2019, and 2018, the Company had net operating loss (“NOL”) carryforwards for state tax purposes of approximately $77.7 million and $73.4 million, respectively, which will expire from 2020 to 2024.

The Company has recorded other receivables from third parties related to the indemnification of certain international contingent tax liabilities, net of tax benefit, of approximately $5.0 million and $13.6 million as of December 31, 2019 and 2018, respectively.

The tax effects of temporary differences that give rise to deferred taxes are presented below (in thousands):

	2019	2018
Deferred tax assets
Accrued compensation benefits	$8,204	$7,529
Reserves	4,670	5,547
Net operating loss and credit carryover	3,202	6,153
Foreign tax credit carryover	35,629	33,082
Deferred rent	—	2,616
Tax reserve benefit	3,916	4,548
Interest carryover	16,438	9,479
Opearting lease liability	39,283	—
Other	4,846	4,402
Total deferred tax assets	116,188	73,356

Valuation allowance	(13,784)	(10,343)

Net deferred tax assets	102,404	63,013
Deferred tax liabilities
Depreciation	(4,384)	(4,265)
Prepaid expenses	(1,779)	(2,209)
Unbilled receivables	(22,958)	(34,101)
Intangible assets	(31,480)	(34,837)
Operating lease right-of-use assets	(37,540)	—
Investment in unconsolidated foreign subsidiary	(1,051)	(1,639)

Total deferred tax labilities	(99,192)	(77,051)

Net deferred tax assets (liabilities)	$3,212	$(14,038)

The changes in the unrecognized tax benefits, excluding accrued interest and penalties, were as follows (in thousands):

	2019	2018	2017
Beginning of the year	$2,262	$3,614	$3,614
Reductions due to settlements	—	(1,352)	—
Other	(304)	—	—

End of the year	$1,958	$2,262	$3,614

Interest and penalties related to unrecognized tax benefits are included as a component of the provision for income taxes. During the years ended December 31, 2019, 2018 and 2017, the Company had unrecognized tax benefits of approximately $6.1 million, $6.8 million and $8.7 million, respectively, including interest and penalties of approximately $4.2 million, $4.5 million and $5.1 million, respectively. The Company believes its unrecognized tax benefits will decrease by approximately $1.7 million over the next 12 months due to audit settlements. The Company files income tax returns in U.S. Federal jurisdictions and various state and foreign jurisdictions, and is subject to U.S. Federal, state, and foreign tax examinations for years ranging from 1993 to 2017.

20. Quarterly Financial Data (Unaudited)

The data is unaudited, but in the opinion of management, includes and reflects all adjustments, that are necessary, for a fair statement of operations for these interim periods. The following table shows selected quarterly data for the periods presented (in thousands):

	December 31, 2019	September 29, 2019	June 30, 2019	March 31, 2019
Revenues	$697,085	$697,717	$695,607	$673,484
Costs of revenues (1)	559,940	565,703	540,772	517,159
Operating (loss) income	(3,167)	(10,525)	26,158	14,353
Net (loss) income	$(16,664)	$(31,625)	$3,388	$(5,160)

	December 31, 2018	September 30, 2018	June 24, 2018	March 25, 2018
Revenues	$672,134	$712,738	$648,583	$575,107
Costs of revenues	524,239	548,817	495,485	423,081
Operating income	12,061	10,205	8,417	19,438
Net (loss) income	$(12,333)	$(10,446)	$(9,096)	$297

21. Subsequent Events

PAE Business Combination

Merger Consideration

As described in Note 1, the Company completed the PAE Business Combination on February 10, 2020. Pursuant to the terms of the Merger Agreement, the aggregate merger consideration paid for the PAE Business Combination was approximately $1,427 million. The consideration paid to the Shay Stockholders consisted of a combination of cash and stock consideration. The aggregate cash consideration paid to the Shay Stockholders at the Closing was approximately $417 million. The remainder of the consideration paid to the Shay Stockholders consisted of 21,127,823 newly issued shares of Class A Stock.

In addition to the foregoing consideration paid at the Closing, Shay Stockholders will be entitled to receive additional earn-out payments from PAE of up to an aggregate of four million shares of PAE Class A Stock, if the price of Class A Stock trading on the Nasdaq Stock Market exceeds certain thresholds during the five-year period following the completion of the Mergers.

Incentive Plan

In connection with the PAE Business Combination the 2016 Participation Plan was terminated immediately prior to the Closing and, in exchange for a release of claims relating to the plan, plan participants received payments totaling approximately $17.4 million. Additionally, prior to the Closing, the Gores III board of directors and stockholders approved the PAE Incorporated 2020 Equity Incentive Plan (the “2020 Incentive Plan”). The 2020 Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock units and other stock or cash-based awards.

Restricted Stock Units

Under the terms of the Merger Agreement, PAE agreed to issue restricted stock units representing the right to receive up to an aggregate of 3,200,000 shares of its Class A Stock (which number will be subject to equitable adjustment in the event of any stock split, reverse stock split, stock dividend or other similar event prior to the date such restricted stock units are issued), a portion of which will be issued to PAE employees, as designated by Platinum.

Debt

In connection with the Merger Agreement, PAE was required to reduce its outstanding indebtedness under its existing credit facilities such that the total indebtedness under the facilities, minus cash on hand at the consummation of the PAE Business Combination would not be greater than $572.1 million. After the closing of the transaction the outstanding balance on the Second Term Loan was reduced by approximately $136.5 million.

82,707,532 Shares of Class A Common Stock

(Consisting of 19,999,999 Shares Offered by PAE Incorporated and

62,707,533 Shares Offered by the Selling Holders)

6,666,666 Warrants to Purchase Class A Common Stock

PROSPECTUS

            , 2020

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state where the offer is not permitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale and distribution of the securities being registered hereby.

Amount
SEC registration fee	$122,751
FINRA filing fee	—
Printing and engraving expenses	100,000
Legal fees and expenses	200,000
Accounting fees and expenses	75,000
Transfer agent and registrar fees and expenses	20,000
Miscellaneous	32,249

Total	$550,000

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Holders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for indemnification by the Registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Registrant’s Amended and Restated Certificate of Incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The Registrant maintains standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the Registrant, and (2) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to any indemnification provision contained in the Registrant’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws or otherwise as a matter of law.

Item 15. Recent Sales of Unregistered Securities.

During the three years preceding the filing of this registration statement, the Registrant has granted or issued the following securities of the Registrant which were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

On November 3, 2017, our Former Sponsor purchased 10,781,250 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, our Former Sponsor transferred an aggregate of 75,000 Founder Shares to Messrs. Randall Bort, William Patton and Jeffrey Rea, our former independent directors. On October 22, 2018, following the expiration of the unexercised portion of the underwriter’s over-allotment option, our Former Sponsor forfeited 781,250 Founder Shares, so that the remaining Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of capital stock following the IPO Closing Date. Our IPO was consummated on September 11, 2018.

Prior to the IPO Closing Date, we completed the private sale of an aggregate of 6,666,666 Private Placement Warrants to our Former Sponsor at a price of $1.50 per Private Placement Warrant, generating total proceeds, before expenses, of $10,000,000. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the units in the IPO, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Former Sponsor or its permitted transferees. If the Private Placement Warrants are held by holders other than our Former Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Warrants.

On November 1, 2019, the Company entered into those certain subscription agreements, as amended or modified, between the Company and certain “qualified institutional buyers” (as defined in Rule 144A of the Securities Act) and “accredited investors” (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act, including certain employees and affiliates of the Former Sponsor, pursuant to which such investors agreed to purchase an aggregate of 23,913,044 shares of Class A Common Stock for gross proceeds to the Company in an aggregate amount of approximately $220,000,005.

Pursuant to the terms of the Merger Agreement, the merger consideration paid to the Shay Stockholders at the Closing included 21,127,823 newly issued shares of Class A Common Stock (the “Stock Consideration”). In addition, in order to facilitate the Business Combination, the Former Sponsor agreed to the cancellation of approximately 3,000,000 shares of the Company’s Class F Common Stock, par value $0.0001 per share (the “Class F Common Stock”), held by it, 1,086,956 shares of which were cancelled and reissued as Class A Common Stock on a one-for-one basis and issued to the Shay Stockholders as additional Stock Consideration and 1,913,044 shares of which were cancelled in respect of the Private Placement representing a portion of the total number of shares of Class A Common Stock that the Company sold to the participants in the Private Placement (pursuant to subscription agreements entered into in connection therewith) at a discounted price of $9.20 per share.

The sales of the above securities by the Company were exempt from registration under the Securities Act, in reliance on Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions by an issuer not involving a public offering without any form of general solicitation or general advertising.

Item 16. Exhibits and Financial Statement Schedules.

Exhibit Number	Description

2.1	Merger Agreement, dated as of November 1, 2019, by and among Gores Holdings III, Inc., EAP Merger Sub, Inc., EAP Merger Sub II, LLC, Shay Holding Corporation and Platinum Equity Advisors, LLC, in its capacity as the Stockholder Representative (filed as Exhibit 2.1 to the Current Report on Form 8-K of the Company on November 1, 2019 and incorporated herein by reference).

3.1	Second Amended and Restated Certificate of Incorporation of PAE Incorporated (filed as Exhibit 3.1 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

3.2*	Amended and Restated Bylaws of PAE Incorporated.

4.1	Specimen Class A Common Stock Certificate (filed as Exhibit 4.2 to the Registration Statement on Form S-1 (File No. 333-226794) of the Company on August 10, 2018 and incorporated herein by reference).

4.2	Specimen Warrant Certificate (filed as Exhibit 4.3 to the Registration Statement on Form S-1 (File No. 333-226794) of the Company on August 10, 2018 and incorporated herein by reference).

4.3	Warrant Agreement, dated September 6, 2018, between the Company and Continental Stock Transfer & Trust Company, as warrant agent (filed as Exhibit 4.1 to the Current Report on Form 8-K of the Company on September 12, 2018 and incorporated herein by reference).

5.1*	Opinion of Latham & Watkins LLP

10.1	Form of Subscription Agreement (filed as Exhibit 10.1 to the Current Report on Form 8-K of the Company on November 1, 2019 and incorporated herein by reference).

10.2	Amended and Restated Registration Rights Agreement dated February 10, 2020, by and among the Company, Gores Sponsor III LLC, Randall Bort, William Patton, Jeffrey Rea and the stockholders of Shay Holding Corporation (filed as Exhibit 10.2 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.3	Investor Rights Agreement dated February 10, 2020, by and between the Company and PE Shay Holdings, LLC (filed as Exhibit 10.3 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.4	First Lien Term Loan Credit Agreement, dated as of October 20, 2016, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 10.4 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.5	Amendment No. 1 to First Lien Term Loan Credit Agreement, dated as of June 12, 2017, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 10.5 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.6	Amendment No. 2 to First Lien Term Loan Credit Agreement, dated as of January 31, 2020, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 10.6 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.7	First Lien Subsidiaries Guaranty, dated as of October 20, 2016, by and among each of the guarantors party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 10.7 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.8	First Lien Security Agreement, dated as of October 20, 2016, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, certain subsidiaries of PAE Holding Corporation party thereto and Bank of America, N.A., as collateral agent (filed as Exhibit 10.8 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.9	First Lien Pledge Agreement, dated as of October 20, 2016, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, certain subsidiaries of PAE Holding Corporation party thereto and Bank of America, N.A., as collateral agent (filed as Exhibit 10.9 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.10	First Lien/Second Lien Intercreditor Agreement, dated as of October 20, 2016, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, the other grantors party thereto, Bank of America, N.A., as first lien collateral agent, and Bank of America, N.A. as second lien collateral agent (filed as Exhibit 10.10 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.11	Second Lien Term Loan Credit Agreement, dated as of October 20, 2016, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 10.11 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.12	Amendment No. 1 to Second Lien Term Loan Credit Agreement, dated as of June 12, 2017, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 10.12 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.13	Amendment No. 2 to Second Lien Term Loan Credit Agreement, dated as of January 31, 2020, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 10.13 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.14	Second Lien Subsidiaries Guaranty, dated as of October 20, 2016, by and among each of the guarantors party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 10.14 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.15	Second Lien Security Agreement, dated as of October 20, 2016, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, certain subsidiaries of PAE Holding Corporation party thereto and Bank of America, N.A., as collateral agent (filed as Exhibit 10.15 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.16	Second Lien Pledge Agreement, dated as of October 20, 2016, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, certain subsidiaries of PAE Holding Corporation party thereto and Bank of America, N.A., as collateral agent (filed as Exhibit 10.16 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.17	Revolving Credit Agreement, dated as of October 20, 2016, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 10.17 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.18	Amendment No. 1 to Revolving Credit Agreement, dated as of June 12, 2017, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 10.18 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.19	Amendment No. 2 to Revolving Credit Agreement, dated as of January 31, 2020, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, the subsidiary borrowers party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 10.19 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.20	ABL Subsidiaries Guaranty, dated as of October 20, 2016, by and among each of the guarantors party thereto and Bank of America, N.A., as administrative agent (filed as Exhibit 10.20 to the Current Report on Form 8- K of the Company on February 14, 2020 and incorporated herein by reference).

10.21	ABL Security Agreement, dated as of October 20, 2016, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, certain subsidiaries of PAE Holding Corporation party thereto and Bank of America, N.A., as collateral agent (filed as Exhibit 10.21 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.22	ABL Pledge Agreement, dated as of October 20, 2016, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, certain subsidiaries of PAE Holding Corporation party thereto and Bank of America, N.A., as collateral agent (filed as Exhibit 10.22 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.23	Intercreditor Agreement, dated as of October 20, 2016, by and among Shay Intermediate Holding II Corporation, PAE Holding Corporation, the other borrowers and guarantors thereto, Bank of America, N.A., as revolving credit collateral agent, Bank of America, N.A., as initial fixed asset collateral agent and Bank of America, N.A. as second lien initial fixed asset collateral agent (filed as Exhibit 10.23 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.24#	Employment Agreement, dated as of March 14, 2016, between John E. Heller and Pacific Architects and Engineers Incorporated (filed as Exhibit 10.24 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.25#	Employment Agreement, dated as of March 14, 2016, between Charles D. Peiffer and Pacific Architects and Engineers Incorporated (filed as Exhibit 10.25 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.26#	Employment Agreement, dated as of March 14, 2016, between Paul W. Cobb and Pacific Architects and Engineers Incorporated (filed as Exhibit 10.26 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.27#	Offer letter, dated as of January 6, 2015, between Patricia Munchel and Pacific Architects and Engineers Incorporated (filed as Exhibit 10.27 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.28#	Offer letter, dated as of December 15, 2016, between Charles Anderson and Pacific Architects and Engineers Incorporated (filed as Exhibit 10.28 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.29#	Offer letter, dated as of May 15, 2017, between Rene “Chico” Moline and Pacific Architects and Engineers Incorporated (filed as Exhibit 10.29 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.30#	PAE Incorporated 2020 Equity Incentive Plan (filed as Exhibit 10.30 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.31#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement for Participation Plan Participants under the PAE Incorporated 2020 Equity Incentive Plan (filed as Exhibit 10.31 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.32#	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement for Directors under the PAE Incorporated 2020 Equity Incentive Plan (filed as Exhibit 10.32 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.33#	Form of Pacific Architects and Engineers Incorporated 2016 Participation Plan Termination Agreement (filed as Exhibit 10.33 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

10.34	Form of Indemnity Agreement (filed as Exhibit 10.34 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

21.1	Subsidiaries of the Registrant (filed as Exhibit 21.1 to the Current Report on Form 8-K of the Company on February 14, 2020 and incorporated herein by reference).

23.1*	Consent of KPMG LLP

23.2*	Consent of Ernst & Young LLP

23.3*	Consent of Latham & Watkins LLP (included in Exhibit 5.1 to the Registration Statement)

24.1	Powers of Attorney

101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase

101.DEF*	XBRL Taxonomy Extension Definition Linkbase

101.LAB*	XBRL Taxonomy Extension Label Linkbase

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase

#	Management contract or compensatory plan or arrangement.
*	Filed herewith.

Item 17. Undertakings.

(1)    The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3)    The undersigned Registrant hereby undertakes that:

(A)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Falls Church, State of Virginia, on April 3, 2020.

PAE INCORPORATED

By:	/s/ John E. Heller
Name:	John E. Heller
Title:	Director, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Name	Title	Date

/s/ John E. Heller John E. Heller	Director, President and Chief Executive Officer (Principal Executive Office)	April 3, 2020

/s/ Charles D. Peiffer Charles D. Peiffer	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	April 3, 2020

/s/ Mark C. Monroe Mark C. Monroe	Vice President, Finance, Corporate Controller and Treasurer (Principal Accounting Officer)	April 3, 2020

* Marshall Heinberg	Chairman of the Board	April 3, 2020

* Paul T. Bader	Director	April 3, 2020

* John P. Hendrickson	Director	April 3, 2020

* Louis Samson	Director	April 3, 2020

*By:	/s/ Paul W. Cobb, Jr.
Name:	Paul W. Cobb, Jr.
Title:	Attorney-in-fact